Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

DEX ONE CORPORATION,

NEWDEX, INC.,

SPRUCE ACQUISITION SUB, INC.

and

SUPERMEDIA INC.

DATED AS OF DECEMBER 5, 2012

TABLE OF CONTENTS

ARTICLE I THE MERGERS		2

1.1	The Dex Merger	2
1.2	The SuperMedia Merger	2
1.3	Closing	2
1.4	Effective Time	3
1.5	Effects of the Mergers	3
1.6	Certificate of Incorporation; Bylaws	3
1.7	Governance Arrangements	3
1.8	Tax Consequences	4
1.9	No Dissenters Rights	4

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF SHARES		4

2.1	Conversion of Dex Common Stock	4
2.2	Conversion of SuperMedia Common Stock	5
2.3	Conversion of Merger Sub Stock	5
2.4	Cancellation of Existing Newco Stock	5
2.5	Certain Adjustments	5
2.6	SuperMedia Equity and Equity-Based Awards	6
2.7	Dex Equity and Equity-Based Awards	7
2.8	Exchange of Shares	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SUPERMEDIA		11

3.1	Corporate Organization	12
3.2	Capitalization	13
3.3	Authority; No Violation	14
3.4	Consents and Approvals	16
3.5	Reports	16
3.6	Financial Statements	17
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	18
3.10	Taxes and Tax Returns	19
3.11	Employee Benefits	21
3.12	Compliance with Law; Permits	24
3.13	Certain Contracts	25
3.14	Undisclosed Liabilities	26
3.15	Environmental Liability	26
3.16	Real Property	27
3.17	State Takeover Laws; Rights Agreement	27
3.18	Opinion	28

i

3.19	Internal Controls	28
3.20	Insurance	28
3.21	SuperMedia Information	28
3.22	Intellectual Property	29
3.23	Labor and Employment	31
3.24	Affiliate Transactions	32
3.25	SuperMedia Ownership of Dex Securities	32
3.26	No Other Representations; Disclaimer	33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF DEX AND MERGER SUBS		33

4.1	Corporate Organization	34
4.2	Capitalization	34
4.3	Authority; No Violation	36
4.4	Consents and Approvals	37
4.5	Reports	38
4.6	Financial Statements	38
4.7	Broker’s Fees	39
4.8	Absence of Certain Changes or Events	39
4.9	Legal Proceedings	40
4.10	Taxes and Tax Returns	40
4.11	Employee Benefits	42
4.12	Compliance with Law; Permits	45
4.13	Certain Contracts	45
4.14	Undisclosed Liabilities	46
4.15	Environmental Liability	46
4.16	Real Property	47
4.17	State Takeover Laws; Rights Agreement	47
4.18	Reorganization	47
4.19	Opinion	48
4.20	Internal Controls	48
4.21	Insurance	48
4.22	Dex Information	48
4.23	Intellectual Property	49
4.24	Labor and Employment	50
4.25	Affiliate Transactions	51
4.26	Dex Ownership of SuperMedia Securities	51
4.27	No Other Representations; Disclaimer	51

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		52

5.1	Conduct of Businesses Prior to the Dex Effective Time	52
5.2	Forbearances	53
5.3	No Control of the Other Party’s Business	56

ARTICLE VI ADDITIONAL AGREEMENTS		57

6.1	Proxy Statement/Registration Statement	57
6.2	Stockholder Meeting	59
6.3	Regulatory Matters	60
6.4	Transaction Litigation	61
6.5	Access to Information	62
6.6	Legal Conditions to Merger	62
6.7	Stock Exchange Listing	63
6.8	Indemnification and Insurance	63
6.9	Additional Agreements	64
6.10	Advice of Changes	65
6.11	Exemption from Liability Under Section 16(b)	65
6.12	No Solicitation	65
6.13	Takeover Statutes	69
6.14	Financing Amendments and Cooperation	69
6.15	De-listing and Deregistration	70
6.16	Assumption of Agreements	71
6.17	Chapter 11 Process and Solicitations	71

ARTICLE VII CONDITIONS PRECEDENT		71

7.1	Conditions to Each Party’s Obligation to Effect the Mergers	71
7.2	Conditions to Obligations of Dex, Newco and Merger Sub	73
7.3	Conditions to Obligations of SuperMedia	74

ARTICLE VIII TERMINATION AND AMENDMENT		75

8.1	Termination	75
8.2	Effect of Termination	77
8.3	Expense Reimbursement	77
8.4	Amendment	79
8.5	Extension; Waiver	79

ARTICLE IX GENERAL PROVISIONS		79

9.1	Nonsurvival of Representations, Warranties and Agreements	79
9.2	Expenses	79
9.3	Notices	79
9.4	Interpretation	80
9.5	Counterparts	81
9.6	Entire Agreement	81
9.7	Governing Law; Jurisdiction	81
9.8	Publicity	82
9.9	Assignment; Third Party Beneficiaries	83
9.10	Specific Performance	83
9.11	Severability	83

Exhibit A — Form of Dex Surviving Company Certificate of Incorporation
Exhibit B — Form of Dex Surviving Company Bylaws
Exhibit C — Form of SuperMedia Surviving Company Certificate of Incorporation
Exhibit D — Form of SuperMedia Surviving Company Bylaws
Exhibit E — Knowledge of SuperMedia
Exhibit F — Knowledge of Dex
Exhibit G — Dex Financing Amendments
Exhibit H — SuperMedia Financing Amendments
Exhibit I — Form of Tax Sharing Agreement
Exhibit J — Form of Shared Services Agreement
Exhibit K — Form of SuperMedia Pre-Pack Plan
Exhibit L — Form of Dex Pre-Pack Plan

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.12(a)
Action	3.9
Affiliate	3.24
Aggregate Merger Consideration	2.2(a)
Agreement	Preamble
Alternative Transaction	6.12(a)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Certificated SuperMedia Shares	2.8(a)
Certificates of Merger	1.4
Change in Dex Recommendation	6.12(b)
Change in SuperMedia Recommendation	6.12(b)
Chapter 11 Cases	Recitals
Closing	1.3
Closing Date	1.3
Code	Recitals
Confidentiality Agreement	6.5(b)
Continuing Dex Directors	1.7(a)
Continuing SuperMedia Directors	1.7(a)
Contracts	3.3(b)
Controlled Group Liability	3.11
Converted Dex Stock Option	2.7(a)
Dex	Preamble
Dex 2011 10-K	4.14
Dex Benefit Plan	4.11
Dex Bylaws	4.1(b)
Dex Certificate of Merger	1.4
Dex Charter	4.1(b)
Dex Closing Price	2.7(a)
Dex Common Stock	2.1(a)
Dex Credit Facilities	6.14
Dex Creditors	6.14
Dex Creditor Financing Amendment Approval	7.1(d)
Dex Creditor Plan Approval	8.1(i)
Dex Disclosure Schedule	ARTICLE IV
Dex East Facility	6.14
Dex Effective Time	1.4
Dex Employment Agreement	4.11
Dex Exchange Ratio	2.1(a)
Dex Financial Advisor	4.19
Dex Financing Amendments	6.14
Dex Instruments of Indebtedness	4.13(a)(i)
Dex IP	4.23(b)
Dex IP Contract	4.23

v

Dex IT Assets	4.23
Dex Leased Properties	4.16(c)
Dex Leases	4.16(b)
Dex Material Contracts	4.13(a)
Dex Merger	Recitals
Dex Merger Consideration	2.1(a)
Dex Owned Properties	4.16(a)
Dex Permits	4.12(b)
Dex Plan	4.11
Dex Pre-Pack Plan	7.1(l)
Dex Preferred Stock	4.2(a)
Dex Qualified Plans	4.11(d)
Dex Recommendation	4.3(a)
Dex Record Date	6.2(b)
Dex Reports	4.5
Dex Restricted Shares	2.7(b)
Dex SARs	2.7(d)
Dex Stock Option	2.7(a)
Dex Stock Plans	2.7(a)
Dex Stock Units	2.7(c)
Dex Stockholder Approval	4.3(a)
Dex Stockholder Merger Approval	4.3(a)
Dex Stockholder Plan Approval	4.3(a)
Dex Stockholder Meeting	6.2(a)
Dex Subsidiary	3.1(d)
Dex Surviving Company	1.1
Dex West Facility	6.14
DGCL	1.1
Environmental Laws	3.15
ERISA	3.11
ERISA Affiliate	3.11
Exchange Act	3.4
Exchange Agent	2.8(a)
Exchange Fund	2.8(a)
Exchange Ratio	2.2(a)
Expense Reimbursement	8.3(a)
Form S-4	3.4
GAAP	3.1(d)
Governmental Entity	3.4
HSR Act	3.4
Indebtedness	3.13(d)
Indemnification Agreement	6.8(b)
Indemnified Parties	6.8(b)
Intellectual Property	3.22
IRS	3.11(b)
Joint Proxy Statement	3.4
Knowledge of Dex	4.5

Knowledge of SuperMedia	3.5
Law or Laws	3.12(a)
Liens	3.2(b)
Material Adverse Effect	3.1(d)
Material Contract	5.2(k)
Materially Burdensome Condition	6.3(a)
Maximum Amount	6.8(c)
Merger	Recitals
Merger Communication	9.8(d)
Merger Sub	Preamble
Merger Subs	Preamble
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
NASDAQ	3.4
Newco	Preamble
Newco Common Stock	2.1(a)
No-Shop Party	6.12(a)
Notice Period	6.12(c)(iii)
NYSE	3.4
Orders	3.9
Original Agreement	Recitals
Original Agreement Date	Recitals
Other Party	6.12(a)
Outside Date	8.1(c)
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.12(b)
Permitted Liens	3.22(g)
Person	2.8(d)
Record Date	6.2(b)
Requisite Approvals	7.1(c)(ii)
RHDI Facility	6.14
Sarbanes-Oxley Act	3.5
SEC	3.4
Securities Act	3.4
Stockholder Meeting	6.2
Subsidiary	3.1(d)
Superior Proposal	6.12(a)
SuperMedia	Preamble
SuperMedia 2011 10-K	3.14
SuperMedia Benefit Plan	3.11
SuperMedia Bylaws	3.1(b)
SuperMedia Certificate of Merger	1.4
SuperMedia Certificates	2.2(b)
SuperMedia Charter	3.1(b)
SuperMedia Common Stock	2.2(a)
SuperMedia Credit Facility	6.14

SuperMedia Creditors	6.14
SuperMedia Creditor Financing Amendment Approval	7.1(e)
SuperMedia Creditor Plan Approval	8.1(ii)
SuperMedia Disclosure Schedule	ARTICLE III
SuperMedia Effective Time	1.4
SuperMedia Employment Agreement	3.11
SuperMedia Exchange Ratio	2.2(a)
SuperMedia Financial Advisors	3.7
SuperMedia Financing Amendments	6.14
SuperMedia Instruments of Indebtedness	3.13(a)
SuperMedia IP	3.22(b)
SuperMedia IP Contract	3.22
SuperMedia IT Assets	3.22
SuperMedia Leased Properties	3.16(c)
SuperMedia Leases	3.16(b)
SuperMedia Material Contracts	3.13(a)
SuperMedia Merger	Recitals
SuperMedia Merger Consideration	2.2(a)
SuperMedia Owned Properties	3.16(a)
SuperMedia Permits	3.12(b)
SuperMedia Plan	3.11
SuperMedia Pre-Pack Plan	7.1(l)
SuperMedia Qualified Plans	3.11(d)
SuperMedia Recommendation	3.3(a)
SuperMedia Record Date	6.2(b)
SuperMedia Reports	3.5
SuperMedia Restricted Shares	2.6(b)
SuperMedia Stock Option	2.6(a)
SuperMedia Stock Plans	2.6(a)
SuperMedia Stock Units	2.6(c)
SuperMedia Stockholder Approval	3.3(a)
SuperMedia Stockholder Merger Approval	3.3(a)
SuperMedia Stockholder Plan Approval	3.3(a)
SuperMedia Stockholder Meeting	6.2(a)
SuperMedia Subsidiary	3.1(d)
SuperMedia Surviving Company	1.2
Tax or Taxes	3.10(k)
Tax Return	3.10(l)
Third Party	9.8(d)
Trade Secrets	3.22
Transactions	Recitals
Uncertificated Dex Shares	2.8(c)
Uncertificated SuperMedia Shares	2.8(a)
Uncertificated Shares	2.8(e)
WARN Act	3.23(c)
Withdrawal Liability	3.11

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2012 (this “Agreement”), by and among DEX ONE CORPORATION, a Delaware corporation (“Dex”), NEWDEX, INC., a Delaware corporation and a direct, wholly owned subsidiary of Dex (“Newco”), SPRUCE ACQUISITION SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Newco (“Merger Sub” and together with Newco, “Merger Subs”), and SUPERMEDIA INC., a Delaware corporation (“SuperMedia”). Dex, Newco, Merger Sub and SuperMedia are sometimes referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger (the “Original Agreement”), dated as of August 20, 2012 (the “Original Agreement Date”);

WHEREAS, the Parties now desire to amend and restate the Original Agreement by entering into this Agreement on the terms and conditions set forth herein;

WHEREAS, in anticipation of the Mergers, Dex has formed or caused to be formed (i) Merger Sub and (ii) Newco;

WHEREAS, (i) each of Dex and Newco desire, following the satisfaction or waiver of the conditions set forth in Article VII, to merge Dex with and into Newco, with Newco as the surviving entity (the “Dex Merger”) and (ii) immediately following consummation of the Dex Merger, each of Newco, SuperMedia and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VII, to merge Merger Sub with and into SuperMedia, with SuperMedia as the surviving entity (the “SuperMedia Merger” and together with the Dex Merger, the “Mergers”);

WHEREAS, the Boards of Directors of each of the applicable Parties have approved and declared fair and advisable the Dex Merger, the SuperMedia Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Boards of Directors of each of the applicable Parties have determined that the Transactions are in furtherance of, and consistent with, their respective business strategies and are in the best interest of their respective stockholders, and have approved and declared advisable or adopted this Agreement and the Transactions;

WHEREAS, for United States federal income tax purposes, it is intended that the each of the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, if either Dex or SuperMedia is unable to obtain the requisite consents to the Mergers and certain contemplated amendments to its financing arrangements from its stockholders and senior secured lenders in an out of court process, the Parties may attempt to effectuate the Mergers through voluntary, pre-packaged proceedings with respect to the Party or Parties unable to obtain such consents (and certain of such Party’s subsidiaries) (“Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGERS

1.1                               The Dex Merger.  Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Dex Effective Time, Dex shall merge with and into Newco.  Newco shall be the surviving company in the Dex Merger (“Dex Surviving Company”), and shall continue its corporate existence under the Laws of the State of Delaware.  As of the Dex Effective Time, the separate corporate existence of Dex shall cease.

1.2                               The SuperMedia Merger.  Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the SuperMedia Effective Time, Merger Sub shall merge with and into SuperMedia.  SuperMedia shall be the surviving company in the SuperMedia Merger (“SuperMedia Surviving Company”), and shall continue its corporate existence under the Laws of the State of Delaware.  As of the SuperMedia Effective Time, the separate corporate existence of Merger Sub shall cease.

1.3                               Closing.  Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place on a day that is a business day (i) at the offices of Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, IL 60654 at 10:00 a.m., New York City time, no later than the fifth business day following the satisfaction of the conditions set forth in Article VII (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions, which by their terms, are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree.  The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

1.4                               Effective Time.

(a)                                 The Dex Merger shall become effective at such time as set forth in a certificate of merger (“Dex Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date in connection with the Mergers.  The term “Dex Effective Time” shall be the date and time when the Dex Merger becomes effective as set forth in the Certificate of Merger.

(b)                                 The SuperMedia Merger shall become effective at such time as set forth in the certificate of merger (“SuperMedia Certificate of Merger” and together with the Dex Certificate of Merger, the “Certificates of Merger”) that shall be filed by SuperMedia with the Secretary of State of the State of Delaware on the Closing Date in connection with the SuperMedia Merger.  The term “SuperMedia Effective Time” shall be the date and time when the SuperMedia Merger becomes effective as set forth in the SuperMedia Certificate of Merger, which shall be immediately after the Dex Effective Time.

1.5                               Effects of the Mergers.  At and after the Dex Effective Time and the SuperMedia Effective Time, the Dex Merger and SuperMedia Merger, respectively, shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, (i) at the Dex Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Dex and Newco shall vest in Dex Surviving Company, and all debts, liabilities and duties of Dex and Newco shall become the debts, liabilities and duties of Dex Surviving Company and (ii) at the SuperMedia Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of SuperMedia and Merger Sub shall vest in SuperMedia Surviving Company, and all debts, liabilities and duties of SuperMedia and Merger Sub shall become the debts, liabilities and duties of SuperMedia Surviving Company.

1.6                               Certificate of Incorporation; Bylaws.

(a)                                 At the Dex Effective Time, the certificate of incorporation and bylaws of Dex Surviving Company shall be in the forms set forth in Exhibit A and Exhibit B, respectively.

(b)                                 At the SuperMedia Effective Time, the certificate of incorporation and bylaws of SuperMedia Surviving Company shall be in the forms set forth in Exhibit C and Exhibit D, respectively.

1.7                               Governance Arrangements.

(a)                                 Dex Surviving Company Board of Directors.  On or prior to the SuperMedia Effective Time, Newco’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of Dex Surviving Company to be ten (10) and shall approve and adopt resolutions effecting the composition contemplated by this Section 1.7.  The Board of Directors of Dex Surviving Company at the SuperMedia Effective Time shall consist of (i) the five (5) current non-employee Dex directors (collectively the “Continuing Dex Directors”), (ii) four (4) current non-employee SuperMedia directors designated by SuperMedia (collectively the “Continuing SuperMedia Directors”), and (iii) the Chief Executive Officer of Dex Surviving Company

as of the SuperMedia Effective Time as set forth in Section 1.7(b) below.  In the event that, prior to the SuperMedia Effective Time, any person selected to serve as a Continuing Dex Director or a Continuing SuperMedia Director, as applicable, after the SuperMedia Effective Time is unable or unwilling to serve in such position, the Board of Directors of either Dex or SuperMedia, as applicable, shall designate another person to serve in such person’s stead.  The Chairman of the Board of Directors of Dex Surviving Company shall be Alan Schultz.

(b)                                 President and Chief Executive Officer of Dex Surviving Company.  At the SuperMedia Effective Time, Peter McDonald shall become President and Chief Executive Officer of Dex Surviving Company.

1.8                               Tax Consequences.  It is intended that each of the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.9                               No Dissenters Rights.  In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of SuperMedia Common Stock or Dex Common Stock in connection with the Mergers.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF SHARES

2.1                               Conversion of Dex Common Stock.  At the Dex Effective Time, by virtue of the Dex Merger and without any action on the part of Dex, Newco or the holder of any of the securities described in the following subsections:

(a)                                 Each share of the common stock, par value $0.001 per share, of Dex issued and outstanding immediately prior to the Dex Effective Time (“Dex Common Stock”), except for shares of Dex Common Stock owned by Dex, SuperMedia or any of their respective Subsidiaries (which shall be cancelled in accordance with Section 2.1(c)), shall be converted into 0.2 (the “Dex Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.001 per share (“Newco Common Stock”), of Newco (the “Dex Merger Consideration”).

(b)                                 All of the shares of Dex Common Stock converted into the Dex Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Dex Effective Time, and all evidence of shares in book-entry form previously representing any shares of Dex Common Stock shall thereafter represent only the right to receive the Dex Merger Consideration, as well as any dividends or distributions to which holders of Newco Common Stock are entitled in accordance with Section 2.8(h).

(c)                                  Notwithstanding anything in this Agreement to the contrary, at the Dex Effective Time, all shares of Dex Common Stock that are owned by SuperMedia, Dex or any of their respective Subsidiaries shall be cancelled and shall cease to exist and no Newco Common Stock or other consideration shall be delivered in exchange therefor.

2.2                               Conversion of SuperMedia Common Stock.  At the SuperMedia Effective Time, by virtue of the SuperMedia Merger and without any action on the part of SuperMedia, Dex, Newco, Merger Sub or the holder of any of the securities described in the following subsections:

(a)                                 Each share of the common stock, par value $0.01 per share, of SuperMedia issued and outstanding immediately prior to the SuperMedia Effective Time (“SuperMedia Common Stock”), except for shares of SuperMedia Common Stock owned by Dex, Newco, SuperMedia or any of their respective Subsidiaries (which shall be cancelled in accordance with Section 2.2(c)), shall be converted into the right to receive 0.4386 (the “SuperMedia Exchange Ratio”) fully paid and nonassessable shares of Newco Common Stock (the “SuperMedia Merger Consideration” and together with the Dex Merger Consideration, the “Aggregate Merger Consideration”). The quotient of the SuperMedia Exchange Ratio divided by the Dex Exchange Ratio is referred to herein as the “Exchange Ratio.”

(b)                                 All of the shares of SuperMedia Common Stock converted into the right to receive the SuperMedia Merger Consideration pursuant to this Section 2.2 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the SuperMedia Effective Time, and each certificate or evidence of shares in book-entry form previously representing any such shares of SuperMedia Common Stock (such certificates and evidence of shares in book-entry form, collectively, “SuperMedia Certificates”) shall thereafter represent only the right to receive the SuperMedia Merger Consideration, as well as any dividends or distributions to which holders of Newco Common Stock are entitled in accordance with Section 2.8(h).

(c)                                  Notwithstanding anything in this Agreement to the contrary, at the SuperMedia Effective Time, all shares of SuperMedia Common Stock that are owned by SuperMedia, Dex or any of their respective Subsidiaries shall be cancelled and shall cease to exist and no Dex Common Stock, stock of Merger Sub or other consideration shall be delivered in exchange therefor.

2.3                               Conversion of Merger Sub Stock.  Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the SuperMedia Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of SuperMedia Surviving Company.

2.4                               Cancellation of Existing Newco Stock.  Each share of Newco Common Stock issued and outstanding immediately prior to the Dex Effective Time shall be cancelled and cease to exist. At the SuperMedia Effective Time, the only shares of Newco Common Stock outstanding shall be those shares of Newco Common Stock that constitute the Aggregate Merger Consideration.

2.5                               Certain Adjustments.  If, from the Original Agreement Date until the Dex Effective Time or SuperMedia Effective Time, the outstanding shares of Dex Common Stock or

SuperMedia Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Dex Merger Consideration and the Dex Exchange Ratio or the SuperMedia Merger Consideration and the SuperMedia Exchange Ratio, and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Dex Common Stock and SuperMedia Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.6                               SuperMedia Equity and Equity-Based Awards.

(a)                                 SuperMedia Stock Options.  Effective as of the SuperMedia Effective Time, each then outstanding and unexercised option to purchase shares of SuperMedia Common Stock (each a “SuperMedia Stock Option”), whether vested or unvested, issued by SuperMedia under any of the equity-based compensation plans identified on Section 3.11(a) of the SuperMedia Disclosure Schedule (the “SuperMedia Stock Plans”) and the award agreements evidencing the grants thereunder shall be cancelled and each holder of a SuperMedia Stock Option shall be paid in cash the amount equal to (i) the excess, if any, of the closing sale price on the day before the Closing Date of a share of SuperMedia Common Stock subject to such SuperMedia Stock Option over the strike price for such SuperMedia Stock Option, multiplied by (ii) the number of shares of SuperMedia Common Stock subject to such SuperMedia Stock Option immediately prior to the SuperMedia Effective Time.

(b)                                 SuperMedia Restricted Shares.  Effective as of the SuperMedia Effective Time, each restricted share of SuperMedia Common Stock granted to any employee or director of SuperMedia, any SuperMedia Subsidiary or any of SuperMedia’s predecessors under any SuperMedia Stock Plan that is outstanding immediately prior to the SuperMedia Effective Time (collectively, the “SuperMedia Restricted Shares”) shall, by virtue of the SuperMedia Merger and without any action on the part of the holder thereof, be converted into the number of shares of Newco Common Stock equal to the product of (i) the number of SuperMedia Restricted Shares, multiplied by (ii) the SuperMedia Exchange Ratio.

(c)                                  SuperMedia Restricted Stock Units.  Prior to the SuperMedia Effective Time, each outstanding restricted stock unit denominated in shares of SuperMedia Common Stock granted to, or held in a deferral account for the benefit of, any current or former employee or director of SuperMedia or any SuperMedia Subsidiary under any SuperMedia Stock Plan that is unsettled immediately prior to the SuperMedia Effective Time (collectively, the “SuperMedia Stock Units”) shall be settled in accordance with the terms of the applicable SuperMedia Stock Plans and award agreements.  To the extent such SuperMedia Stock Units are settled in SuperMedia Common Stock, such SuperMedia Common Stock shall be converted at the SuperMedia Effective Time in accordance with Section 2.2.

(d)                                 Actions. Prior to the SuperMedia Effective Time, the Compensation Committee of the Board of Directors of SuperMedia shall make such adjustments and determinations and shall adopt any resolutions and take any corporate actions with respect to the SuperMedia Stock Options, SuperMedia Restricted Shares and SuperMedia Stock Units to

implement the foregoing provisions of this Section 2.6, including but not limited to designating the Transactions as a “Change in Control of the Company” for purposes of SuperMedia’s 2009 Long-Term Incentive Plan, causing all SuperMedia Stock Options not exercised by immediately prior to the SuperMedia Effective Time to be cancelled and (C) causing all SuperMedia Stock Units to be vested and settled in SuperMedia Common Stock immediately prior to the SuperMedia Effective Time.  SuperMedia shall take all actions necessary to ensure that after the SuperMedia Effective Time, neither SuperMedia Surviving Company nor Dex Surviving Company will be required to deliver shares of SuperMedia Common Stock or other capital stock of SuperMedia to any person pursuant to or in settlement of SuperMedia Stock Options, SuperMedia Restricted Shares, SuperMedia Stock Units or any other stock-based award.

2.7                               Dex Equity and Equity-Based Awards.

(a)                                 Dex Stock Options.  Effective as of the Dex Effective Time, each then outstanding and unexercised option to purchase shares of Dex Common Stock (each a “Dex Stock Option”), whether vested or unvested, issued by Dex under any of the equity-based compensation plans identified on Section 4.11(a) of the Dex Disclosure Schedule (the “Dex Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of, or consultant to, Dex or any Dex Subsidiary shall:

(i)             if the closing transaction price of a share of Dex Common Stock on the day before the Closing Date (the “Dex Closing Price”) is less than or equals the strike price for such Dex Stock Option, be cancelled for no value; and

(ii)          if the Dex Closing Price exceeds the strike price for such Dex Stock Option, be converted into a fully vested option to purchase a number of shares of Newco Common Stock (a “Converted Dex Stock Option”) equal to the product of (i) the number of shares of Dex Common Stock subject to such Dex Stock Option (or, if such Dex Stock Option is a price-vested stock option, the number of shares of Dex Common Stock that vest under the applicable award upon a Change in Control, as defined in such agreement) immediately prior to the Dex Effective Time multiplied by (ii) the Dex Exchange Ratio; and the per share exercise price for Newco Common Stock issuable upon the exercise of such Converted Dex Stock Option shall be equal to the quotient (rounded up to the nearest whole cent) of (i) the exercise price per share of Dex Common Stock at which such Dex Stock Option was exercisable immediately prior to the Dex Effective Time divided by (ii) the Dex Exchange Ratio; provided, however, that it is intended that such conversion be effected (i) with respect to any Dex Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, in a manner consistent with Section 424(a) of the Code and (ii) in all events, in a manner satisfying the requirements of Section 409A of the Code and the Treasury Regulations thereunder.  The Converted Dex Stock Options shall be subject to the same terms and conditions (including expiration date, provided that such options shall be fully vested) as were applicable to the corresponding Dex Stock Options immediately prior to the Dex Effective Time.

(b)                                 Dex Restricted Shares.  Effective as of the Dex Effective Time, each restricted share of Dex Common Stock granted to any employee or director of Dex, any Dex Subsidiary or any of Dex’s predecessors under any Dex Stock Plan that is outstanding immediately prior to the Dex Effective Time (collectively, the “Dex Restricted Shares”) shall, by virtue of the Dex Merger and without any action on the part of the holder thereof, be converted into the number of shares of Newco Common Stock equal to the product of (i) the number of Dex Restricted Shares, multiplied by (ii) the Dex Exchange Ratio.

(c)                                  Dex Restricted Stock Units.  Effective as of the Dex Effective Time, each outstanding restricted stock unit denominated in shares of Dex Common Stock granted to, or held in a deferral account for the benefit of, any current or former employee or director of Dex or any Dex Subsidiary under any Dex Stock Plan that is unsettled immediately prior to the Dex Effective Time (collectively, the “Dex Stock Units”), shall, by virtue of the Dex Merger and without any action on the part of the holder thereof, become vested and converted into the right to receive a number of shares of Newco Common Stock equal to (i) the target number of Dex Stock Units (as specified on the applicable Dex Stock Unit award agreement) multiplied by (ii) the Dex Exchange Ratio.

(d)                                 Dex Stock Appreciation Rights.  Effective as of the Dex Effective Time, each outstanding stock appreciation right in respect of Dex Common Stock that is unsettled immediately prior to the Dex Effective Time (collectively, the “Dex SARs”), whether vested or unvested, shall be cancelled and shall only entitle the holder of a Dex SAR to receive a number of shares of Newco Common Stock equal to (i) the excess, if any, of the Dex Closing Price over the Base Price (as defined in the applicable Dex SAR agreement) of such Dex SAR, divided by (ii) the Dex Closing Price, multiplied by (iii) the number of shares of Dex Common Stock subject to such Dex SAR immediately prior to the Dex Effective Time, multiplied by (iv) the Dex Exchange Ratio.

(e)                                  Actions. Prior to the Dex Effective Time, the Compensation Committee of the Board of Directors and Board of Directors of Dex shall make such adjustments and determinations and shall adopt any resolutions and take any corporate actions with respect to the Dex Stock Options, Dex Restricted Shares, Dex Stock Units and Dex SARs to implement the foregoing provisions of this Section 2.7, including, but not limited to, designating the Mergers as a “Change in Control” under the Dex Stock Plans.

2.8                               Exchange of Shares.

(a)                                 Exchange Agent and Exchange Fund.  Prior to the Dex Effective Time, Dex or Newco shall appoint an agent (the “Exchange Agent”) reasonably acceptable to SuperMedia for the purpose of exchanging for the SuperMedia Merger Consideration (A) certificates representing shares of SuperMedia Common Stock (“Certificated SuperMedia Shares”) and (B) uncertificated shares of SuperMedia Common Stock (“Uncertificated SuperMedia Shares”). At or prior to the SuperMedia Effective Time, Newco shall deposit with or otherwise make available to the Exchange Agent, in trust for the benefit of holders of shares of

SuperMedia Common Stock shares of Newco Common Stock in book-entry form sufficient to deliver the aggregate SuperMedia Merger Consideration (the “Exchange Fund”). Dex and Newco agree to make available to the Exchange Agent, from time to time after the Closing as needed, any dividends or distributions to which such holder is entitled pursuant to Section 2.8(h) of this Agreement.

(b)                                 Exchange Procedures for SuperMedia Common Stock.  Promptly after the SuperMedia Effective Time (but in no event later than five (5) business days following the SuperMedia Effective Time), Dex shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of SuperMedia Common Stock at the SuperMedia Effective Time a letter of transmittal and instructions reasonably acceptable to SuperMedia (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper surrender of the Certificated SuperMedia Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” or other customary evidence, if any, regarding the transfer of Uncertificated SuperMedia Shares for use in such exchange).  Each holder of record of SuperMedia Common Stock whose shares have been converted into the right to receive the SuperMedia Merger Consideration pursuant to Section 2.2 shall be entitled to receive, upon (i) surrender to the Exchange Agent of one or more Certificated SuperMedia Shares, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated SuperMedia Shares, (x) shares (including fractions of a share) of Newco Common Stock to which such holder of SuperMedia Common Stock shall have become entitled pursuant to the provisions of Article II (after taking into account all shares of SuperMedia Common Stock then held by such holder) and (y) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.8(h)(i), and the Certificated SuperMedia Shares and Uncertificated SuperMedia Shares so surrendered or transferred shall forthwith be cancelled.  The shares of Newco Common Stock constituting such SuperMedia Merger Consideration shall be in uncertificated book-entry form.  No interest will be paid or accrued on any unpaid dividends and distributions payable to holders of Certificated SuperMedia Shares or Uncertificated SuperMedia Shares. Until so surrendered or transferred, as the case may be, each such Certificated SuperMedia Share or Uncertificated SuperMedia Share shall represent after the SuperMedia Effective Time for all purposes only the right to receive the SuperMedia Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.8(h).

(c)                                  Exchange Procedures for Dex Common Stock.  At the Dex Effective Time, the Exchange Agent shall exchange by book entry transfer all uncertificated shares of Dex Common Stock (excluding any shares of Dex Common Stock to be cancelled pursuant to Section 2.1(c)) (“Uncertificated Dex Shares”) for the shares of Newco Common Stock constituting the aggregate Dex Merger Consideration (including fractions of a share of Newco Common Stock).

(d)                                 Issuance or Payment to Persons Other Than the Registered Holder.  If any portion of the SuperMedia Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificated SuperMedia Share or the transferred Uncertificated SuperMedia Share is registered, it shall be a condition to such payment that (i) either such Certificated SuperMedia Share shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated SuperMedia Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificated SuperMedia Share or Uncertificated SuperMedia Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, the term “Person” means any individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(e)                                  No Further Rights in Dex Common Stock or SuperMedia Common Stock.  All Dex Merger Consideration and SuperMedia Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such surrendered or transferred shares of Dex Common Stock or SuperMedia Common Stock, as applicable.  From and after the Closing Date, the holders of Certificated SuperMedia Shares Uncertificated SuperMedia Shares and Uncertificated Dex Shares (together with the Uncertificated SuperMedia Shares, the “Uncertificated Shares”) shall cease to have any rights with respect to such shares of SuperMedia Common Stock or Dex Common Stock, as applicable, except as otherwise provided herein or by applicable Law.

(f)                                   Termination of Exchange Fund. Any portion of the Exchange Fund deposited with or otherwise made available to the Exchange Agent pursuant to Section 2.8(a) that remains unclaimed by the holders of SuperMedia Common Stock twelve (12) months after the SuperMedia Effective Time shall be returned to Dex Surviving Company, upon demand, and any such holder who has not exchanged its shares of SuperMedia Common Stock for the SuperMedia Merger Consideration in accordance with this Section 2.8 prior to that time shall thereafter look only to Dex Surviving Company for, and Dex Surviving Company shall remain liable for, payment of the SuperMedia Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.8(h), in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Dex Surviving Company shall not be liable to any holder of SuperMedia Common Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of SuperMedia Common Stock five (5) years after the SuperMedia Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Dex Surviving Company, free and clear of any claims or interest of any Person previously entitled thereto.

(g)                                  Lost Certificates.  If any Certificated SuperMedia Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated SuperMedia Share to be lost, stolen or destroyed and, if required by Dex Surviving Company or Newco, the posting by such Person of a bond, in such reasonable and customary amount as Dex Surviving Company or Newco may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificated SuperMedia Share and the payment of any ordinary and customary processing fees, the Exchange Agent will cause to be paid, in exchange for such lost, stolen or destroyed Certificated SuperMedia Share, the SuperMedia Merger Consideration and any dividends or distributions with respect thereto pursuant to Section 2.8(h), in accordance with this Section 2.8(g).

(h)                                 Dividends and Distributions.  No dividends or other distributions with respect to securities of Newco constituting part of the Aggregate Merger Consideration shall be paid to the holder of any Certificated SuperMedia Shares not surrendered or of any Uncertificated Shares not transferred until such Certificated SuperMedia Shares or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in Section 2.8(b).  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Newco have been registered, (i) the amount of dividends or other distributions with a record date after the SuperMedia Effective Time theretofore paid, without any interest thereon, with respect to the shares of Newco Common Stock represented by such Certificated SuperMedia Shares or Uncertificated Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the SuperMedia Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Newco Common Stock represented by such Certificated SuperMedia Shares or Uncertificated Shares.

(i)                                     Withholding.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, SuperMedia Surviving Company and Dex Surviving Company shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Section 2.8(i) such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. SuperMedia Surviving Company shall, and shall cause its respective Affiliates to, assist Dex Surviving Company and/or Newco in making such deductions and withholding as reasonably requested by Dex Surviving Company and/or Newco. If the Exchange Agent, SuperMedia Surviving Company or Dex Surviving Company, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of SuperMedia Common Stock or Dex Common Stock in respect of which the Exchange Agent, SuperMedia Surviving Company or Dex Surviving Company, as the case may be, made such deduction and withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUPERMEDIA

Except (i) as disclosed in, and reasonably apparent from, any SuperMedia Report filed with, or furnished to, the SEC by SuperMedia and publicly available prior to the Original Agreement Date (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in a correspondingly numbered section of the disclosure schedule (the “SuperMedia Disclosure Schedule”) delivered by SuperMedia to Dex and Merger Subs prior to the execution of the Original Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of SuperMedia’s covenants contained herein; provided that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect on SuperMedia; provided, further, that the disclosure of any item in any section of the SuperMedia Disclosure Schedule shall be deemed disclosed with respect to any other section of the SuperMedia Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), SuperMedia hereby represents and warrants to Dex and Merger Subs as follows:

3.1                               Corporate Organization.

(a)                                 SuperMedia is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  SuperMedia has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed and qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on SuperMedia.

(b)                                 True and complete copies of the restated certificate of incorporation of SuperMedia (the “SuperMedia Charter”) and the amended and restated bylaws of SuperMedia (the “SuperMedia Bylaws”), as in effect as of the Original Agreement Date, have previously been made available to Dex.

(c)                                  Each SuperMedia Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing (where such concept is recognized) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate or similar power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on SuperMedia.

(d)                                 As used in this Agreement, (i) the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “SuperMedia Subsidiary” and “Dex Subsidiary” shall mean any direct or indirect Subsidiary of SuperMedia or Dex, respectively, and (ii) the term “Material Adverse Effect” means, with respect to Dex, SuperMedia, Newco, Merger Sub, Dex Surviving Company or SuperMedia Surviving Company, as the case may be, a material adverse effect on (A) the business, assets, properties, results of operations or financial condition of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the Original Agreement Date, in GAAP (or any interpretation thereof) generally applicable to companies engaged in the industries in which SuperMedia and Dex operate, (2) changes, after the Original Agreement Date, in Laws of general applicability or interpretations or enforcement thereof by Governmental Entities, (3) actions or omissions of Dex or Merger Subs, on the one hand, or SuperMedia, on the other hand, taken with the prior written consent of the other or expressly required hereunder, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, labor unions, investors or venture partners, (4) changes, after the Original Agreement Date, in general economic or market conditions (including conditions of the securities and credit markets) generally affecting companies engaged in the industries in which Dex and SuperMedia operate, except to the extent that such changes have a disproportionate adverse effect on such Party relative to other participants in the same industries and to the Other Party, (5) changes, after the Original Agreement Date, generally affecting the marketing solutions industry, except to the extent that such changes have a disproportionate adverse effect on such Party relative to other participants in the same industry and to the Other Party, (6) the execution or public disclosure of this Agreement or the transactions contemplated hereby, including the directly attributable impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, labor unions, investors or venture partners and including any lawsuit, action or other proceeding with respect to the Mergers or other transactions contemplated hereby, (7) natural disasters, acts of war, armed hostilities or terrorism or any escalation or worsening thereof, except to the extent that such events have a disproportionate adverse effect on such Party relative to other participants in the industries in which Dex and SuperMedia operate and to the Other Party, (8) changes in the price or trading volume of the stock of Dex or SuperMedia, as applicable, in and of itself (provided that events, circumstances and conditions underlying any such change may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (9) any failure by Dex or SuperMedia, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the Original Agreement Date (provided that events, circumstances and conditions underlying any such failure may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (B) the ability of such Party to timely consummate the transactions contemplated by this Agreement.

3.2                               Capitalization.

(a)                                 The authorized capital stock of SuperMedia consists of 60,000,000 shares of SuperMedia Common Stock, of which, as of August 17, 2012, 15,666,518 shares were issued and outstanding and 5,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the Original Agreement Date, no shares were issued and outstanding.  As of August 17, 2012, no shares of SuperMedia Common Stock were held in SuperMedia’s treasury.  As of the Original Agreement Date, no shares of SuperMedia Common Stock were reserved for issuance except for 830,434 shares under the SuperMedia Stock Plans.  As of August 17, 2012 (i) 330,540 SuperMedia Stock Options to acquire shares of SuperMedia Common Stock were outstanding pursuant to the SuperMedia Stock Plans or otherwise, (ii) 375,202 SuperMedia Restricted Shares were outstanding pursuant to the SuperMedia Stock Plans or otherwise, and (iii) 55,776 SuperMedia Stock Units were outstanding and unsettled pursuant to the SuperMedia Stock Plans or otherwise.  All of the issued and outstanding shares of SuperMedia Common Stock have been, and all shares of SuperMedia Common Stock that may be issued upon the exercise of the SuperMedia Stock Options, the vesting of SuperMedia Restricted Shares or the settlement of SuperMedia Stock Units will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right.  Except pursuant to the SuperMedia Stock Plans, SuperMedia does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of SuperMedia Common Stock or any other equity securities of SuperMedia or any securities representing the right to purchase or otherwise receive any shares of SuperMedia Common Stock.  SuperMedia has provided Dex with a true and complete list of all SuperMedia Stock Options, SuperMedia Restricted Shares, SuperMedia Stock Units, and other equity-based awards outstanding under the SuperMedia Stock Plans or otherwise as of August 17, 2012, the number of shares subject to each such award, the grant date of each such award, the vesting schedule of each such award and the exercise price for each such SuperMedia Stock Option.  Since April 9, 2012 through the Original Agreement Date, SuperMedia has not issued or awarded, or authorized the issuance or award of, any capital stock, options, restricted stock or other equity-based awards or other securities convertible into or exchangeable for capital stock or other equity interests in SuperMedia under the SuperMedia Stock Plans or otherwise.  There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which SuperMedia’s stockholders may vote.

(b)                                 All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of SuperMedia are owned by SuperMedia, directly or indirectly, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right.  No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  No SuperMedia Subsidiary owns any SuperMedia Common Stock or other equity interest in SuperMedia. Except for the capital stock or other equity ownership interests of the SuperMedia Subsidiaries, neither SuperMedia nor any SuperMedia Subsidiary beneficially owns directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.3                               Authority; No Violation.  (a) SuperMedia has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by SuperMedia of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of SuperMedia.  The Board of Directors of SuperMedia has determined that this Agreement and the transactions contemplated hereby are in the best interests of SuperMedia and its stockholders, has adopted, approved and declared advisable this Agreement and recommended that its stockholders vote (i) in favor of the adoption of this Agreement and (ii) to accept the SuperMedia Pre-Pack Plan (the “SuperMedia Recommendation”) and, subject to Section 6.12(c) hereof, has directed that this Agreement and the transactions contemplated by this Agreement (including the consummation of the transactions contemplated by this Agreement through Chapter 11 Cases) be submitted to SuperMedia’s stockholders for approval and adoption at a duly held meeting of such stockholders or as otherwise required by applicable law. Except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding SuperMedia Common Stock (the “SuperMedia Stockholder Merger Approval”) or, if the Mergers are to be effected through Chapter 11 Cases with respect to SuperMedia, the acceptance of the SuperMedia Pre-Pack Plan by the affirmative vote of at least two-thirds of the votes cast by holders of outstanding SuperMedia Common Stock (the “SuperMedia Stockholder Plan Approval”, and each of the SuperMedia Stockholder Merger Approval and the SuperMedia Stockholder Plan Approval, a “SuperMedia Stockholder Approval”), no vote of the stockholders and no other corporate proceedings on the part of SuperMedia or any of its Subsidiaries are necessary to approve this Agreement or to consummate the transactions contemplated hereby except for approval of the Board of Directors of SuperMedia and certain of its Subsidiaries authorizing the commencement of any Chapter 11 Cases.  This Agreement has been duly and validly executed and delivered by SuperMedia and (assuming due authorization, execution and delivery by Dex and Merger Sub) constitutes the valid and binding obligation of SuperMedia, enforceable against SuperMedia in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)                                 Neither the execution and delivery of this Agreement by SuperMedia nor the consummation by SuperMedia of the transactions contemplated hereby, nor compliance by SuperMedia with any of the terms or provisions of this Agreement, will (i) assuming the SuperMedia Stockholder Merger Approval (or, if the Mergers are to be effected through Chapter 11 Cases with respect to SuperMedia, the SuperMedia Stockholder Plan Approval) is obtained, violate any provision of the SuperMedia Charter or the SuperMedia Bylaws or any equivalent organizational documents of any SuperMedia Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 shall have been duly obtained and/or made prior to the SuperMedia Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the SuperMedia Effective Time, (A) violate any Law or Order applicable to SuperMedia, any SuperMedia Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SuperMedia or any SuperMedia Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (collectively, “Contracts”) to which SuperMedia or any SuperMedia Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on SuperMedia.

(c)                                  Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of SuperMedia’s representations and warranties set forth in this Section 3.3 is based on the accuracy of Dex’s representations and warranties in Section 4.26, SuperMedia’s representations and warranties in Section 3.3 shall be limited to the extent affected by any inaccuracy in Section 4.26.

3.4                               Consents and Approvals.  Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of SuperMedia’s stockholders and Dex’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) as may be required in connection with this Agreement, and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (ii) the filing of the SuperMedia Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (iv) such filings and approvals as are required to be made or obtained under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), and the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Newco Common Stock pursuant to this Agreement, and approval of the listing of such Newco Common Stock on the New York Stock Exchange (“NYSE”) or the NASDAQ Stock Market (the “NASDAQ”), (v) such filings, consents and approvals of Governmental Entities as may be set forth on Section 3.4 of the SuperMedia Disclosure Schedule, (vi) the SuperMedia Stockholder Merger Approval (or, if the Mergers are to be effected through Chapter 11 Cases with respect to SuperMedia, the SuperMedia Stockholder Plan Approval), (vii) such filings or notices required under the rules and regulations of the NYSE or the NASDAQ, (viii) if the Mergers are to be effected though Chapter 11 Cases with respect to SuperMedia, such filings (including a chapter 11 plan of reorganization and disclosure statement) and consents as are required under the Bankruptcy Code to cause the Chapter 11 Cases to be commenced and consummated, and (ix) such other consents, approvals, filings or registrations the failure of which to be made or obtained, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on SuperMedia, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental agency, authority or instrumentality, domestic or foreign, or applicable self-regulatory organization (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by SuperMedia of this Agreement and (B) the consummation by SuperMedia of the Mergers and the other transactions contemplated by this Agreement.

3.5                               Reports.  Since January 1, 2010, SuperMedia has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act prior to the Original Agreement Date (the forms, documents, statements and reports so filed with the SEC since January 1, 2010 and those filed with the SEC subsequent to the Original Agreement Date under the Securities Act or the Exchange Act, if any, including any amendments thereto, the “SuperMedia Reports”).  As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the Original Agreement Date, the SuperMedia Reports complied, and each of the SuperMedia Reports filed subsequent to the Original Agreement Date will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder (collectively, the “Sarbanes-Oxley Act”), as applicable.  No SuperMedia Subsidiary is subject to the periodic reporting requirements of the Exchange Act.  As of the time of filing with the SEC, none of the SuperMedia Reports so filed or that will be filed subsequent to the Original Agreement Date contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SuperMedia Report has been amended or superseded by a later SuperMedia Report filed prior to the Original Agreement Date.  SuperMedia has made available to Dex correct and complete copies of all material correspondence with the SEC since January 1, 2010 and prior to the Original Agreement Date.  To the Knowledge of SuperMedia, as of the Original Agreement Date, none of the SuperMedia Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.  For purposes of this Agreement, “Knowledge of SuperMedia” shall mean the actual knowledge of the Persons listed on Exhibit E.

3.6                               Financial Statements.  Each of the consolidated financial statements of SuperMedia included in the SuperMedia Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of SuperMedia and the SuperMedia Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on SuperMedia).

3.7                               Broker’s Fees.  Neither SuperMedia nor any SuperMedia Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. LLC and Chilmark Partners (the “SuperMedia Financial Advisors”), all of the fees and expenses of which shall be the sole responsibility of SuperMedia; and a true and complete copy of the agreements with respect to such engagements have previously been made available to Dex.

3.8                               Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the SuperMedia Reports filed prior to the Original Agreement Date, (i) since December 31, 2011, (A) SuperMedia and the SuperMedia Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (B) there has not been any Material Adverse Effect with respect to SuperMedia; and (ii) since December 31, 2011 through the Original Agreement Date, there has not been:

(a)                                 any issuance or awards of SuperMedia Stock Options, SuperMedia Restricted Shares, SuperMedia Stock Units or other equity-based awards in respect of SuperMedia Common Stock to any director, officer or employee of SuperMedia or any of the SuperMedia Subsidiaries, other than in the ordinary course of business consistent with past practice;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of SuperMedia’s capital stock;

(c)                                  except as required by the terms of any SuperMedia Benefit Plans set forth on Section 3.11(a) of the SuperMedia Disclosure Schedule or by applicable Law, (i) any granting by SuperMedia or any of the SuperMedia Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, except for any such increases to employees who are not current directors or executive officers of SuperMedia in the ordinary course of business consistent with past practice, (ii) any granting by SuperMedia or any of the SuperMedia Subsidiaries to any current or former director or executive officer of SuperMedia of any increase in severance or termination pay, (iii) any entry by SuperMedia or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or executive officer, (iv) any establishment, adoption, entry into, amendment or modification of any SuperMedia Benefit Plan or (v) any entry by SuperMedia or any of its Subsidiaries into, or any amendment or termination of, any collective bargaining agreement or collective bargaining relationship;

(d)                                 any change in any material respect in accounting methods, principles or practices by SuperMedia affecting its assets, liabilities or business, other than changes to the extent required by a change in GAAP or regulatory accounting principles;

(e)                                  any material Tax election or change in or revocation of any material Tax election, material amendment to any Tax Return, closing agreement with respect to a material amount of Taxes, or settlement or compromise of any material income Tax liability by SuperMedia or any of the SuperMedia Subsidiaries;

(f)                                   any material change in its investment or risk management or other similar policies; or

(g)                                  any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9                               Legal Proceedings.  There are no (i) actions, claims, suits, oppositions, cancellations, arbitrations, objections, investigations or proceedings (each, an “Action”) pending (or, to the Knowledge of SuperMedia, threatened) against or affecting SuperMedia or any SuperMedia Subsidiary, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by (including any consent decree, settlement agreement or similar written agreement) any Governmental Entity (collectively, “Orders”) against SuperMedia or any SuperMedia Subsidiary, in the case of each of clause (i) or (ii), which would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on SuperMedia.  As of the Original Agreement Date, there is no Action pending against (or, to the Knowledge of SuperMedia, threatened against) SuperMedia that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Mergers.

3.10                        Taxes and Tax Returns.  Except for matters that, individually or in the aggregate, would not have a Material Adverse Effect on SuperMedia:

(a)                                 All Tax Returns required to be filed by or with respect to SuperMedia or any SuperMedia Subsidiary for all taxable periods ending on or before the Original Agreement Date have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file).  All such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with applicable Law.  No claim has ever been made by a Governmental Entity in a jurisdiction where SuperMedia or any SuperMedia Subsidiary does not file Tax Returns that SuperMedia or any SuperMedia Subsidiary is or may be subject to Taxes in such jurisdiction.

(b)                                 All Taxes of SuperMedia and each SuperMedia Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on SuperMedia’s most recent consolidated financial statements.  The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of SuperMedia and each SuperMedia Subsidiary established in SuperMedia’s most recent consolidated financial statements are complete and adequate to cover any liabilities for Taxes that are not yet due and payable.

(c)                                  No deficiencies for Taxes have been proposed or assessed in writing against SuperMedia or any SuperMedia Subsidiary by any Governmental Entity, and neither SuperMedia nor any SuperMedia Subsidiary has received any written notice of any claim, proposal or assessment against SuperMedia or any SuperMedia Subsidiary for any such deficiency for Taxes.  As of the Original Agreement Date, there is no pending or, to the Knowledge of SuperMedia, threatened, audit, judicial proceeding or other examination against or with respect to SuperMedia or any SuperMedia Subsidiary with respect to any Taxes.  Neither SuperMedia nor any SuperMedia Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d)                                 SuperMedia and each SuperMedia Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)                                  There are no liens or other security interests upon any property or assets of SuperMedia or any SuperMedia Subsidiary for Taxes, except for liens for Taxes not yet due and payable.

(f)                                   Neither SuperMedia nor any SuperMedia Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

(g)                                  Neither SuperMedia nor any SuperMedia Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is SuperMedia) filing a consolidated federal income Tax Return, (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements among SuperMedia and any SuperMedia Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(h)                                 Neither SuperMedia nor any SuperMedia Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by SuperMedia or any SuperMedia Subsidiary under Section 108(i) of the Code.

(i)                                     Neither SuperMedia nor any SuperMedia Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

(j)                                    Neither SuperMedia nor any SuperMedia Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code.  There is no Contract to which SuperMedia or any SuperMedia Subsidiary is a party or by which SuperMedia or any SuperMedia Subsidiary is bound to compensate any employee, independent contractor or director of SuperMedia or any SuperMedia Subsidiary for excise taxes paid pursuant to Section 4999 of the Code.

(k)                                 As used in this Agreement, the term “Tax” or “Taxes” means all United States federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments, together with all penalties and additions to tax and interest thereon.

(l)                                     As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11                        Employee Benefits.  For purposes of this Agreement, the following terms shall have the following meaning:

“Controlled Group Liability” means, with respect to SuperMedia or Dex, any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the SuperMedia Benefit Plans or the Dex Benefit Plans, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“SuperMedia Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement (other than any SuperMedia Employment Agreement) providing benefits to any current or former employee, officer or director of SuperMedia or any SuperMedia Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by SuperMedia or any SuperMedia Subsidiary or to which SuperMedia or any SuperMedia Subsidiary contributes or is obligated to contribute, or otherwise with respect to which SuperMedia or any SuperMedia Subsidiary has any liability or obligation, in each case whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

“SuperMedia Employment Agreement” means a contract, offer letter or agreement of SuperMedia or any SuperMedia Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which SuperMedia or any SuperMedia Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“SuperMedia Plan” means (i) each SuperMedia Benefit Plan that is not a Multiemployer Plan and (ii) each SuperMedia Employment Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a)                                 Section 3.11(a) of the SuperMedia Disclosure Schedule includes a true and complete list of all material SuperMedia Benefit Plans and all material SuperMedia Employment Agreements.

(b)                                 With respect to each SuperMedia Plan, SuperMedia has delivered or made available to Dex a true, correct and complete copy of (as applicable):  (i) each writing constituting a part of such SuperMedia Plan, including the plan document currently in effect, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Entity relating to any material compliance issues in respect of any such SuperMedia Plan; and (vii) the most recent determination letter from the Internal Revenue Service (the “IRS”), if any.  SuperMedia has delivered or made available to Dex a true, correct and complete copy of each material SuperMedia Employment Agreement.

(c)                                  Except as would not reasonably be expected to result in material liability to SuperMedia or Dex, all contributions required to be made to any SuperMedia Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SuperMedia Plan, for any period through the Original Agreement Date have been timely made or paid in full or, to the extent not required to be made or paid on or before the Original Agreement Date, have been reflected on the financial statements to the extent required by GAAP.  Each SuperMedia Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d)                                 With respect to each SuperMedia Plan, SuperMedia and the SuperMedia Subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all Laws applicable to such SuperMedia Plans, except for instances that would not have a Material Adverse Effect on SuperMedia.  Each SuperMedia Plan has been administered in all respects in accordance with its terms, except for instances that would not have a Material Adverse Effect on SuperMedia.  There is not now nor, to the Knowledge of SuperMedia, do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a SuperMedia Plan or the imposition of any lien on the assets of SuperMedia or any SuperMedia Subsidiary under ERISA or the Code.  Section 3.11(d) of the SuperMedia Disclosure Schedule identifies each SuperMedia Plan that is intended to be a

“qualified plan” within the meaning of Section 401(a) of the Code (“SuperMedia Qualified Plans”).  Each SuperMedia Qualified Plan (A)(i) has received a favorable determination letter from the IRS with respect to such qualification or (ii) is a prototype plan that is the subject of a favorable opinion letter from the IRS on which SuperMedia is entitled to rely, and (B) unless clause (A)(ii) applies, has been submitted to the IRS for a determination letter within the applicable remedial amendment period under Section 401(b) of the Code or has a remedial amendment period that has not yet expired, and to the Knowledge of SuperMedia, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any SuperMedia Qualified Plan or the tax-exempt status of its related trust.  Section 3.11(d) of the SuperMedia Disclosure Schedule identifies each trust funding any SuperMedia Plan which is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).  None of SuperMedia and the SuperMedia Subsidiaries nor, to the Knowledge of SuperMedia, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the SuperMedia Plans or their related trusts, SuperMedia, any SuperMedia Subsidiary or, to the Knowledge of SuperMedia, any Person that SuperMedia or any SuperMedia Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e)                                  With respect to each SuperMedia Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) SuperMedia and each ERISA Affiliate have satisfied all minimum funding obligations under Section 412 of the Code or Section 302 of ERISA, and no waiver or variance of such obligations has been requested; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by SuperMedia or any SuperMedia Subsidiary or any of their respective ERISA Affiliates; (v) the PBGC has not instituted proceedings to terminate any such SuperMedia Plan and, to the Knowledge of SuperMedia, no condition exists which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such SuperMedia Plan; and (vi) there has been no determination that a SuperMedia Plan is or is expected to be in “at risk” status within the meaning of Section 303(i) of ERISA or Section 430(i) of the Code.

(f)                                   (i) No SuperMedia Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of SuperMedia and the SuperMedia Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of SuperMedia and the SuperMedia Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.  There does not now exist, nor, to the Knowledge of SuperMedia, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of SuperMedia or any SuperMedia Subsidiary following the

SuperMedia Effective Time.  Without limiting the generality of the foregoing, none of SuperMedia, any SuperMedia Subsidiary, or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g)                                  SuperMedia and the SuperMedia Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to SuperMedia and the SuperMedia Subsidiaries or as otherwise set forth on Section 3.11(g) of the SuperMedia Disclosure Schedule.

(h)                                 Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of SuperMedia or any SuperMedia Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(i)                                     Each SuperMedia Benefit Plan and each SuperMedia Employment Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been established and maintained in all material respects in accordance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder. Neither SuperMedia nor any SuperMedia Subsidiary has any obligation to provide any “gross up” or similar payment to any Person in the event that such SuperMedia Benefit Plan or SuperMedia Employment Agreement fails to comply with Section 409A of the Code.

3.12                        Compliance with Law; Permits.  (a)  SuperMedia and each SuperMedia Subsidiary is, and at all times since the later of January 1, 2010 or its respective date of formation or organization has been, in compliance with all applicable federal, state, local or foreign or provincial laws, statutes, ordinances, rules, regulations, requirements or Orders of or with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”) and is not in default under or in violation of any applicable Laws, except where such noncompliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on SuperMedia.

(b)                                 SuperMedia and the SuperMedia Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, “Permits”) necessary for SuperMedia and the SuperMedia Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “SuperMedia Permits”) and no suspension or cancellation of any of the SuperMedia Permits is pending or, to the Knowledge of SuperMedia, threatened, except where the failure to have, or the suspension or cancellation of, any of the SuperMedia Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SuperMedia.  All

SuperMedia Permits are in full force and effect, except where such failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on SuperMedia.  SuperMedia and the SuperMedia Subsidiaries are not, and since January 1, 2010 have not been, in violation or breach of, or default under, any SuperMedia Permit, except where such violation, breach or default would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on SuperMedia.

(c)                                  This Section 3.12 does not relate to matters with respect to Taxes and Tax Returns (which are the subject of Section 3.10), Employee Benefits (which are the subject of Section 3.11) or Environmental Liabilities (which are the subject of Section 3.15).

3.13                        Certain Contracts.

(a)                                 Except as set forth in the exhibit index to the SuperMedia 2011 10-K or as set forth on Section 3.13 of the SuperMedia Disclosure Schedule, as of the Original Agreement Date, neither SuperMedia nor any SuperMedia Subsidiary is a party to or bound by (i) any Contract relating to the incurrence or guarantee of Indebtedness by SuperMedia or any SuperMedia Subsidiary in an amount in excess in the aggregate of $10,000,000 (collectively, “SuperMedia Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of SuperMedia or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of SuperMedia and the SuperMedia Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Dex Surviving Company and its Subsidiaries, is or would be conducted, (iv) any Contract providing for any payments to an officer, director or Affiliate of SuperMedia or, in excess of $1,000,000, to any other Person that are conditioned, in whole or in part, on a change of control of SuperMedia or any SuperMedia Subsidiary, (v) any collective bargaining agreement or other agreement or arrangement with any labor organization, (vi) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to SuperMedia and the SuperMedia Subsidiaries, taken as a whole, (vii) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of SuperMedia or any SuperMedia Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (viii) any material Contract that contains a “most favored nation” or other term providing preferential pricing or treatment to a third party, and (ix) any Contract not made in the ordinary course of business which (A) is material to SuperMedia and the SuperMedia Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Mergers or any other transaction contemplated by this Agreement (collectively, the “SuperMedia Material Contracts”).

(b)                                 With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SuperMedia:

(i)    Each SuperMedia Material Contract is valid and binding on SuperMedia (or, to the extent a Subsidiary of SuperMedia is a party, such Subsidiary) and, to the Knowledge of SuperMedia, any other party thereto, and is in full force and effect and enforceable against SuperMedia or a SuperMedia Subsidiary, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies); and

(ii)   Neither SuperMedia nor any SuperMedia Subsidiary is, and, to the Knowledge of SuperMedia, no other party thereto is, in breach or default under any SuperMedia Material Contract.

(c)                                  Prior to the Original Agreement Date, SuperMedia has made available to Dex true and complete copies of all SuperMedia Material Contracts.

(d)                                 For purposes of this Agreement, “Indebtedness” of a Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar agreements, (iii) all leases of such Person capitalized pursuant to GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

3.14                        Undisclosed Liabilities.  Neither SuperMedia nor any SuperMedia Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of SuperMedia included in SuperMedia’s Annual Report on Form 10-K filed for the fiscal year ended December 31, 2011 (the “SuperMedia 2011 10-K”) (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SuperMedia.

3.15                        Environmental Liability.  Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on SuperMedia, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on SuperMedia of any liability or obligation under Environmental Laws, or pending or, to the Knowledge of SuperMedia, threatened against SuperMedia; (ii) SuperMedia is not subject to any Order or party to any agreement, order, judgment, decree, letter or memorandum by or with any third party imposing any liability or obligation under any Environmental Laws; (iii) SuperMedia has complied and is in compliance with all applicable Environmental Laws, including obtaining and complying with all Permits required pursuant to applicable Environmental Laws; and (iv) SuperMedia has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to any hazardous substance or waste, or owned or operated any property or facility contaminated by any hazardous substance or waste in a manner reasonably anticipated to give rise to any current or future liabilities under Environmental Laws.  For purposes of this Agreement, “Environmental Laws” means any common law or local, state, federal or foreign statute, regulation, ordinance or similar provision having the force or effect of law, any judicial and administrative order or determination, or any contractual obligation concerning public health and safety, worker health and safety, or pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

3.16                        Real Property.

(a)                                 Each of SuperMedia and the SuperMedia Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “SuperMedia Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b)                                 A true and complete copy of each agreement pursuant to which SuperMedia or any SuperMedia Subsidiary leases any material real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “SuperMedia Leases”) has heretofore been made available to Dex.  Each SuperMedia Lease is valid, binding and enforceable against SuperMedia or an applicable SuperMedia Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on SuperMedia.  There are no defaults by SuperMedia or any SuperMedia Subsidiary, as applicable, under any of the SuperMedia Leases which, individually or in the aggregate, would have a Material Adverse Effect on SuperMedia.  To the Knowledge of SuperMedia, no event has occurred that with or without notice or lapse of time or both would constitute a breach or default thereunder by any party thereto or would permit the termination, modification or acceleration of rent thereunder, except, in each case, for such breaches, defaults, terminations, modifications or accelerations that can not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect on SuperMedia.

(c)                                  The SuperMedia Owned Properties and the properties leased pursuant to the SuperMedia Leases (the “SuperMedia Leased Properties”) constitute all of the real estate on which SuperMedia and the SuperMedia Subsidiaries maintain their facilities or conduct their business as of the Original Agreement Date, except for locations the loss of which would not result in a Material Adverse Effect on SuperMedia.

3.17                        State Takeover Laws; Rights Agreement.  SuperMedia has, or will have prior to the SuperMedia Effective Time, taken all necessary action so that, assuming compliance by Dex and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Dex and Merger Subs herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the SuperMedia Charter or the SuperMedia Bylaws, would (i) prohibit or restrict SuperMedia’s ability to perform its obligations under this Agreement, any related agreement, or the SuperMedia Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, or the SuperMedia Certificate of Merger, or any provision hereof or thereof, or (iii) subject Dex, Newco or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificates of Merger.  SuperMedia does not have any stockholder rights plan in effect.

3.18                        Opinion.  Prior to the execution of this Agreement, the Board of Directors of SuperMedia has received an opinion from Morgan Stanley & Co. LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of SuperMedia Common Stock except for shares of SuperMedia Common Stock owned by Dex, SuperMedia or any of their respective Subsidiaries.  Such opinion has not been amended or rescinded.

3.19                        Internal Controls.  SuperMedia has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. SuperMedia’s disclosure controls and procedures are designed to ensure that information required to be disclosed in SuperMedia’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. SuperMedia and its Subsidiaries have implemented and maintain a system of internal controls over financial reporting that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. SuperMedia is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ. Since December 31, 2011 through the Original Agreement Date, SuperMedia has not identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect SuperMedia’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in SuperMedia’s internal control over financial reporting.

3.20                        Insurance.  SuperMedia and the SuperMedia Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.  To the Knowledge of SuperMedia, neither SuperMedia nor any SuperMedia Subsidiary is in material breach or material default of any insurance policies maintained by SuperMedia or any SuperMedia Subsidiary or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any such insurance policies.  To the Knowledge of SuperMedia, neither SuperMedia nor any SuperMedia Subsidiary has received any notice of termination or cancellation (prior to the scheduled termination or expiration thereof) or denial of coverage with respect to any such insurance policy.

3.21                        SuperMedia Information.  The information relating to SuperMedia or any SuperMedia Subsidiary to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to stockholders of SuperMedia and Dex and the time of the SuperMedia Stockholders Meeting and the Dex Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The information relating to SuperMedia or any SuperMedia Subsidiary that is provided or to be provided by SuperMedia or its representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  All documents that SuperMedia is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated hereby (including the Joint Proxy Statement) (except for such portions thereof that relate only to Dex, Merger Subs or any of their Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Exchange Act.

3.22                        Intellectual Property.  For purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not, and improvements; (iii) confidential or proprietary information, trade secrets and know-how (including processes, schematics, business and other methods, formulae, drawings, specifications, prototypes, models, designs, plans, data, research and development, pricing and cost information, business and marketing plans and proposals, vendor, customer and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship (including in any form or media) (whether or not copyrightable); (v) computer software programs (including source and object code), systems, data, databases and other compilations of information (and including all middleware, firmware, tools, applications and related documentation; (vi) disclosures, issuances, applications and registrations and any renewals thereof, and all extensions, modifications, reexaminations, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions for or related to, as applicable, any of the foregoing; (vii) all other intellectual property and (viii) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“SuperMedia IP Contract” means any material Contract concerning Intellectual Property to which SuperMedia or any SuperMedia Subsidiary is a party.

“SuperMedia IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by SuperMedia and the SuperMedia Subsidiaries.

(a)                                 Section 3.22(a) of the SuperMedia Disclosure Schedule sets forth a true and complete list of all the following that are owned by SuperMedia or any SuperMedia Subsidiary, indicating for each item if applicable, the registration or application number, the record owner and the applicable filing jurisdiction: (i) material patented or material registered Intellectual Property and (ii) material pending patent applications or applications for registration of material Intellectual Property.

(b)                                 To the Knowledge of SuperMedia, either SuperMedia or a SuperMedia Subsidiary owns all right, title and interest in and to, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (together with all Intellectual Property set forth in Section 3.22(a), collectively the “SuperMedia IP”) free and clear of any Liens other than Permitted Liens (and, for the avoidance of doubt, other than obligations to pay royalties or other amounts due under any licenses of Intellectual Property), and all such rights shall survive the consummation of the transactions contemplated in this Agreement on substantially similar terms as such rights existed prior to Closing.  There are no pending, and, to the Knowledge of SuperMedia, there have not been threatened within the past two years any, claims by any Person alleging infringement, misappropriation or other violation by SuperMedia or any SuperMedia Subsidiary of any other Person’s Intellectual Property that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on SuperMedia.  To the Knowledge of SuperMedia, the conduct of the business of SuperMedia and the SuperMedia Subsidiaries does not misappropriate, infringe or otherwise violate in any material respect any Intellectual Property of any other Person.  Neither SuperMedia nor any SuperMedia Subsidiary has filed any claim for misappropriation, infringement or other violation by another Person of its rights in or to any of the SuperMedia IP within the past twenty-four (24) months.  To the Knowledge of SuperMedia, no Person is misappropriating, infringing or otherwise violating any material SuperMedia IP.

(c)                                  With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SuperMedia, (i) each SuperMedia IP Contract is valid and binding on SuperMedia (or, to the extent a SuperMedia Subsidiary is a party, such Subsidiary) and, to the Knowledge of SuperMedia, any other party thereto, and is in full force and effect and enforceable against SuperMedia or a SuperMedia Subsidiary, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies) and (ii) neither SuperMedia nor any SuperMedia Subsidiary, nor, to the Knowledge of SuperMedia, any other party thereto, is in breach or default under any SuperMedia IP Contract.  Prior to the Original Agreement Date, SuperMedia has made available to Dex true and complete copies of all SuperMedia IP Contracts.

(d)                                 SuperMedia and the SuperMedia Subsidiaries (i) take reasonable actions to protect, maintain and preserve the (A) operation and security of the SuperMedia IT Assets, (B) confidentiality of data, information, and Trade Secrets owned, held or used by SuperMedia or the SuperMedia Subsidiaries, and (C) Intellectual Property material to their respective businesses (including by having and enforcing a policy that prior and current employees, consultants and agents execute non-disclosure (if such persons have or had access to Trade Secrets) and invention assignment agreements, in each case for the benefit of SuperMedia and/or the SuperMedia Subsidiaries), (ii) abide by all Laws regarding the collection, use, transfer and disclosure of personally identifiable and other confidential information, including customer and client information, and (iii) are not subject to any pending or, to the Knowledge of SuperMedia, threatened claim that alleges a material breach of any of the foregoing or inquiry by any Governmental Entity regarding the foregoing, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SuperMedia.

(e)                                  The SuperMedia IT Assets have not been interrupted or failed within the past two (2) years in a manner that materially impaired SuperMedia’s or the SuperMedia Subsidiaries’ ability to deliver SuperMedia’s core products and services to their respective customers.

(f)                                   The SuperMedia IP is not subject to any material pending or outstanding Action or Order, and to the Knowledge of SuperMedia, there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, patentability, use or right to use SuperMedia IP, or that would restrict, impair or otherwise materially adversely affect SuperMedia’s or the SuperMedia Subsidiaries’ use thereof or their rights thereto.

(g)                                  For purposes of this Agreement, the term “Permitted Liens” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title (other than with respect to Intellectual Property), easements, trackage rights, leases, licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to Indebtedness or other liabilities reflected on the consolidated financial statements contained in the SuperMedia Reports or the Dex Reports, as applicable, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (v) mechanics’, materialmen’s or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, and (vi) any other Liens that have not had or are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on SuperMedia or Dex, as the case may be.

3.23                        Labor and Employment.

(a)                                 As of the Original Agreement Date, Section 3.23 of the SuperMedia Disclosure Schedule sets forth a true and complete list of collective bargaining or other labor union contracts applicable to any employees of SuperMedia or any SuperMedia Subsidiary. As of the Original Agreement Date, there is no strike, work stoppage, lockout or other material labor dispute pending, or, to the Knowledge of SuperMedia, threatened, by or with respect to any employee of SuperMedia, and no such dispute has occurred within the past five (5) years. As of the Original Agreement Date, (i) neither SuperMedia nor any SuperMedia Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to any employees of SuperMedia or any SuperMedia Subsidiary and (ii) there are no written grievances or written complaints outstanding or, to the Knowledge of SuperMedia, threatened against SuperMedia or any SuperMedia Subsidiary under any such contract except for any breaches, failures to comply, grievances or complaints that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SuperMedia. SuperMedia has made available to Dex true and complete copies of all contracts set forth in Section 3.23 of the SuperMedia Disclosure Schedule, including all amendments applicable to such contracts. To the Knowledge of SuperMedia, with respect to any employees of SuperMedia, no union organizing or decertification activities are underway or threatened and no such activities have occurred within the past five (5) years.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SuperMedia, SuperMedia and each SuperMedia Subsidiary (i) is and has been in compliance with all applicable Laws regarding employment and employment practices, including without limitation those Laws relating to terms and conditions of employment, wages and hours, collective bargaining, equal employment, occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the knowledge of SuperMedia, threatened against it before any Governmental Entity.

(c)                                  With respect to the Mergers, any notice required under any law or collective bargaining agreement has been or prior to the Closing will be given, and all bargaining obligations with any employee representative have been or prior to the Closing will be satisfied.  Within the past three (3) years, neither SuperMedia nor any SuperMedia Subsidiary has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Dex.

3.24                        Affiliate Transactions.  To the Knowledge of SuperMedia, other than the SuperMedia Employment Agreements and any transaction under any SuperMedia Benefit Plan, there are no transactions, agreements, arrangements or understandings, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings, or series or related transactions, agreements, arrangements or understandings, between SuperMedia and/or any SuperMedia Subsidiary, on the one hand, and any current or former stockholder (who beneficially owns or owned five percent or more of the SuperMedia Common Stock), director, executive officer or other Affiliate (other than any SuperMedia Subsidiary on the Original Agreement Date) of SuperMedia, whether or not required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.  For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.25                        SuperMedia Ownership of Dex Securities.  Neither SuperMedia nor any SuperMedia Subsidiary beneficially owns any shares of Dex Common Stock or any options, warrants or other rights to acquire Dex Common Stock.  SuperMedia is not and will not become prior to the Closing Date, an “interested stockholder” with respect to Dex or Newco within the meaning of Section 203 of the DGCL.

3.26                        No Other Representations; Disclaimer.

(a)                                 Except for the representations and warranties made by SuperMedia in this Agreement, neither SuperMedia nor any other Person makes any express or implied representation or warranty with respect to SuperMedia or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and SuperMedia hereby disclaims any such other representations or warranties, including any representation or warranty regarding merchantability or fitness for a particular purpose.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by SuperMedia in this Agreement, neither SuperMedia nor any other Person makes or has made any representation or warranty to Dex or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to SuperMedia, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to Dex or any of its Affiliates or representatives in the course of their due diligence investigation of SuperMedia and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, SuperMedia acknowledges and agrees that neither Dex nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Dex and Merger Subs in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Dex or Merger Subs furnished or made available to SuperMedia, or any of its representatives or any representation or warranty regarding merchantability or fitness for a particular purpose.  Without limiting the generality of the foregoing, SuperMedia acknowledges that, except for the representations and warranties made by Dex and Merger Subs in this Agreement, no representation or warranties are made by Dex or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to SuperMedia or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DEX AND MERGER SUBS

Except (i) as disclosed in, and reasonably apparent from, any Dex Report filed with, or furnished to, the SEC by Dex and publicly available prior to the Original Agreement Date (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Dex Disclosure Schedule”) delivered by Dex and Merger Subs to SuperMedia prior to the execution of the Original Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Dex’s, Newco’s or Merger Sub’s covenants contained herein; provided that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a

Material Adverse Effect on Dex, Newco or Merger Sub; provided, further, that the disclosure of any item in any section of the Dex Disclosure Schedule shall be deemed disclosed with respect to any other section of the Dex Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), Dex and Merger Subs, jointly and severally, hereby represent and warrant to SuperMedia as follows:

4.1                               Corporate Organization.

(a)                                 Dex is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Dex has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed and qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Dex.

(b)                                 True and complete copies of the certificate of incorporation (the “Dex Charter”) and bylaws (the “Dex Bylaws”) of Dex, as in effect as of the Original Agreement Date, have previously been made available to SuperMedia.

(c)                                  Each Dex Subsidiary (including Newco and Merger Sub) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing (where such concept is recognized) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or similar power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Dex.  Each of Newco and Merger Sub (x) was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, (y) since its date of formation, has not engaged in any activities or conducted its operation other than in connection with or as contemplated by this Agreement, and (z) is and will continue to be a wholly owned Subsidiary of Dex at all times through the Dex Effective Time.  True and complete copies of the certificate of incorporation and bylaws of the Merger Subs, in effect as of the Original Agreement Date, have previously been made available to SuperMedia.

4.2                               Capitalization.

(a)                                 The authorized capital stock of Dex consists of 300,000,000 shares of Dex Common Stock, of which, as of August 17, 2012, 51,363,963 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Dex Preferred Stock”), of which, as of the Original Agreement Date, no shares were issued and outstanding.  As of August 17, 2012, no shares of Dex Common Stock were held in Dex’s treasury.  As of the Original Agreement Date, no shares of Dex Common Stock or Dex Preferred Stock were reserved for issuance, except for 5,260,524 shares under the Dex Stock Plans.  As of August 17, 2012, (i) 2,542,170 Dex Stock Options were outstanding pursuant to the Dex Stock Plans or otherwise, (ii) 552,288 Dex Restricted Shares were outstanding pursuant to the Dex Stock Plans or otherwise, (iii) 325,000 Dex Stock Units were outstanding and unsettled pursuant to the Dex Stock Plans or otherwise and (iv) 387,412 Dex SARs were outstanding and unsettled pursuant to the Dex Stock Plans or otherwise.  All of the issued and outstanding shares of Dex Common Stock have been, and all shares of Dex Common Stock that may be issued pursuant to the Dex Stock Plans or otherwise will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right.  Except pursuant to this Agreement, the Dex Stock Plans or as set forth on Section 4.11(a) of the Dex Disclosure Schedule, Dex does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Dex Common Stock or any other equity securities of Dex or any securities representing the right to purchase or otherwise receive any shares of Dex Common Stock.  Dex has provided SuperMedia with a true and complete list of all Dex Stock Options, Dex Restricted Shares, Dex Stock Units, Dex SARs, and other equity-based awards outstanding under the Dex Stock Plans or otherwise as of June 30, 2012, the number of shares subject to each such award, the grant date of each such award, the vesting schedule of each such award and the exercise price for each such Dex Stock Option. Since June 30, 2012 through the Original Agreement Date, Dex has not issued or awarded, or authorized the issuance or award of, any capital stock, options, restricted stock or other equity-based awards or other securities convertible into or exchangeable for capital stock or other equity interests in Dex under the Dex Stock Plans or otherwise.  There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Dex’s stockholders may vote.

(b)                                 The authorized capital stock of Newco consists of 100 shares of Newco Common Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of Newco Common Stock are owned directly by Dex. The authorized capital stock of Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which are owned directly by Newco.

(c)                                  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Dex (including Merger Subs) are owned by Dex, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right.  No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  No Dex Subsidiary owns any Dex Common Stock or other equity interest in Dex.  Except for the capital stock or other equity ownership interests of the Dex Subsidiaries, neither Dex nor any Dex Subsidiary beneficially owns directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. The shares of Dex Common Stock to be issued pursuant to the Mergers have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right.

4.3                               Authority; No Violation.

(a)                                 Dex has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Dex of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Dex.  The Board of Directors of Dex has determined that this Agreement and the transactions contemplated hereby are in the best interests of Dex and its stockholders, has adopted, approved and declared advisable this Agreement and recommended that its stockholders vote (i) in favor of the adoption of this Agreement and (ii) to accept the Dex Pre-Pack Plan (the “Dex Recommendation”) and, subject to Section 6.12(c) hereof, has directed that this Agreement and the transactions contemplated by this Agreement (including the issuance of Newco Common Stock in connection with the SuperMedia Merger and the consummation of the transactions contemplated by this Agreement through Chapter 11 Cases) be submitted to Dex’s stockholders for approval and adoption at a duly held meeting of such stockholders or as otherwise required by applicable law. Except for (i) the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Dex Common Stock (the “Dex Stockholder Merger Approval”) or, if the Mergers are to be effected through Chapter 11 Cases with respect to Dex, the acceptance of the Dex Pre-Pack Plan by the affirmative vote of at least two-thirds of the votes cast by holders of outstanding Dex Common Stock (the “Dex Stockholder Plan Approval”, and each of the Dex Stockholder Merger Approval and the Dex Stockholder Plan Approval, a “Dex Stockholder Approval”) and (ii) the adoption of this Agreement and approval of the issuance of Newco Common Stock by Dex in its capacity as sole stockholder of Newco, which Dex shall effect promptly following the execution of this Agreement, no stockholder vote or other corporate proceedings on the part of Dex or any of its Subsidiaries are necessary to approve this Agreement or to consummate the transactions contemplated hereby except for approval of the Board of Directors of Dex and certain of its Subsidiaries authorizing the commencement of any Chapter 11 Cases.  This Agreement has been duly and validly executed and delivered by Dex and (assuming due authorization, execution and delivery by SuperMedia) constitutes the valid and binding obligation of Dex, enforceable against Dex in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)                                 Each of Newco and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors of each of Newco and Merger Sub has determined that this Agreement and the transactions contemplated hereby are in the best interests of its respective company and its stockholders, has adopted, approved and declared advisable this Agreement and recommended that its stockholders vote in favor of the adoption of this Agreement. Except for the approval of this Agreement by Newco in its capacity as sole stockholder of Merger Sub, which Newco shall effect promptly following the execution of this Agreement, no stockholder vote or other corporate proceedings on the part of the Merger Subs are necessary to authorize the execution and delivery of this Agreement by the Merger Subs and the consummation of the transactions contemplated hereby except for approval of the Board of Directors of each of the Merger Subs authorizing the commencement of any Chapter 11 Cases. This Agreement has been duly and validly executed and delivered by each of the Merger Subs and (assuming due authorization, execution and delivery by SuperMedia) constitutes the valid and binding obligation of each of the Merger Subs, enforceable against such Party in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies)

(c)                                  Neither the execution and delivery of this Agreement by Dex or the Merger Subs, nor the consummation by Dex or the Merger Subs of the transactions contemplated hereby, nor compliance by Dex or the Merger Subs with any of the terms or provisions of this Agreement, will (i) assuming the Dex Stockholder Merger Approval (or, if the Mergers are to be effected through Chapter 11 Cases with respect to Dex, the Dex Stockholder Plan Approval) is obtained, violate any provision of the Dex Charter or the Dex Bylaws or any equivalent organizational documents of any Dex Subsidiary (including the Merger Subs) or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 shall have been duly obtained and/or made prior to the Dex Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Dex Effective Time, (A) violate any Law or Order applicable to Dex, any Dex Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Dex or any Dex Subsidiary under, any of the terms, conditions or provisions of any Contract to which Dex or any Dex Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Dex.

(d)                                 Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of the representations and warranties of Dex and the Merger Subs set forth in this Section 4.3 is based on the accuracy of SuperMedia’s representations and warranties in Section 3.25, the representations and warranties of Dex and the Merger Subs in Section 4.3 shall be limited to the extent affected by any inaccuracy in Section 3.25.

4.4                               Consents and Approvals.  Except for (i) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (ii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (iv) such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Newco Common Stock pursuant to this Agreement, and approval of the listing of such Newco Common Stock on the NYSE or the NASDAQ, (v) such filings, consents and approvals of Governmental Entities as may be set forth on Section 4.4 of the Dex Disclosure Schedule, (vi) the Dex Stockholder Merger Approval (or, if the Mergers are to be effected through Chapter 11 Cases with respect to Dex, the Dex Stockholder Plan Approval), (vii) such filings or notices required under the rules and regulations of the NYSE or the NASDAQ, (viii) if the Mergers are to be effected though Chapter 11 Cases with respect to Dex, such filings (including a chapter 11 plan of reorganization and disclosure statement) and consents as are required under the Bankruptcy Code to cause the Chapter 11 Cases to be commenced and consummated, and (ix) such other consents, approvals, filings or registrations the failure of which to be made or obtained, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Dex, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Dex and the Merger Subs of this Agreement and (B) the consummation by Dex and the Merger Subs of the Mergers and the other transactions contemplated by this Agreement.

4.5                               Reports.  Since January 30, 2010, Dex has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act prior to the Original Agreement Date (the forms, documents, statements and reports filed with the SEC since January 30, 2010 and those filed with the SEC subsequent to the Original Agreement Date under the Securities Act or the Exchange Act, if any, including any amendments thereto, the “Dex Reports”).  As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the Original Agreement Date, the Dex Reports complied, and each of the Dex Reports filed subsequent to the Original Agreement Date will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.  No Dex Subsidiary is subject to the periodic reporting requirements of the Exchange Act.  As of the time of filing with the SEC, none of the Dex Reports so filed or that will be filed subsequent to the Original Agreement Date contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Dex Report has been amended or superseded by a later Dex Report filed prior to the Original Agreement Date.  Dex has made available to SuperMedia correct and complete copies of all material correspondence with the SEC since January 30, 2010 and prior to the Original Agreement Date.  To the Knowledge of Dex, as of the Original Agreement Date, none of the Dex Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.  For purposes of this Agreement, “Knowledge of Dex” shall mean the actual knowledge of the Persons listed on Exhibit F.

4.6                               Financial Statements.  Each of the consolidated financial statements of Dex included in the Dex Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Dex and the Dex Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Dex).

4.7                               Broker’s Fees.  Neither Dex nor any Dex Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement, other than Houlihan Lokey Capital, Inc., all of the fees and expenses of which shall be the sole responsibility of Dex; and a true and complete copy of the agreement with respect to such engagement has previously been made available to SuperMedia.

4.8                               Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the Dex Reports filed prior to the Original Agreement Date, (i) since December 31, 2011, (A) Dex and the Dex Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (B) there has not been any Material Adverse Effect with respect to Dex; and (ii) since December 31, 2011 through the Original Agreement Date, there has not been:

(a)                                 any issuance or awards of Dex Stock Options, Dex Restricted Shares, Dex Stock Units, Dex SARs or other equity-based awards in respect of Dex Common Stock to any director, officer or employee of Dex or any of the Dex Subsidiaries, other than in the ordinary course of business consistent with past practice;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Dex’s capital stock;

(c)                                  except as required by the terms of any Dex Benefit Plans or by applicable Law, (i) any granting by Dex or any of the Dex Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, except for any such increases to employees who are not current directors or executive officers of Dex in the ordinary course of business consistent with past practice, (ii) any granting by Dex or any of the Dex Subsidiaries to any current or former director or executive officer of Dex of any increase in severance or termination pay, (iii) any entry by Dex or any of the Dex Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or executive officer, (iv) any establishment, adoption, entry into, amendment or modification of any Dex Benefit Plan or (v) any entry by Dex or any of its Subsidiaries into, or any amendment or termination of, any collective bargaining agreement or collective bargaining relationship;

(d)                                 any change in any material respect in accounting methods, principles or practices by Dex affecting its assets, liabilities or business, other than changes to the extent required by a change in GAAP or regulatory accounting principles;

(e)                                  any material Tax election or change in or revocation of any material Tax election, material amendment to any Tax Return, closing agreement with respect to a material amount of Taxes, or settlement or compromise of any material income Tax liability by Dex or any of the Dex Subsidiaries;

(f)                                   any material change in its investment or risk management or other similar policies; or

(g)                                  any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.9                               Legal Proceedings.  (a) There are no (i) Actions pending (or, to the Knowledge of Dex, threatened) against or affecting Dex or any Dex Subsidiary, or any of their respective properties, at law or in equity, or (ii) Orders against Dex or any Dex Subsidiary, in the case of each of clause (i) or (ii), which would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Dex.  As of the Original Agreement Date, there is no Action pending against (or, to the Knowledge of Dex, threatened against) Dex that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Mergers.

4.10                        Taxes and Tax Returns.  Except for matters that, individually or in the aggregate, would not have a Material Adverse Effect on Dex:

(a)                                 All Tax Returns required to be filed by or with respect to Dex or any Dex Subsidiary for all taxable periods ending on or before the Original Agreement Date have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file).  All such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with applicable Law.  No claim has ever been made by a Governmental Entity in a jurisdiction where Dex or any Dex Subsidiary does not file Tax Returns that Dex or any Dex Subsidiary is or may be subject to Taxes in such jurisdiction.

(b)                                 All Taxes of Dex and each Dex Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on Dex’s most recent consolidated financial statements.  The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of Dex and each Dex Subsidiary established in Dex’s most recent consolidated financial statements are complete and adequate to cover any liabilities for Taxes that are not yet due and payable.

(c)                                  No deficiencies for Taxes have been proposed or assessed in writing against Dex or any Dex Subsidiary by any Governmental Entity, and neither Dex nor any Dex Subsidiary has received any written notice of any claim, proposal or assessment against Dex or any Dex Subsidiary for any such deficiency for Taxes.  As of the Original Agreement Date, there is no pending or, to the Knowledge of Dex, threatened, audit, judicial proceeding or other examination against or with respect to Dex or any Dex Subsidiary with respect to any Taxes.

Neither Dex nor any Dex Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d)                                 Dex and each Dex Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)                                  There are no liens or other security interests upon any property or assets of Dex or any Dex Subsidiary for Taxes, except for liens for Taxes not yet due and payable.

(f)                                   Neither Dex nor any Dex Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

(g)                                  Neither Dex nor any Dex Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Dex) filing a consolidated federal income Tax Return, (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements among Dex and any Dex Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(h)                                 Neither Dex nor any Dex Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by Dex or any Dex Subsidiary under Section 108(i) of the Code.

(i)                                     Neither Dex nor any Dex Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

(j)                                    Neither Dex nor any Dex Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code.  There is no Contract to which Dex or any Dex Subsidiary is a party or by which Dex or any Dex Subsidiary is bound to compensate any employee, independent contractor or director of Dex or any Dex Subsidiary for excise taxes paid pursuant to Section 4999 of the Code.

(k)                                 To the Knowledge of Dex, as of December 31, 2011, Dex had (x) net operating loss carryforwards for purposes of Section 172 of the Code of approximately $1.1 billion and (y) alternative net operating loss carryforwards within the meaning of Section 56 of the Code of approximately $0.9 billion.

4.11                        Employee Benefits.  For purposes hereof, the following terms shall have the following meaning:

“Dex Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement (other than any Dex Employment Agreement) providing benefits to any current or former employee, officer or director of Dex or any Dex Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Dex or any Dex Subsidiary or to which Dex or any Dex Subsidiary contributes or is obligated to contribute, or otherwise with respect to which Dex or any Dex Subsidiary has any liability or obligation, in each case whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

“Dex Employment Agreement” means a contract, offer letter or agreement of Dex or any Dex Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Dex or any Dex Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Dex Plan” means (i) each Dex Benefit Plan that is not a Multiemployer Plan and (ii) each Dex Employment Agreement.

(a)                                 Section 4.11(a) of the Dex Disclosure Schedule includes a true and complete list of all material Dex Benefit Plans and all material Dex Employment Agreements.

(b)                                 With respect to each Dex Plan, Dex has delivered or made available to SuperMedia a true, correct and complete copy of (as applicable): (i) each writing constituting a part of such Dex Plan, including the plan document currently in effect, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Entity relating to any material compliance issues in respect of any such Dex Plan; and (vii) the most recent determination letter from the IRS, if any.  Dex has delivered or made available to SuperMedia a true, correct and complete copy of each material Dex Employment Agreement.

(c)                                  Except as would not reasonably be expected to result in material liability to SuperMedia or Dex, all contributions required to be made to any Dex Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Dex Plan, for any period through the Original Agreement Date have been timely made or paid in full or, to the extent not required to be made or paid on or before the Original Agreement Date, have been reflected on the financial statements to the extent required by GAAP.  Each Dex Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d)                                 With respect to each Dex Plan, Dex and the Dex Subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all Laws applicable to such Dex Plans, except for instances that would not have a Material Adverse Effect on Dex. Each Dex Plan has been administered in all respects in accordance with its terms, except for instances that would not have a Material Adverse Effect on Dex.  There is not now nor, to the Knowledge of Dex, do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Dex Plan or the imposition of any lien on the assets of Dex or any Dex Subsidiary under ERISA or the Code.  Section 4.11(d) of the Dex Disclosure Schedule identifies each Dex Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Dex Qualified Plans”).  Each Dex Qualified Plan (A)(i) has received a favorable determination letter from the IRS with respect to such qualification or (ii) is a prototype plan that is the subject of a favorable opinion letter from the IRS on which Dex is entitled to rely, and (B) unless clause (A)(ii) applies, has been submitted to the IRS for a determination letter within the applicable remedial amendment period under Section 401(b) of the Code or has a remedial amendment period that has not yet expired, and, to the Knowledge of Dex, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Dex Qualified Plan or the tax-exempt status of its related trust.  Section 4.11(d) of the Dex Disclosure Schedule identifies each trust funding any Dex Plan which is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).  None of Dex and the Dex Subsidiaries nor, to the Knowledge of Dex, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Dex Plans or their related trusts, Dex, any Dex Subsidiary or, to the Knowledge of Dex, any Person that Dex or any Dex Subsidiary has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e)                                  With respect to each Dex Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) Dex and each ERISA Affiliate have satisfied all minimum funding obligations under Section 412 of the Code or Section 302 of ERISA, and no waiver or variance of such obligations has been requested; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the PBGC have been timely paid in full; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by Dex or any Dex Subsidiary or any of their respective ERISA Affiliates; (v) the PBGC has not instituted proceedings to terminate any such Dex Plan and, to the Knowledge of Dex, no condition exists which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Dex Plan; and (vi) there has been no determination that a Dex Plan is or is expected to be in “at risk” status within the meaning of Section 303(i) of ERISA or Section 430(i) of the Code.

(f)                                   (i) No Dex Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (ii) none of Dex and the Dex Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Dex and the Dex Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.  There does not now exist, nor, to the Knowledge of Dex, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Dex or any Dex Subsidiary following the Dex Effective Time.  Without limiting the generality of the foregoing, none of Dex, any Dex Subsidiary or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g)                                  Dex and the Dex Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Dex and the Dex Subsidiaries or as otherwise set forth on Section 4.11(g) of the Dex Disclosure Schedule.

(h)                                 Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Dex or any Dex Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(i)                                     Each Dex Benefit Plan and each Dex Employment Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been established and maintained in all material respects in accordance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder. Neither Dex nor any Dex Subsidiary has any obligation to provide any “gross up” or similar payment to any Person in the event that such Dex Benefit Plan or Dex Employment Agreement fails to comply with Section 409A of the Code.

4.12                        Compliance with Law; Permits.

(a)                                 Dex and each Dex Subsidiary is, and at all times since the later of January 30, 2010 or its respective date of formation or organization has been, in compliance with all applicable Laws and is not in default under or in violation of any applicable Laws, except where such noncompliance, default, or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Dex.

(b)                                 Dex and the Dex Subsidiaries are in possession of all Permits necessary for Dex and the Dex Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Dex Permits”) and no suspension or cancellation of any of the Dex Permits is pending or, to the Knowledge of Dex, threatened, except where the failure to have, or the suspension or cancellation of, any of the Dex Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Dex. All Dex Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Dex.  Dex and the Dex Subsidiaries are not, and since January 30, 2010 have not been, in violation or breach of, or default under, any Dex Permit, except where such violation, breach or default would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Dex.

(c)                                  This Section 4.12 does not relate to matters with respect to Taxes and Tax Returns (which are the subject of Section 4.10), Employee Benefits (which are the subject of Section 4.11) or Environmental Liabilities (which are the subject of Section 4.15).

4.13                        Certain Contracts.  (a)  Except as set forth in the exhibit index to the Dex 2011 10-K or as set forth on Section 4.13 of the Dex Disclosure Schedule, as of the Original Agreement Date, neither Dex nor any Dex Subsidiary is a party to or bound by (i) any Contract relating to the incurrence or guarantee of Indebtedness by Dex or any Dex Subsidiary in an amount in excess in the aggregate of $10,000,000 (collectively, “Dex Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Dex or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Dex and the Dex Subsidiaries, including, following consummation of the transactions contemplated by this Agreement, SuperMedia and the SuperMedia Subsidiaries, is or would be conducted, (iv)  any Contract providing for any payments to an officer, director or Affiliate of Dex or, in excess of $1,000,000, to any other Person that are conditioned, in whole or in part, on a change of control of Dex or any Dex Subsidiary, (v) any collective bargaining agreement or other agreement or arrangement with any labor organization, (vi) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to Dex and the Dex Subsidiaries, taken as a whole, (vii) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Dex or any Dex Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (viii) any material Contract that contains a “most favored nation” or other term providing preferential pricing or treatment to a third party, and (ix) any Contract not made in the ordinary course of business which (A) is material to Dex and the Dex Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Mergers or any of the transactions contemplated by this Agreement (collectively, the “Dex Material Contracts”).

(b)                                 With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Dex:

(i)             Each Dex Material Contract is valid and binding on Dex (or, to the extent a Subsidiary of Dex is a party, such Subsidiary) and, to the Knowledge of Dex, any other party thereto, and is in full force and effect and enforceable against Dex or a Dex Subsidiary, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies); and

(ii)          Neither Dex nor any Dex Subsidiary is, and, to the Knowledge of Dex, no other party is, in breach or default under any Dex Material Contract.

(c)                                  Prior to the Original Agreement Date, Dex has made available to SuperMedia true and complete copies of all Dex Material Contracts.

4.14                        Undisclosed Liabilities.  Neither Dex nor any Dex Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Dex included in Dex’s Annual Report on Form 10-K filed for the fiscal year ended December 31, 2011 (the “Dex 2011 10-K”) (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Dex. As of the Original Agreement Date, neither Newco nor Merger Sub has any liabilities other than the obligations incurred in connection with this Agreement and the transactions contemplated hereby.

4.15                        Environmental Liability.  Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Dex, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Dex of any liability or obligation under Environmental Laws, or pending or, to the Knowledge of Dex, threatened against Dex; (ii) Dex is not subject to any Order or party to any agreement, order, judgment, decree, letter or memorandum by or with any third party imposing any liability or obligation under any Environmental Laws; (iii) Dex has complied and is in compliance with all applicable Environmental Laws, including obtaining and complying with all Permits required pursuant to applicable Environmental Laws; and (iv) Dex has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to any hazardous substance or waste, or owned or operated any property or facility contaminated by any hazardous substance or waste in a manner reasonably anticipated to give rise to any current or future liabilities under Environmental Laws.

4.16                        Real Property.

(a)                                 Each of Dex and the Dex Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Dex Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b)                                 A true and complete copy of each agreement pursuant to which Dex or any Dex Subsidiary leases any material real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Dex Leases”) has heretofore been made available to SuperMedia.  Each Dex Lease is valid, binding and enforceable against Dex or an applicable Dex Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Dex.  There are no defaults by Dex or any Dex Subsidiary, as applicable, under any of the Dex Leases which, individually or in the aggregate, would have a Material Adverse Effect on Dex.  To the Knowledge of Dex, no event has occurred that with or without notice or lapse of time or both would constitute a breach or default thereunder by any party thereto or would permit the termination, modification or acceleration of rent thereunder, except, in each case, for such breaches, defaults, terminations, modifications or accelerations that can not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect on Dex.

(c)                                  The Dex Owned Properties and the properties leased pursuant to the Dex Leases (the “Dex Leased Properties”) constitute all of the real estate on which Dex and the Dex Subsidiaries maintain their facilities or conduct their business as of the Original Agreement Date, except for locations the loss of which would not result in a Material Adverse Effect on Dex.

4.17                        State Takeover Laws; Rights Agreement.  Each of Dex and the Merger Subs has, or will have prior to the Dex Effective Time, taken all necessary action so that, assuming compliance by SuperMedia with its obligations hereunder and the accuracy of the representations and warranties made by SuperMedia herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Dex Charter or the Dex Bylaws, would (i) prohibit or restrict the ability of Dex and the Merger Subs to perform their respective obligations under this Agreement, any related agreement, or the Certificates of Merger or their ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement, or the Certificates of Merger, or any provision hereof or thereof, or (iii) subject SuperMedia to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificates of Merger.  Dex does not have any stockholder rights plan in effect.

4.18                        Reorganization.  As of the Original Agreement Date, Dex and the Merger Subs are not aware of any fact or circumstance that could reasonably be expected to prevent the

Dex Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.19                        Opinion.  Prior to the execution of this Agreement, the Board of Directors of Dex has received an opinion from Houlihan Lokey Capital, Inc. (the “Dex Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the Exchange Ratio is fair to the holders of Dex Common Stock from a financial point of view.  Such opinion has not been amended or rescinded.

4.20                        Internal Controls.  Dex has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Dex’s disclosure controls and procedures are designed to ensure that information required to be disclosed in Dex’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. Dex and its Subsidiaries have implemented and maintain a system of internal controls over financial reporting that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Dex is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE. Since December 31, 2011 through the Original Agreement Date, Dex has not identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect Dex’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Dex’s internal control over financial reporting.

4.21                        Insurance.  Dex and the Dex Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.  To the Knowledge of Dex, neither Dex nor any Dex Subsidiary is in material breach or material default of any insurance policies maintained by Dex or any Dex Subsidiary or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any such insurance policies.  To the Knowledge of Dex, neither Dex nor any Dex Subsidiary has received any notice of termination or cancellation (prior to the scheduled termination or expiration thereof) or denial of coverage with respect to any such insurance policy.

4.22                        Dex Information.  The information relating to Dex or any Dex Subsidiary to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to stockholders of SuperMedia and Dex and the time of the SuperMedia Stockholders Meeting and the Dex Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The information relating to Dex or any Dex Subsidiary that is provided or to be provided by Dex or its representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  All documents that Dex is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated hereby (including the Joint Proxy Statement and the Form S-4) (except for such portions thereof that relate only to SuperMedia or any of its Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Securities Act and the Exchange Act.

4.23                        Intellectual Property.  For purposes of this Agreement, the following terms shall have the following respective meanings:

“Dex IP Contract” means any material Contract concerning Intellectual Property to which Dex or any Dex Subsidiary is a party.

“Dex IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by Dex and the Dex Subsidiaries.

(a)                                 Section 4.23(a) of the Dex Disclosure Schedule sets forth a true and complete list of all the following that are owned by Dex or any Dex Subsidiary, indicating for each item if applicable, the registration or application number, the record owner and the applicable filing jurisdiction: (i) material patented or material registered Intellectual Property and (ii) material pending patent applications or applications for registration of material Intellectual Property.

(b)                                 To the Knowledge of Dex, Dex or a Dex Subsidiary owns all right, title and interest in and to, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (together with all Intellectual Property set forth in Section 4.23(a), collectively the “Dex IP”) free and clear of any Liens other than Permitted Liens (and, for the avoidance of doubt, other than obligations to pay royalties or other amounts due under any licenses of Intellectual Property), and all such rights shall survive the consummation of the transactions contemplated in this Agreement on substantially similar terms as such rights existed prior to Closing.  There are no pending, and, to the Knowledge of Dex, there have not been threatened within the past two years any, claims by any Person alleging infringement, misappropriation or other violation by Dex or any Dex Subsidiary of any other Person’s Intellectual Property that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Dex.  To the Knowledge of Dex, the conduct of the business of Dex and the Dex Subsidiaries does not misappropriate, infringe or otherwise violate in any material respect any Intellectual Property of any other Person.  Neither Dex nor any Dex Subsidiary has filed any claim for misappropriation, infringement or other violation by another Person of its rights in or to any of the Dex IP within the past twenty-four (24) months.  To the Knowledge of Dex, no Person is misappropriating, infringing or otherwise violating any material Dex IP.

(c)                                  With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Dex, (i) each Dex IP Contract is valid and binding on Dex (or, to the extent a Dex Subsidiary is a party, such Subsidiary) and, to the Knowledge of Dex, any other party thereto, and is in full force and effect and enforceable against Dex or a Dex Subsidiary, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies) and (ii) neither Dex nor any Dex Subsidiary, nor, to the Knowledge of Dex, any other party thereto, is in breach or default under any Dex IP Contract.  Prior to the Original Agreement Date, Dex has made available to SuperMedia true and complete copies of all Dex IP Contracts.

(d)                                 Dex and the Dex Subsidiaries (i) take reasonable actions to protect, maintain and preserve the (A) operation and security of the Dex IT Assets, (B) confidentiality of data, information, and Trade Secrets owned, held or used by Dex or the Dex Subsidiaries, and (C) Intellectual Property material to their respective businesses (including by having and enforcing a policy that prior and current employees, consultants and agents execute non-disclosure (if such persons have or had access to Trade Secrets) and invention assignment agreements, in each case for the benefit of Dex and/or the Dex Subsidiaries), (ii) abide by all Laws regarding the collection, use, transfer and disclosure of personally identifiable and other confidential information, including customer and client information, and (iii) are not subject to any pending or, to the Knowledge of Dex, threatened claim that alleges a material breach of any of the foregoing or inquiry by any Governmental Entity regarding the foregoing, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Dex.

(e)                                  The Dex IT Assets have not been interrupted or failed within the past two (2) years in a manner that materially impaired Dex or the Dex Subsidiaries’ ability to deliver Dex’s core products and services to their respective customers.

(f)                                   The Dex IP is not subject to any material pending or outstanding Action or Order, and to the Knowledge of Dex, there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, patentability, use or right to use Dex IP, or that would restrict, impair or otherwise materially adversely affect Dex’s or the Dex Subsidiaries’ use thereof or their rights thereto.

4.24                        Labor and Employment.

(a)                                 As of the Original Agreement Date, Section 4.24 of the Dex Disclosure Schedule sets forth a true and complete list of collective bargaining or other labor union contracts applicable to any employees of Dex or any Dex Subsidiary. As of the Original Agreement Date, there is no strike, work stoppage, lockout or other material labor dispute pending, or, to the Knowledge of Dex, threatened, by or with respect to any employee of Dex, and no such dispute has occurred within the past five (5) years. As of the Original Agreement Date, (i) neither Dex nor any Dex Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to any employees of Dex or any Dex Subsidiary and (ii) there are no written grievances or written complaints outstanding or, to the Knowledge of Dex, threatened against Dex or any Dex Subsidiary under any such contract except for any breaches, failures to comply, grievances or complaints that would not, individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect on Dex. Dex has made available to SuperMedia true and complete copies of all contracts set forth in Section 4.24 of the Dex Disclosure Schedule, including all amendments applicable to such contracts. To the Knowledge of Dex, with respect to any employees of Dex, no union organizing or decertification activities are underway or threatened and no such activities have occurred within the past five (5) years.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Dex and each Dex Subsidiary (i) is and has been in compliance with all applicable Laws regarding employment and employment practices, including without limitation those Laws relating to terms and conditions of employment, wages and hours, collective bargaining, equal employment, occupational safety and health, and workers’ compensation and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the knowledge of Dex, threatened against it before any Governmental Entity.

(c)                                  With respect to the Mergers, any notice required under any law or collective bargaining agreement has been or prior to the Closing will be given, and all bargaining obligations with any employee representative have been or prior to the Closing will be satisfied.  Within the past three (3) years, neither Dex nor any Dex Subsidiary has implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to SuperMedia.

4.25                        Affiliate Transactions.  To the Knowledge of Dex, other than the Dex Employment Agreements and any transaction under any Dex Benefit Plan, there are no transactions, agreements, arrangements or understandings, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings, or series or related transactions, agreements, arrangements or understandings, between Dex and/or any Dex Subsidiary, on the one hand, and any current or former stockholder (who beneficially owns or owned five percent or more of the Dex Common Stock), director, executive officer or other Affiliate (other than any Subsidiary of Dex on the Original Agreement Date) of Dex, whether or not required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

4.26                        Dex Ownership of SuperMedia Securities.  Neither Dex nor any Dex Subsidiary beneficially owns any shares of SuperMedia Common Stock or any options, warrants or other rights to acquire SuperMedia Common Stock.  None of Dex, Newco or Merger Sub is, and none will become prior to the Closing Date, an “interested stockholder” with respect to SuperMedia within the meaning of Section 203 of the DGCL.

4.27                        No Other Representations; Disclaimer.

(a)                                 Except for the representations and warranties made by Dex and the Merger Subs in this Agreement, neither Dex nor any other Person makes any express or implied representation or warranty with respect to Dex or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Dex and the Merger Subs hereby disclaim any such other representations or warranties, including any representation or warranty regarding merchantability or fitness for a particular purpose.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Dex and the Merger Subs in this Agreement, neither Dex nor any other Person makes or has made any representation or warranty to SuperMedia or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Dex, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to SuperMedia or any of its Affiliates or representatives in the course of their due diligence investigation of Dex and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, Dex and the Merger Subs acknowledge and agree that neither SuperMedia nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by SuperMedia in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding SuperMedia furnished or made available to Dex, Newco or Merger Sub or any of their representatives or any representation or warranty regarding merchantability or fitness for a particular purpose.  Without limiting the generality of the foregoing, Dex and the Merger Subs acknowledge that, except for the representations and warranties made by SuperMedia in this Agreement, no representations or warranties are made by SuperMedia or any other Person with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Dex, the Merger Subs or any of their representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Businesses Prior to the Dex Effective Time.  During the period from the Original Agreement Date to the Dex Effective Time, except as expressly contemplated or permitted by this Agreement (including commencement of Chapter 11 Cases with respect to either or both of Dex and SuperMedia and filing of the Dex Pre-Pack Plan or the SuperMedia Pre-Pack Plan and entrance into any agreements with Dex Creditors or SuperMedia Creditors in support of the Dex Financing Amendments and the Dex Pre-Pack Plan or the SuperMedia Financing Amendments and the SuperMedia Pre-Pack Plan, if necessary), as required by applicable Law, or as consented to in writing by Dex or SuperMedia, as applicable (which shall not be unreasonably withheld, conditioned or delayed), each of Dex and SuperMedia shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with its customers and suppliers) and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the Parties to obtain, any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2                               Forbearances.  Without limiting the generality of Section 5.1 above, during the period from the Original Agreement Date to the Dex Effective Time, except as set forth in Section 5.2 of the SuperMedia Disclosure Schedule or the Dex Disclosure Schedule, as applicable, as required by applicable Law, or as expressly contemplated or permitted by this Agreement, neither SuperMedia nor Dex shall, and neither SuperMedia nor Dex shall permit any SuperMedia Subsidiary or Dex Subsidiary, as applicable, to, without the prior written consent of Dex or SuperMedia, as applicable, which shall not be unreasonably withheld, delayed or conditioned:

(a)                                 (i) other than dividends and distributions by a direct or indirect Subsidiary to such Party or to any direct or indirect wholly owned Subsidiary of such Party, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or any other of its securities, (iii) except as described in Section 2.6(d) or 2.7(e), accelerate the vesting of any options, warrants or other rights of any kind to acquire shares of capital stock or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or Tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units or stock appreciation rights, in each case that are outstanding as of the Original Agreement Date in accordance with their terms and such Party’s practices as of the Original Agreement Date);

(b)                                 issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of its common stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any stock options and unit awards (other than the issuance of its common stock upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the Original Agreement Date in accordance with their terms, and other than the issuance of Newco Common Stock pursuant to the Option (as defined in the Dex Pre-Pack Plan));

(c)                                  amend its certificate of incorporation, bylaws or other comparable organizational documents or the organizational documents of any of its Subsidiaries;

(d)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets, except for acquisitions of inventory or other similar assets in the ordinary course of business consistent with past practice; provided, that the foregoing shall not prohibit internal reorganizations or consolidations;

(e)                                  sell, assign, transfer, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Liens in connection with any Indebtedness permitted under Section 5.2(f)), or otherwise dispose of (i) any of its properties or assets (including capital stock in any of its Subsidiaries) or create any security interest in such assets or properties other than in the ordinary course of business consistent with past practice, or (ii)  except as contemplated in the SuperMedia Financing Amendments or the Dex Financing Amendments, any SuperMedia IP

owned by SuperMedia or the SuperMedia Subsidiaries or any Dex IP owned by Dex or the Dex Subsidiaries, as applicable, except for non-exclusive licenses of Intellectual Property made in the ordinary course of business consistent with past practice;

(f)                                   except for borrowings under existing credit facilities (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of such Party or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less favorable, in the aggregate, than existing credit facilities, and as they may be so renewed, extended or replaced) that are incurred in the ordinary course of business consistent with past practice, or for borrowings or other lines of credit or refinancing of indebtedness outstanding on the Original Agreement Date in additional amounts not to exceed $5,000,000, or Indebtedness owed by any wholly owned Subsidiary to such Party or any other wholly owned Subsidiary of such Party, or as contemplated by Section 6.14, incur, redeem, prepay, defease, cancel, or modify the terms of, any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than any of its wholly owned Subsidiaries), or make any loans or advances to any Person other than to its wholly owned Subsidiaries or as a result of ordinary advances and reimbursements to employees;

(g)                                  change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the Original Agreement Date, except as required by changes in GAAP or regulatory accounting principles;

(h)                                 enter into any new line of business or change in any material respect the operating, asset liability, investment or risk management or other similar policies of it or any of its Subsidiaries;

(i)                                     make any investment in or loan to any Person in excess of $5,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment, loan or acquisition;

(j)                                    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(k)                                 except as expressly permitted by any other provision of this Section 5.2 or as set forth in the SuperMedia Disclosure Schedule or the Dex Disclosure Schedule, amend, terminate or waive any material provision of any SuperMedia Material Contract, SuperMedia IP Contract, Dex Material Contract or Dex IP Contract, as applicable (the “Material Contracts”), or enter into or renew any agreement or contract or other binding obligation that is or, if it were on place as of the Original Agreement Date, would be a Material Contract (other than normal renewals of such Contracts without materially adverse changes, additions or deletions of terms);

(l)                                     make or incur, or enter into any Contract obligating such Party to incur, any capital or operating expenditures in excess of $5,000,000 in the aggregate, except for capital or operating expenditures contemplated in such party’s existing plan for annual capital or operating expenditures for 2012, which plan has been made available to the Other Party prior to the Original Agreement Date;

(m)                             except as required by agreements or instruments in effect on the Original Agreement Date, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which such Party directly or indirectly holds any equity or ownership interest on the Original Agreement Date;

(n)                                 except as required by the terms of SuperMedia Benefit Plans or SuperMedia Employment Agreements, or the terms of Dex Benefit Plans or Dex Employment Agreements, as applicable, as in effect on the Original Agreement Date or as required by applicable Law or as provided by this Agreement, (i) grant or pay to any current or former director, officer, employee or consultant of Dex or any Dex Subsidiary or SuperMedia or any SuperMedia Subsidiary any increase in compensation, except for salary or wage increases in the ordinary course of business consistent with past practice, (ii) grant, pay, promise to pay, or enter into any SuperMedia Benefit Plan or SuperMedia Employment Agreement or Dex Benefit Plan or Dex Employment Agreement (as applicable) to pay, to any current or former director, officer, employee, consultant or service provider of SuperMedia or any SuperMedia Subsidiary or Dex or Dex Subsidiary (as applicable) any severance or termination pay or any increase in severance or termination pay, (iii) increase the compensation or benefits provided under any SuperMedia Benefit Plan, SuperMedia Employment Agreement, Dex Benefit Plan or Dex Employment Agreement, (iv) enter into or modify the terms of any equity-based award granted under any SuperMedia Stock Plan or Dex Stock Plan, (v) make any discretionary contributions or payments with respect to any SuperMedia Benefit Plan, SuperMedia Employment Agreement, Dex Benefit Plan, or Dex Employment Agreement to any trust or other funding vehicle, other than the issuance of Newco Common Stock pursuant to the Option (as defined in the Dex Pre-Pack Plan), (vi) accelerate the payment or vesting of any payment or benefit provided or to be provided to any director, officer, employee or consultant of SuperMedia or any SuperMedia Subsidiary or Dex or any Dex Subsidiary or otherwise pay any amounts not due such individual, (vii) enter into any new or amend or modify any existing SuperMedia Employment Agreement or Dex Employment Agreement (or agreement that would be a SuperMedia Employment Agreement or Dex Employment Agreement if in effect on the Original Agreement Date), other than employment agreements for new hires with total compensation not to exceed $300,000, (viii) establish any new or amend or modify any existing SuperMedia Benefit Plans or Dex Benefit Plan (or plans that would be a SuperMedia Benefit Plan or Dex Benefit Plan if in effect on the Original Agreement Date) or (ix) establish, adopt or enter into any collective bargaining agreement other than a renewal of or successor to an existing collective bargaining agreement on terms no less favorable to SuperMedia or Dex (as applicable);

(o)                                 except as set forth in the SuperMedia Disclosure Schedule or the Dex Disclosure Schedule, pay, discharge, settle or compromise any Action, other than any such payment, discharge, settlement or compromise (i) in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $1,000,000 individually or $2,000,000 in the aggregate, and that does not create binding precedent for other pending or potential Actions, or (ii) pursuant to the terms of any Contract in effect on the Original Agreement Date (copies of which have been provided to the Other Party prior to the Original Agreement Date);

(p)                                 take any action, or knowingly fail to take any action within its control, which action or failure to act would be reasonably expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(q)                                 except in the reasonable business judgment of the holder of such Intellectual Property, let lapse, fail to maintain, abandon or cancel any applied for, patented or registered SuperMedia IP owned by SuperMedia or any SuperMedia Subsidiary or any registered Dex IP owned by Dex or any Dex Subsidiary;

(r)                                    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such Party or any of its Subsidiaries, other than pursuant to Section 6.17;

(s)                                   fail to maintain in full force and effect the material insurance policies covering such Party and its Subsidiaries and their respective properties, assets and business in a form and amount consistent with past practices;

(t)                                    open any material new offices or facilities or relocate or close any material existing offices or facilities or implement any layoffs implicating the WARN Act, or file any application with any Governmental Entity to do any of the foregoing, except for openings, closings, relocations and layoffs in progress on the Original Agreement Date or planned on the Original Agreement Date and disclosed in Section 5.2(t) of the SuperMedia Disclosure Schedule or the Dex Disclosure Schedule, as applicable;

(u)                                 except as required by applicable Law, convene any regular or special meeting (or any adjournment thereof) of the stockholders of SuperMedia or Dex, as applicable, other than the SuperMedia Stockholder Meeting or the Dex Stockholder Meeting, or enter into any Contract, understanding or arrangement with respect to the voting of capital stock of SuperMedia or Dex;

(v)                                 take any action that is intended or is reasonably likely to result in any of the conditions to the Mergers set forth in Article VII not being satisfied or in a violation of any provision of this Agreement; or

(w)                               commit or agree to take any of the actions contemplated by Sections 5.2(a) to (v) above.

5.3                               No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Dex, directly or indirectly, the right to control or direct the operations of

SuperMedia or shall give SuperMedia, directly or indirectly, the right to control or direct the operations of Dex prior to the SuperMedia Effective Time.  Prior to the SuperMedia Effective Time, each of SuperMedia and Dex shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Proxy Statement/Registration Statement.

(a)                                 Dex and Newco shall prepare drafts of the Joint Proxy Statement and Form S-4 and Dex, Newco and SuperMedia shall cooperate to cause the Joint Proxy Statement and Form S-4 to be filed with the SEC. SuperMedia shall have a reasonable opportunity to review and comment upon the Joint Proxy Statement and Form S-4 and any amendments thereto, none of which shall be filed until each of Dex, Newco and SuperMedia agree to such filing (which shall not be unreasonably withheld).  Each Party shall furnish all information reasonably necessary for the preparation of the Joint Proxy Statement and the Form S-4.  SuperMedia, Dex and Newco shall use their reasonable best efforts to cause the Form S-4 to become effective under the Securities Act as soon as practicable after the filing thereof and to keep the Form S-4 effective as long as is necessary to consummate the Mergers. Subject to and without limiting the rights of the Board of Directors of SuperMedia and Dex pursuant to Section 6.12(c), the Joint Proxy Statement shall include the SuperMedia Recommendation and the Dex Recommendation.  The Joint Proxy Statement shall also include all material disclosure relating to the SuperMedia Financial Advisors and the Dex Financial Advisor (including, if requested, the amount of fees each of the SuperMedia Financial Advisors and the Dex Financial Advisor will receive upon consummation of the Mergers, and the conditions for the payment of such fees) and to the opinions referred to in Sections 3.18 and 4.19.  Each of SuperMedia, Newco and Dex shall use its reasonable best efforts to ensure that the Form S-4 and the Joint Proxy Statement comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

(b)                                 SuperMedia, Newco and Dex shall make all necessary filings with respect to the Mergers and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable state “blue sky” laws and the rules and regulations thereunder.

(c)                                  SuperMedia, Newco and Dex shall use reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Joint Proxy Statement and the Form S-4 (and any documents or filings incorporated by reference therein).  Each of SuperMedia, Newco and Dex shall provide the other Parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement or the Form S-4, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.  As promptly as practicable after the clearance (which shall include upon expiration of the 10-day period after filing in the event the SEC does not review the Joint Proxy Statement) of the Joint Proxy Statement and Form S-4 by the SEC (in any event no more than five (5) business days after such clearance), each of SuperMedia and Dex shall mail the Joint Proxy Statement and all other proxy materials to the holders of shares of SuperMedia Common Stock and Dex Common Stock, respectively, and, if necessary in order to comply with applicable securities Laws, after the Joint Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(d)                                 Each of Dex, Newco and SuperMedia agrees, as to it and its Affiliates, directors, officers, employees, agents or representatives, that none of the information supplied or to be supplied by Dex, Newco or SuperMedia, as applicable, expressly for inclusion or incorporation by reference in the Joint Proxy Statement, Form S-4, or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of SuperMedia Common Stock and Dex Common Stock and at the time of the SuperMedia Stockholders Meeting and the Dex Stockholders Meeting, respectively, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Dex, Newco and SuperMedia further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If, at any time prior to the SuperMedia Effective Time, Dex, Newco or SuperMedia discovers any information relating to any Party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the Party that discovers that information shall promptly notify the other parties and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of SuperMedia and Dex.

(e)                                  No amendment or supplement to the Joint Proxy Statement or the Form S-4 will be made by Dex, Newco or SuperMedia without the approval of the other Parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations; and provided, further, that SuperMedia, in connection with a Change in SuperMedia Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement to the Joint Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in SuperMedia Recommendation, (ii) a statement of the reasons of the Board of Directors of SuperMedia for making such a Change in SuperMedia Recommendation and (iii) additional information reasonably related to the foregoing, and provided, further, that Dex, in connection with a Change in Dex Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement to the Joint Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in Dex Recommendation, (ii) a statement of the reasons of the Board of Directors of Dex for making such a Change in Dex Recommendation and (iii) additional information reasonably related to the foregoing. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Dex Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4.

6.2                               Stockholder Meeting.

(a)                                 SuperMedia and Dex shall duly call, give notice of and hold a meeting of their respective stockholders (the “SuperMedia Stockholder Meeting” and the “Dex Stockholder Meeting,” respectively and each a “Stockholder Meeting”) as promptly as practicable following the date on which the Joint Proxy Statement is cleared by the SEC for the purpose of obtaining the SuperMedia Stockholder Merger Approval and the Dex Stockholder Merger Approval, respectively; provided, that without the prior written consent of Dex, (i) the SuperMedia Stockholder Meeting shall not be held later than forty-five (45) calendar days after the date on which the Joint Proxy Statement is mailed to SuperMedia’s stockholders, and (ii) SuperMedia may not adjourn or postpone the SuperMedia Stockholder Meeting; provided, further, that without the prior written consent of SuperMedia, (i) the Dex Stockholder Meeting shall not be held later than forty-five (45) calendar days after the date on which the Joint Proxy Statement is mailed to Dex’s stockholders, and (ii) Dex may not adjourn or postpone the Dex Stockholder Meeting; provided, further, that notwithstanding the foregoing, Dex may require SuperMedia to adjourn or postpone the SuperMedia Stockholder Meeting one (1) time and SuperMedia may require Dex to adjourn or postpone the Dex Stockholder Meeting one (1) time, in each case, for a period not to exceed 10 business days.  SuperMedia and Dex shall each use their reasonable best efforts to cause the SuperMedia Stockholder Meeting and the Dex Stockholder Meeting to be held on the same day.

(b)                                 SuperMedia and Dex shall each establish a record date for purposes of determining stockholders entitled to (i) notice of and vote at the SuperMedia Stockholder Meeting and the Dex Stockholder Meeting, respectively, and (ii) vote to accept or reject the SuperMedia Pre-Pack Plan and the Dex Pre-Pack Plan, respectively (the “SuperMedia Record Date” and the “Dex Record Date,” respectively and each, a “Record Date”) that is within ten days prior to the date on which the Joint Proxy Statement is mailed to SuperMedia’s stockholders and Dex’s stockholders, respectively.  Once such date is established, neither SuperMedia nor Dex shall change its respective Record Date without the prior written consent of Dex or SuperMedia, as applicable, unless required to do so by applicable Law.  In the event that the date of the SuperMedia Stockholder Meeting or Dex Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, SuperMedia and Dex each agrees that unless the Other Party shall have otherwise approved in writing, the adjournment or postponement or other delay shall be implemented in such a way that SuperMedia or Dex, as applicable, does not establish a new Record Date, except as required by applicable Law.

(c)                                  Subject to Section 6.12(c), (i) at the SuperMedia Stockholder Meeting, SuperMedia shall, through its Board of Directors, unless there has been a Change in SuperMedia Recommendation, make the SuperMedia Recommendation and SuperMedia shall (x) take all reasonable lawful action to solicit the SuperMedia Stockholder Merger Approval and the SuperMedia Stockholder Plan Approval, and (y) publicly reaffirm the SuperMedia Recommendation within two (2) business days after any request by Dex and (ii) at the Dex Stockholder Meeting, Dex shall, through its Board of Directors, unless there has been a Change in Dex Recommendation, make the Dex Recommendation and Dex shall (x) take all reasonable lawful action to solicit the Dex Stockholder Merger Approval and the Dex Stockholder Plan Approval, and (y) publicly reaffirm the Dex Recommendation within two (2) business days after any request by SuperMedia. Notwithstanding (A) any Change in SuperMedia Recommendation or Change in Dex Recommendation or (B) any Acquisition Proposal having been publicly proposed or announced or otherwise submitted to SuperMedia, Dex or any of their respective representatives, this Agreement and the Mergers shall be submitted to the stockholders of SuperMedia and Dex for the purpose of obtaining a SuperMedia Stockholder Approval and a Dex Stockholder Approval.  SuperMedia and Dex each shall, upon reasonable request, advise the other party at least on a daily basis on each of the last ten (10) business days prior to the date of the SuperMedia Stockholder Meeting or the Dex Stockholder Meeting, as applicable, as to the aggregate tally of the proxies received by SuperMedia with respect to the SuperMedia Stockholder Merger Approval or by Dex with respect to the Dex Stockholder Merger Approval.  Without the prior written consent of Dex, the adoption of this Agreement and the transactions contemplated hereby (including the Mergers) shall be the only matter (other than procedure matters) which SuperMedia shall propose to be acted on by the stockholders of SuperMedia at the SuperMedia Stockholder Meeting, and without the prior written consent of SuperMedia, the adoption of this Agreement and the transactions contemplated hereby (including the Mergers) shall be the only matter (other than procedure matters) which Dex shall propose to be acted on by stockholders of Dex at the Dex Stockholders Meeting, except in each case to the extent otherwise required by applicable Law.

6.3                               Regulatory Matters.

(a)                                 The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation (including Notification and Report Forms, if required, under the HSR Act (which, if required, shall be filed within ten business days of the date hereof) and any applicable Laws in foreign jurisdictions governing antitrust or merger control matters), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any applicable Laws in foreign jurisdictions governing antitrust or merger control matters, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Laws in foreign jurisdictions governing antitrust or merger control matters and to comply with the terms and conditions of all such Permits, consents, approvals, clearances and authorizations of all such Governmental Entities.  Each of SuperMedia and Dex shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to SuperMedia or Dex, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.  Each of SuperMedia and Dex shall consult with each other with respect to the obtaining of all Permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the Other Party with copies of notices or other communications received by SuperMedia or Dex, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Dex or SuperMedia to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing Permits, consents, approvals, clearances and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect on Newco, Dex, SuperMedia, Dex Surviving Company or SuperMedia Surviving Company (a “Materially Burdensome Condition”).  In addition, SuperMedia and Dex agree to cooperate and use their reasonable best efforts to prepare and file such petitions and filings, and to obtain such permits, consents, approvals, clearances and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of the SuperMedia Subsidiaries and the Dex Subsidiaries following consummation of the Mergers.

(b)                                 Each of Dex and SuperMedia shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Dex, SuperMedia or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(c)                                  Each of Dex, the Merger Subs and SuperMedia shall promptly advise the others upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly (and in any event within 24 hours) provide the Other Party with a copy of such communication.

6.4                               Transaction Litigation. Subject to the provisos contained in Section 6.3 expressly eliminating any obligation to take actions that would result in a Materially Burdensome Condition, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of SuperMedia and Dex shall promptly notify the Other Party of such action or proceeding, shall cooperate in all respects with the other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Each of Dex and SuperMedia shall give the Other Party the opportunity to participate in the defense or settlement of any stockholder litigation against such Party and its directors relating to the Mergers and the other transactions contemplated by this Agreement.  No Party shall compromise, settle, come to an arrangement regarding or agree to any of the foregoing regarding any such action or proceeding unless the other Parties have consented in writing.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a Party’s right to terminate this Agreement pursuant to Section 8.1(b) or 8.1(c) so long as such Party has, prior to such termination, complied with its obligations under this Section 6.4.

6.5                               Access to Information.  (a)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of SuperMedia and Dex shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during normal business hours during the period prior to the SuperMedia Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of SuperMedia and Dex shall, and shall cause its Subsidiaries to, make available to the Other Party all other information concerning its business, properties and personnel as the other may reasonably request.  Each of SuperMedia and Dex shall, and shall cause each of its Subsidiaries to, provide to the Other Party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities Laws.  Neither SuperMedia nor Dex nor any of their Subsidiaries shall be required to provide access to or to disclose information where such Party determines in good faith, after consultation with legal counsel, that such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any Law, Order or binding agreement entered into prior to the Original Agreement Date.  The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between SuperMedia and Dex as of May 13, 2010 (the “Confidentiality Agreement”).

(c)                                  No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.6                               Legal Conditions to Merger.  Subject to Section 6.3, each of Dex, Newco and SuperMedia shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers, to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement in a reasonably expeditious manner and (ii) to obtain (and to cooperate with the Other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by SuperMedia, Newco or Dex or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement.

6.7                               Stock Exchange Listing.  Dex shall cause the shares of Newco Common Stock to be issued in the Mergers and such other shares of Newco Common Stock to be reserved for issuance in connection with the Mergers to be approved for listing on the NYSE or the NASDAQ, subject to official notice of issuance, prior to the Dex Effective Time.

6.8                               Indemnification and Insurance.

(a)                                 For a period of at least six years following the SuperMedia Effective Time, the certificate of incorporation and bylaws of the SuperMedia Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification of the (as of or prior to the SuperMedia Effective Time) former directors, officers and employees of SuperMedia than are currently provided in the SuperMedia Charter and the SuperMedia Bylaws, as applicable, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(b)                                 Without limiting the provisions of Section 6.8(a), in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the Original Agreement Date, or who becomes prior to the SuperMedia Effective Time, a director or officer of SuperMedia or any SuperMedia Subsidiary or who is or was serving at the request of SuperMedia or any SuperMedia Subsidiary as a director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of SuperMedia or any SuperMedia Subsidiary, or of another Person at the request of SuperMedia or any SuperMedia Subsidiary, or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the SuperMedia Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto.  From and after the Effective Time, Dex Surviving Company shall indemnify and hold harmless, as and to the fullest extent permitted under applicable Law and any agreement set forth in Section 6.8 of the SuperMedia Disclosure Schedule (an “Indemnification Agreement”), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.  In the event of any such proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the proceeding from Dex Surviving Company to the same extent such Persons have the right to advancement of expenses from SuperMedia as of the Original Agreement Date pursuant to the

SuperMedia Charter and SuperMedia Bylaws or such Person’s Indemnification Agreement (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c)                                  SuperMedia may purchase prior to the SuperMedia Effective Time a fully pre-paid six-year tail policy providing coverage and benefits that is substantially equivalent to the current directors’ and officers’ liability insurance policies maintained on the Original Agreement Date by SuperMedia (complete and accurate copies of which shall have been made available to Dex before such purchase).  If such policies have been obtained, Dex Surviving Company shall or shall cause SuperMedia Surviving Company to maintain such policies in full force and effect. If SuperMedia does not obtain a tail policy, Dex Surviving Company shall cause to be maintained for a period of six years after the Closing Date the current directors’ and officers’ liability insurance policies maintained by SuperMedia; provided, that Dex Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable from an insurance carrier with the same or better credit rating as SuperMedia’s current insurance carrier. Notwithstanding the foregoing, in no event shall Dex Surviving Company or SuperMedia Surviving Company be required to expend for such policies an annual premium greater than 300% of the existing annual premium on SuperMedia’s current directors’ and officers’ liability insurance policies (the “Maximum Amount”); provided, that if SuperMedia Surviving Company is unable to maintain or obtain the insurance called for by this Section 6.8(c), Dex Surviving Company shall cause SuperMedia Surviving Company to obtain as much comparable insurance as available for the applicable Maximum Amount.

(d)                                 In the event that Dex Surviving Company or SuperMedia Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, in each such case, Dex Surviving Company shall, and shall cause (as applicable) SuperMedia Surviving Company to, cause proper provision to be made so that the successors and assigns of Dex Surviving Company or SuperMedia Surviving Company, as applicable, shall expressly assume the obligations of such entity as set forth in this Section 6.8.

(e)                                  The provisions of this Section 6.8 shall survive the SuperMedia Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9                               Additional Agreements.  In case at any time after the SuperMedia Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Dex Surviving Company, on the one hand, and a SuperMedia Subsidiary, on the other) or to vest Dex Surviving Company or SuperMedia Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any party to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Dex.

6.10                        Advice of Changes.  Each of Dex, the Merger Subs and SuperMedia shall promptly advise the other Parties of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.11                        Exemption from Liability Under Section 16(b).  Prior to the Closing Date, Dex and SuperMedia shall take all such steps as may be required to cause the transactions contemplated by this Agreement, including any dispositions of SuperMedia Common Stock or Dex Common Stock (including derivative securities with respect to SuperMedia Common Stock or Dex Common Stock) or acquisitions of Newco Common Stock (including derivative securities with respect to Newco Common Stock), by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SuperMedia or Dex or will become subject to such reporting requirements with respect to Newco, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12                        No Solicitation.

(a)                                 Neither SuperMedia nor Dex (each, a “No-Shop Party”, and with respect to each other, the “Other Party”) shall, and each shall cause its respective Subsidiaries not to, and each shall direct its and its Subsidiaries’ officers, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other retained representative) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate, directly or indirectly (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger (other than the Mergers), share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer), restructuring, recapitalization or similar transactions involving such No-Shop Party or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, (iii) except as contemplated by Section 6.13, take any action to exempt any Person from the restrictions contained in any takeover or similar Law or otherwise cause such restrictions not to apply or (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement or other agreement regarding any Alternative Transaction.  Notwithstanding the foregoing, the Board of Directors of a No-Shop Party shall be permitted, prior to the meeting of stockholders of such No-Shop Party to be held pursuant to Section 6.2, and subject to compliance with the other terms of this Section 6.12 and to first entering into a confidentiality agreement with the Person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to such No-Shop Party than, those contained in the Confidentiality Agreement, to furnish information concerning such No-Shop Party and its Subsidiaries to the Person making such Acquisition Proposal and to consider and participate in discussions and negotiations with respect to such Acquisition Proposal received by such No-

Shop Party, if and only to the extent that (A) such Acquisition Proposal is an unsolicited, bona fide written Acquisition Proposal, (B) such Acquisition Proposal did not result from a breach by such No-Shop Party of this Section 6.12, and (C) the Board of Directors of such No-Shop Party reasonably determines in good faith (after consultation with such No-Shop Party’s outside legal counsel and independent financial advisors) that (x) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (y) failure to do so would be inconsistent with its duties under applicable Laws.  Such No-Shop Party shall promptly provide or make available to the Other Party and its representatives any non-public information provided or made available to such other Person that was not previously provided or made available to the Other Party.

As used in this Agreement, “Alternative Transaction” means, in respect of either No-Shop Party, any of (i) a transaction pursuant to which any Person (or group of Persons) other than the Other Party or its Affiliates, directly or indirectly, acquires or would acquire more than 10 percent of the outstanding shares of SuperMedia Common Stock or Dex Common Stock, as applicable, or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Mergers, whether from such No-Shop Party, or pursuant to a tender offer or exchange offer or otherwise, (ii) any transaction pursuant to which any Person (or group of Persons) other than the Other Party or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiaries of such No-Shop Party and securities of the entity surviving any merger or business combination, including any of its Subsidiaries) of such No-Shop Party or any of its Subsidiaries representing more than ten (10) percent of the fair market value of all the assets, net revenues or net income of such No-Shop Party and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iii) any other merger, consolidation, business combination, restructuring, recapitalization or similar transaction involving such No-Shop Party or any of its subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of SuperMedia Common Stock or Dex Common Stock, as applicable, immediately prior to such transaction do not, in the aggregate, own at least 90 percent of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of SuperMedia Common Stock or Dex Common Stock, as applicable, immediately prior to the consummation thereof.

As used in this Agreement, “Superior Proposal” means, with respect to a No-Shop Party, a bona fide written Acquisition Proposal (with the references to 10 percent included in the definition of Alternative Transaction changed to 50 percent and the reference to 90 percent in clause (iii) of such definition changed to 50 percent) for such No-Shop Party obtained not in violation of this Section 6.12 which the Board of Directors of such No-Shop Party determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account such facts as the Board of Directors considers to be appropriate (including conditions to and expected timing and risks of consummation, the ability of the Person making such proposal to obtain financing for such Acquisition Proposal, and any break-up fees or expense reimbursement provisions), (i) is reasonably likely to be consummated in accordance with its terms, and (ii) if consummated, would result in a transaction more favorable to the holders of common stock of such No-Shop Party than the Mergers.

(b)                                 Other than in accordance with Section 6.12(c) below, the Board of Directors of a No-Shop Party shall not (i) withdraw (or not continue to make) or modify or qualify in a manner adverse to the Other Party, or publicly propose to withdraw (or not continue to make) or modify or qualify in a manner adverse to the Other Party, the SuperMedia Recommendation or the Dex Recommendation, as the case may be, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (iii) fail to recommend against any Acquisition Proposal within two business days upon the request of the Other Party, or (iv) take any other action or make any other public statement that is inconsistent with the SuperMedia Recommendation or Dex Recommendation, as the case may be (any action described in clauses (i) through (iv), taken by the Board of Directors of either SuperMedia or Dex, a “Change in SuperMedia Recommendation” or a “Change in Dex Recommendation”, respectively).

(c)                                  Notwithstanding anything to the contrary in this Section 6.12, at any time prior to obtaining a SuperMedia Stockholder Approval or a Dex Stockholder Approval, as applicable, the Board of Directors of a No-Shop Party may (x) effect a Change in SuperMedia Recommendation or a Change in Dex Recommendation, as applicable, other than in respect of an Acquisition Proposal or (y) effect a Change in SuperMedia Recommendation or a Change in Dex Recommendation, as applicable, in respect of a Acquisition Proposal if the following conditions are met:

(i)             the No-Shop Party has complied in all material respects with its obligations under this Section 6.12 and the Board of Directors of the No-Shop Party has determined in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its duties under applicable Laws;

(ii)          in the case of any action described in clause (x) above, (a) the No-Shop Party has provided prior written notice to the Other Party, at least three business days in advance, of its intention to effect a Change in SuperMedia Recommendation or a Change in Dex Recommendation, as applicable, which notice shall specify in reasonable detail the reasons therefor, (b) prior to effecting such Change in SuperMedia Recommendation or a Change in Dex Recommendation, as applicable, the No-Shop Party shall, and shall cause its legal and financial advisors to, during such three business day period, negotiate with the Other Party in good faith (to the extent the Other Party desires to negotiate) and (c) the Board of Directors of the No-Shop Party shall consider in good faith whether such modifications make a Change in SuperMedia Recommendation or a Change in Dex Recommendation, as applicable, unnecessary; and

(iii)       in the case of any action described in clause (y) above, (a) the Board of Directors of such No-Shop Party has concluded in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the Other Party pursuant to this clause (iii) (if applicable), (b) the No-Shop Party has provided prior written notice to the Other Party, at least three business days in advance (the “Notice Period”), of its intention to effect a Change in SuperMedia Recommendation or a Change in Dex Recommendation, as applicable, and/or to terminate the Agreement, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and contemporaneously with providing such notice shall have provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (c) prior to effecting such Change in SuperMedia Recommendation or Change in Dex Recommendation, as applicable, the No-Shop Party shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with the Other Party in good faith (to the extent the Other Party desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.  In the event that during the Notice Period any revisions are made to the Superior Proposal and the Board of Directors of such No-Shop Party in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the No-Shop Party shall be required to deliver a new written notice to the Other Party and to comply with the requirements of this Section 6.12(c) with respect to such new written notice.

(d)                                 Each No-Shop Party shall notify the Other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to such No-Shop Party or any of its Subsidiaries or for access to the properties, books or records of such No-Shop Party or any of its Subsidiaries by any Person or entity that informs the Board of Directors of such No-Shop Party or any Subsidiary of such No-Shop Party that it is considering making, or has made, an Acquisition Proposal.  Such notice to the Other Party shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of such No-Shop Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal.  Each No-Shop Party shall keep the Other Party fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request, and at all times shall negotiate in good faith with the Other Party regarding possible modifications to the terms of this Agreement which may arise in connection with any Acquisition Proposal.  Each No-Shop Party shall also promptly, and in any event within 24 hours, notify the Other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with this Section 6.12.

(e)                                  Nothing contained in this Section 6.12 shall prohibit a No-Shop Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

(f)                                   Each No-Shop Party and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Other Party) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the Other Party who have been furnished confidential information regarding such No-Shop Party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the Original Agreement Date promptly to return or destroy such information.  Except as may be required by applicable Law, each No-Shop Party agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which such No-Shop Party or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(g)                                  Each No-Shop Party shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of such No-Shop Party or its Subsidiaries are aware of the restrictions described in this Section 6.12 as reasonably necessary to avoid violations thereof.  It is understood that any violation of the restrictions set forth in this Section 6.12 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of a No-Shop Party or its Subsidiaries, at the direction or with the consent of such No-Shop Party or its Subsidiaries, shall be deemed to be a breach of this Section 6.12 by such No-Shop Party.

6.13                        Takeover Statutes.  Each of Dex, the Merger Subs and SuperMedia shall use its reasonable best efforts (i) to take all actions necessary so that no “moratorium,” “control share,” “fair price,” “anti-greenmail,” “takeover,” “interested stockholder” or similar Law is or becomes applicable to the Mergers, or any of the other transactions contemplated by this Agreement and (ii) if any such Law is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement, to take all actions necessary so that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Laws on the Mergers and the other transactions contemplated hereby.

6.14                        Financing Amendments and Cooperation. Each of Dex and SuperMedia shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts (and shall cause its and its respective Subsidiaries’ officers, employees and advisors, including legal and financial advisors and accountants, to cooperate in such efforts) to (i) obtain the consent of the creditors (the “Dex Creditors”) of Dex under (x) the Third Amended and Restated Credit Agreement, dated as of January 30, 2010, and further amended March 9, 2012, among Dex One Corporation, R.H. Donnelley Inc., the lenders party thereto, Deutsche Bank Trust Company Americas and JPMorgan Chase Bank, N.A. (the “RHDI Facility”), (y) the Credit Agreement, dated as of June 6, 2008, as amended and restated as of January 30, 2010, and further amended March 9, 2012, by and among Dex One Corporation, Dex Media, Inc., Dex Media West, Inc.,

Dex Media West LLC, the lenders parties thereto and JPMorgan Chase Bank, N.A. (the “Dex West Facility”), and (z) the Credit Agreement, dated as of October 24, 2007, as amended and restated as of January 30, 2010, and further amended March 9, 2012, by and among Dex Corporation, Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, the lenders parties thereto and JPMorgan Chase Bank, N.A. (the “Dex East Facility,” and collectively, the “Dex Credit Facilities”) to the amendments and extensions of the Dex Credit Facilities described on Exhibit G (the “Dex Financing Amendments”) and to the consummation of the transactions contemplated by this Agreement, (ii) obtain the consent of the creditors (the “SuperMedia Creditors”) of SuperMedia under the Loan Agreement, dated as of December 31, 2009 and amended December 14, 2010 and November 8, 2011, among SuperMedia, the lenders party thereto, and JPMorgan Chase Bank, N.A., (the “SuperMedia Credit Facility”) to the amendments and extension of the SuperMedia Credit Facility described on Exhibit H (the “SuperMedia Financing Amendments”) and to the consummation of the transactions contemplated by this Agreement, (iii) prepare, negotiate and enter into all required documentation with respect to the Dex Financing Amendments and the SuperMedia Financing Amendments on terms and conditions reasonably satisfactory to Dex and SuperMedia, and (iv) satisfy as promptly as reasonably practicable all conditions applicable to it for the completion of the Dex Financing Amendments immediately following the Closing and the SuperMedia Financing Amendments immediately prior to the Closing.  Dex shall permit SuperMedia to participate in any meeting with the Dex Creditors, and SuperMedia shall permit Dex to participate in any meeting with the SuperMedia Creditors, to the extent permitted by such creditors.  Dex and SuperMedia shall cooperate in the preparation of any materials to be provided to the Dex Creditors and the SuperMedia Creditors.  Each Party will promptly provide the Other Party with copies of any communications received from the Dex Creditors or the SuperMedia Creditors, as applicable, and will keep the Other Party apprised of the status of discussions with the Dex Creditors and the SuperMedia Creditors, as applicable, including any request for information received from the Dex Creditors or the SuperMedia Creditors, as applicable, and any requested revisions to the amendments and extensions comprising the Dex Financing Amendments and the SuperMedia Financing Amendments. Subject to recipients of any such information entering into customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement or reasonably acceptable to Dex or SuperMedia, as applicable, each of Dex and SuperMedia shall provide financial and other information regarding Dex and its Subsidiaries or SuperMedia and its Subsidiaries as may be reasonably requested by such creditors.  The Parties shall otherwise cooperate in any manner reasonably requested in connection with the negotiation, arranging and consummation of the Dex Financing Amendments and the SuperMedia Financing Amendments.

6.15                        De-listing and Deregistration.  Prior to the SuperMedia Effective Time, SuperMedia shall cooperate with Dex and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NASDAQ to enable the de-listing by SuperMedia Surviving Company of the SuperMedia Common Stock from the NASDAQ and the deregistration of the SuperMedia Common Stock and other securities of SuperMedia under the Exchange Act and the Securities Act as promptly as practicable after the SuperMedia Effective Time.

6.16                        Assumption of Agreements.  Effective at the SuperMedia Effective Time, Dex Surviving Company shall, and shall cause the SuperMedia Surviving Company to, expressly assume all obligations of SuperMedia arising under (i) SuperMedia’s Amended and Restated Executive Transition Plan, dated as of May 26, 2010, and (ii) any Award Agreement (as such term is defined in SuperMedia’s 2009 Long-Term Incentive Plan) entered into pursuant to SuperMedia’s 2009 Long-Term Incentive Plan.

6.17                        Chapter 11 Process and Solicitations.

(a)                                 Unless there has been a Change in Dex Recommendation, Dex shall, and shall cause its Subsidiaries to, fulfill the obligations set forth for Dex and its Subsidiaries in Section 2.1(a) of that certain Support and Limited Waiver Agreement, dated as of December 5, 2012, by and among Dex, Dex Media, Inc., R.H. Donnelley Inc., Dex Media East, Inc., Dex Media West, Inc., certain other subsidiaries of Dex, JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas and other consenting lenders from time to time parties thereto.  Dex shall, upon reasonable request, advise SuperMedia at least on a daily basis on each of the last ten (10) business days prior to the date of the voting deadline for obtaining the Dex Stockholder Plan Approval, as to the aggregate tally of the votes received by Dex with respect to the Dex Stockholder Plan Approval.  Except where it is not reasonably practicable, Dex shall provide draft copies of all motions or applications and other documents it intends to file with the Bankruptcy Court to SuperMedia at least one (1) business day prior to the date when Dex intends to file any such motion, application or document and shall consult in good faith with SuperMedia regarding the form and substance of any such proposed filing with the Bankruptcy Court.

(b)                                 Unless there has been a Change in SuperMedia Recommendation, SuperMedia shall, and shall cause its Subsidiaries to, fulfill the obligations set forth for SuperMedia and its Subsidiaries in Section 2.1(a) of that certain Support and Limited Waiver Agreement, dated as of December 5, 2012, by and among SuperMedia, JPMorgan Chase Bank, N.A and other consenting lenders from time to time parties thereto.  SuperMedia shall, upon reasonable request, advise Dex at least on a daily basis on each of the last ten (10) business days prior to the date of the voting deadline for obtaining the SuperMedia Stockholder Plan Approval, as to the aggregate tally of the votes received by SuperMedia with respect to the SuperMedia Stockholder Plan Approval.  Except where it is not reasonably practicable, SuperMedia shall provide draft copies of all motions or applications and other documents it intends to file with the Bankruptcy Court to Dex at least one (1) business day prior to the date when SuperMedia intends to file any such motion, application or document and shall consult in good faith with Dex regarding the form and substance of any such proposed filing with the Bankruptcy Court.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of the Parties to effect the Mergers and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Dex Effective Time of the following conditions:

(a)                                 Stockholder Approval.  Unless SuperMedia has commenced Chapter 11 Cases pursuant to Section 6.17, the SuperMedia Stockholder Merger Approval shall have been obtained, and, unless Dex has commenced Chapter 11 Cases pursuant to Section 6.17, the Dex Stockholder Merger Approval shall have been obtained.

(b)                                 Stock Exchange Listing.  The shares of Newco Common Stock to be issued to the holders of SuperMedia Common Stock and Dex Common Stock upon consummation of the Mergers and such other shares of Newco Common Stock to be reserved for issuance in connection with the Mergers shall have been authorized for listing on the NYSE or the NASDAQ, subject to official notice of issuance.

(c)                                  Required Approvals.  (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other approvals set forth in Sections 3.4 and 4.4 required to be obtained for the consummation, as of the Closing Date, of the Mergers and the other transactions contemplated by this Agreement, other than any approvals the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on SuperMedia or Dex, shall have been obtained (all such approvals and the expiration or termination of all such waiting periods being referred to as the “Requisite Approvals”).

(d)                                 Dex Financing Amendments.  Unless Dex has commenced Chapter 11 Cases pursuant to Section 6.17, any necessary consents of the Dex Creditors to the consummation of the transactions contemplated by this Agreement shall have been obtained and each of the Dex Financing Amendments shall have been agreed and executed by 100% of the Dex Creditors holding applicable debt (collectively, the “Dex Creditor Financing Amendment Approval”), to become effective immediately following the Closing.  To the extent that the terms of any such Dex Financing Amendment shall differ from those described on Exhibit G, such differences shall be reasonably acceptable to each of Dex and SuperMedia.

(e)                                  SuperMedia Financing Amendment.  Unless SuperMedia has commenced Chapter 11 Cases pursuant to Section 6.17, any necessary consents of the SuperMedia Creditors to the consummation of the transactions contemplated by this Agreement shall have been obtained and the SuperMedia Financing Amendment shall have been agreed and executed by 100% of the SuperMedia Creditors holding applicable debt (collectively, the “SuperMedia Creditor Financing Amendment Approval”), to become effective prior to the Closing.  To the extent that the terms of any such SuperMedia Financing Amendment shall differ from those described on Exhibit H, such differences shall be reasonably acceptable to each of Dex and SuperMedia.

(f)                                   Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(g)                                  No Injunctions or Restraints; Illegality.  No Order (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation or

Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Mergers.

(h)                                 No Materially Burdensome Condition.  None of the Requisite Approvals shall have resulted in the imposition of a Materially Burdensome Condition.

(i)                                     Tax Sharing Agreement.  Dex (and its Subsidiaries) and SuperMedia (and its Subsidiaries) shall have entered into a tax sharing agreement substantially in the form set forth in Exhibit I.

(j)                                    Shared Services Agreement.  Dex (and its Subsidiaries) and SuperMedia (and its Subsidiaries) shall have entered into a shared services agreement substantially in the form set forth in Exhibit J.

(k)                                 Dex Surviving Company Board Composition.  All steps shall have been taken (including obtaining any necessary resignations and approval of any necessary appointments) so that the Board of Directors of Dex Surviving Company shall, effective upon the SuperMedia Effective Time, be composed as described in Section 1.7.

(l)                                     Confirmation of Chapter 11 Plans.  If SuperMedia has commenced Chapter 11 Cases pursuant to Section 6.17, the Bankruptcy Court shall have issued orders confirming a pre-packaged chapter 11 plan of reorganization for SuperMedia and certain of its Subsidiaries substantially in the form set forth in Exhibit K (the “SuperMedia Pre-Pack Plan”), and, if Dex has commenced Chapter 11 Cases pursuant to Section 6.17, the Bankruptcy Court shall have issued orders confirming a pre-packaged chapter 11 plan of reorganization for Dex and certain of its Subsidiaries substantially in the form set forth in Exhibit L (the “Dex Pre-Pack Plan”).

(m)                             Dex Merger.  With respect to the obligation of the Parties to effect the SuperMedia Merger, the Dex Merger shall have been consummated.

7.2                               Conditions to Obligations of Dex, Newco and Merger Sub.  The obligation of Dex, Newco and Merger Sub to effect the Mergers and the other transactions contemplated by this Agreement is also subject to the satisfaction, or waiver by Dex, Newco or Merger Sub, as the case may be, at or prior to the Closing Date, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of SuperMedia set forth in this Agreement shall be true and correct as of the Original Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the Original Agreement Date or another date shall be true and correct only as of such date); provided, however, that no representation or warranty of SuperMedia shall be deemed untrue or incorrect as of the Closing Date for purposes hereunder if such breach is a consequence of the filing of any Chapter 11 Cases pursuant to Section 6.17; provided, further, that no representation or warranty of SuperMedia (other than representations or warranties contained in Sections 3.1(a) (first sentence only), 3.2, 3.3(a) and 3.7, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of SuperMedia (other than representations or warranties contained in Sections 3.1(a) (first sentence only), 3.2, 3.3(a) and 3.7), has had or would reasonably be expected to result in a Material Adverse Effect on SuperMedia; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Dex shall have received a certificate signed on behalf of SuperMedia by the Chief Executive Officer or the Chief Financial Officer of SuperMedia to the foregoing effect.

(b)                                 Performance of Obligations of SuperMedia.  SuperMedia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Dex shall have received a certificate signed on behalf of SuperMedia by the Chief Executive Officer or the Chief Financial Officer of SuperMedia to such effect.

(c)                                  No Material Adverse Effect on SuperMedia.  Since the Original Agreement Date, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably expected to have, a Material Adverse Effect on SuperMedia.

7.3                               Conditions to Obligations of SuperMedia.  The obligation of SuperMedia to effect the SuperMedia Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction or waiver by SuperMedia at or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Dex and Merger Subs set forth in this Agreement shall be true and correct as of the Original Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the Original Agreement Date or another date shall be true and correct only as of such date); provided, however, that no representation or warranty of Dex or Merger Subs shall be deemed untrue or incorrect as of the Closing Date for purposes hereunder if such breach is a consequence of the filing of any Chapter 11 Cases pursuant to Section 6.17; provided, further, that no representation or warranty of Dex, Newco or Merger Sub (other than representations or warranties in Sections 4.1(a) (first sentence only), 4.1(c)(i) (as it relates to Merger Subs only), 4.2, 4.3(a) and 4.7, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Dex, Newco or Merger Sub (other than representations or warranties in Sections 4.1(a) (first sentence only), 4.1(c)(i) (as it relates to Merger Subs only), 4.2, 4.3(a) and 4.7), has had or would reasonably be expected to result in a Material Adverse Effect on Dex; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material

Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and SuperMedia shall have received a certificate signed on behalf of Dex by the Chief Executive Officer or the Chief Financial Officer of Dex to the foregoing effect.

(b)                                 Performance of Obligations of Dex and Merger Subs.  Each of Dex, Newco and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SuperMedia shall have received a certificate signed on behalf of Dex by the Chief Executive Officer or the Chief Financial Officer of Dex to such effect.

(c)                                  No Material Adverse Effect on Dex.  Since the Original Agreement Date, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably expected to have, a Material Adverse Effect on Dex.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Dex Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of SuperMedia or Dex:

(a)                                 by mutual consent of SuperMedia and Dex in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b)                                 by either the Board of Directors of SuperMedia or the Board of Directors of Dex if any Governmental Entity that must grant a Requisite Approval has denied approval of the Mergers and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations pursuant to Section 6.4 with respect to such denial or Order;

(c)                                  by either the Board of Directors of SuperMedia or the Board of Directors of Dex if the Mergers shall not have been consummated on or before June 30, 2013 (the “Outside Date”); provided that a Party shall not be entitled to terminate under this clause (c) if the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d)                                 by either the Board of Directors of Dex or the Board of Directors of SuperMedia if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of (i) SuperMedia, in the case of a termination by Dex, or (ii) Dex, Newco or Merger Sub, in the case of a termination by SuperMedia, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.1, 7.2 or

7.3, as the case may be, and which is not cured within 30 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; provided that the terminating Party shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if, at the time of such termination, there exists a breach or breaches of any representation, warranty, covenant or agreement of such terminating Party contained in this Agreement that, individually or in the aggregate, would result in the closing conditions set forth in Section 7.1 or 7.2, with respect to a termination by SuperMedia, or in Section 7.1 or 7.3, with respect to a termination by Dex, not to be satisfied;

(e)                                  by the Board of Directors of Dex if (x) SuperMedia has failed to make the SuperMedia Recommendation or to include the SuperMedia Recommendation in the Joint Proxy Statement, or has effected a Change in SuperMedia Recommendation or (y) a tender offer or exchange offer that would, if consummated, constitute an Acquisition Proposal shall have been commenced by a Person unaffiliated with Dex, and SuperMedia shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first published, sent or given, a statement recommending that its stockholders reject such tender or exchange offer;

(f)                                   by the Board of Directors of SuperMedia if (x) Dex has failed to make the Dex Recommendation or to include the Dex Recommendation in the Joint Proxy Statement, or has effected a Change in Dex Recommendation or (y) a tender offer or exchange offer that would, if consummated, constitute an Acquisition Proposal shall have been commenced by a Person unaffiliated with SuperMedia, and Dex shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first published, sent or given, a statement recommending that its stockholders reject such tender or exchange offer;

(g)                                  by either the Board of Directors of Dex or the Board of Directors of SuperMedia, if, as of the date of the SuperMedia Stockholder Meeting or the Dex Stockholder Meeting, whichever is later (and taking into account any postponement or adjournment in which a vote on SuperMedia Stockholder Merger Approval or the Dex Stockholder Merger Approval, as applicable, is taken), either (i) the necessary Dex Stockholder Approval has not been obtained because either (x) neither the Dex Stockholder Merger Approval nor the Dex Stockholder Plan Approval has been obtained or (y) the Dex Stockholder Merger Approval has been obtained, but neither the Dex Creditor Financing Amendment Approval nor the Dex Stockholder Plan Approval has been obtained, or (ii) the necessary SuperMedia Stockholder Approval has not been obtained because either (x) neither the SuperMedia Stockholder Merger Approval nor the SuperMedia Stockholder Plan Approval has been obtained or (y) the SuperMedia Stockholder Merger Approval has been obtained, but neither the SuperMedia Creditor Financing Amendment Approval nor the SuperMedia Stockholder Plan Approval has been obtained;

(h)                                 by the Board of Directors of Dex, if it determines in good faith (i) that the conditions set forth in either Section 7.1(d) or Section 7.1(e) will not be satisfied prior to the Outside Date and that the Dex Creditor Plan Approval (if the conditions in Section 7.1(d) will not be satisfied) or the SuperMedia Creditor Plan Approval (if the conditions in Section 7.1(e) will not be satisfied) will not be obtained prior to May 31, 2013; or (ii) if Chapter 11 Cases have been filed with respect to SuperMedia or Dex, that the SuperMedia Pre-Pack Plan or the Dex Pre-Pack Plan, as applicable, will not become effective prior to the Outside Date; or

(i)                                     by the Board of Directors of SuperMedia, if it determines in good faith (i) that the conditions set forth in either Section 7.1(d) or Section 7.1(e) will not be satisfied prior to the Outside Date and that the Dex Creditor Plan Approval (if the conditions in Section 7.1(d) will not be satisfied) or the SuperMedia Creditor Plan Approval (if the conditions in Section 7.1(e) will not be satisfied) will not be obtained prior to May 31, 2013, or (ii) if Chapter 11 Cases have been filed with respect to SuperMedia or Dex, that the SuperMedia Pre-Pack Plan or the Dex Pre-Pack Plan, as applicable, will not become effective prior to the Outside Date.

Any Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than any termination pursuant to Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

For purposes of this Agreement:

(i)             “Dex Creditor Plan Approval” means the acceptance by each of the following of the Dex Pre-Pack Plan: (1) Dex Creditors holding at least two-thirds in amount and more than one half in number of the allowed claims under the RHDI Facility; (2) Dex Creditors holding at least two-thirds in amount and more than one half in number of the allowed claims under the Dex East Facility; and (3) Dex Creditors holding at least two-thirds in amount and more than one half in number of the allowed claims under the Dex West Facility, in each case, of those creditors who vote on the Dex Pre-Pack Plan; and

(ii)          “SuperMedia Creditor Plan Approval” means acceptance of the SuperMedia Pre-Pack Plan by SuperMedia Creditors holding at least two-thirds in amount and more than one half in number of the allowed claims under the SuperMedia Credit Facility of those creditors who vote on the SuperMedia Pre-Pack Plan.

8.2                               Effect of Termination.  In the event of termination of this Agreement by either SuperMedia or Dex as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of SuperMedia, Dex, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.5(b), 8.2, and 8.3, and Article IX (other than Section 9.8) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no Party shall be relieved or released from any liabilities or damages arising out of fraud or its willful breach of any provision of this Agreement.

8.3                               Expense Reimbursement.  (a)  In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the stockholders of SuperMedia or Dex, as applicable, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving SuperMedia or Dex, as applicable, in each case after the Original Agreement Date (the Party to which this clause (i) applies is referred to in this Section 8.3(a) as the “applicable party”), (ii) thereafter this Agreement is terminated (A) pursuant to Sections 8.1(c) or 8.1(g), in each case following the failure to receive the requisite approval of the applicable party’s stockholders, (B) pursuant to Section 8.1(d) as a result of a breach by the applicable party or (C) pursuant to Sections 8.1(c), 8.1(h) or 8.1(i), in each case following the failure to receive the approval of the requisite Dex Creditors (if Dex is the applicable party) or SuperMedia Creditors (if SuperMedia is the applicable party) to the Mergers and the Dex Financing Amendments or the SuperMedia Financing Amendment or to the Dex Pre-Pack Plan or the SuperMedia Pre-Pack Plan, as applicable, and (iii) prior to the date that is twelve (12) months after the date of such termination the applicable party consummates an Alternative Transaction or enters into any definitive agreement related to an Alternative Transaction, then the applicable party shall on the date an Alternative Transaction is consummated or any such definitive agreement is entered into, pay the Other Party all of the documented, reasonable out-of-pocket expenses (including legal fees and expenses and advisor and consultant fees and expenses) incurred by such Other Party in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $7.5 million (the “Expense Reimbursement”) by wire transfer of same day funds; provided, that for the purposes of this Section 8.3, all percentages in the definition of Alternative Transaction shall be replaced with 50%.

(b)                                 In the event this Agreement is terminated by Dex pursuant to Section 8.1(e), then SuperMedia shall pay Dex the Expense Reimbursement by wire transfer of same day funds on the date of termination.  In the event this Agreement is terminated by SuperMedia pursuant to Section 8.1(f), then Dex shall pay SuperMedia the Expense Reimbursement by wire transfer of same day funds on the date of termination.  For purposes of this Section 8.3(b), if this Agreement is terminated pursuant to Section 8.1(g), 8.1(h), or 8.1(i) and at such time this Agreement could have terminated by Dex pursuant to Section 8.1(e) or by SuperMedia pursuant to Section 8.1(f), as applicable, the Expense Reimbursement shall be paid as if the Agreement had been terminated pursuant to Section 8.1(e) or Section 8.1(f), as applicable.

(c)                                  Each of Dex and SuperMedia acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Other Party would not enter into this Agreement.  If any Party fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, the Other Party commences a suit which results in a judgment against such first Party for the amount set forth in this Section 8.3, the Other Party shall pay to such first Party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on any unpaid amount of the Expense Reimbursement at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made, calculated on a daily basis from the date the Expense Reimbursement was required to be paid until the date of the actual payment.

(d)                                 In no event shall any Party be required to pay the Expense Reimbursement on more than one occasion.

8.4                               Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of SuperMedia or Dex; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of SuperMedia or Dex, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5                               Extension; Waiver.  At any time prior to the Dex Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of SuperMedia and Dex, there may not be, without further approval of such stockholders any extension or waiver of this Agreement or any portion hereof that changes the amount or form of the consideration to be delivered to the holders of SuperMedia Common Stock or Dex Common Stock under this Agreement, other than as contemplated by this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the SuperMedia Effective Time, except for Articles I, II and IX and Sections 6.8 and 6.9.

9.2                               Expenses.  Except as provided in Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, all filing and other fees paid to the SEC in connection with the Mergers and, if necessary, all HSR Act filing fees, shall be borne equally by SuperMedia and Dex.

9.3                               Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                             if to SuperMedia, to:

SuperMedia Inc.

2200 W. Airfield Drive, P.O. Box 619810

D/FW Airport, Texas 75261

Attention:                                   Chief Executive Officer

Facsimile:                                   (972) 453-6039

with a copy to:

Fulbright & Jaworski LLP

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201-2784

Attention:                                 Corporate Section Head

Facsimile:                                 (214) 855-8200

and to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:                                 William A. Groll, Esq.

Facsimile:                                 (212) 225-3999

(b)                             if to Dex, Newco or Merger Sub, to:

Dex Corporation
1001 Winstead Drive

Cary, North Carolina 27513

Attention:                                   Chief Executive Officer

Facsimile:                                   (919) 297-1518

with a copy to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention:                                 Richard W. Porter, P.C.

R. Henry Kleeman, Esq.

Facsimile:                                 (312) 862-2200

9.4                               Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The SuperMedia Disclosure Schedule and the Dex Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.5                               Counterparts.  This Agreement may be executed in two or more counterparts (including by means of telecopied or electronically transmitted signature pages), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

9.6                               Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7                               Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles which would require the application of any other State’s laws.  The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the state of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.4 shall be deemed effective service of process on such Party.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8                               Publicity.

(a)                                 The initial press release regarding the Mergers shall be a joint press release by SuperMedia and Dex and thereafter SuperMedia and Dex each shall consult with the other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Mergers or any other transactions contemplated by this Agreement.  No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing Party determines it is required to do so by applicable Law or any listing agreement with the NYSE or the NASDAQ, in which case such Party shall use all reasonable efforts to consult with the Other Party before issuing any such release or making any such public statement.

(b)                                 Upon the request of either Party, (i) SuperMedia and Dex shall promptly prepare a mutually acceptable joint written presentation to Institutional Shareholder Services and/or Glass Lewis recommending this Agreement and the transactions contemplated hereby, including the Mergers, and (ii) SuperMedia and Dex shall request a meeting with Institutional Shareholder Services and/or Glass Lewis for purposes of obtaining its recommendation of the adoption of this Agreement by SuperMedia’s and Dex’s stockholders.

(c)                                  Before any Merger Communication of SuperMedia or Dex or any of its respective “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other Third Party or otherwise made accessible on the website of SuperMedia or Dex, as applicable or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of SuperMedia or Dex, as applicable or any such participant, as a script in discussions or meetings with any such Third Parties, each of SuperMedia and Dex shall (or shall cause any such participant to) cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act. SuperMedia and Dex shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the Other Party and its counsel on any such Merger Communication.

(d)                                 For purposes of this Agreement, “Merger Communication” means any document or other written communication prepared by or on behalf of SuperMedia or Dex or any Subsidiary thereof, or any document or other material or information posted or made accessible on the website of SuperMedia or Dex (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of SuperMedia or Dex, as applicable, could reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Mergers.  “Third Party” means any Person or group other than SuperMedia, the SuperMedia Subsidiaries, Dex or the Dex Subsidiaries.

9.9                               Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement. Notwithstanding the foregoing, after the Closing any holder of SuperMedia Common Stock or Dex Common Stock shall be entitled to enforce the provisions of Article II solely to the extent necessary to receive the SuperMedia Merger Consideration or Dex Merger Consideration, as the case may be, to which such holder is entitled thereunder.

9.10                        Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the state of Delaware in addition to any other remedy to which they are entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

9.11                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Dex, Newco, Merger Sub and SuperMedia have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

DEX ONE CORPORATION

By:	/s/ Alfred T. Mockett
	Name:	Alfred T. Mockett
	Title:	President & Chief Executive Officer

NEWDEX, INC.

By:	/s/ Alfred T. Mockett
	Name:	Alfred T. Mockett
	Title:	President & Chief Executive Officer

SPRUCE ACQUISITION SUB, INC.

By:	/s/ Alfred T. Mockett
	Name:	Alfred T. Mockett
	Title:	President & Chief Executive Officer

Amended and Restated Agreement and Plan of Merger Signature Page

SUPERMEDIA INC.

By:	/s/ Peter McDonald
	Name:	Peter McDonald
	Title:	President & Chief Executive Officer

Amended and Restated Agreement and Plan of Merger Signature Page

Exhibit A

Form of Dex Surviving Company Certificate of Incorporation

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEWDEX, INC.

(originally incorporated on August 17, 2012, under the name Newdex, Inc.)

1. Name. The name of the corporation is Dex Media Inc. (the “Corporation”).

2. Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at 1201 North Market Street, 18th Floor, Post Office Box 1347, in the City of Wilmington, County of New Castle (19801). The name of its registered agent at such address is Delaware Corporation Organizers, Inc.

3. Nature of Business; Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) shares, consisting of: (a) Three Hundred Million (300,000,000) shares of common stock, $.001 par value per share (the “Common Stock”); and (b) Ten Million (10,000,000) shares of preferred stock, $.001 par value per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

A. Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Article 4.B, or (iii) by resolutions, if any, of the Board of Directors fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of any series of Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock. Subject to the rights and preferences of any series of Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Each share of Common Stock shall share equally, subject to the rights and preferences of any series of outstanding Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

B. Preferred Stock. The Preferred Stock may be issued at any time and from time to time in one or more series. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is hereby expressly authorized to fix from time to time by resolution or resolutions, the designation of any series of Preferred Stock (which may be distinguished by number, letter or title) and the number of shares of any series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such series, including, without limitation, to provide that any such series may be: (i) subject to redemption (including any sinking or purchase fund) at such time or times and at such price or prices or rate or rates, and with such adjustments; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, at such price or prices or at such rate or rates of conversion or exchange and any adjustments thereto; or (v) entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including additional shares of such series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of the Corporation of any outstanding stock of the Corporation; all as may be stated in such resolution or resolutions. Further, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

[C. Non-Voting Stock. Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.](1)

(1)  Bracketed text to be included only if Newdex files for Chapter 11 bankruptcy and the Dex Merger (as defined in the Amended and Restated Agreement and Plan of Merger, dated as of December 5, 2012, by and among Dex One Corporation, Newdex, Inc., Spruce Acquisition Sub, Inc. and SuperMedia Inc.) is consummated through such Chapter 11 bankruptcy.

5. Board of Directors.

A. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Directors need not be stockholders of the Corporation or residents of the State of Delaware. Elections of directors need not be by ballot.

B. Number. Except as otherwise provided by resolutions, if any, of the Board of Directors fixing the relative powers, preferences and rights and the qualification, limitations or restrictions of any series of Preferred Stock, the number of directors constituting the Board of Directors shall be not less than 3 directors, the exact number of directors to be fixed by, or in the manner provided in, the Bylaws of the Corporation. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

C. Committees. The Board of Directors may, in the manner provided in the Bylaws of the Corporation, designate one or more committees which, to the extent provided in the Bylaws of the Corporation or any resolution of the Board of Directors, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation to the full extent permitted by law, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

D. Bylaws. Subject to any limitations that may be imposed by the stockholders, the Board of Directors shall have power to make, alter, amend or repeal any or all of the Bylaws of the Corporation in the manner and subject to the approval requirement set forth in the Bylaws.

6. Preemptive Rights. No holder of shares of stock of the Corporation of any class shall have any preemptive right or be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock or any securities of any kind whatsoever, whether now or hereafter authorized.

7. Stockholder Action Without a Meeting. Except as otherwise provided by resolutions, if any, of the Board of Directors fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of any series of Preferred Stock, no action may be taken by stockholders of the Corporation, except at an annual or special meeting of stockholders of the Corporation, and stockholder action by written consent is prohibited.

8. Personal Liability. No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal, amendment or modification of this Article 8 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 8 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect (or eliminate or reduce) any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any event or act or omission of such director occurring prior to, such repeal, amendment or modification or adoption of such inconsistent provision with respect to events, acts or omissions occurring prior to such repeal, amendment or modification or adoption of such inconsistent provision, or if applicable, modification of law.

9. Right to Indemnification.

A. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, company, limited liability company, joint venture, trust, non-profit entity or other enterprise, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving, at the request of the Corporation, as a director, officer, employee or agent, against all liability and loss suffered (including judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Article 9.C, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

B. Prepayment of Expenses of Directors and Officers. The Corporation shall pay or reimburse (on an unsecured basis) an Indemnified Person for the reasonable expenses (including attorneys’ fees) actually incurred by such Indemnified Person in connection with any such Proceeding in advance of its final disposition or final judicial decision (hereinafter an “advancement of expenses”); provided, however, that, if and to the extent required by law, such payment or reimbursement of expenses in advance of the final disposition of or final judicial decision regarding the Proceeding shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined at final disposition or by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such

Indemnified Person is not entitled to be indemnified for such expenses under this Article 9 or otherwise.

C. Claims. If a claim for indemnification or advancement of expenses under this Article 9 is not paid in full by the Corporation within 30 days after a written claim by the Indemnified Person has been received by the Corporation, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any action brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Further, in any action brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking by an Indemnified Person, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnified Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such an action brought by the Indemnified Person, be a defense to such action. In any action brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article 9 or otherwise shall be on the Corporation.

D. Contract Right; Non-Exclusivity of Rights. The rights conferred by Article 9.A and Article 9.B shall be contract rights that shall fully vest at the time the Indemnified Person first assumes such Indemnified Person’s position as a director or officer of the Corporation. The rights conferred on any person by this Article 9 shall not be exclusive of any other rights which such person may have under the Corporation’s certificate of incorporation prior to the effectiveness of this Amended and Restated Certificate of Incorporation or may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

E. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, manager, employee or agent of the Corporation or another corporation, or of a partnership, company, limited liability company, joint venture, trust, non-profit entity or other enterprise (including any employee benefit plan) against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law, this Article 9 or otherwise.

F. Indemnification of and Advancement of Expenses of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article 9 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

G. Limitations. The Corporation shall not be liable under this Article 9 to make any payment in connection with any claim made against the Indemnified Person (or pay or reimburse any expenses to any Indemnified Person) to the extent the Indemnified Person has otherwise actually received payment (under any insurance policy, other right of indemnity or agreement or otherwise) of the amounts otherwise indemnifiable or payable hereunder. The Corporation shall not be liable to indemnify any Indemnified Person under this Article 9: (a) for any amounts paid in settlement of any Proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld or delayed, or (b) for any judicial award if the Corporation was not given a reasonably timely opportunity to participate, at its expense, in the defense of such action, but only to the extent that the failure to be given such reasonably timely opportunity actually and materially prejudiced the Corporation’s ability to defend such action.

H. Subrogation. In the event of payment under this Article 9, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Corporation effectively to bring suit to enforce such rights.

I. Amendment or Repeal; Successors. No amendment, modification or repeal of the provisions of this Article 9, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 9, nor to the fullest extent permitted by applicable law, any modification of law, shall adversely affect (or eliminate or reduce) any right or protection hereunder of any person in respect of any event, act or omission occurring prior to the time of such amendment, modification or repeal, or adoption of any inconsistent provision or, if applicable, modification of law (regardless of when any Proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). The rights conferred by this Article 9 shall inure to the benefit of any Indemnified Person (and shall continue as to an Indemnified Person who has ceased to be a director or officer) and such person’s legal representatives, executors, administrators, heirs, devises and legatees. For purposes of this Article, references to “the Corporation” shall include any constituent corporation absorbed in a merger with this Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to this Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

10. Amendment or Repeal of Articles 3, 5, 7, 8, 9, 10, or 12. The amendment, alteration or repeal of Articles 3, 5, 7, 8, 9, 10, or 12 of this Amended and Restated Certificate of Incorporation shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; all other amendments to this Amended and Restated Certificate of Incorporation shall require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

11. Registered Holders. The Corporation shall be entitled to treat the person in whose name any share of stock or any warrant, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share, warrant, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided otherwise by law.

12. DGCL Section 203. The Corporation hereby elects to be governed by Section 203 of the DGCL.

13. Restrictions on Transfers of Shares.

A. Definitions. As used in this Article 13, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation §§ 1.382-2T, 1.382-3 and 1.382-4 shall include any successor provisions):

(a) “4.9-percent Transaction” means any Transfer described in clause (a) or (b) of Article 13.B.

(b) “4.9-percent Shareholder” a Person with a Percentage Share Ownership of 4.9% or more.

(c) “Agent” has the meaning set forth in Article 13.E.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

(e) “Common Shares” means any interest in Common Stock of the Corporation.

(f) “Corporation Security” or “Corporation Securities” means (i) Common Shares, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v) and 1.382-4) to purchase Securities of the Corporation, and (iv) any Shares.

(g) “Effective Date” means the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

(h) “Excess Securities” has the meaning given such term in Article 13.D.

(i) “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article 13 is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, (iii) such date as the Board of Directors shall in good faith determine that it is in the best interests of the Corporation and its stockholders for the transfer limitations in this Article 13 to expire, or (iv) the date that is three years after the Effective Date.

(j) “Percentage Share Ownership” means the percentage Share Ownership interest of any Person for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation §§ 1.382-2T(g), (h), and (k) and 1.382-4 or any successor provision.  For the sole purpose of determining the Percentage Share Ownership of any entity (and not for the purpose of determining the Percentage Share Ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation §1.382-2T(h)(2)(i)(A).

(k) “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity; provided, however, that the term Person shall not include a Public Group.

(l) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(m) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article 13.

(n) “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(o) “Purported Transferee” has the meaning set forth in Article 13.D.

(p) “Securities” and “Security” each has the meaning set forth in Article 13.G.

(q) “Share Ownership” means any direct or indirect ownership of Shares, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(r) “Shares” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(s) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(t) “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Share Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v) and 1.382-4). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Shares by the Corporation.

(u) “Transferee” means any Person to whom Corporation Securities are Transferred.

(v) “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

B. Transfer And Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this Article 13 any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, subject to the exceptions set forth in Article 13.C, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of related Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 4.9-percent Shareholder or (b) the Percentage Share Ownership in the Corporation of any 4.9-percent Shareholder would be (i) increased or (ii) decreased.

C. Exceptions. The restrictions set forth in Article 13.B shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. The Board of Directors shall be deemed to have consented to any such proposed Transfer within 20 days of receiving written notice, unless the Board of Directors determines in good faith based on their reasonable assessment that the proposed Transfer could jeopardize the realization of the Tax Benefits and the transferor has been notified of such determination; provided that the Board of Directors may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article 13 through duly authorized officers or agents of the Corporation. Nothing in this Article 13.C shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

D. Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).

Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of a stockholder of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Article 13.E or until an approval is obtained under Article 13.C. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Article 13.D or Article 13.E shall also be a Prohibited Transfer.

(b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its share transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article 13, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of shares and other evidence that a Transfer will not be prohibited by this Article 13 as a condition to registering any transfer.

E. Transfer To Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent to the Purported Transferee within 20 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”).

(a) In the case of a Prohibited Transfer described in Article 13.B(b)(i), the Agent shall thereupon sell to a buyer or buyers (which may include the Corporation) the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Article 13.F if the Agent rather than the Purported Transferee had resold the Excess Securities.

(b) In the case of a Prohibited Transfer described in Article 13.B(b)(ii), the transferor of such Prohibited Transfer (the “Purported Transferor”) shall also deliver to the Agent the sales proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the Purported Transferee is determinable (other than with respect to a transaction entered into through the facilities of a national securities exchange), the Agent shall, to the extent possible, return the Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sales proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost of any Excess Securities returned in accordance with Article 13.F. If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses (as described in Article 13.F), the Purported Transferor shall promptly fund such amounts upon demand by the Agent.

F. Application Of Proceeds And Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer or, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, which amount shall be determined at the discretion of the Board of Directors); and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Article 13.F. In no event shall the proceeds of any sale of Excess Securities pursuant to this Article 13.F inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

G. Modification Of Remedies For Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 4.9-percent Shareholder to violate a restriction on Transfers provided for in this Article 13, the application of Article 13.E and Article 13.F shall be modified as described in this Article 13.G.

(a) In such case where the Prohibited Transfer is described in Article 13.B(b)(i), no such 4.9-percent Shareholder shall be required to dispose of any interest that is not a Security, but such 4.9-percent Shareholder and/or any Person whose ownership of Securities is attributed to such 4.9-percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Shareholder, following such disposition, not to be in violation of this Article 13. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Article 13.E and Article 13.F, except that the maximum aggregate amount payable either to such 4.9-percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.9-percent Shareholder or such other Person.

(b) In such case where the Prohibited Transfer is described in Article 13.B(b)(ii), no such 4.9-percent Shareholder shall be required to acquire any interest that is not a Security, but such 4.9-percent Shareholder and/or any Person whose ownership of Securities is attributed to such 4.9-percent Shareholder shall be deemed to have acquired and shall be required to acquire sufficient Securities (which Securities shall be acquired in the inverse order in which they were disposed of) to cause such 4.9-percent Shareholder, following such acquisition, not to be in violation of this Article 13. Such acquisition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be acquired shall be considered acquired through the Agent as provided in Article 13.E. All expenses incurred by the Agent in acquiring such Securities shall be paid out of any amounts due such 4.9-percent Shareholder or such other Person.

The purpose of this Article 13.G is to extend the restrictions in Article 13.B and Article 13.E to situations in which there is a 4.9-percent Transaction without a direct Transfer of Securities, and this Article 13.G, along with the other provisions of this Article 13, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

H. Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof or the Purported Transferor fails to surrender the sale proceeds from the Prohibited Transfer to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Article 13.E, then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Article 13.H shall (i) be deemed inconsistent with any Transfer of the

Excess Securities provided in this Article 13 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Article 13.E to constitute a waiver or loss of any right of the Corporation under this Article 13. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 13.

I. Obligation To Provide Information. As a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may reasonably request from time to time in order to determine compliance with this Article 13 or the status of the Tax Benefits of the Corporation and the Corporation shall keep such information confidential.

J. Legends. The Board of Directors shall require that any certificates issued by the Corporation evidencing ownership of Corporation Securities that are subject to the restrictions on transfer and ownership contained in this Article 13 bear the following legend:

“THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 4.9 PERCENT SHAREHOLDER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND, AS APPLICABLE, EITHER (I) THE PURPORTED TRANSFEREE OF THE SHARES WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT OR (II) THE PURPORTED TRANSFEROR OF THE SHARES WILL BE REQUIRED TO SURRENDER THE SALE PROCEEDS OF THE PROHIBITED TRANSFER TO THE CORPORATION’S AGENT AND THE CORPORATION’S AGENT SHALL USE SUCH PROCEEDS TO ACQUIRE ON BEHALF OF THE PURPORTED TRANSFEROR AN AMOUNT OF SHARES IN REPLACEMENT OF THE EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) SOLD BY THE PURPORTED TRANSFEROR. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, AS APPLICABLE, EITHER (A) THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE

CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE 4.9 PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS OR (B) THE PURPORTED TRANSFEROR OF THE SECURITIES WILL BE REQUIRED TO ACQUIRE SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE 4.9 PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

K. Authority Of Board Of Directors. The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article 13, including, without limitation, (i) the identification of 4.9-percent Shareholders, (ii) whether a Transfer is a 4.9-percent Transaction or a Prohibited Transfer, (iii) the Percentage Share Ownership in the Corporation of any 4.9-percent Shareholder, (iv) whether an instrument constitutes a Corporation Security, and (v) the amount (or fair market value) due to a Purported Transferee pursuant to Article 13.F. In addition, the Board of Directors may, to the extent permitted by applicable law, from time to time and subject to the terms hereof and thereof, establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article 13 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article 13.

Notwithstanding anything herein to the contrary, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article 13, (ii) modify the definitions of any terms set forth in this Article 13 (other than the term “Expiration Date”) or (iii) modify the terms of this Article 13 (other than the Expiration Date) as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

In the case of an ambiguity in the application of any of the provisions of this Article 13, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 13 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 13. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article 13. The Board of Directors may delegate all or any portion of its duties and powers under this Article 13 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 13 through duly authorized officers or agents of the Corporation. Nothing in this Article 13 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

L. Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 13. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

M. Benefits Of This Article 13. Nothing in this Article 13 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 13. This Article 13 shall be for the sole and exclusive benefit of the Corporation and the Agent.

N. Severability. The purpose of this Article 13 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article 13 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 13.

O. Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 13, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

[Signature Page Follows]

IN WITNESS WHEREOF, Newdex, Inc. has caused this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of its certificate of incorporation as currently in effect, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, to be executed by its duly authorized officer on the date set forth below.

NEWDEX, INC.

By:
Name:
Title:

Date:

Exhibit B

Form of Dex Surviving Company Bylaws

Exhibit B

BYLAWS

OF

DEX MEDIA INC.

A Delaware corporation

(Adopted as of [•], 2013)

ARTICLE I

OFFICES

Section 1.                                           Offices.  Dex Media, Inc. (the “Corporation”) may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.                                           Place of Meetings.  The Board of Directors may designate a place, if any, either within or outside the State of Delaware, as the place of meeting for any annual meeting or for any special meeting.

Section 2.                                           Annual Meeting.  An annual meeting of the stockholders shall be held each year at such time as is specified by the Board of Directors.  At the annual meeting, stockholders shall elect directors to succeed those whose terms expire and transact such other business as properly may be brought before the annual meeting pursuant to Section 11 of Article II.

Section 3.                                           Special Meetings.

(a)                                 Special meetings of the stockholders for any purpose or purposes, except as otherwise prescribed by statute or by the Certificate of Incorporation, may be called (i) by a majority of the directors in office, the Chairman of the Board, the Chief Executive Officer or the President, (ii) pursuant to a resolution adopted by the Board of Directors, or (iii) by the Secretary at the request in writing of stockholders holding shares representing at least 25% of the voting power of shares of stock issued and outstanding and entitled to vote on the matter(s) and for the purposes stated in the written request of such stockholders.  A written request submitted by a stockholder to call a special meeting shall set forth the business to be transacted at such meeting and shall be signed and dated by the stockholder submitting such written request.  A written request submitted by a stockholder to call a special meeting shall also include all of the information that is required of a stockholder submitting notice of business under Article II, Section 11(a) of these Bylaws in connection with an annual meeting of stockholders.  The preceding sentence shall not apply to any stockholder that has provided a request in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act (as defined herein) by way of a solicitation statement filed on Schedule 14A.  The Secretary shall not accept, and shall consider ineffective, a written request from a stockholder to call a special meeting: (1) that relates to an item of business that is not a proper subject for stockholder action under applicable law; (2) if such written request to call a special meeting is delivered between the time beginning on the 61st day after the earliest date of signature on a written request to call a special meeting, that has been delivered to the Secretary, relating to an identical or substantially similar item (such item, a “Similar Item”) and ending on the one-year anniversary of such earliest date; (3) if a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the 90th day after the Secretary receives such written request to call a special meeting; or (4) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such written request to call a special meeting.  A stockholder may revoke a request to call a special meeting at any time before the special meeting by sending written notice of such revocation to the Secretary of the Corporation.  The Corporation shall not be required to hold a special meeting if, prior to such meeting, the number of unrevoked written requests constitutes less than 25% of the stockholders who were entitled to request the call of such special meeting.  The Board of Directors may fix a record date for purposes of determining the stockholders entitled to deliver requests to call a special meeting (whether or not a written request has been delivered by a stockholder prior to such record date).  Notwithstanding the foregoing, the Board of Directors may submit its own proposal or proposals for consideration at any special meeting.

(b)                                 Special meetings of the stockholders shall only be held at such time and at such place, within or without the State of Delaware, as shall be designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.  The Board of Directors may, in its sole discretion, determine that the special meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.  The business transacted at a special meeting of the stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.  Nominations of persons for election to the Board of Directors pursuant to Section 11(c) of this Article II may be made at a special meeting of stockholders called by stockholders at which directors are to be elected; provided that, notwithstanding anything in these Bylaws to the contrary, if a stockholder delivered a written request to call such meeting, the information required by Section 11(c) of Article II regarding such stockholder and his or her nominees must be delivered at the time the stockholder requests a special meeting (which information shall be updated as of the record date to determine the stockholders entitled to vote at the meeting not later than 10 days after such record date).  The record date for determining the stockholders entitled to notice of, and to vote at, a special meeting shall be fixed in the manner set forth in Section 12 of this Article II.

Section 4.                                           Notice of Meetings.  Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the General

2

Corporation Law of the State of Delaware (the “DGCL”) or the Corporation’s certificate of incorporation as then in effect (the “Certificate of Incorporation”)).

(a)                                 Form of Notice.  All such notices shall be delivered in writing or by a form of electronic transmission if receipt thereof has been consented to by the stockholder to whom the notice is given.  If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation.  If given by facsimile telecommunication, such notice shall be deemed given when directed to a number at which the stockholder has consented to receive notice by facsimile.  Subject to the limitations of Section 4(c) of this Article II, if given by electronic transmission, such notice shall be deemed to be delivered:  (i) by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder.  An affidavit of the secretary or an assistant secretary of the Corporation, the transfer agent of the Corporation or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b)                                 Waiver of Notice.  Whenever notice is required to be given under any provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the stockholder entitled to notice, or a waiver by electronic transmission by the person or entity entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders of the Corporation need be specified in any waiver of notice of such meeting.  Attendance of a stockholder of the Corporation at a meeting of such stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(c)                                  Notice by Electronic Delivery.  Without limiting the manner by which notice otherwise may be given effectively to stockholders of the Corporation pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders of the Corporation given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder of the Corporation to whom the notice is given.  Any such consent shall be deemed revoked if:  (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and (ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice.  However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.  For purposes of these Bylaws, except as otherwise limited by applicable law, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such recipient through an automated process.

3

Section 5.                                           List of Stockholders.  The officer who has charge of the stock ledger of the Corporation shall prepare and make available, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting:  (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation.  In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.  The list shall also be produced and kept at the time and place, if any, of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 6.                                           Quorum.  The holders of a majority of the outstanding voting power of all shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for all purposes, unless or except to the extent that the presence of a larger number may be required by the DGCL, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed.  If a quorum is not present, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place.  When a specified item of business requires a separate vote by a class or series (if the Corporation shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority of the voting power of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.

Section 7.                                           Adjourned Meetings.  Any meeting of the stockholders may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum.  When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 days nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.  At the

4

adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

Section 8.                                           Vote Required.  When a quorum is present, the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless a different vote is provided by express provisions of an applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws, in which case such express provision shall govern and control the decision of such question.

Section 9.                                           Voting Rights.  Except as otherwise required by the DGCL, the Certificate of Incorporation (including the certificate of designation relating to any outstanding class or series of preferred stock), every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of capital stock held by such stockholder.

Section 10.                                    Proxies.

(a)                                 Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after one year from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

(b)                                 Without limiting the manner in which a stockholder may authorize another person to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority: (1) execution of a proxy may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature; and (2) a stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

(c)                                  Any copy, facsimile or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing or transmission.

5

Section 11.                                    Advance Notice of Stockholder Business and Director Nominations.

(a)                                 Business at Annual Meetings of Stockholders.

(i)                                     Only such business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 11(b) of ARTICLE II) shall be conducted at an annual meeting of the stockholders as shall have been brought before the meeting (A) as specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in Section 11(a) of ARTICLE II and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in Section 11(a) of ARTICLE II. For the avoidance of doubt, the foregoing clause (C) of this Section 11(a)(i) of ARTICLE II shall be the exclusive means for a stockholder to propose such business (other than business included in the Corporation’s annual meeting proxy materials pursuant to Rule 14a-8 under the Exchange Act) before an annual meeting of stockholders.

(ii)                                  For any business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 11(b) of ARTICLE II) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form as described in Section 11(a)(iii) of ARTICLE II to the Secretary and any such proposed business must be a proper matter for stockholder action. To be timely, a stockholder’s notice for such business must be received by the Secretary at the principal executive offices of the Corporation in proper written form not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, or if no annual meeting was held in the preceding year, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the Public Announcement of the date of the annual meeting is first made or (B) the date which is ninety (90) days prior to the date of the annual meeting. For purposes of determining timely notice for the first annual meeting of stockholders held after the shares of Common Stock of the Corporation first become listed on a national securities exchange, the date of the preceding year’s annual meeting shall be deemed to be                   .  In no event shall any adjournment, deferral or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Notices delivered pursuant to Section 11(a) of ARTICLE II will be deemed received on any given day if received prior to the close of business on such day.  “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(iii)                               To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and the complete text of

6

any resolutions to be presented at the meeting; (B) the name and address of the stockholder, as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the business is being brought; (C) a representation that the stockholder is a holder of the Corporation’s voting stock and the class or series and number of shares of stock of the Corporation which are owned beneficially or of record by the stockholder or beneficial owner; (D) any material interest of the stockholder or beneficial owner in such business; and (E) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or beneficial owner with respect to any share of stock of the Corporation (which information shall be updated by such stockholder and beneficial owner, if any, as of the record date to determine the stockholders entitled to vote at the meeting not later than 10 days after such record date).  Notwithstanding anything in these Bylaws to the contrary, no business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 11(b) of ARTICLE II) shall be conducted at an annual meeting except in accordance with the procedures set forth in Section 11(a) of ARTICLE II.

(b)                                 Nominations at Annual Meetings of Stockholders.

(i)                                     Only persons who are nominated in accordance and compliance with the procedures set forth in Section 11(b) of ARTICLE II shall be eligible for election to the Board of Directors at an annual meeting of stockholders.

(ii)                                  Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors or (B) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in Section 11(b) of ARTICLE II and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in Section 11(b) of ARTICLE II. For the avoidance of doubt, clause (B) of this Section 11(b)(ii) of ARTICLE II shall be the exclusive means for a stockholder to make nominations of persons for election to the Board of Directors at an annual meeting of stockholders. For nominations to be properly brought by a stockholder at an annual meeting of stockholders, the stockholder must have given timely notice thereof in proper written form as described in Section 11(b)(iii) of ARTICLE II to the Secretary. To be timely, a stockholder’s notice for the nomination of persons for election to the Board of Directors must be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not less than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, or if no annual meeting was held in the preceding year, such stockholder’s notice must be delivered by the later of the tenth day following the day the Public Announcement of the date of the annual meeting is first made and the date which

7

is ninety (90) days prior to the date of the annual meeting. For purposes of determining timely notice for the first annual meeting of stockholders held after the shares of Common Stock of the Corporation first become listed on a national securities exchange, the date of the preceding year’s annual meeting shall be deemed to be                   .  In no event shall any adjournment, deferral or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Notices delivered pursuant to Section 11(b) of ARTICLE II will be deemed received on any given day if received prior to the close of business on such day.

(iii)                               To be in proper written form, a stockholder’s notice to the Secretary shall set forth: (1) as to the nominee or nominees for director election (A) the name, age, business address and residence address of the nominee(s); (B) the principal occupation or employment of the nominee(s); (C) the class or series and number of shares of stock of the Corporation which are owned beneficially or of record by the nominee(s); (D) a description of all arrangements or understandings among the stockholder or such beneficial owner and the nominee(s), pursuant to which the nomination(s) are to be made by the stockholder or beneficial owner; (E) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee; and (F) any other information relating to the nominee(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (2) as to the stockholder submitting such notice: (A) the name and address of the stockholder, as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the nomination or nominations are being brought; (B) a representation that the stockholder is a holder of the Corporation’s voting stock and the class or series and number of shares of stock of the Corporation which are owned beneficially or of record by the stockholder or beneficial owner; (C) any material interest of the stockholder or beneficial owner in such business; and (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or beneficial owner with respect to any share of stock of the Corporation (which information shall be updated by such stockholder and beneficial owner, if any, as of the record date to determine the stockholders entitled to vote at the meeting not later than 10 days after such record date).  All notices of intent to make a nomination for election as a director shall be accompanied by the written consent of each nominee to serve as director of the Corporation if so elected.

(iv)                              Notwithstanding anything in Section 11(b)(ii) of ARTICLE II to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 10 days prior to the last day a stockholder may deliver a notice of nomination in accordance with Section 11(b(ii), a stockholder’s notice required by Section 11(b)(ii) of

8

ARTICLE II shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such Public Announcement is first made by the Corporation.

(c)                                  Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. Only persons who are nominated in accordance and compliance with the procedures set forth in this Section 11(c) of ARTICLE II shall be eligible for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting only (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors are to be elected at such special meeting, by any stockholder of the Corporation who (A) was a stockholder of record at the time of giving of notice provided for in this Section 11(c) of ARTICLE II and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures provided for in this Section 11(c) of ARTICLE II. For the avoidance of doubt, the foregoing clause (ii) of this Section 11(c) of ARTICLE II shall be the exclusive means for a stockholder to propose nominations of persons for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected. For nominations to be properly brought by a stockholder at a special meeting of stockholders, the stockholder must have given timely notice thereof in proper written form as described in this Section 11(c) of ARTICLE II to the Secretary (including that such notice shall set forth all of the information required by Section 11(b)(iii) of this Article II and such information shall be updated as of the record date to determine the stockholders entitled to vote at the meeting not later than 10 days after such record date) ).  To be timely, a stockholder’s notice for the nomination of persons for election to the Board of Directors must be received by the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which a Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment, deferral or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Notices delivered pursuant to Section 11(c) of ARTICLE II will be deemed received on any given day if received prior to the close of business on such day. To be in proper written form, such stockholder’s notice shall set forth all of the information required by, and otherwise be in compliance with, Section 11(b)(iii) of ARTICLE II.

(d)                                 Remote Communication.  If authorized by the Board of Directors in accordance with these Bylaws and applicable law, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, (1) participate in a meeting of stockholders and (2) be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote

9

communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(e)                                  Authority of Chairman of Meeting. Except as otherwise provided by applicable law, the Certificate of Incorporation, the certificate of designation relating to any outstanding class or series of preferred stock or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether any nomination or other business proposed to be brought before the meeting was made or brought in accordance with the procedures set forth in these Bylaws and, if any nomination or other business is not made or brought in compliance with these Bylaws, to declare that such nomination or proposal of other business be disregarded and not acted upon.

(f)                                   Compliance with Exchange Act. Notwithstanding the foregoing provisions of this Section 11 of this Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 11 of this Article II; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to any nomination or other business to be considered pursuant to this Section 11 of this Article II.

(g)                                  Effect on Other Rights. Nothing in these Bylaws shall be deemed to (A) affect any rights of the stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, or (C) affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Section 12.                                    Fixing a Record Date for Stockholder Meetings.  In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, except as otherwise required by law, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting.  If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of

10

Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 11 of this ARTICLE II at the adjourned meeting.

Section 13.                                    Conduct of Meetings.

(a)                                 Generally.  Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, or in the Chairman’s absence or disability by the Chief Executive Officer, or in the Chief Executive Officer’s absence or disability, by the President, or in the President’s absence or disability, by the Chief Financial Officer. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence or disability the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)                                 Rules, Regulations and Procedures.  The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate, including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.  The chairman shall have the power to adjourn the meeting to another place, if any, date and time.

(c)                                  Inspectors of Elections.  The Corporation may, and to the extent required by law shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of

11

inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

Section 14.                                    Voting by Fiduciaries, Pledgors and Joint Owners.  Persons holding voting stock in a fiduciary capacity shall be entitled to vote the shares so held, and persons whose stock is pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation such pledgor has expressly empowered the pledgee to vote such shares, in which case only the pledgee or such pledgee’s proxy may represent said stock and vote thereon.  If voting stock is held of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants-in-common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, such act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote such stock proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the persons so voting the stock, which shall then be voted as determined by a majority of such persons and the person appointed by such court.  If the instrument so filed shows that any such tenancy is held in unequal interest, a majority or even-split for the purpose of this paragraph shall be a majority or even-split in interest.

Section 15.                                    Method of Voting.  The vote at any election or upon any question at any meeting of stockholders need not be by written ballot, except as required by law.

ARTICLE III

DIRECTORS

Section 1.                                           General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to such powers as are herein and in the Certificate of Incorporation expressly conferred upon it, the Board of Directors shall have and may exercise all the powers of the Corporation, subject to the provisions of the laws of the State of Delaware, the Certificate of Incorporation and these Bylaws.

Section 2.                                           Number and Election.

(a)                                 Subject to Section 14 of this Article III, the number of directors constituting the entire Board of Directors, which shall be not less than three directors, shall be fixed from time to time solely by a resolution passed by a majority of the entire Board of Directors. Subject to the terms of any Preferred Stock of the Corporation then outstanding, directors shall be elected at each annual meeting of stockholders.  Subject to Section 14 of this Article III and subject to the terms of any Preferred Stock of the Corporation then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, removal from office or

12

other cause may, unless otherwise required by law or by resolution of the Board of Directors, be filled by a majority vote of the directors then in office, though less than a quorum.  Each director elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

(b)                                 Each director shall be elected by the vote of the majority of the votes cast with respect to the director at an annual meeting of stockholders at which a quorum is present; provided that if, as of the tenth day before the Corporation first mails its notice of meeting for the meeting to elect directors, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the votes of the plurality of the shares represented in person or by proxy at such annual meeting and entitled to vote on the election of directors. A majority of the votes cast in an election of a director shall mean that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election and, shares not present, “broker nonvotes” and shares voting “abstain” or “abstentions” shall not be counted as a vote cast either “for” or “against” a director’s election for purposes of determining whether a nominee for director has received a majority of the votes cast. Elections of directors need not be by written ballot.

(c)                                  If a nominee for director who is an incumbent director is not elected, the director shall promptly tender such director’s resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the Corporate Governance Committee’s recommendation and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Corporate Governance Committee’s recommendation or the Board of Director’s decision with respect to his or her resignation. In addition, if there are not at least two members of the Corporate Governance Committee who were elected at the annual meeting, then each of the independent members of the Board of Directors who were elected at the meeting shall appoint a committee amongst themselves to consider all resignations tendered and recommend to the Board of Directors whether to accept them (which committee of the independent members shall act in lieu of the Corporate Governance Committee with respect to the resignations tendered in such circumstances).

(d)                                 If the incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until such director’s successor is elected and qualified or such director’s earlier death resignation or removal. If the Board of Directors accepts a director’s resignation pursuant to this Section 2, or if a nominee for director is not elected and the nominee is not an incumbent director, the Board of Directors may fill the resulting vacancy.

Section 3.                                           Annual Meetings.  The annual meeting of the Board of Directors shall be held, without other notice than this Bylaw, immediately after, and at the same place as, the annual meeting of stockholders.

13

Section 4.              Regular Meetings and Special Meetings.  Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors and publicized among all directors.  Special meetings of the Board of Directors may be called by the Chairman of the Board, if any, or upon the written request of at least a majority of the directors then in office.

Section 5.              Notice of Meetings.  Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these Bylaws.  Notice of each special meeting of the Board of Directors, and of each regular and annual meeting of the Board of Directors for which notice shall be required, shall be given by the Secretary as hereinafter provided in this Section 5 of this Article III, in which notice shall be stated the time and place of the meeting.  Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) twenty-four (24) hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, email or similar means or (b) five (5) days before the meeting if delivered by mail to the director’s residence or usual place of business.  Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, email or similar means.  Notice of a meeting of the Board of Directors shall state the purpose or purposes thereof and no other business may come before the meeting except if the directors present and voting at the meeting constitute at least 66 2/3% of the persons who are then directors and entitled to vote on whatever business may come before the meeting, and such directors agree upon such matters to be discussed and/or transacted at such special meeting.  Any director may waive notice of any meeting by a writing signed by the director or by electronic transmission from the director entitled to the notice and filed with the minutes or corporate records.

Section 6.              Waiver of Notice and Presumption of Assent.  Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to any member who voted in favor of such action.

Section 7.              Chairman of the Board, Quorum, Required Vote and Adjournment.  Subject to Section 14 of this ARTICLE III, the Board of Directors may elect, by the affirmative vote of at least a majority of the directors then in office (in addition to any other vote required by applicable law), a Chairman of the Board. The Chairman of the Board may be an officer of the Corporation and shall be a director of the Corporation. Subject to the provisions of these Bylaws and the direction of the Board of Directors, he or she shall perform all duties and have all powers which are commonly incident to the position of Chairman of the Board or which are delegated to him or her by the Board of Directors, shall preside at all meetings of the stockholders and Board

14

of Directors at which he or she is present and shall have such powers and perform such duties as the Board of Directors may from time to time prescribe.  If the Chairman of the Board is not present at a meeting of the stockholders or the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting, a majority of the directors present at such meeting shall elect one of the directors present at the meeting to so preside.  A majority of the directors then in office shall constitute a quorum for the transaction of business; provided, however, that if a majority of the directors then in office constitute less than one-third of the total number of directors, then one-third of the total number of directors shall constitute a quorum.  Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the affirmative vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine.  If a quorum shall not be present at any meeting of the Board of Directors, a majority of the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8.              Committees.  The Board of Directors (a) may, by resolution passed by a majority of the directors then in office (in addition to any other vote required by applicable law), designate one or more committees, consisting of one or more of the directors of the Corporation, including but not limited to a standing Audit and Finance Committee, Compensation and Benefits Committee and Corporate Governance Committee of the Board of Directors, and (b) shall, by resolution passed by a majority of the directors then in office (in addition to any other vote required by applicable law), designate all committees required by, and maintain such committees in compliance with, the rules and regulations of the Securities and Exchange Commission and of any exchange on which any securities of the Corporation are listed.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors. Notwithstanding the foregoing, no Committee shall have the power to: (i) approve or adopt, or recommend to stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; (ii) change the number of directors constituting the entire Board of Directors; (iii) fill any vacancy on the Board of Directors or any Committee; or (iv) adopt, amend or repeal these Bylaws.  Each such committee shall serve at the pleasure of the Board of Directors as may be determined from time to time by resolution adopted by the Board of Directors or as required by the rules and regulations of the Securities and Exchange Commission and of such exchange, if applicable.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

Section 9.              Committee Rules.  Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee or as otherwise provided herein or required by law or the Certificate of Incorporation.  Notice of each meeting of a Committee shall be given (or waived) in the same manner as notice for a Board of Directors’ meeting may be given (or waived). Unless otherwise provided in such a resolution, the

15

presence of at least a majority of the members of the committee shall be necessary to constitute a quorum.  All matters shall be determined by a majority vote of the members present.  Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 10.            Action by Written Consent.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 11.            Compensation.  Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity, including for attendance of meetings of the Board of Directors or participation on any committees.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 12.            Reliance on Books and Records.  A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 13.            Telephonic and Other Meetings.  Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation by such means shall constitute presence in person at a meeting.

Section 14.            Board Composition; CEO and Chairman Position.

(a)           Effective as of the SuperMedia Effective Time (as defined in the Agreement and Plan of Merger, dated as of [•], 2012, by and among Dex One Corporation (“Dex”), SuperMedia, Inc. (“SuperMedia”) and the other parties thereto), Peter J. McDonald shall serve as Chief Executive Officer and Alan F. Schultz shall serve as Chairman of the Board

16

until removed or a successor is elected or appointed in accordance with these Bylaws; provided, that no such removal or successor election or appointment shall be made, other than in the case of the death or resignation of either such individual, prior to the Termination Date.

(b)           Effective as of the SuperMedia Effective Time, the Board of Directors of the Corporation shall consist of (i) five Continuing Dex Directors, including Mr. Schultz, (ii) five Continuing SuperMedia Directors, including Mr. McDonald, and (iii) one independent director (as such term is defined under the rules of the New York Stock Exchange and NASDAQ Stock Market). From and after the Effective Time until the Corporation’s 2014  Annual Meeting of Stockholders (the “Termination Date”): (i) the number of directors that comprises the full Board of Directors shall be eleven; (ii) all vacancies on the Board of Directors created by the cessation of service of a director shall be filled by a nominee proposed by the Corporate Governance Committee; and (iii) the Corporate Governance Committee shall be co-chaired by one Continuing Dex Director and one Continuing SuperMedia Director and composed of an equal number of Continuing Dex Directors and Continuing SuperMedia Directors until the Termination Date. Any deadlocks on the Corporate Governance Committee shall be resolved in good faith by the non-management members of the Board of Directors in a manner intended to preserve the principles of representation reflected by this Section 14 of ARTICLE III. If Mr. Schultz is unable to serve as Chairman at any time prior to the Termination Date, then the Continuing Dex Directors shall elect a new Chairman (the “Continuing Chairman”). For the purposes of this Section 14, the terms “Continuing Dex Director” and “Continuing SuperMedia Director” shall mean, respectively, the directors of the Dex and SuperMedia who were selected to be directors of the Corporation by Dex or SuperMedia, as the case may be, as of the SuperMedia Effective Time pursuant to Section 1.7(a) of the Merger Agreement.

(c)           In the event of any inconsistency between any provision of this Section 14 of this ARTICLE III and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 14 shall control.

ARTICLE IV
OFFICERS

Section 1.              Number.  The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Chief Financial Officer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors.  Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.

Section 2.              Election and Term of Office.  The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as is convenient.  Subject to the provisions of Section 14 of Article III, the Chairman of the Board, if any, shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders or as soon thereafter as is convenient.  Vacancies may be filled or new offices created and filled by the Board of Directors.  Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

17

Section 3.              Removal.  Subject to the provisions of Section 14 of Article III, any officer or agent elected by the Board of Directors may be removed by the Board of Directors at its discretion, with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.              Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors.

Section 5.              Compensation.  Compensation of all executive officers shall be approved by the Board of Directors, a duly authorized committee thereof or such officers as may be designated by resolution of the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

Section 6.              Chief Executive Officer.  The Chief Executive Officer shall have the powers and perform the duties incident to that position.  The Chief Executive Officer shall, in the absence of the Chairman of the Board, or if a Chairman of the Board shall not have been elected, preside at each meeting of (a) the Board of Directors if the Chief Executive Officer is a director or (b) stockholders.  Subject to the powers of the Board of Directors and the Chairman of the Board, the Chief Executive Officer shall be in general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer.  The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws.  The Chief Executive Officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.  Whenever the President is unable to serve, by reason of sickness, absence or otherwise, the Chief Executive Officer shall perform all the duties and responsibilities and exercise all the powers of the President.

Section 7.              The President.  The President of the Corporation shall, subject to the powers of the Board of Directors, the Chairman of the Board and the Chief Executive Officer, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees.  The President shall see that all orders and resolutions of the Board of Directors are carried into effect.  The President is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.  The President shall have such other powers and perform such other duties as may be prescribed by the Chairman of the Board, the Chief Executive Officer, the Board of Directors or as may be provided in these Bylaws.  The President shall have the powers and perform the duties incident to that position.

Section 8.              Vice Presidents.  The Vice President, or if there shall be more than one, the Vice Presidents, in the order determined by the Board of Directors or the Chairman of the Board, shall, in the absence or disability of the President, act with all of the powers and be subject to all the restrictions of the President.  The Vice Presidents shall also perform such other duties and have such other powers as the Board of Directors, the Chairman of the Board, the

18

Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe.  The Vice Presidents may also be designated as Executive Vice Presidents or Senior Vice Presidents, as the Board of Directors may from time to time prescribe.  A Vice President shall have the powers and perform the duties incident to that position.

Section 9.              The Secretary and Assistant Secretaries.  The Secretary shall attend all meetings of the Board of Directors (other than executive sessions thereof) and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity.  Under the Board of Directors’ supervision, the Secretary shall give, or cause to be given, all notices required to be given by these Bylaws or by law; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation.  The Secretary, or an Assistant Secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.  The Assistant Secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary may, from time to time, prescribe.  The Secretary and any Assistant Secretary shall have the powers and perform the duties incident to those positions.

Section 10.            The Chief Financial Officer.  The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chairman of the Board or the Board of Directors; shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe.  The Chief Financial Officer shall have the powers and perform the duties incident to that position.

Section 11.            Other Officers, Assistant Officers and Agents.  Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

Section 12.            Delegation of Authority.  The Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

19

ARTICLE V
CERTIFICATES OF STOCK

Section 1.              Form.  The shares of stock of the Corporation shall be represented by certificates provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of its stock shall be uncertificated shares.  If shares are represented by certificates, the certificates shall be in such form as required by applicable law and as determined by the Board of Directors.  Each certificate shall certify the number of shares owned by such holder in the Corporation and shall be signed by, or in the name of the Corporation by the Chairman of the Board, or the President or any Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation designated by the Board of Directors.  Any or all signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed, whose facsimile signature has been used on or who has duly affixed a facsimile signature or signatures to any such certificate or certificates shall cease to be such officer, transfer agent or registrar of the Corporation whether because of death, resignation or otherwise before such certificate or certificates have been issued by the Corporation, such certificate or certificates may nevertheless be issued as though the person or persons who signed such certificate or certificates, whose facsimile signature or signatures have been used thereon or who duly affixed a facsimile signature or signatures thereon had not ceased to be such officer, transfer agent or registrar of the Corporation.  All certificates for shares shall be consecutively numbered or otherwise identified.  The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar or both in connection with the transfer of any class or series of securities of the Corporation.  The Corporation, or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each holder of record, together with such holder’s address and the number and class or series of shares held by such holder and the date of issue.  When shares are represented by certificates, the Corporation shall issue and deliver to each holder to whom such shares have been issued or transferred, certificates representing the shares owned by such holder, and shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation or its designated transfer agent or other agent of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps.  In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates and record the transaction on its books.  When shares are not represented by certificates, shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, with such evidence of the authenticity of such transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps, and within a reasonable time after the issuance or transfer of such shares, the Corporation shall send the holder to whom such shares have been issued or transferred a written statement of the information required by applicable law.  Unless otherwise provided by applicable law, the Certificate of Incorporation, these Bylaws or any other instrument the rights and obligations of shareholders are identical, whether or not their shares are represented by certificates.

20

Section 2.              Lost Certificates.  The Corporation may issue or direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates or uncertificated shares, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct, sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 3.              Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner.  The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by the laws of Delaware.

Section 4.              Fixing a Record Date for Purposes Other Than Stockholder Meetings.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action (other than stockholder meetings which is expressly governed by Section 11 of ARTICLE II hereof), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.              Regulations.  The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI
GENERAL PROVISIONS

Section 1.              Dividends.  Subject to the provisions of statutes and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors, in accordance with applicable law.  Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of applicable law and the Certificate of Incorporation.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation.  The Board of Directors may modify or abolish any such reserves in the manner in which they were created.

21

Section 2.              Checks, Notes, Drafts, Etc.  All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 3.              Contracts.  In addition to the powers otherwise granted to officers pursuant to Article IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 4.              Loans.  Subject to compliance with applicable law (including Section 13(k) of the Exchange Act), the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation.  Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 5.              Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors. In the absence of such resolution, the fiscal year of the Corporation shall be the calendar year beginning January 1 and ending December 31.

Section 6.              Corporate Seal.  The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.  Notwithstanding the foregoing, no seal shall be required by virtue of this Section 6 of this Article VI.

Section 7.              Voting Securities Owned By Corporation.  The Chairman of the Board, the Chief Executive Officer, the President or the Chief Financial Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation, unless the Board of Directors specifically confers authority to vote or act with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer.  Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8.              Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer

22

or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 9.              Inspection of Books and Records.  The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors.

Section 10.            Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

Section 11.            Section Headings.  Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 12.            Inconsistent Provisions.  In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII
INDEMNIFICATION

Section 1.              Right to Indemnification and Advancement.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved or threatened to be involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, partner, member, trustee, administrator, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in

23

this Section 1 of this Article VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section 1 of this Article VII shall be a contract right. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that the DGCL requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 of this Article VII or otherwise.  The Corporation may also, by action of its Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation.

Section 2.              Procedure for Indemnification.  Any indemnification of a director or officer of the Corporation or advance of expenses (including attorneys’ fees, costs and charges) under this Section 2 of this Article VII shall be made promptly, and in any event within forty-five days after a written claim has been received by the Corporation (or, in the case of an advance of expenses, twenty days after a written request is received by the Corporation, provided that the director or officer has delivered the undertaking contemplated by Section 1 of this Article VII if required).  If a determination by the Corporation that the director or officer is entitled to indemnification or advancement of expenses pursuant to this Article VII is required, and the Corporation fails to respond within sixty days to a written request for indemnity or advancement of expenses, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days after a written claim has been received by the Corporation (or, in the case of an advance of expenses, twenty days after a written request is received by the Corporation, provided that the director or officer has delivered the undertaking contemplated by Section 1 of this Article VII if required), the right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by Delaware law.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 1 of this Article VII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the fullest extent permitted by law.  Neither the failure of the Corporation (including its Board of Directors, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, a committee thereof,

24

independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.  The procedure for indemnification of other employees and agents for whom indemnification and advancement of expenses is provided pursuant to Section 1 of this Article VII shall be the same procedure set forth in this Section 2 of this Article VII for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification and advancement of expenses for such employee or agent.

Section 3.              Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL or otherwise.

Section 4.              Service for Subsidiaries.  Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this Article VII), shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 5.              Reliance.  Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VII in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this Article VII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.  Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6.              Non-Exclusivity of Rights; Continuation of Rights to Indemnification.  The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect.  Any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation

25

arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 7.              Merger or Consolidation.  For purposes of this Article VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 8.              Savings Clause.  If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 1 of Article VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article VII to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII
FORUM FOR ADJUDICATION OF DISPUTES

With respect to any action arising out of any act or omission occurring after the adoption of these Bylaws, unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporate or these Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein and the Court of Chancery of the State of Delaware having subject matter jurisdiction over the claim in question.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

ARTICLE IX

AMENDMENTS

These Bylaws may be amended, altered, changed or repealed or new Bylaws adopted by a vote of a majority of the entire Board of Directors at any meeting, including any bylaw adopted by the stockholders, provided that the stockholders may from time to time specify particular

26

provisions of the Bylaws which shall not be amended by the Board of Directors. Notwithstanding the foregoing, Sections Section 2, Section 5, Section 7, Section 8, and Section 9 of Article III may be amended, altered, changed, or repealed only by a vote of at least 75% of the entire Board of Directors at any meeting.

27

Exhibit C

Form of SuperMedia Surviving Company Certificate of Incorporation

Exhibit C

CERTIFICATE OF INCORPORATION
OF

SUPERMEDIA INC.

ARTICLE ONE

The name of the corporation (hereinafter referred to as the “Corporation”) is SuperMedia Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor thereto, as the same may be amended or supplemented from time to time (the “DGCL”).

ARTICLE FOUR

A.                                    Capital Stock.  The total number of shares of stock which the Corporation has authority to issue is 100 shares of common stock, with a par value of $0.01 per share.

[B.                           Non-Voting Stock.  Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.](1)

(1)  Bracketed text to be included only if SuperMedia Inc. or Spruce Acquisition Sub, Inc. files for Chapter 11 bankruptcy and the SuperMedia Merger (as defined in the Amended and Restated Agreement and Plan of Merger, dated as of December 5, 2012, by and among Dex One Corporation, Newdex, Inc., Spruce Acquisition Sub, Inc. and SuperMedia Inc.) is consummated through such Chapter 11 bankruptcy.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to make, alter or repeal the Bylaws of the Corporation (the “Bylaws”).

ARTICLE SEVEN

Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.  Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE EIGHT

A.                                    Limitation of Director’s Liability.  The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that this ARTICLE EIGHT shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the elimination or limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended.  Any repeal or modification of this ARTICLE EIGHT shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B.                                    Right to Indemnification.  The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was made a party, or is threatened to be made a party, or who is or was involved in any manner (including, without limitation, as a witness), in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (collectively, a “Proceeding”), by reason of the fact that such person, or a person of whom he or she is or was the legal representative, is or was a director or officer of the Corporation, or who while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the Corporation) (collectively, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent or in any other capacity while serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, costs, charges and related disbursements, judgments, fines, taxes, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties, and amounts paid or to be paid in settlement) (collectively, “Expenses”) actually and reasonably incurred by the Indemnitee in connection with such Proceeding; provided, however, that, except as provided in this ARTICLE EIGHT with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by or on behalf of such Indemnitee only if the initiation of such Proceeding (or part thereof) was authorized by the Board of Directors.  Each person who is or was serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

C.                                    Presumptions and Effect of Certain Proceedings.  An Indemnitee seeking indemnification shall be presumed to be entitled to indemnification upon submission of a written request, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination.  In any event, if the Corporation shall not have made a determination within thirty (30) days after receipt of a written request therefor, the Indemnitee seeking indemnification shall be deemed to be, and shall be, entitled to indemnification unless (i) the Indemnitee intentionally misrepresented or failed to disclose a material fact in the written request for indemnification or (ii) such indemnification is prohibited by the DGCL.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee (a) did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or at least not opposed to, the best interests of the Corporation or (b) with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.  Furthermore, the knowledge or actions or failure to act of any other director, officer, employee or agent of the Corporation or other enterprise, as applicable, shall not be imputed to the Indemnitee for purposes of determining the Indemnitee’s entitlement to indemnification under this ARTICLE EIGHT.

D.                                    Advancement of Expenses.  Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding and within 15 days of receipt by the secretary of the Corporation of (i) a written request therefor setting forth the basis for such indemnification and (ii) if required by law at the time such written request is made, an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such advances shall be made on an unsecured basis, shall be interest-free and shall be made without regard to the Indemnitee’s ability to repay such amounts and without regard to the Indemnitee’s ultimate entitlement to indemnification under this ARTICLE EIGHT or otherwise.

E.                                     Remedies of the Indemnitee.

(i)                                     If a determination is made that the Indemnitee is not entitled to indemnification or advancement of Expenses under this ARTICLE EIGHT: (a) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification or advancement of Expenses either, at the Indemnitee’s sole option, (1) in an appropriate court of the State of Delaware or any other court of competent jurisdiction or (2) in an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (b) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (c) in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving by clear and convincing evidence that the Indemnitee is not entitled to indemnification or advancement of Expenses under this ARTICLE EIGHT.

(ii)                                  If a determination shall have been made or deemed to have been made that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within fifteen (15) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (a) the Indemnitee intentionally misrepresented or failed to disclose a material fact in the written request for indemnification or (b) such indemnification is prohibited by the DGCL.  In the event that (1) advancement of Expenses is not timely made pursuant to Section D of this ARTICLE EIGHT or (2) payment of indemnification is not made within fifteen (15) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to this Article VII, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay the Indemnitee such advancement of Expenses and indemnification.  It shall be a defense to any such action for judicial enforcement (other than an action brought to enforce a claim for Expenses incurred in defending any Proceeding in advance of its final disposition where the written request therefor and the required undertaking, if any is required, has been received by the secretary of the Corporation) that the Indemnitee has not met the standard of conduct set forth in the DGCL, but the burden of proving such defense, by clear and convincing evidence, will be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the

Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(iii)                               The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section E of ARTICLE EIGHT that the procedures and the presumptions of this ARTICLE EIGHT are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this ARTICLE EIGHT.

(iv)                              The Corporation shall indemnify the Indemnitee against, and the Indemnitee shall be entitled to recover from the Corporation, any Expenses actually and reasonably incurred in connection with any judicial adjudication, judicial enforcement, or arbitration commenced pursuant to this Section E of ARTICLE EIGHT to enforce his or her rights under, or to recover damages for breach of, this ARTICLE EIGHT.

F.                                      Definitions.  For purposes of this ARTICLE EIGHT:

(i)                                     “Corporation” shall mean, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE EIGHT with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(ii)                                  “Disinterested Director” shall mean a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(iii)                               Actions “in, or at least not opposed to, the best interests of the Corporation” shall include, without limitation, actions taken in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan.

G.                                    Insurance.  The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or who while a director or officer is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (“D&O Insurance”), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this ARTICLE EIGHT.  Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are materially disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide a materially insufficient benefit, or such person is covered by substantially similar insurance maintained by a subsidiary of the Corporation or by another person pursuant to a contractual obligation owed to the Corporation.

H.                                   Scope of ARTICLE EIGHT.  The rights conferred in this ARTICLE EIGHT shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, any certificate of designations, the Bylaws, any agreement, vote of stockholders or Disinterested Directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office or while employed by or acting as agent for the Corporation.  The rights provided by or granted pursuant to this ARTICLE EIGHT shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

I.                                        Reliance on Provisions.  Each person who shall act as a director or officer of the Corporation, or as the legal representative of such person, or who while a director or officer serves at the request of the Corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, shall be deemed to be doing so in reliance upon rights of indemnification provided by this ARTICLE EIGHT.  Any repeal or modification of the provisions of this ARTICLE EIGHT shall not adversely affect any right or benefit of any potential Indemnitee existing at the time of such repeal or modification.

J.                                        Indemnification of Other Employees.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to advancement by the Corporation of any Expenses actually and reasonably incurred in defending any Proceeding, to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE EIGHT with respect to the indemnification of and advancement of Expenses to directors and officers of the Corporation.

K.                                   Severability.  If this ARTICLE EIGHT or any portion hereof shall be held to be invalid, illegal or unenforceable on any ground by any court of competent jurisdiction, then (i) the Corporation shall nevertheless indemnify each Indemnitee as to all Expenses actually and reasonably incurred or suffered by such person in connection with any Proceeding, including, without limitation, a grand jury proceeding, to the fullest extent permitted by (a) any applicable portion of this Article VII that shall not have been invalidated, (b) the DGCL or (c) any other applicable law; and (ii) to the fullest extent possible, the provisions of this ARTICLE EIGHT (including, without limitation, each portion of any paragraph of this ARTICLE EIGHT containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

L.                                     Contract Rights.  The provisions of this ARTICLE EIGHT shall be deemed to be a contract right between the Corporation and each person who is entitled to indemnification or advancement of Expenses pursuant to this ARTICLE EIGHT at any time while this ARTICLE EIGHT and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this ARTICLE EIGHT or any such law shall be prospective only, and shall not in any way diminish any rights to indemnification of such person or the obligations of the Corporation arising hereunder with respect to any Proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware.  All rights, preferences and privileges of any nature conferred upon stockholders, directors, or any other persons or entities by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE TEN; provided, however, that any amendment, repeal or modification of ARTICLE EIGHT of this Certificate of Incorporation shall be prospective only, and shall not adversely affect any right, benefit or protection existing at the time of such amendment, repeal or modification.

Exhibit D

Form of SuperMedia Surviving Company Bylaws

Exhibit D

BY-LAWS

OF

SUPERMEDIA INC.

A Delaware corporation

Adopted as of                             , 2013

ARTICLE I
OFFICES

Section 1.                                           Registered Office.  The registered office of SuperMedia Inc. (the “Corporation”) in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The registered agent of the Corporation for service of process at such address is The Corporation Trust Company.  The registered office and/or agent of the Corporation may be changed from time to time by action of the Board of Directors of the Corporation (the “Board of Directors”).

Section 2.                                           Other Offices.  The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1.                                           Annual Meetings.  An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the Corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting.  The date, time and place of the annual meeting shall be determined by the President; provided that if the President does not act, the Board of Directors shall determine the date, time and place of such meeting. No annual meeting of stockholders need be held if not required by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or by the General Corporation Law of the State of Delaware, as in effect from time to time (the “DGCL”).

Section 2.                                           Special Meetings.  Special meetings of stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof.  Except as otherwise provided in the Certificate of Incorporation, such meetings may be called at any time by the Board of Directors or the President and shall be called by the President upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting.  Such written request shall state the purpose or purposes of the meeting and shall be delivered to the President.

Section 3.                                           Place of Meetings.  The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Corporation.

Section 4.                                           Notice.  Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, by facsimile or by e-mail by or at the direction of the Board of Directors, the President or the Secretary, and if mailed, such notice shall be deemed to be delivered (i) upon confirmation of receipt if sent by facsimile, e-mail or personal delivery or (ii) three (3) days after being deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.                                           Stockholders List.  The officer having charge of the stock ledger of the Corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the annual meeting either at a place within the city where the meeting is to be held which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6.                                           Quorum.  The holders of at least a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the Certificate of Incorporation.  If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.  When a quorum is once present to commence a meeting of stockholders, it is not broken by the subsequent withdrawal of any stockholders or their proxies.

Section 7.                                           Adjourned Meetings.  When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2

Section 8.                                           Vote Required.  When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9.                                           Voting Rights.  Except as otherwise provided by the DGCL or by the Certificate of Incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock entitled to vote on the subject matter and held (or deemed held) by such stockholder (it being understood that certain other classes or series of capital stock may, pursuant to the Certificate of Incorporation, be entitled to vote on an as-if converted to common stock basis).

Section 10.                                    Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.  Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy.  At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the Secretary or a person designated by the Secretary and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11.                                    Inspectors of Election.  In advance of any meeting of stockholders, the Board of Directors may appoint one or more inspectors, who need not be stockholders, to act at the meeting and to make a written report thereof.  The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before discharging his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the person’s best ability.  The inspectors shall have the duties prescribed by law.

Section 12.                                    Action by Written Consent.  Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates

3

of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the state of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, or by facsimile or e-mail, with confirmation of receipt.  All consents properly delivered in accordance with this Section shall be deemed to be recorded when so delivered.  No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by this Section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.  Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

ARTICLE III
DIRECTORS

Section 1.                                           General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2.                                           Number, Election and Term of Office.  The Board of Directors shall consist of that number of directors as determined from time to time by the Board of Directors.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors.  The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III.  Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.                                           Removal and Resignation.  The directors shall only be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, the provisions of this Section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.  Any director may resign at any time upon written notice to the Corporation.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4

Section 4.                                           Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director.  Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5.                                           Annual Meetings.  The annual meeting of each newly elected Board of Directors shall be held without other notice than this Section immediately after, and at the same place as, the annual meeting of stockholders.

Section 6.                                           Other Meetings and Notice.  Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the Board of Directors may be called by or at the request of any director on at least seven (7) days’ notice to each director, either personally, by telephone, by mail, or by facsimile or e-mail.

Section 7.                                           Quorum.  Each director shall be entitled to one (1) vote except as otherwise provided in the Certificate of Incorporation.  Directors then in office (and specifically excluding any vacancies) and holding a majority of the votes of all directors (or such greater number required by applicable law) shall constitute a quorum for the transaction of business.  The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the Board of Directors.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8.                                           Committees.  The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which to the extent provided in such resolution or these By-Laws shall have and may exercise the powers of the Board of Directors in the management and affairs of the Corporation except as otherwise limited by law.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 9.                                           Committee Rules.  Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum.  In the event that a member and that member’s alternate, if alternates are designated by the Board of Directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

5

Section 10.                                    Communications Equipment.  Members of the Board of Directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section shall constitute presence in person at the meeting.

Section 11.                                    Waiver of Notice and Presumption of Consent.  Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have consented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12.                                    Action by Written Consent.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

Section 13.                                    Compensation.  The Board of Directors or a committee thereof shall have the authority to fix the amount of compensation of directors and any committee members.

ARTICLE IV
OFFICERS

Section 1.                                           Officers. The officers of the Corporation shall be elected by the Board of Directors.  Unless otherwise determined by the Board of Directors, the officers shall consist of at least a President and Secretary and may consist of a Chief Executive Officer, any number of Vice-Presidents, a Chief Financial Officer, any number of Assistant Secretaries and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors.  Any number of offices may be held by the same person.  In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.

Section 2.                                           Election and Term of Office.  The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be.  Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.                                           Removal and Resignation.  Any officer or agent elected by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best

6

interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer may resign at any time by giving written notice to the Corporation.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.                                           Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term by the Board of Directors then in office.

Section 5.                                           Compensation.  Compensation of all officers shall be fixed by the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

Section 6.                                           The President.  The President shall (in the absence of a Chief Executive Officer) be the chief executive officer of the Corporation; shall preside at all meetings of the stockholders and Board of Directors at which he is present; subject to the powers of the Board of Directors, shall have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute bonds, mortgages and other contracts which the Board of Directors have authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or as may be provided in these By-Laws.

Section 7.                                           Chief Financial Officer. The Chief Financial Officer of the Corporation shall, under the direction of the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President), be responsible for all financial and accounting matters and for the direction of the offices of Treasurer and Controller. The Chief Financial Officer shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the Chief Executive Officer, the President or the Board of Directors or as may be provided in these By-Laws.

Section 8.                                           Vice-Presidents.  The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors or by the President, shall, in the absence or disability of the President, act with all of the powers and be subject to all the restrictions of the President. The Vice-Presidents shall also perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer, the President or these By-Laws may, from time to time, prescribe.

Section 9.                                           The Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the Chief Executive Officer’s (or, in the absence of a Chief Executive Officer, the President’s) supervision, the Secretary shall give, or cause to be given, all notices

7

required to be given by these By-Laws or by law; shall have such powers and perform such duties as the Board of Directors, the Chief Executive Officer, (or, in the absence of a Chief Executive Officer, the President), the President or these By-Laws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The Secretary, or an Assistant Secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer, the President or the Secretary may, from time to time, prescribe.

Section 10.                                    The Treasurer and Assistant Treasurer. The Treasurer shall, subject to the authority of the Chief Financial Officer, have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Board of Directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation; and shall have such powers and perform such duties as the Board of Directors, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President), the President or these By-Laws may, from time to time, prescribe. If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the Treasurer belonging to the Corporation. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall in the absence or disability of the Chief Financial Officer or Treasurer, perform the duties and exercise the powers of the Treasurer. The Assistant Treasurers shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer, the President or Treasurer may, from time to time, prescribe.

Section 11.                                    Other Officers, Assistant Officers and Agents.  Officers, assistant officers and agents, if any, other than those whose duties are provided for in these By-Laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

Section 12.                                    Absence or Disability of Officers.  In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

8

ARTICLE V
INDEMNIFICATION

Section 1.                                           Right to Indemnification.  The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was made a party, or is threatened to be made a party, or who is or was involved in any manner (including, without limitation, as a witness), in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (collectively, a “Proceeding”), by reason of the fact that such person, or a person of whom he or she is or was the legal representative, is or was a director or officer of the Corporation, or who while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another Corporation or of a partnership, limited liability company, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the Corporation) (collectively, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent or in any other capacity while serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, costs, charges, and related disbursements, judgments, fines, taxes, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) (collectively, “Expenses”) actually and reasonably incurred by the Indemnitee in connection with such Proceeding; provided, however, that, except as provided in this Article V with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by or on behalf of such Indemnitee only if the initiation of such Proceeding (or part thereof) was authorized by the Board of Directors.  Each person who is or was serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

Section 2.                                           Presumptions and Effect of Certain Proceedings.  An Indemnitee seeking indemnification shall be presumed to be entitled to indemnification upon submission of a written request, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination.  In any event, if the Corporation shall not have made a determination within thirty (30) days after receipt of a written request therefor, the Indemnitee seeking indemnification shall be deemed to be, and shall be, entitled to indemnification unless (a) the Indemnitee intentionally misrepresented or failed to disclose a material fact in the written request for indemnification or (b) such indemnification is prohibited by the DGCL.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee (i) did not act in good faith and in a manner which the Indemnitee reasonably

9

believed to be in, or at least not opposed to, the best interests of the Corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.  Furthermore, the knowledge or actions or failure to act of any other director, officer, employee or agent of the Corporation or other enterprise, as applicable, shall not be imputed to the Indemnitee for purposes of determining the Indemnitee’s entitlement to indemnification under this Article V.

Section 3.                                           Advancement of Expenses.  Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding and within fifteen (15) days of receipt by the Secretary of (a) a written request therefor setting forth the basis for such indemnification and (b) if required by law at the time such written request is made, an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article V.  Such advances shall be made on an unsecured basis, shall be interest-free and shall be made without regard to the Indemnitee’s ability to repay such amounts and without regard to the Indemnitee’s ultimate entitlement to indemnification under this Article V or otherwise.

Section 4.                                           Remedies of the Indemnitee.

(a)                                 If a determination is made that the Indemnitee is not entitled to indemnification or advancement of Expenses under this Article V, (i) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification or advancement of Expenses either, at the Indemnitee’s sole option, (A) in an appropriate court of the State of Delaware or any other court of competent jurisdiction or (B) in an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, (ii) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination, and (iii) in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving by clear and convincing evidence that the Indemnitee is not entitled to indemnification or advancement of Expenses under this Article V.

(b)                                 If a determination shall have been made or deemed to have been made that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within fifteen (15) days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (i) the Indemnitee intentionally misrepresented or failed to disclose a material fact in the written request for indemnification or (ii) such indemnification is prohibited by the DGCL.  In the event that (A) advancement of Expenses is not timely made pursuant to Section 3 of this Article V or (B) payment of indemnification is not made within fifteen (15) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to this Article V, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay the Indemnitee such advancement of Expenses and indemnification.  It shall be a defense to any such action for judicial enforcement (other than an action brought to enforce a claim for Expenses incurred in defending any Proceeding in advance of its final disposition where the written request

10

therefor and the required undertaking, if any is required, has been received by the Secretary) that the Indemnitee has not met the standard of conduct set forth in the DGCL, but the burden of proving such defense, by clear and convincing evidence, will be on the Corporation.  Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

(c)                                  The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4 that the procedures and the presumptions of this Article V are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article V.

(d)                                 The Corporation shall indemnify the Indemnitee against, and the Indemnitee shall be entitled to recover from the Corporation, any Expenses actually and reasonably incurred in connection with any judicial adjudication, judicial enforcement or arbitration commenced pursuant to this Section 4 to enforce his or her rights under, or to recover damages for breach of, this Article V.

Section 5.                                           Definitions.  For purposes of this Article V:

(a)                                 “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(b)                                 “Disinterested Director” means a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(c)                                  Actions “in or at least not opposed to the best interests of the Corporation” shall include, without limitation, actions taken in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan.

Section 6.                                           Insurance.  The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or who while a director or officer is or was serving at the request of the Corporation as a director, officer,

11

employee, trustee or agent of another Corporation, partnership, joint venture, trust or other enterprise (“D&O Insurance”), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article V.  Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain D&O Insurance if the Corporation determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are materially disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide a materially insufficient benefit, or such person is covered by substantially similar insurance maintained by a subsidiary of the Corporation or by another person pursuant to a contractual obligation owed to the Corporation.

Section 7.                                           Service for Subsidiaries.  Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this Article V), shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 8.                                           Reliance.  Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article V in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this Article V shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.  Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 9.                                           Non-Exclusivity of Rights; Continuation of Rights to Indemnification.  The rights to indemnification and to the advance of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office or while employed by or acting as agent for the Corporation.  The rights provided by or granted pursuant to this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.  All rights to indemnification under this Article V shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article V is in effect.  Any repeal or modification of this Article V or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with

12

respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 10.                                    Indemnification of Other Employees.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to advancement by the Corporation of any Expenses actually and reasonably incurred in defending any Proceeding, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification of and advancement of Expenses to directors and officers of the Corporation.

Section 11.                                    Severability.  If this Article V or any portion thereof shall be held to be invalid, illegal or unenforceable on any ground by any court of competent jurisdiction, then (a) the Corporation shall nevertheless indemnify each Indemnitee as to all Expenses actually and reasonably incurred or suffered by such person in connection with any Proceeding, including, without limitation, a grand jury proceeding, to the fullest extent permitted by (i) any applicable portion of this Article V that shall not have been invalidated, (ii) the DGCL or (iii) any other applicable law; and (b) to the fullest extent possible, the provisions of this Article V (including, without limitation, each portion of any paragraph of this Article V containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VI
CERTIFICATES OF STOCK

Section 1.                                           Form.  Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by the Chief Executive Officer, President, Chief Financial Officer or a Vice-President and the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares of a specific class or series owned by such holder in the Corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the Corporation or its employee or (2) by a registrar, other than the Corporation or its employee, the signature of any such Chief Executive Officer, President, Chief Financial Officer, Vice-President, Secretary, or Assistant Secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.  All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the Corporation. Shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the

13

duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation.

Section 2.                                           Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3.                                           Fixing a Record Date for Stockholder Meetings.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4.                                           Fixing a Record Date for Action by Written Consent.  In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by facsimile or e-mail, with confirmation of receipt.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by statute, the record date for determining stockholders entitled to consent

14

to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 5.                                           Fixing a Record Date for Other Purposes.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.                                           Registered Stockholders.  Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7.                                           Subscriptions for Stock.  Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors. Any call made by the Board of Directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.

ARTICLE VII
GENERAL PROVISIONS

Section 1.                                           Dividends.  Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2.                                           Checks, Drafts or Orders.  All checks, drafts, or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall be determined by resolution of the Board of Directors or a duly authorized committee thereof.

15

Section 3.                                           Contracts.  The Board of Directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 4.                                           Loans.  The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Section 5.                                           Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6.                                           Corporate Seal.  The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7.                                           Voting Securities Owned By Corporation.  Voting securities in any other corporation or other entity (such as a limited liability company, limited partnership or trust) held by the Corporation shall be voted by the President, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8.                                           Inspection of Books and Records.  Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9.                                           Section Headings.  Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10.                                    Inconsistent Provisions.  In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the

16

DGCL or any other applicable law, the provision of these By-Laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII
AMENDMENTS

These By-Laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the Board of Directors by a majority vote.  The fact that the power to adopt, amend, alter, or repeal these By-Laws has been conferred upon the Board of Directors shall not divest the stockholders of the same power.

17

Exhibit E

Knowledge of SuperMedia

Peter J. McDonald

Samuel D. Jones

Cody Wilbanks

Exhibit F

Knowledge of Dex

Alfred Mockett

Gregory Freiberg

Mark Hianik

Exhibit G

Dex Financing Amendments

R.H. DONNELLEY INC. CREDIT AGREEMENT

Summary of Amendments(1)

Dex One Corporation (“Dex One”) and SuperMedia Inc. (“SuperMedia”) have entered into a Merger Agreement, dated as of August 20, 2012 (the “Merger Agreement”), by and among Dex One, NewDex, Inc. (“Newco”), Spruce Acquisition Sub, Inc. (“Merger Sub”) and SuperMedia, pursuant to which Dex One will be merged with Newco, with Newco as the surviving corporation (the “Dex Merger”), and SuperMedia will be merged with Merger Sub, with SuperMedia as the surviving corporation (the “SuperMedia Merger” and together with the Dex Merger, the “Mergers”).   After giving effect to the Mergers, SuperMedia will become a direct wholly owned subsidiary of Newco and Newco will become the Ultimate Parent (as defined in the RHDI Credit Agreement referred to below).  Set forth below are the proposed amendments (the “RHDI Amendments”) to the Credit Agreement, dated as of December 13, 2005, as amended and restated as of January 29, 2010 (as amended by the First Amendment thereto, dated as of March 9, 2012, and the RHDI Amendments, the “R.H. Donnelley Credit Agreement”), among Dex One, R.H. Donnelley Inc. (the “Borrower”), the lenders parties thereto and Deutsche Bank Trust Company Americas, as administrative agent, to be effected in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

Transactions:

The Mergers and the other transactions contemplated by the Merger Agreement will be permitted by making the following amendments:

•      The definition of Change of Control will be amended to include an exception for the consummation of the Mergers; and

•      The Ultimate Parent Covenants will be amended to permit the Ultimate Parent to incur and discharge its obligations under the Merger Agreement and to acquire and own the Equity Interests of SuperMedia and its Subsidiaries (for the avoidance of doubt, the Liens securing the obligations under the SuperMedia Credit Agreement (as defined below) will be permitted).

Maturity Date:	The Maturity Date will be extended from October 24, 2014 to December 31, 2016 (Section 1.01).

Discounted Voluntary Prepayments:	The period during which Discounted Voluntary Prepayments are permitted will be extended from December 31, 2013 to December 31, 2016 (Section 2.16(a)).

Shared Services Agreement and Tax	The existing shared services agreement will be replaced with an

(1)  Capitalized terms used but not defined in this Term Sheet shall have the meaning assigned thereto in the RHDI Credit Agreement.

1

Sharing Agreement:

Amended and Restated Shared Services Agreement as set forth in the form attached hereto as Exhibit A.

It will be a condition precedent to the RHDI Amendments that:

•      (i) The trademarks (which include, for clarity, logos, trade dress and similar designations of origin other than domain names and are collectively referred to herein as the “trademarks”) owned by SuperMedia will be transferred (together with the associated goodwill) to and owned by a bankruptcy remote subsidiary of SuperMedia, (ii) the trademarks owned by each of the Borrower, Dex Media East, Inc. (“Dex East”) and Dex Media West, Inc. (“Dex West” and, together with the Borrower and Dex East, the “Dex Entities”) will be transferred (together with the associated goodwill) to and owned by bankruptcy remote subsidiaries of the Borrower, Dex East and Dex West, respectively, (iii) the trademarks owned by the Service Company and each other Shared Collateral Loan Party (other than the Ultimate Parent) will be transferred (together with the associated goodwill) to and owned by a bankruptcy remote subsidiary of such Person, respectively and (iv) in the case of each of (i), (ii) and (iii) above, each such bankruptcy remote subsidiary(2) (each, a “License Subsidiary”) will grant a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive, worldwide, fully transferable and fully sublicensable license to use the trademarks it owns pursuant to (i), (ii) and (iii) above to the Ultimate Parent and each Subsidiary of the Ultimate Parent in connection with any current and future products and services of the Ultimate Parent and each such Subsidiary.  Despite the non-exclusive nature of such licenses, each License Subsidiary will covenant not to license or assign the trademarks it owns to any third party except to an affiliate of the Ultimate Parent or as otherwise permitted in the RHDI Credit Agreement.  Each such license will expressly allow each licensee to retain its license after a change in control or divestiture of such entity and will also be subject to other mutually acceptable and reasonably satisfactory terms.

•      Each of SuperMedia, the Dex Entities, the Service Company and each other Shared Collateral Loan Party will grant to the Ultimate Parent and each Subsidiary of the Ultimate Parent a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive, worldwide, fully transferable and fully

(2)  Constituent documents of License Subsidiaries to be in form and substance satisfactory to the Administrative Agent.

2

sublicensable license (or sublicense, as applicable) under all intellectual property (other than trademarks and domain names) it owns (or licenses, to the extent sublicensing is permitted by the applicable contract without (i) the licensor’s consent, unless consent can be obtained with no additional fees or other consideration or obligations upon sublicensor or any loss of rights, (ii) loss of any rights, (iii) additional obligations and (iv) unless the sublicensee fully reimburses the sublicensor for any fees or other consideration required to obtain the right to grant such sublicense, any additional fees or other consideration) as of the closing of the Mergers, as well as future intellectual property (other than trademarks and domain names) it creates, invents or acquires after closing of the Mergers, for any purpose (including the right to modify and create derivative works of any software); provided that the agreements providing such licenses will (a) prohibit the licensor from granting exclusive licenses with respect to such intellectual property to any Person in any manner that narrows such non-exclusive licenses to the Ultimate Parent or to such Subsidiaries of the Ultimate Parent and (b) expressly allow each licensee to retain its license after a change in control or divestiture of such entity.  Such licenses will also be subject to other mutually acceptable and reasonably satisfactory terms.

•      SuperMedia, the Dex Entities, the Service Company and the other Shared Collateral Loan Parties other than the Ultimate Parent will deliver to each other current or contingent (e.g., through an escrow arrangement reasonably satisfactory to the Administrative Agent) possession of (i) all software source code and all documentation and training manuals relating thereto and (ii) certain other tangible or written embodiments of material technology, websites and databases (but for clarity, excluding any print directories or other publicly distributed print materials), in each case to the extent owned (or licensed, if such license grants the licensee (x) possession of same and the right to allow the foregoing entities (and any escrow agent, as applicable) to access same and (y) the right to sublicense such right of possession and access without (I) the licensor’s consent, unless consent can be obtained with no additional fees or other consideration or obligations upon sublicensor or any loss of rights, (II) loss of any rights, (III) additional obligations and (IV) unless the sublicensee fully reimburses the sublicensor for any fees or other consideration required to obtain a sublicense to such possession and access, any additional fees or other consideration) and currently used by SuperMedia, the Dex Entities, the Service Company or any of such Shared

3

Collateral Loan Parties, as applicable, in their respective businesses.  Each of such entities shall make an initial deposit of same and will be obligated to provide material updates on an ongoing basis.

The existing Tax Sharing Agreement will be amended as set forth in the form attached hereto as Exhibit B.

A new tax sharing agreement between SuperMedia entities and Dex entities as set forth in the form attached hereto as Exhibit C will be permitted.

•      For the avoidance of doubt, under the tax sharing agreements attached hereto as Exhibits B and C, the Ultimate Parent will not receive compensation for the use of its tax attributes.

Directory Consolidation Project:

The Borrower will be permitted to consolidate print directories in markets and/or with advertisers that adjoin/overlap with Dex East, Dex West and/or SuperMedia and their respective Subsidiaries, and to cross license intellectual property as needed in connection with the foregoing, all as described in greater detail on Schedule I hereto. In connection with the foregoing, the asset sale, lien and transactions with affiliates covenants will be amended to permit non-exclusive licenses of intellectual property and transfers of directories and/or titles in connection with the directory consolidation project to the extent specifically described on Schedule I hereto (Sections 6.02 and 6.05).

Interest Rate:	The “Applicable Rate” will be amended to 5.75% for ABR Loans and to 6.75% in the case of Eurodollar Loans.

Mandatory Amortization:

The amortization schedule will be amended such that the quarterly amortization payment is (i) $10,000,000 for each fiscal quarter in fiscal 2013 and fiscal 2014, (ii) $7,500,000 for each fiscal quarter in fiscal 2015 and (iii) $6,250,000 for each fiscal quarter in fiscal 2016 (Section 2.05(a)), with all remaining outstanding amounts due at maturity on December 31, 2016.  All such quarterly repayments will be made on the last day of each March, June, September, and December. If the effective date of the RHDI Amendments (the “Effective Date”) occurs after March 31, 2013, the quarterly amortization payments immediately following the Effective Date will be reduced (in direct order) by an amount equal to the difference between the scheduled amortization payment due on March 31, 2013 (so long as such payment has been made) under the RHDI Credit Agreement prior to giving effect to the RHDI Amendments (the “Existing RHDI Credit Agreement”) and the scheduled amortization payment due on March 31, 2013 described above.

4

Excess Cash Flow Prepayment:

The Excess Cash Flow prepayment will be amended as follows (Section 2.06(d)):

•      Excess Cash Flow will be calculated as of the end of each fiscal quarter ending after the Effective Date for the period starting on January 1, 2013 and ending on the last day of such quarter (with (i) the required prepayment as of the end of any such fiscal quarter to be calculated based on Excess Cash Flow for the applicable period net of any previously made required quarterly Excess Cash Flow prepayments and (ii) with the Borrower’s Discounted Prepayment Portion of Excess Cash Flow (as defined below) and the Borrower’s Discretionary Portion of Excess Cash Flow (as defined below) as of the end of such quarter to be calculated based on Excess Cash Flow for the applicable period net of any permitted uses of the Borrower’s Discounted Prepayment Portion of Excess Cash Flow  and the Borrower’s Discretionary Portion of Excess Cash Flow, as applicable, made in prior periods).  If the Effective Date occurs after the date on which the Excess Cash Flow prepayment would otherwise have been due under the RHDI Amendments in respect of the fiscal quarter ended March 31, 2013, then the quarterly Excess Cash Flow prepayment  for such fiscal quarter shall be due and payable on the Effective Date.

•      The required prepayment percentage will be amended to 60%.

•      20% of quarterly Excess Cash Flow (the “Borrower’s Discounted Prepayment Portion of Excess Cash Flow”) will be required to be used to make a prepayment if not used to make Discounted Voluntary Prepayments as follows:

•      Borrower’s Discounted Prepayment Portion of Excess Cash Flow will be available only for Discounted Voluntary Prepayments within 180 days after the delivery of financial statements for the applicable fiscal quarter (it being agreed that the availability of the Borrower’s Discounted Prepayment Portion of Excess Cash Flow during such 180 day period, as well as the requirements in clauses (i) and (ii) in the next succeeding sentence, will not be reduced by any succeeding calculation of Excess Cash Flow).

•      If such amounts are not applied to effect Discounted Voluntary Prepayments during the applicable 180-day period, such amounts shall be used (i) to make additional optional prepayments at par at the end of the fiscal quarter during which such 180-day period

5

expires to be applied to scheduled payments as directed by the Borrower or (ii) at the Borrower’s option, to make an advance Excess Cash Flow payment pursuant to Section 2.06(d)(iii) of the RHDI Credit Agreement.

•      20% of quarterly Excess Cash Flow (the “Borrower’s Discretionary Portion of Excess Cash Flow”) may be retained by the Borrower and utilized for purposes otherwise permitted under the Dex East Credit Agreement, including, but not limited to, at the Borrower’s option and in the Borrower’s sole discretion (i) to effect additional Discounted Voluntary Prepayments or (ii) for optional prepayments at par, to be applied to scheduled payments as directed by the Borrower.

•      To the extent any Specified Charges (as defined below) are deducted in the determination of net cash provided by operating activities of the Borrower and its Subsidiaries for any period, such Specified Charges shall be added in the determination of Excess Cash Flow for such period.

•      For the avoidance of doubt, any Excess Cash Flow payment due under the Existing RHDI Credit Agreement in respect of the fiscal year ended December 31, 2012, shall continue to be payable in accordance with the terms of the Existing RHDI Credit Agreement.

Affirmative Covenants:

The Borrower will continue to deliver the financial statements and other information required to be delivered under the Existing RHDI Credit Agreement, as well as financial statements with respect to Dex East, Dex West, and SuperMedia that are required to be delivered by Dex East, Dex West, and SuperMedia under their respective Credit Agreements (as defined below). In addition, the Borrower will deliver the following information on a quarterly basis (with reasonably descriptive detail):

•      sales metric (which will serve as leading indicator of reported print and digital revenues), for the applicable period;

•      print and digital revenue and a gross margin amount for each of such reported revenue amounts, for the applicable period; and

•      statements of cash flow from operations (with a reconciliation of net income to operating cash flow from operations and financing activities (including capital expenditures)).

Concurrently with the delivery of the financial statements required pursuant to Sections 5.01(a) and 5.01(b) of the RHDI Credit Agreement, the Borrower will be required to deliver a schedule of Services Assets (as defined in the Shared Services

6

Agreement) contributed to the Service Company during the previous fiscal quarter with a reasonably detailed description of such Services Assets and the value thereof.

Conditions Precedent to Effectiveness

Including, but not limited to, the following:

•      the negotiation, execution and delivery of definitive documentation with respect to the RHDI Amendments, including an amendment to the Intercreditor Agreement (which will, among other things, revise the percentages in Section 3.4(b) thereof to reflect the Applicable Shares of the Companies (as defined below)), in all cases reasonably satisfactory to the Administrative Agent and the Lenders;

•      each of the Dex East Credit Agreement, Dex West Credit Agreement and the Credit Agreement, dated as of December 31, 2009, (as amended by the First Amendment thereto, dated as of December 14, 2010, and the Second Amendment thereto, dated as of November 8, 2011, the “SuperMedia Credit Agreement” and, together with the Dex East Credit Agreement, the Dex West Credit Agreement and the RHDI Credit Agreement, the “Credit Agreements”), among SuperMedia, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, shall concurrently be amended in a manner consistent with the term sheets attached hereto as Exhibit D;

•      each of Dex East, Dex West, RHDI and SuperMedia (collectively, the “Companies” and each individually, a “Company”) shall have entered into a subordinated guarantee (with respect to each Company, its “Subordinated Guarantee”) pursuant to which each Company will guarantee the obligations of the other Companies under their respective Credit Agreements (and any refinancings thereof), which guarantee (a) will be subordinated to the obligations of the Company providing such guarantee in respect of its Credit Agreement (and any refinancings thereof) on terms to be mutually agreed (including an unlimited standstill period) and (b) will include sharing provisions pursuant to which the beneficiaries of such guarantees will share the benefits of such guarantees on a pari passu basis (in accordance with the percentages used to allocate costs under the Shared Services Agreement as of the Effective Date (i.e., 53% to SuperMedia and 47% to the Dex Entities (to be shared by the Dex Entities in accordance with their applicable percentages));

•      the receipt by the Administrative Agent of executed consents to the RHDI Amendments from each Lender; and

•      additional customary closing conditions, including delivery

7

of opinions of counsel, corporate resolutions, certificates and other documents as the Lenders shall reasonably require

Borrower’s Portion of Excess Cash Flow Baskets and other Prepayment Matters:

•      The definition of “Borrower’s Portion of Excess Cash Flow” will be amended to (i) reduce the total percentage to 40% and (ii) reflect the Borrower’s Discounted Repayment Portion of Excess Cash Flow and the Borrower’s Discretionary Portion of Excess Cash Flow described above. In addition, the “Borrower’s Portion of Excess Cash Flow” (which may be a negative amount) will be calculated in the manner described above under the heading “Excess Cash Flow Prepayment”.

•      The basket for Permitted Acquisitions financed with the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.04(f)).

•      The basket for Specified Investments financed with the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.04(l)).

•      The exception permitting Restricted Payments (a) with the Borrower’s Portion of Excess Cash to effect Specified Investments or to pay interest on the Restructuring Notes and (b) in amounts based on the Ultimate Parent PIK Election Amount will be deleted (Section 6.08(a)(iii)).

•      The basket for optional prepayments of other debt based on the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.08(b)(vi)).

•      The definition of Designated Excess Cash Expenditures will be deleted.

•      The carveout to the mandatory prepayment provision for proceeds of Ultimate Parent Asset Dispositions used to effect Specified Investments will be deleted (Section 2.06(c); Section 6.1 of Shared Guarantee and Collateral Agreement).

Financial Covenants:	• The Leverage Ratio covenant will be amended to require a ratio at the end of each fiscal quarter below not exceeding the ratio set forth below opposite such fiscal quarter (Section 6.14):

	Fiscal Quarter	Leverage Ratio
	1Q 2013	5.50x
	2Q 2013	5.50x
	3Q 2013	5.50x
	4Q 2013	5.50x
	1Q 2014	5.4625x
	2Q 2014	5.425x
	3Q 2014	5.3875x
	4Q 2014	5.35x

8

	1Q 2015	5.3125x
	2Q 2015	5.275x
	3Q 2015	5.2375x
	4Q 2015	5.20x
	1Q 2016	5.15x
	2Q 2016	5.10x
	3Q 2016	5.05x
	4Q 2016	5.0x

• An interest coverage ratio covenant requiring a minimum ratio of 1.1 to 1.0 at the end of each fiscal quarter will be added.

Certain Other Negative Covenants:

The general unsecured indebtedness basket will be amended to prohibit indebtedness of the Borrower to any Affiliate (Section 6.01(a)(x)).

The general lien basket will be decreased from $15 million to $5 million (Section 6.02(a)(vii)).

The basket for loans and advances to employees of the Borrower will be increased from $1 million to $2.5 million (Section 6.04(k)).

The general Investments basket will be decreased from $25 million to $5 million (Section 6.04(o))  and will prohibit Investments in Affiliates that are not Subsidiaries of the Borrower (other than Investments resulting in a purchase of assets (i) by a Newco Senior Guarantor or the Service Company in connection with equivalent Investments by the other Companies and (ii) by the Borrower or a Subsidiary in BDC in connection with equivalent Investments by Dex East and Dex West).  In addition, the Borrower will be permitted to consummate up to $5 million in Permitted Acquisitions during the remaining term of the RHDI Credit Agreement (other than Permitted Acquisitions involving the purchase of assets from Affiliates that are not Subsidiaries of the Borrower.

The limitation on Asset Sales covenant (Section 6.05) will be amended to:

•      delete the basket for Permitted Asset Swaps (Section 6.05(e));

•      decrease the general basket for asset sales from $25 million to $20 million subject, after the first $2.5 million, to the mandatory prepayment provisions of Section 2.06(b), and to prohibit the use of the basket for transactions with Affiliates (Section 6.05(f)); and

•      delete the additional $2.5 million general basket for asset sales (Section 6.05(j)).

9

The sale and leaseback basket will be decreased from $20 million to $15 million (Section 6.06).

The general basket for Restricted Payments (Section 6.08(a)(vii)) will be reduced to $2 million in any fiscal year with an aggregate cap of $5 million during the remaining term of the Dex East Credit Agreement, provided that:

•      such funds will be used to fund corporate expenses permitted under the Dex East Credit Agreement;

•      the Ultimate Parent will use proceeds of such Restricted Payments to make payments under this clause within 30 days of receipt;

•      cash balances held by the Ultimate Parent will not exceed $5 million at any one time plus any amounts held pending use under Section 6.08(a)(v) to fund interest payments on Restructuring Notes; and

•      no payments made under this clause will be used (i) to effect the repurchase, or the making of any payments in respect, of Restructuring Notes or Additional Notes or (ii) to make any payment to or investment in any Affiliate other than the Borrower or a Subsidiary of the Borrower (or any director, officer or employee of any such Affiliate).

The exception permitting Restricted Payments in amounts based on the Ultimate Parent PIK Election Amount will be deleted (Section 6.08(a)(iii)).

The basket limiting Restricted Payments to fund interest payments on Restructuring Notes (or any Additional Notes incurred to refinance the Restructuring Notes) will be amended to reflect the continuation of the Ultimate Parent PIK Election on the Restructuring Notes (Section 6.08(a)(v)(D)).

The limitation on amendment of material documents covenant will be amended to add the Subordinated Guarantee agreement and any license agreement or escrow agreement described above under the heading “Shared Services Agreement and Tax Sharing Agreement” to the agreements that shall not be amended if such amendment is adverse in any material respect to the interests of the Lenders (Section 6.13).

The basket for Capital Expenditures (Section 6.15) will be amended such that (a) the aggregate capital expenditures for the Borrower, Dex East, Dex West and SuperMedia (collectively, the “Companies”, and each, individually, a “Company”) will not exceed $57.5 million in fiscal year 2013 and $50.0 million in any fiscal year thereafter, with a 75% non-cumulative one-year carry-forward of the unused portion of permitted Capital Expenditures

10

in the applicable year (Capital Expenditures will first be applied to permitted amounts in such year before being applied to carried-forward amounts), provided that (a) Capital Expenditures of a Company shall either (i) relate to assets directly owned or acquired by such Company and shall be allocated to (and paid by) such Company or (ii) relate to the acquisition or development of Shared Assets and shall be allocated to (and paid by) the Companies in accordance with their applicable percentage used in the calculation of sharing of costs under the Shared Services Agreement at the time any such payment is made and (b) the aggregate capital expenditures of the Borrower shall not exceed $15 million in any fiscal year, with a 75% non-cumulative one-year carry-forward of the unused portion of permitted Capital Expenditures in the applicable year (Capital Expenditures will first be applied to permitted amounts in such year before being applied to carried-forward amounts).

The Ultimate Parent covenants will be modified to (a) prohibit the issuance of Additional Notes to finance Specified Investments or to make prepayments of indebtedness under the Credit Agreements and (b) in clause (g) thereof, require that the allocable net proceeds of the sale of any of Dex East, Dex West or SuperMedia be applied to mandatory prepayments of the Loans in accordance with the waterfall in the Intercreditor Agreement (as amended) (Section 6.17).

Events of Default:

The cross-default and judgment defaults will be amended to exclude the Loan Documents (as defined in the SuperMedia Credit Agreement) and SuperMedia and its Subsidiaries, as applicable (Article 7(g), (h) and (k)).

The following will be added as Events of Default:

•      the commencement of enforcement actions under the Shared Guarantee and Collateral Agreement;

•      the commencement of enforcement actions under the Shared Services Agreement or the occurrence of an event that permits the Service Company to terminate the Shared Services Agreement with respect to any Client Company (as defined therein), and such event continues unremedied for a period of three days;

•      the failure of the Borrower to receive any payment under the Tax Sharing Agreements when due and such failure continues unremedied for a period of three days; and

•      if any license agreement or escrow agreement described above under the heading “Shared Services Agreement and Tax Sharing Agreement” is terminated (other than upon the expiration of the term thereof), ceases to be effective or

11

ceases to be the legally valid, binding and enforceable obligation in any material respect of any party thereto.

Guarantee and Collateral Requirements:

SuperMedia and its Subsidiaries will be excluded from the requirements of Section 5.12 (the “Further Assurances” covenant).

•      For the avoidance of doubt, none of SuperMedia’s Subsidiaries’ equity interests or assets shall be required to be pledged to the Lenders as Collateral for the Obligations.

The existing Shared Guarantee and Collateral Agreement will be amended such that (i) the Service Company will guarantee on a secured basis the obligations under the Credit Agreements (and any refinancings thereof) on a pari passu basis and (ii) in addition to its existing secured guarantees of the obligations under the Dex East Credit Agreement, the Dex West Credit Agreement and the RHDI Credit Agreement, the Ultimate Parent (and any additional Guarantors under the RHDI Credit Agreement after the Effective Date (other than the Service Company and the Borrower and its Subsidiaries)) will also guarantee the obligations under the SuperMedia Credit Agreement on an unsecured basis.  Under the amended Shared Guarantee and Collateral Agreement, (i) the Service Company shall also grant liens in favor of each of the Companies to secure the performance of its obligations under the Shared Services Agreement and (ii) each Company will agree that its rights to pursue remedies and initiate enforcement actions against the Service Company shall be conditioned on a material breach by the Service Company of its obligations to such Company under the Shared Services Agreement.

Certain Definitions:

•      The definition of “Allocable Net Proceeds” will be amended to reflect the Applicable Share for the Companies (Section 1.01).

•      The definition of “Material Indebtedness” will be amended to exclude (i) the Borrower’s Subordinated Guarantee and (ii) the Indebtedness of SuperMedia and its Subsidiaries (Section 1.01).

•      The definition of “Total Indebtedness” will be amended to exclude the Borrower’s Subordinated Guarantee (Section 1.01).

•      The definition of “Newco” will be amended to exclude SuperMedia and its Subsidiaries (other than for purposes of the definition of Ultimate Parent Asset Disposition, which shall be amended to cover a sale of any of the Dex Entities, SuperMedia or the Service Company) (Section 1.01).

12

•      The definitions of “Ultimate Parent Consolidated Net Income,” “Ultimate Parent Consolidated EBITDA,” “Ultimate Parent Leverage Ratio,” “Ultimate Parent Total Indebtedness,” “Ultimate Parent PIK Election Period” and “Ultimate Parent PIK Election Amount” will be deleted (Section 1.01).

•      The definition of “Ultimate Parent Base Annual Cash Interest Amount” will be amended to reflect the Borrower’s Applicable Share (Section 1.01).

•      The definition of “Required Percentage” will be amended to 50% in the case of an Equity Issuance by the Ultimate Parent (Section 1.01).

•      The definition of “Change of Control” will be amended to (i) reduce the threshold for a change of control at the Ultimate Parent in clause (e) thereof to 35% and (ii) clarify that such threshold is after giving effect to, and taking into consideration, the ownership of Ultimate Parent on a pro forma basis following the Mergers (Section 1.01).

•      The definition of “Asset Disposition” will be amended to include dispositions described in Section 6.05(f) (Section 1.01).

•      The definition of “Consolidated EBITDA” will be amended (i) to add back any non-cash impact of fresh start accounting principles in connection with any reorganization plan necessary to consummate the Mergers, (ii) to specify that the add-back in clause (a)(v)(A) thereof shall only be applicable in fiscal years 2015 and 2016 (and in any event subject  to a cap in any fiscal year of up to $3.5 million and only in respect of severance costs paid in such fiscal years), and (iii) to amend clause (a)(vi) thereof to limit the add-backs pursuant thereto to the charges described on Schedule II hereto (the “Specified Charges”) so long as (A) such charges are recorded during the period starting on October 1, 2012 and ending on December 31, 2013 and (B) the aggregate amount of charges added-back for all periods shall not exceed $14.7 million (it being understood that such charges may be added-back in any four quarter period which includes the quarter in which such charges are recorded) (Section 1.01).

•      The definition of “Excess Cash Flow” will be amended to add back, to the extent deducted in the determination of net cash provided by operating activities of the Borrower and its Subsidiaries, the Specified Charges for such period (Section 1.01).

•      The definition of “Equity Issuance” will be amended to

13

provide that proceeds of any Equity Issuance (other than proceeds that are received as a result of (i) a non cash exchange of Restructuring Notes or Additional Notes for equity or (ii) equity that is issued on a non-cash basis as consideration for a permitted transaction) will be used first to prepay the Loans prior to any refinancing of any Restructuring Notes or Additional Notes and prior to the funding of any Specified Investment.

•      “Shared Assets” means any asset (including intellectual property rights) owned by the Service Company or any License Subsidiary (Section 1.01).

•      “Applicable Share” means the percentage equivalent to the applicable percentage used in the calculation of sharing of costs under the Shared Services Agreement as of the Effective Date (Section 1.01).

14

Schedule I

Directory Consolidation Project Details

The objective of the directory consolidation project is to permit the Borrower to consolidate directories in markets for which the Borrower, Dex East, Dex West or SuperMedia is the exclusive publisher that is adjacent to a market in which any of Dex East, Dex West or SuperMedia also publishes.  In these affected markets, there is overlap in both distribution and/or sales operations.  The consolidation of directories in these markets will increase advertiser satisfaction, improve the consumer experience, and provide increased efficiency and reduced costs for the Borrower.  The proposed consolidation project will only be effected after integration of the Dex entities and the SuperMedia entities is completed.

The Borrower has identified as of the date hereof certain directories in adjacent markets that are targets for combination, as set forth in Appendix A attached hereto.  In some cases, two or more directories would be discontinued, and a new directory covering the combined market would replace them.  In other cases, a directory would be discontinued and those advertisers would be transferred to one or more existing directories.  Upon completion of a consolidation, the Companies will calculate the contribution margin of the new directory or directories (which would include net sales, provision for bad debt, direct selling costs, print cost of sales and indirect overhead, with intercompany accounts settled in accordance with the Shared Services Agreement), with such contribution margin to be shared (in the manner as previously disclosed to the Administrative Agent) by the Companies participating in the consolidation based on the proportionate contribution margin of each of the directories included in the consolidation. Appendix A may be modified with the consent of the Agent to include additional directories identified after the date hereof.

Appendix A

Target Directories

Impacted Directories	Current Copyright Ownership
Aitkin, MN	RHDI
Brainerd, MN	Dex Media East
Long Prairie, MN	RHDI
Little Falls, MN	Dex Media East
Alexandria, MN	RHDI
Glenwood, MN	Dex Media East
Morris, MN	Dex Media East
North Platte Valley, NE	RHDI
Alliance, NE	Dex Media East
Casper, WY	Dex Media West
Sidney, NE	Dex Media East
West Central NE (North Platte-McCook)	Dex Media East
Laughlin, NV	RHDI
Mohave County, AZ	Dex Media West
Benson, MN	RHDI
Cokato, MN	RHDI
Granite Falls, MN	RHDI
Glencoe, MN	RHDI
Litchfield-Montevideo-Willmar, MN	Dex Media East
Lower Yakima Valley, WA	RHDI
Yakima Valley, WA	Dex Media West
Tri-Cities, WA	Dex Media West
New Richland, MN	RHDI
Faribault/Northfield/Owatonna/Waseca, MN	Dex Media East
Hastings, MN	RHDI
SE St Paul, MN	Dex Media East
South Metro, MN	Dex Media East
Sheridan/Carlton, OR	RHDI
Salem, OR	Dex Media West
Poulsbo, WA	RHDI
Bainbridge Island, WA	Dex Media West
Kitsap County, WA	Dex Media West
Quilcene, WA	RHDI
Port Townsend, WA	Dex Media West
Port Angeles, WA	Dex Media West
Chaska, MN	RHDI
Western Suburban Area, MN	Dex Media East
Southwest Suburban Area, MN	Dex Media East
Northwest Metro (Brooklyn Park), MN	RHDI
Northwest Suburban Area, MN	Dex Media East
Western Suburban Area, MN	Dex Media East

Impacted Directories	Current Copyright Ownership
Lake City, MN	RHDI
Lewiston, MN	RHDI
Winona, MN	Dex Media East
Rochester, MN	Dex Media East
NW Missouri	RHDI
Shenandoah, IA	Dex Media East
Upper Rogue, OR	RHDI
Klamath Falls, OR	Dex Media West
Medford, OR	Dex Media West
Columbia Gorge, OR	RHDI
Central Oregon	Dex Media West
Central & North Oregon Coast	RHDI
Tillamook, OR	RHDI
Northern Oregon Coast (Astoria)	Dex Media West
N. Central Oregon Coast (Newport-Lincoln)	Dex Media West

Schedule II

Restructuring Add-Backs

1.              Out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Borrower incurred in connection with the Mergers, the RHDI Amendments (including, for the avoidance of doubt, costs, fees and expenses incurred in connection with the activities specified in the second, third and fourth bullet points under the heading “Shared Services Agreement and Tax Sharing Agreement” in the Term Sheet), and the transactions contemplated by the Support and Limited Waiver Agreement dated as of December 5, 2012 (the “Support Agreement”), including, incurred in connection with the events leading up to, and throughout, the ongoing administration of the Borrower’s Chapter 11 Case (as defined in the Support Agreement).

2.              Out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Agent and the steering committee Lenders and reimbursed by the Borrower (including without limitation, the fees and expenses of the Agent and the steering committee Lenders) incurred in connection with the RHDI Amendments (including, for the avoidance of doubt, costs, fees and expenses incurred in connection with the activities specified in the second, third, and fourth bullet points under the heading “Shared Services Agreement and Tax Sharing Agreement” in the Term Sheet) and the transactions contemplated by the Support Agreement, including, incurred in connection with the events leading up to, and throughout, the ongoing administration of the Borrower’s Chapter 11 Case (as defined in the Support Agreement).

Exhibit A

Amended and Restated Shared Services Agreement

See attached.

Exhibit B

Existing Tax Sharing Agreement Amendment

See attached.

Exhibit C

SuperMedia Tax Sharing Agreement

See attached.

Exhibit D

Dex West, RHDI and SuperMedia Amendment Term Sheets

See attached.

DEX MEDIA WEST, INC. CREDIT AGREEMENT

Summary of Amendments(1)

Dex One Corporation (“Dex One”) and SuperMedia Inc. (“SuperMedia”) have entered into a Merger Agreement, dated as of August 20, 2012 (the “Merger Agreement”), by and among Dex One, NewDex, Inc. (“Newco”), Spruce Acquisition Sub, Inc. (“Merger Sub”) and SuperMedia, pursuant to which Dex One will be merged with Newco, with Newco as the surviving corporation (the “Dex Merger”), and SuperMedia will be merged with Merger Sub, with SuperMedia as the surviving corporation (the “SuperMedia Merger” and together with the Dex Merger, the “Mergers”).   After giving effect to the Mergers, SuperMedia will become a direct wholly owned subsidiary of Newco and Newco will become the Ultimate Parent (as defined in the Dex East Credit Agreement referred to below).  Set forth below are the proposed amendments (the “Dex West Amendments”) to the Credit Agreement, dated as of June 6, 2008 , as amended and restated as of January 29, 2010 (as amended by the First Amendment thereto, dated as of March 9, 2012, and the Dex East Amendments, the “Dex West Credit Agreement”), among Dex One, Dex Media, Inc., Dex Media West, Inc. (the “Borrower”), the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, to be effected in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

Transactions:

The Mergers and the other transactions contemplated by the Merger Agreement will be permitted by making the following amendments:

•      The definition of Change of Control will be amended to include an exception for the consummation of the Mergers; and

•      The Ultimate Parent Covenants will be amended to permit the Ultimate Parent to incur and discharge its obligations under the Merger Agreement and to acquire and own the Equity Interests of SuperMedia and its Subsidiaries (for the avoidance of doubt, the Liens securing the obligations under the SuperMedia Credit Agreement (as defined below) will be permitted).

Maturity Date:	The Maturity Date will be extended from October 24, 2014 to December 31, 2016 (Section 1.01).

Discounted Voluntary Prepayments:	The period during which Discounted Voluntary Prepayments are permitted will be extended from December 31, 2013 to December 31, 2016 (Section 2.16(a)).

Shared Services Agreement and Tax Sharing Agreement:	The existing shared services agreement will be replaced with an Amended and Restated Shared Services Agreement as set forth in

(1)  Capitalized terms used but not defined in this Term Sheet shall have the meaning assigned thereto in the Dex West Credit Agreement.

1

the form attached hereto as Exhibit A.

It will be a condition precedent to the Dex West Amendments that:

•      (i) The trademarks (which include, for clarity, logos, trade dress and similar designations of origin other than domain names and are collectively referred to herein as the “trademarks”) owned by SuperMedia will be transferred (together with the associated goodwill) to and owned by a bankruptcy remote subsidiary of SuperMedia, (ii) the trademarks owned by each of the Borrower, Dex Media East, Inc. (“Dex East”) and R.H. Donnelley Inc. (“RHDI” and, together with the Borrower and Dex East, the “Dex Entities”) will be transferred (together with the associated goodwill) to and owned by bankruptcy remote subsidiaries of the Borrower, Dex West and RHDI, respectively, (iii) the trademarks owned by the Service Company and each other Shared Collateral Loan Party (other than the Ultimate Parent) will be transferred (together with the associated goodwill) to and owned by a bankruptcy remote subsidiary of such Person, respectively and (iv) in the case of each of (i), (ii) and (iii) above, each such bankruptcy remote subsidiary(2) (each, a “License Subsidiary”) will grant a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive, worldwide, fully transferable and fully sublicensable license to use the trademarks it owns pursuant to (i), (ii) and (iii) above to the Ultimate Parent and each Subsidiary of the Ultimate Parent in connection with any current and future products and services of the Ultimate Parent and each such Subsidiary.  Despite the non-exclusive nature of such licenses, each License Subsidiary will covenant not to license or assign the trademarks it owns to any third party except to an affiliate of the Ultimate Parent or as otherwise permitted in the Dex West Credit Agreement.  Each such license will expressly allow each licensee to retain its license after a change in control or divestiture of such entity and will also be subject to other mutually acceptable and reasonably satisfactory terms.

•      Each of SuperMedia, the Dex Entities, the Service Company and each other Shared Collateral Loan Party will grant to the Ultimate Parent and each Subsidiary of the Ultimate Parent a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive, worldwide, fully transferable and fully sublicensable license (or sublicense, as applicable) under all

(2)  Constituent documents of License Subsidiaries to be in form and substance satisfactory to the Administrative Agent.

2

intellectual property (other than trademarks and domain names) it owns (or licenses, to the extent sublicensing is permitted by the applicable contract without (i) the licensor’s consent, unless consent can be obtained with no additional fees or other consideration or obligations upon sublicensor or any loss of rights, (ii) loss of any rights, (iii) additional obligations and (iv) unless the sublicensee fully reimburses the sublicensor for any fees or other consideration required to obtain the right to grant such sublicense, any additional fees or other consideration) as of the closing of the Mergers, as well as future intellectual property (other than trademarks and domain names) it creates, invents or acquires after closing of the Mergers, for any purpose (including the right to modify and create derivative works of any software); provided that the agreements providing such licenses will (a) prohibit the licensor from granting exclusive licenses with respect to such intellectual property to any Person in any manner that narrows such non-exclusive licenses to the Ultimate Parent or to such Subsidiaries of the Ultimate Parent and (b) expressly allow each licensee to retain its license after a change in control or divestiture of such entity.  Such licenses will also be subject to other mutually acceptable and reasonably satisfactory terms.

•      SuperMedia, the Dex Entities, the Service Company and the other Shared Collateral Loan Parties other than the Ultimate Parent will deliver to each other current or contingent (e.g., through an escrow arrangement reasonably satisfactory to the Administrative Agent) possession of (i) all software source code and all documentation and training manuals relating thereto and (ii) certain other tangible or written embodiments of material technology, websites and databases (but for clarity, excluding any print directories or other publicly distributed print materials), in each case to the extent owned (or licensed, if such license grants the licensee (x) possession of same and the right to allow the foregoing entities (and any escrow agent, as applicable) to access same and (y) the right to sublicense such right of possession and access without (I) the licensor’s consent, unless consent can be obtained with no additional fees or other consideration or obligations upon sublicensor or any loss of rights, (II) loss of any rights, (III) additional obligations and (IV) unless the sublicensee fully reimburses the sublicensor for any fees or other consideration required to obtain a sublicense to such possession and access, any additional fees or other consideration) and currently used by SuperMedia, the Dex Entities, the Service Company or any of such Shared Collateral Loan Parties, as applicable, in their respective

3

businesses.  Each of such entities shall make an initial deposit of same and will be obligated to provide material updates on an ongoing basis.

The existing Tax Sharing Agreement will be amended  as set forth in the form attached hereto as Exhibit B.

A new tax sharing agreement between SuperMedia entities and Dex entities as set forth in the form attached hereto as Exhibit C will be permitted.

•      For the avoidance of doubt, under the tax sharing agreements attached hereto as Exhibits B and C, the Ultimate Parent will not receive compensation for the use of its tax attributes.

Directory Consolidation Project:

The Borrower will be permitted to consolidate print directories in markets and/or with advertisers that adjoin/overlap with Dex East, RHDI and/or SuperMedia and their respective Subsidiaries, and to cross license intellectual property as needed in connection with the foregoing, all as described in greater detail on Schedule I hereto. In connection with the foregoing, the asset sale, lien and transactions with affiliates covenants will be amended to permit non-exclusive licenses of intellectual property and transfers of directories and/or titles in connection with the directory consolidation project to the extent specifically described on Schedule I hereto (Sections 6.02 and 6.05).

Interest Rate:	The “Applicable Rate” will be amended to 4.00% for ABR Loans and to 5.00% in the case of Eurodollar Loans.

Mandatory Amortization:

The amortization schedule will be amended such that the quarterly amortization payment is $11,250,000 for each fiscal quarter in fiscal 2013 through fiscal 2016 (Section 2.05(a)), with all remaining outstanding amounts due at maturity on December 31, 2016.  All such quarterly repayments will be made on the last day of each March, June, September, and December. If the effective date of the Dex West Amendments (the “Effective Date”) occurs after March 31, 2013, the quarterly amortization payments immediately following the Effective Date will be increased (in direct order) by an amount equal to the difference between the scheduled amortization payment due on March 31, 2013 described above and the scheduled amortization payment due on March 31, 2013 (so long as such payment has been made) under the Dex West Credit Agreement prior to giving effect to the Dex East Amendments (the “Existing Dex West Credit Agreement”).

Excess Cash Flow Prepayment:	The Excess Cash Flow prepayment will be amended as follows (Section 2.06(d)):

4

•      Excess Cash Flow will be calculated as of the end of each fiscal quarter ending after the Effective Date for the period starting on January 1, 2013 and ending on the last day of such quarter (with (i) the required prepayment as of the end of any such fiscal quarter to be calculated based on Excess Cash Flow for the applicable period net of any previously made required quarterly Excess Cash Flow prepayments and (ii) with the Borrower’s Discounted Prepayment Portion of Excess Cash Flow (as defined below) and the Borrower’s Discretionary Portion of Excess Cash Flow (as defined below) as of the end of such quarter to be calculated based on Excess Cash Flow for the applicable period net of any permitted uses of the Borrower’s Discounted Prepayment Portion of Excess Cash Flow  and the Borrower’s Discretionary Portion of Excess Cash Flow, as applicable, made in prior periods).  If the Effective Date occurs after the date on which the Excess Cash Flow prepayment would otherwise have been due under the Dex West Amendments in respect of the fiscal quarter ended March 31, 2013, then the quarterly Excess Cash Flow prepayment  for such fiscal quarter shall be due and payable on the Effective Date.

•      The required prepayment percentage will be amended to 50%.

•      30% of quarterly Excess Cash Flow (the “Borrower’s Discounted Prepayment Portion of Excess Cash Flow”) will be required to be used to make a prepayment if not used to make Discounted Voluntary Prepayments as follows:

•      Borrower’s Discounted Prepayment Portion of Excess Cash Flow will be available only for Discounted Voluntary Prepayments within 180 days after the delivery of financial statements for the applicable fiscal quarter (it being agreed that the availability of the Borrower’s Discounted Prepayment Portion of Excess Cash Flow during such 180 day period, as well as the requirements in clauses (i) and (ii) in the next succeeding sentence, will not be reduced by any succeeding calculation of Excess Cash Flow).

•      If such amounts are not applied to effect Discounted Voluntary Prepayments during the applicable 180-day period, such amounts shall be used (i) to make additional optional prepayments at par at the end of the fiscal quarter during which such 180-day period expires to be applied to scheduled payments as directed by the Borrower or (ii) at the Borrower’s option, to make an advance Excess Cash Flow

5

payment pursuant to Section 2.06(d)(iii) of the Dex West Credit Agreement.

•      20% of quarterly Excess Cash Flow (the “Borrower’s Discretionary Portion of Excess Cash Flow”) may be retained by the Borrower and utilized for purposes otherwise permitted under the Dex East Credit Agreement, including, but not limited to, at the Borrower’s option and in the Borrower’s sole discretion (i) to effect additional Discounted Voluntary Prepayments or (ii) for optional prepayments at par, to be applied to scheduled payments as directed by the Borrower.

•      To the extent any Specified Charges (as defined below) are deducted in the determination of net cash provided by operating activities of the Borrower and its Subsidiaries for any period, such Specified Charges shall be added in the determination of Excess Cash Flow for such period.

•      For the avoidance of doubt, any Excess Cash Flow payment due under the Existing Dex West Credit Agreement in respect of the fiscal year ended December 31, 2012, shall continue to be payable in accordance with the terms of the Existing Dex West Credit Agreement.

Affirmative Covenants:

The Borrower will continue to deliver the financial statements and other information required to be delivered under the Existing Dex West Credit Agreement, as well as financial statements with respect to Dex East, RHDI and SuperMedia that are required to be delivered by Dex East, RHDI and SuperMedia under their respective Credit Agreements (as defined below). In addition, the Borrower will deliver the following information on a quarterly basis (with reasonably descriptive detail):

•      sales metric (which will serve as leading indicator of reported print and digital revenues), for the applicable period;

•      print and digital revenue and a gross margin amount for each of such reported revenue amounts, for the applicable period; and

•      statements of cash flow from operations (with a reconciliation of net income to operating cash flow from operations and financing activities (including capital expenditures)).

Concurrently with the delivery of the financial statements required pursuant to Sections 5.01(a) and 5.01(b) of the Dex West Credit Agreement, the Borrower will be required to deliver a schedule of Services Assets (as defined in the Shared Services Agreement) contributed to the Service Company during the previous fiscal quarter with a reasonably detailed description of

6

such Services Assets and the value thereof.

Conditions Precedent to Effectiveness

Including, but not limited to, the following:

•      the negotiation, execution and delivery of definitive documentation with respect to the Dex West Amendments, including an amendment to the Intercreditor Agreement (which will, among other things, revise the percentages in Section 3.4(b) thereof to reflect the Applicable Shares of the Companies (as defined below)), in all cases reasonably satisfactory to the Administrative Agent and the Lenders;

•      each of the Dex East Credit Agreement, RHDI Credit Agreement and the Credit Agreement, dated as of December 31, 2009, (as amended by the First Amendment thereto, dated as of December 14, 2010, and the Second Amendment thereto, dated as of November 8, 2011, the “SuperMedia Credit Agreement” and, together with the Dex East Credit Agreement, the Dex West Credit Agreement and the RHDI Credit Agreement, the “Credit Agreements”), among SuperMedia, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, shall concurrently be amended in a manner consistent with the term sheets attached hereto as Exhibit D;

•      each of Dex East, Dex West, RHDI and SuperMedia (collectively, the “Companies” and each individually, a “Company”) shall have entered into a subordinated guarantee (with respect to each Company, its “Subordinated Guarantee”) pursuant to which each Company will guarantee the obligations of the other Companies under their respective Credit Agreements (and any refinancings thereof), which guarantee (a) will be subordinated to the obligations of the Company providing such guarantee in respect of its Credit Agreement (and any refinancings thereof) on terms to be mutually agreed (including an unlimited standstill period) and (b) will include sharing provisions pursuant to which the beneficiaries of such guarantees will share the benefits of such guarantees on a pari passu basis (in accordance with the percentages used to allocate costs under the Shared Services Agreement as of the Effective Date (i.e., 53% to SuperMedia and 47% to the Dex Entities (to be shared by the Dex Entities in accordance with their applicable percentages));

•      the receipt by the Administrative Agent of executed consents to the Dex West Amendments from each Lender; and

•      additional customary closing conditions, including delivery of opinions of counsel, corporate resolutions, certificates and other documents as the Lenders shall reasonably require

7

Borrower’s Portion of Excess Cash Flow Baskets and other Prepayment Matters:

•      The definition of “Borrower’s Portion of Excess Cash Flow” will be amended to (i) reduce the total percentage to 50% and (ii) reflect the Borrower’s Discounted Repayment Portion of Excess Cash Flow and the Borrower’s Discretionary Portion of Excess Cash Flow described above. In addition, the “Borrower’s Portion of Excess Cash Flow” (which may be a negative amount) will be calculated in the manner described above under the heading “Excess Cash Flow Prepayment”.

•      The basket for Permitted Acquisitions financed with the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.04(f)).

•      The basket for Specified Investments financed with the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.04(l)).

•      The exception permitting Restricted Payments (a) with the Borrower’s Portion of Excess Cash to effect Specified Investments or to pay interest on the Restructuring Notes and (b) in amounts based on the Ultimate Parent PIK Election Amount will be deleted (Section 6.08(a)(iv)).

•      The basket for optional prepayments of other debt based on the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.08(b)(vi)).

•      The definition of Designated Excess Cash Expenditures will be deleted.

•      The carveout to the mandatory prepayment provision for proceeds of Ultimate Parent Asset Dispositions used to effect Specified Investments will be deleted (Section 2.06(c); Section 6.1 of Shared Guarantee and Collateral Agreement).

Financial Covenants:	• The Leverage Ratio covenant will be amended to require a ratio at the end of each fiscal quarter below not exceeding the ratio set forth below opposite such fiscal quarter (Section 6.14):

	Fiscal Quarter	Leverage Ratio
	1Q 2013	3.50x
	2Q 2013	3.50x
	3Q 2013	3.50x
	4Q 2013	3.50x
	1Q 2014	3.50x
	2Q 2014	3.42x
	3Q 2014	3.34x
	4Q 2014	3.25x
	1Q 2015	3.1875x
	2Q 2015	3.125x

8

	3Q 2015	3.0625x
	4Q 2015	3.00x
	1Q 2016	2.875x
	2Q 2016	2.75x
	3Q 2016	2.625x
	4Q 2016	2.5x

•      Senior Secured Leverage Ratio covenant and references thereto will be deleted (Section 6.15).

•      An interest coverage ratio covenant requiring a minimum ratio of 2.0 to 1.0 at the end of each fiscal quarter will be added.

Certain Other Negative Covenants:

The general unsecured indebtedness basket will be amended to prohibit indebtedness of the Borrower to any Affiliate (Section 6.01(a)(ix)).

The general lien basket will be decreased from $15 million to $5 million (Section 6.02(a)(vii)).

The basket for loans and advances to employees of the Borrower will be decreased from $10 million to $2.5 million (Section 6.04(k)).

The general Investments basket will be decreased from $25 million to $5 million (Section 6.04(p)) and will prohibit Investments in Affiliates that are not Subsidiaries of the Borrower (other than Investments resulting in a purchase of assets (i) by a Newco Senior Guarantor or the Service Company in connection with equivalent Investments by the other Companies and (ii) by the Borrower or a Subsidiary in BDC in connection with equivalent Investments by Dex East and RHDI).  In addition, the Borrower will be permitted to consummate up to $5 million in Permitted Acquisitions during the remaining term of the Dex West Credit Agreement (other than Permitted Acquisitions involving the purchase of assets from Affiliates that are not Subsidiaries of the Borrower.

The basket for investments structured as intercompany loans to Dex East will be deleted (Section 6.04(o)).

The limitation on Asset Sales covenant (Section 6.05) will be amended to:

•      delete the basket for Permitted Asset Swaps (Section 6.05(e));

•      decrease the general basket for asset sales from $50 million to $20 million subject, after the first $2.5 million, to the mandatory prepayment provisions of Section 2.06(b), and to prohibit the use of the basket for

9

transactions with Affiliates (Section 6.05(f)); and

•      delete the additional $2.5 million general basket for asset sales (Section 6.05(j)).

The sale and leaseback basket will be decreased from $20 million to $15 million (Section 6.06).

The general basket for Restricted Payments (Section 6.08(a)(viii)) will be reduced to $2 million in any fiscal year with an aggregate cap of $5 million during the remaining term of the Dex West Credit Agreement, provided that:

•      such funds will be used to fund corporate expenses permitted under the Dex West Credit Agreement;

•      the Ultimate Parent will use proceeds of such Restricted Payments to make payments under this clause within 30 days of receipt;

•      cash balances held by the Ultimate Parent will not exceed $5 million at any one time plus any amounts held pending use under Section 6.08(a)(vi) to fund interest payments on Restructuring Notes; and

•      no payments made under this clause will be used (i) to effect the repurchase, or the making of any payments in respect, of Restructuring Notes or Additional Notes or (ii) to make any payment to or investment in any Affiliate other than the Borrower or a Subsidiary of the Borrower (or any director, officer or employee of any such Affiliate).

The exception permitting Restricted Payments in amounts based on the Ultimate Parent PIK Election Amount will be deleted (Section 6.08(a)(iv)).

The basket limiting Restricted Payments to fund interest payments on Restructuring Notes (or any Additional Notes incurred to refinance the Restructuring Notes) will be amended to reflect the continuation of the Ultimate Parent PIK Election on the Restructuring Notes (Section 6.08(a)(vi)(D)).

The limitation on amendment of material documents covenant will be amended to add the Subordinated Guarantee agreement and any license agreement or escrow agreement described above under the heading “Shared Services Agreement and Tax Sharing Agreement” to the agreements that shall not be amended if such amendment is adverse in any material respect to the interests of the Lenders (Section 6.13).

The basket for Capital Expenditures (Section 6.15) will be amended such that (a) the aggregate capital expenditures for the Borrower, Dex East, RHDI and SuperMedia (collectively, the

10

“Companies”, and each, individually, a “Company”) will not exceed $57.5 million in fiscal year 2013 and $50.0 million in any fiscal year thereafter, with a 75% non-cumulative one-year carry-forward of the unused portion of permitted Capital Expenditures in the applicable year (Capital Expenditures will first be applied to permitted amounts in such year before being applied to carried-forward amounts), provided that (a) Capital Expenditures of a Company shall either (i) relate to assets directly owned or acquired by such Company and shall be allocated to (and paid by) such Company or (ii) relate to the acquisition or development of Shared Assets and shall be allocated to (and paid by) the Companies in accordance with their applicable percentage used in the calculation of sharing of costs under the Shared Services Agreement at the time any such payment is made and (b) the aggregate capital expenditures of the Borrower shall not exceed $12 million in fiscal 2013, $10 million in fiscal 2014 and $9 million in fiscal 2015 and 2016, in each case with a 75% non-cumulative one-year carry-forward of the unused portion of permitted Capital Expenditures in the applicable year (Capital Expenditures will first be applied to permitted amounts in such year before being applied to carried-forward amounts).

The Ultimate Parent covenants will be modified to (a) prohibit the issuance of Additional Notes to finance Specified Investments or to make prepayments of indebtedness under the Credit Agreements and (b) in clause (g) thereof, require that the allocable net proceeds of the sale of any of Dex East, RHDI or SuperMedia be applied to mandatory prepayments of the Loans in accordance with the waterfall in the Intercreditor Agreement (as amended) (Section 6.19).

Events of Default:

The cross-default and judgment defaults will be amended to exclude the Loan Documents (as defined in the SuperMedia Credit Agreement) and SuperMedia and its Subsidiaries, as applicable (Article 7(g), (h) and (k)).

The following will be added as Events of Default:

•      the commencement of enforcement actions under the Shared Guarantee and Collateral Agreement;

•      the commencement of enforcement actions under the Shared Services Agreement or the occurrence of an event that permits the Service Company to terminate the Shared Services Agreement with respect to any Client Company (as defined therein), and such event continues unremedied for a period of three days;

•      the failure of the Borrower to receive any payment under the Tax Sharing Agreements when due and such failure continues

11

unremedied for a period of three days; and

•      if any license agreement or escrow agreement described above under the heading “Shared Services Agreement and Tax Sharing Agreement” is terminated (other than upon the expiration of the term thereof), ceases to be effective or ceases to be the legally valid, binding and enforceable obligation in any material respect of any party thereto.

Guarantee and Collateral Requirements:

SuperMedia and its Subsidiaries will be excluded from the requirements of Section 5.12 (the “Further Assurances” covenant).

•      For the avoidance of doubt, none of SuperMedia’s Subsidiaries’ equity interests or assets shall be required to be pledged to the Lenders as Collateral for the Obligations.

The existing Shared Guarantee and Collateral Agreement will be amended such that (i) the Service Company will guarantee on a secured basis the obligations under the Credit Agreements (and any refinancings thereof) on a pari passu basis and (ii) in addition to its existing secured guarantees of the obligations under the Dex East Credit Agreement, the Dex West Credit Agreement and the RHDI Credit Agreement, the Ultimate Parent (and any additional Guarantors under the Dex West Credit Agreement after the Effective Date (other than the Service Company and the Borrower and its Subsidiaries)) will also guarantee the obligations under the SuperMedia Credit Agreement on an unsecured basis.  Under the amended Shared Guarantee and Collateral Agreement, (i) the Service Company shall also grant liens in favor of each of the Companies to secure the performance of its obligations under the Shared Services Agreement and (ii) each Company will agree that its rights to pursue remedies and initiate enforcement actions against the Service Company shall be conditioned on a material breach by the Service Company of its obligations to such Company under the Shared Services Agreement.

Certain Definitions:

•      The definition of “Allocable Net Proceeds” will be amended to reflect the Applicable Share for the Companies (Section 1.01).

•      The definition of “Material Indebtedness” will be amended to exclude (i) the Borrower’s Subordinated Guarantee and (ii) the Indebtedness of SuperMedia and its Subsidiaries (Section 1.01).

•      The definition of “Total Indebtedness” will be amended to exclude the Borrower’s Subordinated Guarantee (Section

12

1.01).

•      The definition of “Newco” will be amended to exclude SuperMedia and its Subsidiaries (other than for purposes of the definition of Ultimate Parent Asset Disposition, which shall be amended to cover a sale of any of the Dex Entities, SuperMedia or the Service Company) (Section 1.01).

•      The definitions of “Ultimate Parent Consolidated Net Income,” “Ultimate Parent Consolidated EBITDA,” “Ultimate Parent Leverage Ratio,” “Ultimate Parent Total Indebtedness,” “Ultimate Parent PIK Election Period” and “Ultimate Parent PIK Election Amount” will be deleted (Section 1.01).

•      The definition of “Ultimate Parent Base Annual Cash Interest Amount” will be amended to reflect the Borrower’s Applicable Share (Section 1.01).

•      The definition of “Required Percentage” will be amended to 50% in the case of an Equity Issuance by the Ultimate Parent (Section 1.01).

•      The definition of “Change of Control” will be amended to (i) reduce the threshold for a change of control at the Ultimate Parent in clause (e) thereof to 35% and (ii) clarify that such threshold is after giving effect to, and taking into consideration, the ownership of Ultimate Parent on a pro forma basis following the Mergers (Section 1.01).

•      The definition of “Asset Disposition” will be amended to include dispositions described in Section 6.05(f) (Section 1.01).

•      The definition of “Consolidated EBITDA” will be amended (i) to add back any non-cash impact of fresh start accounting principles in connection with any reorganization plan necessary to consummate the Mergers, (ii) to specify that the add-back in clause (a)(v)(A) thereof shall only be applicable in fiscal years 2015 and 2016 (and in any event subject to a cap in any fiscal year of up to $3.5 million and only in respect of severance costs paid in such fiscal years), and (iii) to amend clause (a)(vi) thereof to limit the add-backs pursuant thereto to the charges described on Schedule II hereto (the “Specified Charges”) so long as (A) such charges are recorded during the period starting on October 1, 2012 and ending on December 31, 2013 and (B) the aggregate amount of charges added-back for all periods shall not exceed $13.7 million (it being understood that such charges may be added-back in any four quarter period which includes the quarter in which such charges are recorded) (Section 1.01).

13

•      The definition of “Excess Cash Flow” will be amended to add back, to the extent deducted in the determination of net cash provided by operating activities of the Borrower and its Subsidiaries, the Specified Charges for such period (Section 1.01).

•      The definition of “Equity Issuance” will be amended to provide that proceeds of any Equity Issuance (other than proceeds that are received as a result of (i) a non cash exchange of Restructuring Notes or Additional Notes for equity or (ii) equity that is issued on a non-cash basis as consideration for a permitted transaction) will be used first to prepay the Loans prior to any refinancing of any Restructuring Notes or Additional Notes and prior to the funding of any Specified Investment.

•      “Shared Assets” means any asset (including intellectual property rights) owned by the Service Company or any License Subsidiary (Section 1.01).

•      “Applicable Share” means the percentage equivalent to the applicable percentage used in the calculation of sharing of costs under the Shared Services Agreement as of the Effective Date (Section 1.01).

14

Schedule I

Directory Consolidation Project Details

The objective of the directory consolidation project is to permit the Borrower to consolidate directories in markets for which the Borrower, RHDI, Dex East or SuperMedia is the exclusive publisher that is adjacent to a market in which any of RHDI, Dex East or SuperMedia also publishes.  In these affected markets, there is overlap in both distribution and/or sales operations.  The consolidation of directories in these markets will increase advertiser satisfaction, improve the consumer experience, and provide increased efficiency and reduced costs for the Borrower.  The proposed consolidation project will only be effected after integration of the Dex entities and the SuperMedia entities is completed.

The Borrower has identified as of the date hereof certain directories in adjacent markets that are targets for combination, as set forth in Appendix A attached hereto.  In some cases, two or more directories would be discontinued, and a new directory covering the combined market would replace them.  In other cases, a directory would be discontinued and those advertisers would be transferred to one or more existing directories.  Upon completion of a consolidation, the Companies will calculate the contribution margin of the new directory or directories (which would include net sales, provision for bad debt, direct selling costs, print cost of sales and indirect overhead, with intercompany accounts settled in accordance with the Shared Services Agreement), with such contribution margin to be shared (in the manner as previously disclosed to the Administrative Agent) by the Companies participating in the consolidation based on the proportionate contribution margin of each of the directories included in the consolidation. Appendix A may be modified with the consent of the Agent to include additional directories identified after the date hereof.

Appendix A

Target Directories

Impacted Directories	Current Copyright Ownership

Aitkin, MN	RHDI
Brainerd, MN	Dex Media East
Long Prairie, MN	RHDI
Little Falls, MN	Dex Media East
Alexandria, MN	RHDI
Glenwood, MN	Dex Media East
Morris, MN	Dex Media East
North Platte Valley, NE	RHDI
Alliance, NE	Dex Media East
Casper, WY	Dex Media West
Sidney, NE	Dex Media East
West Central NE (North Platte-McCook)	Dex Media East
Laughlin, NV	RHDI
Mohave County, AZ	Dex Media West
Benson, MN	RHDI
Cokato, MN	RHDI
Granite Falls, MN	RHDI
Glencoe, MN	RHDI
Litchfield-Montevideo-Willmar, MN	Dex Media East
Lower Yakima Valley, WA	RHDI
Yakima Valley, WA	Dex Media West
Tri-Cities, WA	Dex Media West
New Richland, MN	RHDI
Faribault/Northfield/Owatonna/Waseca, MN	Dex Media East
Hastings, MN	RHDI
SE St Paul, MN	Dex Media East
South Metro, MN	Dex Media East
Sheridan/Carlton, OR	RHDI
Salem, OR	Dex Media West
Poulsbo, WA	RHDI
Bainbridge Island, WA	Dex Media West
Kitsap County, WA	Dex Media West
Quilcene, WA	RHDI
Port Townsend, WA	Dex Media West
Port Angeles, WA	Dex Media West
Chaska, MN	RHDI
Western Suburban Area, MN	Dex Media East
Southwest Suburban Area, MN	Dex Media East
Northwest Metro (Brooklyn Park), MN	RHDI
Northwest Suburban Area, MN	Dex Media East
Western Suburban Area, MN	Dex Media East

Impacted Directories	Current Copyright Ownership

Lake City, MN	RHDI
Lewiston, MN	RHDI
Winona, MN	Dex Media East
Rochester, MN	Dex Media East
NW Missouri	RHDI
Shenandoah, IA	Dex Media East
Upper Rogue, OR	RHDI
Klamath Falls, OR	Dex Media West
Medford, OR	Dex Media West
Columbia Gorge, OR	RHDI
Central Oregon	Dex Media West
Central & North Oregon Coast	RHDI
Tillamook, OR	RHDI
Northern Oregon Coast (Astoria)	Dex Media West
N. Central Oregon Coast (Newport-Lincoln)	Dex Media West

Schedule II

Restructuring Add-Backs

1.              Out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Borrower incurred in connection with the Mergers, the Dex West Amendments (including, for the avoidance of doubt, costs, fees and expenses incurred in connection with the activities specified in the second, third and fourth bullet points under the heading “Shared Services Agreement and Tax Sharing Agreement” in the Term Sheet), and the transactions contemplated by the Support and Limited Waiver Agreement dated as of December 5, 2012 (the “Support Agreement”), including, incurred in connection with the events leading up to, and throughout, the ongoing administration of the Borrower’s Chapter 11 Case (as defined in the Support Agreement).

2.              Out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Agent and the steering committee Lenders and reimbursed by the Borrower (including without limitation, the fees and expenses of the Agent and the steering committee Lenders) incurred in connection with the Dex West Amendments (including, for the avoidance of doubt, costs, fees and expenses incurred in connection with the activities specified in the second, third and fourth bullet points under the heading “Shared Services Agreement and Tax Sharing Agreement” in the Term Sheet) and the transactions contemplated by the Support Agreement, including, incurred in connection with the events leading up to, and throughout, the ongoing administration of the Borrower’s Chapter 11 Case (as defined in the Support Agreement).

Exhibit A

Amended and Restated Shared Services Agreement

See attached.

Exhibit B

Existing Tax Sharing Agreement Amendment

See attached.

Exhibit C

SuperMedia Tax Sharing Agreement

See attached.

Exhibit D

Dex East, RHDI and SuperMedia Amendment Term Sheets

See attached.

DEX MEDIA EAST, INC. CREDIT AGREEMENT

Summary of Amendments(1)

Dex One Corporation (“Dex One”) and SuperMedia Inc. (“SuperMedia”) have entered into a Merger Agreement, dated as of August 20, 2012 (the “Merger Agreement”), by and among Dex One, NewDex, Inc. (“Newco”), Spruce Acquisition Sub, Inc. (“Merger Sub”) and SuperMedia, pursuant to which Dex One will be merged with Newco, with Newco as the surviving corporation (the “Dex Merger”), and SuperMedia will be merged with Merger Sub, with SuperMedia as the surviving corporation (the “SuperMedia Merger” and together with the Dex Merger, the “Mergers”).   After giving effect to the Mergers, SuperMedia will become a direct wholly owned subsidiary of Newco and Newco will become the Ultimate Parent (as defined in the Dex East Credit Agreement referred to below).  Set forth below are the proposed amendments (the “Dex East Amendments”) to the Credit Agreement, dated as of October 24, 2007, as amended and restated as of January 29, 2010 (as amended by the First Amendment thereto, dated as of March 9, 2012, and the Dex East Amendments, the “Dex East Credit Agreement”), among Dex One, Dex Media, Inc., Dex Media East, Inc. (the “Borrower”), the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, to be effected in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

Transactions:

The Mergers and the other transactions contemplated by the Merger Agreement will be permitted by making the following amendments:

•      The definition of Change of Control will be amended to include an exception for the consummation of the Mergers; and

•      The Ultimate Parent Covenants will be amended to permit the Ultimate Parent to incur and discharge its obligations under the Merger Agreement and to acquire and own the Equity Interests of SuperMedia and its Subsidiaries (for the avoidance of doubt, the Liens securing the obligations under the SuperMedia Credit Agreement (as defined below) will be permitted).

Maturity Date:	The Maturity Date will be extended from October 24, 2014 to December 31, 2016 (Section 1.01).

Discounted Voluntary Prepayments:	The period during which Discounted Voluntary Prepayments are permitted will be extended from December 31, 2013 to December 31, 2016 (Section 2.16(a)).

Shared Services Agreement and Tax Sharing Agreement:	The existing shared services agreement will be replaced with an Amended and Restated Shared Services Agreement as set forth in

(1) Capitalized terms used but not defined in this Term Sheet shall have the meaning assigned thereto in the Dex East Credit Agreement.

1

the form attached hereto as Exhibit A.

It will be a condition precedent to the Dex East Amendments that:

•      (i) The trademarks (which include, for clarity, logos, trade dress and similar designations of origin other than domain names and are collectively referred to herein as the “trademarks”) owned by SuperMedia will be transferred (together with the associated goodwill) to and owned by a bankruptcy remote subsidiary of SuperMedia, (ii) the trademarks owned by each of the Borrower, Dex Media West, Inc. (“Dex West”) and R.H. Donnelley Inc. (“RHDI” and, together with the Borrower and Dex West, the “Dex Entities”) will be transferred (together with the associated goodwill) to and owned by bankruptcy remote subsidiaries of the Borrower, Dex West and RHDI, respectively, (iii) the trademarks owned by the Service Company and each other Shared Collateral Loan Party (other than the Ultimate Parent) will be transferred (together with the associated goodwill) to and owned by a bankruptcy remote subsidiary of such Person, respectively, and (iv) in the case of each of (i), (ii) and (iii) above, each such bankruptcy remote subsidiary(2) (each, a “License Subsidiary”) will grant a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive, worldwide, fully transferable and fully sublicensable license to use the trademarks it owns pursuant to (i), (ii) and (iii) above to the Ultimate Parent and each Subsidiary of the Ultimate Parent in connection with any current and future products and services of the Ultimate Parent and each such Subsidiary.  Despite the non-exclusive nature of such licenses, each License Subsidiary will covenant not to license or assign the trademarks it owns to any third party except to an affiliate of the Ultimate Parent or as otherwise permitted in the Dex East Credit Agreement.  Each such license will expressly allow each licensee to retain its license after a change in control or divestiture of such entity and will also be subject to other mutually acceptable and reasonably satisfactory terms.

•      Each of SuperMedia, the Dex Entities, the Service Company and each other Shared Collateral Loan Party will grant to the Ultimate Parent and each Subsidiary of the Ultimate Parent a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive, worldwide, fully transferable and fully sublicensable license (or sublicense, as applicable) under all intellectual property (other than trademarks and domain

(2)  Constituent documents of License Subsidiaries to be in form and substance satisfactory to the Administrative Agent.

2

names) it owns (or licenses, to the extent sublicensing is permitted by the applicable contract without (i) the licensor’s consent, unless consent can be obtained with no additional fees or other consideration or obligations upon sublicensor or any loss of rights, (ii) loss of any rights, (iii) additional obligations and (iv) unless the sublicensee fully reimburses the sublicensor for any fees or other consideration required to obtain the right to grant such sublicense, any additional fees or other consideration) as of the closing of the Mergers, as well as future intellectual property (other than trademarks and domain names) it creates, invents or acquires after closing of the Mergers, for any purpose (including the right to modify and create derivative works of any software); provided that the agreements providing such licenses will (a) prohibit the licensor from granting exclusive licenses with respect to such intellectual property to any Person in any manner that narrows such non-exclusive licenses to the Ultimate Parent or to such Subsidiaries of the Ultimate Parent and (b) expressly allow each licensee to retain its license after a change in control or divestiture of such entity.  Such licenses will also be subject to other mutually acceptable and reasonably satisfactory terms.

•      SuperMedia, the Dex Entities, the Service Company and the other Shared Collateral Loan Parties other than the Ultimate Parent will deliver to each other current or contingent (e.g., through an escrow arrangement reasonably satisfactory to the Administrative Agent) possession of (i) all software source code and all documentation and training manuals relating thereto and (ii) certain other tangible or written embodiments of material technology, websites and databases (but for clarity, excluding any print directories or other publicly distributed print materials), in each case to the extent owned (or licensed, if such license grants the licensee (x) possession of same and the right to allow the foregoing entities (and any escrow agent, as applicable) to access same and (y) the right to sublicense such right of possession and access without (I) the licensor’s consent, unless consent can be obtained with no additional fees or other consideration or obligations upon sublicensor or any loss of rights, (II) loss of any rights, (III) additional obligations and (IV) unless the sublicensee fully reimburses the sublicensor for any fees or other consideration required to obtain a sublicense to such possession and access, any additional fees or other consideration) and currently used by SuperMedia, the Dex Entities, the Service Company or any of such Shared Collateral Loan Parties, as applicable, in their respective businesses.  Each of such entities shall make an initial

3

deposit of same and will be obligated to provide material updates on an ongoing basis.

The existing Tax Sharing Agreement will be amended as set forth in the form attached hereto as Exhibit B.

A new tax sharing agreement between SuperMedia entities and Dex entities as set forth in the form attached hereto as Exhibit C will be permitted.

•      For the avoidance of doubt, under the tax sharing agreements attached hereto as Exhibits B and C, the Ultimate Parent will not receive compensation for the use of its tax attributes.

Directory Consolidation Project:

The Borrower will be permitted to consolidate print directories in markets and/or with advertisers that adjoin/overlap with Dex West, RHDI and/or SuperMedia and their respective Subsidiaries, and to cross license intellectual property as needed in connection with the foregoing, all as described in greater detail on Schedule I hereto. In connection with the foregoing, the asset sale, lien and transactions with affiliates covenants will be amended to permit non-exclusive licenses of intellectual property and transfers of directories and/or titles in connection with the directory consolidation project to the extent specifically described on Schedule I hereto (Sections 6.02 and 6.05).

Interest Rate:	• The “Applicable Rate” will be amended to 2.00% for ABR Loans and to 3.00% in the case of Eurodollar Loans. • The definition of “LIBO Rate” will be amended to include a 3.00% floor.

Mandatory Amortization:

The amortization schedule will be amended such that the quarterly amortization payment is (i) $16,250,000 for each fiscal quarter in fiscal 2013, (ii) $13,750,000 for each fiscal quarter in fiscal 2014 and (iii) $11,250,000 for each fiscal quarter in fiscal 2015 and 2016 (Section 2.05(a)), with all remaining outstanding amounts due at maturity on December 31, 2016.  All such quarterly repayments will be made on the last day of each March, June, September, and December.  If the effective date of the Dex East Amendments (the “Effective Date”) occurs after March 31, 2013, the quarterly amortization payments immediately following the Effective Date will be reduced (in direct order) by an amount equal to the difference between the scheduled amortization payment due on March 31, 2013 (so long as such payment has been made) under the Dex East Credit Agreement prior to giving effect to the Dex East Amendments (the “Existing Dex East Credit Agreement”) and the scheduled amortization payment due on March 31, 2013 described above.

4

Excess Cash Flow Prepayment:

The Excess Cash Flow prepayment will be amended as follows (Section 2.06(d)):

•      Excess Cash Flow will be calculated as of the end of each fiscal quarter ending after the Effective Date for the period starting on January 1, 2013 and ending on the last day of such quarter (with (i) the required prepayment as of the end of any such fiscal quarter to be calculated based on Excess Cash Flow for the applicable period net of any previously made required quarterly Excess Cash Flow prepayments and (ii) with the Borrower’s Discounted Prepayment Portion of Excess Cash Flow (as defined below) and the Borrower’s Discretionary Portion of Excess Cash Flow (as defined below) as of the end of such quarter to be calculated based on Excess Cash Flow for the applicable period net of any permitted uses of the Borrower’s Discounted Prepayment Portion of Excess Cash Flow  and the Borrower’s Discretionary Portion of Excess Cash Flow, as applicable, made in prior periods).  If the Effective Date occurs after the date on which the Excess Cash Flow prepayment would otherwise have been due under the Dex East Amendments in respect of the fiscal quarter ended March 31, 2013, then the quarterly Excess Cash Flow prepayment  for such fiscal quarter shall be due and payable on the Effective Date.

•      The required prepayment percentage will be amended to 70% for fiscal 2013 and 2014 and 60% for fiscal 2015 and 2016.

•      15% of quarterly Excess Cash Flow for fiscal 2013 and 2014 and 20% of quarterly Excess Cash Flow for 2015 and 2016 (the “Borrower’s Discounted Prepayment Portion of Excess Cash Flow”) will be required to be used to make a prepayment if not used to make Discounted Voluntary Prepayments as follows:

•      Borrower’s Discounted Prepayment Portion of Excess Cash Flow will be available only for Discounted Voluntary Prepayments within 180 days after the delivery of financial statements for the applicable fiscal quarter (it being agreed that the availability of the Borrower’s Discounted Prepayment Portion of Excess Cash Flow during such 180 day period, as well as the requirements in clauses (i) and (ii) in the next succeeding sentence, will not be reduced by any succeeding calculation of Excess Cash Flow).

•      If such amounts are not applied to effect Discounted Voluntary Prepayments during the applicable 180-day period, such amounts shall be used (i) to make

5

additional optional prepayments at par at the end of the fiscal quarter during which such 180-day period expires to be applied to scheduled payments as directed by the Borrower or (ii) at the Borrower’s option, to make an advance Excess Cash Flow payment pursuant to Section 2.06(d)(iii) of the Dex East Credit Agreement.

•      15% of quarterly Excess Cash Flow for fiscal 2013 and 2014 and 20% of quarterly Excess Cash Flow for 2015 and 2016  (the “Borrower’s Discretionary Portion of Excess Cash Flow”) may be retained by the Borrower and utilized for purposes otherwise permitted under the Dex East Credit Agreement, including, but not limited to, at the Borrower’s option and in the Borrower’s sole discretion (i) to effect additional Discounted Voluntary Prepayments or (ii) for optional prepayments at par, to be applied to scheduled payments as directed by the Borrower.

•      To the extent any Specified Charges (as defined below) are deducted in the determination of net cash provided by operating activities of the Borrower and its Subsidiaries for any period, such Specified Charges shall be added in the determination of Excess Cash Flow for such period.

•      For the avoidance of doubt, any Excess Cash Flow payment due under the Existing Dex East Credit Agreement in respect of the fiscal year ended December 31, 2012, shall continue to be payable in accordance with the terms of the Existing Dex East Credit Agreement.

Affirmative Covenants:

The Borrower will continue to deliver the financial statements and other information required to be delivered under the Existing Dex East Credit Agreement, as well as financial statements with respect to Dex West, RHDI and SuperMedia that are required to be delivered by Dex West, RHDI and SuperMedia under their respective Credit Agreements (as defined below). In addition, the Borrower will deliver the following information on a quarterly basis (with reasonably descriptive detail):

•      sales metric (which will serve as leading indicator of reported print and digital revenues), for the applicable period;

•      print and digital revenue and a gross margin amount for each of such reported revenue amounts, for the applicable period; and

•      statements of cash flow from operations (with a reconciliation of net income to operating cash flow from operations and financing activities (including capital expenditures)).

Concurrently with the delivery of the financial statements

6

required pursuant to Sections 5.01(a) and 5.01(b) of the Dex East Credit Agreement, the Borrower will be required to deliver a schedule of Services Assets (as defined in the Shared Services Agreement) contributed to the Service Company during the previous fiscal quarter with a reasonably detailed description of such Services Assets and the value thereof.

Conditions Precedent to Effectiveness

Including, but not limited to, the following:

•      the negotiation, execution and delivery of definitive documentation with respect to the Dex East Amendments, including an amendment to the Intercreditor Agreement (which will, among other things, revise the percentages in Section 3.4(b) thereof to reflect the Applicable Shares of the Companies (as defined below)), in all cases reasonably satisfactory to the Administrative Agent and the Lenders;

•      each of the Dex West Credit Agreement, RHDI Credit Agreement and the Credit Agreement, dated as of December 31, 2009, (as amended by the First Amendment thereto, dated as of December 14, 2010, and the Second Amendment thereto, dated as of November 8, 2011, the “SuperMedia Credit Agreement” and, together with the Dex East Credit Agreement, the Dex West Credit Agreement and the RHDI Credit Agreement, the “Credit Agreements”), among SuperMedia, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, shall concurrently be amended in a manner consistent with the term sheets attached hereto as Exhibit D;

•      each of Dex East, Dex West, RHDI and SuperMedia (collectively, the “Companies” and each individually, a “Company”) shall have entered into a subordinated guarantee (with respect to each Company, its “Subordinated Guarantee”) pursuant to which each Company will guarantee the obligations of the other Companies under their respective Credit Agreements (and any refinancings thereof), which guarantee (a) will be subordinated to the obligations of the Company providing such guarantee in respect of its Credit Agreement (and any refinancings thereof) on terms to be mutually agreed (including an unlimited standstill period) and (b) will include sharing provisions pursuant to which the beneficiaries of such guarantees will share the benefits of such guarantees on a pari passu basis (in accordance with the percentages used to allocate costs under the Shared Services Agreement as of the Effective Date (i.e., 53% to SuperMedia and 47% to the Dex Entities (to be shared by the Dex Entities in accordance with their applicable percentages));

•      the receipt by the Administrative Agent of executed consents

7

to the Dex East Amendments from each Lender; and

•      additional customary closing conditions, including delivery of opinions of counsel, corporate resolutions, certificates and other documents as the Lenders shall reasonably require

Borrower’s Portion of Excess Cash Flow Baskets and other Prepayment Matters:

•      The definition of “Borrower’s Portion of Excess Cash Flow” will be amended to (i) reflect a total percentage of 30% for each fiscal quarter after the Effective Date in fiscal 2013 and 2014 and 40% for each fiscal quarter in fiscal 2015 and 2016 and (ii) reflect the Borrower’s Discounted Repayment Portion of Excess Cash Flow and the Borrower’s Discretionary Portion of Excess Cash Flow described above. In addition, the “Borrower’s Portion of Excess Cash Flow” (which may be a negative amount) will be calculated in the manner described above under the heading “Excess Cash Flow Prepayment”.

•      The basket for Permitted Acquisitions financed with the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.04(f)).

•      The basket for Specified Investments financed with the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.04(l)).

•      The exception permitting Restricted Payments (a) with the Borrower’s Portion of Excess Cash to effect Specified Investments or to pay interest on the Restructuring Notes and (b) in amounts based on the Ultimate Parent PIK Election Amount will be deleted (Section 6.08(a)(iv)).

•      The basket for optional prepayments of other debt based on the Borrower’s Portion of Excess Cash Flow will be deleted (Section 6.08(b)(vi)).

•      The definition of Designated Excess Cash Expenditures will be deleted.

•      The carveout to the mandatory prepayment provision for proceeds of Ultimate Parent Asset Dispositions used to effect Specified Investments will be deleted (Section 2.06(c); Section 6.1 of Shared Guarantee and Collateral Agreement ).

Financial Covenants:	• The Leverage Ratio covenant will be amended to require a ratio at the end of each fiscal quarter below not exceeding the ratio set forth below opposite such fiscal quarter (Section 6.14):

	Fiscal Quarter	Leverage Ratio
	1Q 2013	5.00x
	2Q 2013	5.00x

8

	3Q 2013	5.00x
	4Q 2013	5.00x
	1Q 2014	4.9375x
	2Q 2014	4.875x
	3Q 2014	4.8125x
	4Q 2014	4.75x
	1Q 2015	4.6875x
	2Q 2015	4.625x
	3Q 2015	4.5625x
	4Q 2015	4.50x
	1Q 2016	4.375x
	2Q 2016	4.25x
	3Q 2016	4.125x
	4Q 2016	4.00x

• An interest coverage ratio covenant requiring a minimum ratio of 1.1 to 1.0 at the end of each fiscal quarter will be added.

Certain Other Negative Covenants:

The basket for additional indebtedness for borrowings from Dex West will be deleted (Section 6.01(a)(vii)).

The general unsecured indebtedness basket will be amended to prohibit indebtedness of the Borrower to any Affiliate (Section 6.01(a)(x)).

The general lien basket will be decreased from $15 million to $5 million (Section 6.02(a)(vii)).

The basket for loans and advances to employees of the Borrower will be decreased from $10 million to $2.5 million (Section 6.04(k)).

The general Investments basket will be decreased from $25 million to $5 million (Section 6.04(o)) and will prohibit Investments in Affiliates that are not Subsidiaries of the Borrower (other than Investments resulting in a purchase of assets (i) by a Newco Senior Guarantor or the Service Company in connection with equivalent Investments by the other Companies and (ii) by the Borrower or a Subsidiary in BDC in connection with equivalent Investments by Dex West and RHDI).  In addition, the Borrower will be permitted to consummate up to $5 million in Permitted Acquisitions during the remaining term of the Dex East Credit Agreement (other than Permitted Acquisitions involving the purchase of assets from Affiliates that are not Subsidiaries of the Borrower).

The limitation on Asset Sales covenant (Section 6.05) will be amended to:

•      delete the basket for Permitted Asset Swaps (Section

9

6.05(e));

•      decrease the general basket for asset sales from $50 million to $20 million subject, after the first $2.5 million, to the mandatory prepayment provisions of Section 2.06(b), and to prohibit the use of the basket for transactions with Affiliates (Section 6.05(f)); and

•      delete the additional $2.5 million general basket for asset sales (Section 6.05(j)).

The sale and leaseback basket will be decreased from $20 million to $15 million (Section 6.06).

The general basket for Restricted Payments (Section 6.08(a)(viii)) will be reduced to $2 million in any fiscal year with an aggregate cap of $5 million during the remaining term of the Dex East Credit Agreement, provided that:

•      such funds will be used to fund corporate expenses permitted under the Dex East Credit Agreement;

•      the Ultimate Parent will use proceeds of such Restricted Payments to make payments under this clause within 30 days of receipt;

•      cash balances held by the Ultimate Parent will not exceed $5 million at any one time plus any amounts held pending use under Section 6.08(a)(vi) to fund interest payments on Restructuring Notes; and

•      no payments made under this clause will be used (i) to effect the repurchase, or the making of any payments in respect, of Restructuring Notes or Additional Notes or (ii) to make any payment to or investment in any Affiliate other than the Borrower or a Subsidiary of the Borrower (or any director, officer or employee of any such Affiliate).

The exception permitting Restricted Payments in amounts based on the Ultimate Parent PIK Election Amount will be deleted (Section 6.08(a)(iv)).

The basket limiting Restricted Payments to fund interest payments on Restructuring Notes (or any Additional Notes incurred to refinance the Restructuring Notes) will be amended to reflect the continuation of the Ultimate Parent PIK Election on the Restructuring Notes (Section 6.08(a)(vi)(D)).

The limitation on amendment of material documents covenant will be amended to add the Subordinated Guarantee agreement and any license agreement or escrow agreement described above under the heading “Shared Services Agreement and Tax Sharing Agreement” to the agreements that shall not be amended if such

10

amendment is adverse in any material respect to the interests of the Lenders (Section 6.13).

The basket for Capital Expenditures (Section 6.15) will be amended such that (a) the aggregate capital expenditures for the Borrower, Dex West, RHDI and SuperMedia (collectively, the “Companies”, and each, individually, a “Company”) will not exceed $57.5 million in fiscal year 2013 and $50.0 million in any fiscal year thereafter, with a 75% non-cumulative one-year carry-forward of the unused portion of permitted Capital Expenditures in the applicable year (Capital Expenditures will first be applied to permitted amounts in such year before being applied to carried-forward amounts), provided that (a) Capital Expenditures of a Company shall either (i) relate to assets directly owned or acquired by such Company and shall be allocated to (and paid by) such Company or (ii) relate to the acquisition or development of Shared Assets and shall be allocated to (and paid by) the Companies in accordance with their applicable percentage used in the calculation of sharing of costs under the Shared Services Agreement at the time any such payment is made and (b) the aggregate capital expenditures of the Borrower shall not exceed $10 million in fiscal 2013 and 2014 and $9 million in fiscal 2015 and 2016, in each case with a 75% non-cumulative one-year carry-forward of the unused portion of permitted Capital Expenditures in the applicable year (Capital Expenditures will first be applied to permitted amounts in such year before being applied to carried-forward amounts).

The Ultimate Parent covenants will be modified to (a) prohibit the issuance of Additional Notes to finance Specified Investments or to make prepayments of indebtedness under the Credit Agreements and (b) in clause (g) thereof, require that the allocable net proceeds of the sale of any of Dex West, RHDI or SuperMedia be applied to mandatory prepayments of the Loans in accordance with the waterfall in the Intercreditor Agreement (as amended) (Section 6.17).

Events of Default:

The cross-default and judgment defaults will be amended to exclude the Loan Documents (as defined in the SuperMedia Credit Agreement) and SuperMedia and its Subsidiaries, as applicable (Article 7(g), (h) and (k)).

The following will be added as Events of Default:

•      the commencement of enforcement actions under the Shared Guarantee and Collateral Agreement;

•      the commencement of enforcement actions under the Shared Services Agreement or the occurrence of an event that permits the Service Company to terminate the Shared

11

Services Agreement with respect to any Client Company (as defined therein), and such event continues unremedied for a period of three days;

•      the failure of the Borrower to receive any payment under the Tax Sharing Agreements when due and such failure continues unremedied for a period of three days; and

•      if any license agreement or escrow agreement described above under the heading “Shared Services Agreement and Tax Sharing Agreement” is terminated (other than upon the expiration of the term thereof), ceases to be effective or ceases to be the legally valid, binding and enforceable obligation in any material respect of any party thereto.

Guarantee and Collateral Requirements:

SuperMedia and its Subsidiaries will be excluded from the requirements of Section 5.12 (the “Further Assurances” covenant).

•      For the avoidance of doubt, none of SuperMedia’s Subsidiaries’ equity interests or assets shall be required to be pledged to the Lenders as Collateral for the Obligations.

The existing Shared Guarantee and Collateral Agreement will be amended such that (i) the Service Company will guarantee on a secured basis the obligations under the Credit Agreements (and any refinancings thereof) on a pari passu basis and (ii) in addition to its existing secured guarantees of the obligations under the Dex East Credit Agreement, the Dex West Credit Agreement and the RHDI Credit Agreement, the Ultimate Parent (and any additional Guarantors under the Dex East Credit Agreement after the Effective Date (other than the Service Company and the Borrower and its Subsidiaries)) will also guarantee the obligations under the SuperMedia Credit Agreement on an unsecured basis.  Under the amended Shared Guarantee and Collateral Agreement, (i) the Service Company shall also grant liens in favor of each of the Companies to secure the performance of its obligations under the Shared Services Agreement and (ii) each Company will agree that its rights to pursue remedies and initiate enforcement actions against the Service Company shall be conditioned on a material breach by the Service Company of its obligations to such Company under the Shared Services Agreement.

Certain Definitions:

•      The definition of “Allocable Net Proceeds” will be amended to reflect the Applicable Share for the Companies (Section 1.01).

•      The definition of “Material Indebtedness” will be amended to exclude (i) the Borrower’s Subordinated Guarantee and (ii)

12

the Indebtedness of SuperMedia and its Subsidiaries (Section 1.01).

•      The definition of “Total Indebtedness” will be amended to exclude the Borrower’s Subordinated Guarantee (Section 1.01).

•      The definition of “Newco” will be amended to exclude SuperMedia and its Subsidiaries (other than for purposes of the definition of Ultimate Parent Asset Disposition, which shall be amended to cover a sale of any of the Dex Entities, SuperMedia or the Service Company) (Section 1.01).

•      The definitions of “Ultimate Parent Consolidated Net Income,” “Ultimate Parent Consolidated EBITDA,” “Ultimate Parent Leverage Ratio,” “Ultimate Parent Total Indebtedness,” “Ultimate Parent PIK Election Period” and “Ultimate Parent PIK Election Amount” will be deleted (Section 1.01).

•      The definition of “Ultimate Parent Base Annual Cash Interest Amount” will be amended to reflect the Borrower’s Applicable Share (Section 1.01).

•      The definition of “Required Percentage” will be amended to 50% in the case of an Equity Issuance by the Ultimate Parent (Section 1.01).

•      The definition of “Change of Control” will be amended to (i) reduce the threshold for a change of control at the Ultimate Parent in clause (e) thereof to 35% and (ii) clarify that such threshold is after giving effect to, and taking into consideration, the ownership of Ultimate Parent on a pro forma basis following the Mergers (Section 1.01).

•      The definition of “Asset Disposition” will be amended to include dispositions described in Section 6.05(f) (Section 1.01).

•      The definition of “Consolidated EBITDA” will be amended (i) to add back any non-cash impact of fresh start accounting principles in connection with any reorganization plan necessary to consummate the Mergers, (ii) to specify that the add-back in clause (a)(v)(A) thereof shall only be applicable in fiscal years 2015 and 2016 (and in any event subject  to a cap in any fiscal year of up to $3.5 million and only in respect of severance costs paid in such fiscal years), and (iii) to amend clause (a)(vi) thereof to limit the add-backs pursuant thereto to the charges described on Schedule II hereto (the “Specified Charges”) so long as (A) such charges are recorded during the period starting on October 1, 2012 and ending on December 31, 2013 and (B) the aggregate amount

13

of charges added-back for all periods shall not exceed $11.7 million (it being understood that such charges may be added-back in any four quarter period which includes the quarter in which such charges are recorded) (Section 1.01).

•      The definition of “Excess Cash Flow” will be amended to add back, to the extent deducted in the determination of net cash provided by operating activities of the Borrower and its Subsidiaries, the Specified Charges for such period (Section 1.01).

•      The definition of “Equity Issuance” will be amended to provide that proceeds of any Equity Issuance (other than proceeds that are received as a result of (i) a non cash exchange of Restructuring Notes or Additional Notes for equity or (ii) equity that is issued on a non-cash basis as consideration for a permitted transaction) will be used first to prepay the Loans prior to any refinancing of any Restructuring Notes or Additional Notes and prior to the funding of any Specified Investment.

•      “Shared Assets” means any asset (including intellectual property rights) owned by the Service Company or any License Subsidiary (Section 1.01).

•      “Applicable Share” means the percentage equivalent to the applicable percentage used in the calculation of sharing of costs under the Shared Services Agreement as of the Effective Date (Section 1.01).

14

Schedule I

Directory Consolidation Project Details

The objective of the directory consolidation project is to permit the Borrower to consolidate directories in markets for which the Borrower, RHDI, Dex West or SuperMedia is the exclusive publisher that is adjacent to a market in which any of RHDI, Dex West or SuperMedia also publishes.  In these affected markets, there is overlap in both distribution and/or sales operations.  The consolidation of directories in these markets will increase advertiser satisfaction, improve the consumer experience, and provide increased efficiency and reduced costs for the Borrower.  The proposed consolidation project will only be effected after integration of the Dex entities and the SuperMedia entities is completed.

The Borrower has identified as of the date hereof certain directories in adjacent markets that are targets for combination, as set forth in Appendix A attached hereto.  In some cases, two or more directories would be discontinued, and a new directory covering the combined market would replace them.  In other cases, a directory would be discontinued and those advertisers would be transferred to one or more existing directories.  Upon completion of a consolidation, the Companies will calculate the contribution margin of the new directory or directories (which would include net sales, provision for bad debt, direct selling costs, print cost of sales and indirect overhead, with intercompany accounts settled in accordance with the Shared Services Agreement), with such contribution margin to be shared (in the manner as previously disclosed to the Administrative Agent) by the Companies participating in the consolidation based on the proportionate contribution margin of each of the directories included in the consolidation. Appendix A may be modified with the consent of the Agent to include additional directories identified after the date hereof.

Appendix A

Target Directories

Current Copyright
Impacted Directories	Ownership
Aitkin, MN	RHDI
Brainerd, MN	Dex Media East
Long Prairie, MN	RHDI
Little Falls, MN	Dex Media East
Alexandria, MN	RHDI
Glenwood, MN	Dex Media East
Morris, MN	Dex Media East
North Platte Valley, NE	RHDI
Alliance, NE	Dex Media East
Casper, WY	Dex Media West
Sidney, NE	Dex Media East
West Central NE (North Platte-McCook)	Dex Media East
Laughlin, NV	RHDI
Mohave County, AZ	Dex Media West
Benson, MN	RHDI
Cokato, MN	RHDI
Granite Falls, MN	RHDI
Glencoe, MN	RHDI
Litchfield-Montevideo-Willmar, MN	Dex Media East
Lower Yakima Valley, WA	RHDI
Yakima Valley, WA	Dex Media West
Tri-Cities, WA	Dex Media West
New Richland, MN	RHDI
Faribault/Northfield/Owatonna/Waseca, MN	Dex Media East
Hastings, MN	RHDI
SE St Paul, MN	Dex Media East
South Metro, MN	Dex Media East
Sheridan/Carlton, OR	RHDI
Salem, OR	Dex Media West
Poulsbo, WA	RHDI
Bainbridge Island, WA	Dex Media West
Kitsap County, WA	Dex Media West
Quilcene, WA	RHDI
Port Townsend, WA	Dex Media West
Port Angeles, WA	Dex Media West
Chaska, MN	RHDI
Western Suburban Area, MN	Dex Media East
Southwest Suburban Area, MN	Dex Media East
Northwest Metro (Brooklyn Park), MN	RHDI
Northwest Suburban Area, MN	Dex Media East
Western Suburban Area, MN	Dex Media East

Current Copyright
Impacted Directories	Ownership
Lake City, MN	RHDI
Lewiston, MN	RHDI
Winona, MN	Dex Media East
Rochester, MN	Dex Media East
NW Missouri	RHDI
Shenandoah, IA	Dex Media East
Upper Rogue, OR	RHDI
Klamath Falls, OR	Dex Media West
Medford, OR	Dex Media West
Columbia Gorge, OR	RHDI
Central Oregon	Dex Media West
Central & North Oregon Coast	RHDI
Tillamook, OR	RHDI
Northern Oregon Coast (Astoria)	Dex Media West
N. Central Oregon Coast (Newport-Lincoln)	Dex Media West

Schedule II

Restructuring Add-Backs

1.     Out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Borrower incurred in connection with the Mergers, the Dex East Amendments (including, for the avoidance of doubt, costs, fees and expenses incurred in connection with the activities specified in the second, third and fourth bullet points under the heading “Shared Services Agreement and Tax Sharing Agreement” in the Term Sheet), and the transactions contemplated by the Support and Limited Waiver Agreement dated as of December 5, 2012 (the “Support Agreement”), including, incurred in connection with the events leading up to, and throughout, the ongoing administration of the Borrower’s Chapter 11 Case (as defined in the Support Agreement).

2.     Out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Agent and the steering committee Lenders and reimbursed by the Borrower (including without limitation, the fees and expenses of the Agent and the steering committee Lenders) incurred in connection with the Dex East Amendments (including, for the avoidance of doubt, costs, fees and expenses incurred in connection with the activities specified in the second, third and fourth bullet points under the heading “Shared Services Agreement and Tax Sharing Agreement” in the Term Sheet), and the transactions contemplated by the Support Agreement, including, incurred in connection with the events leading up to, and throughout, the ongoing administration of the Borrower’s Chapter 11 Case (as defined in the Support Agreement).

Exhibit A

Amended and Restated Shared Services Agreement

See attached.

Exhibit B

Existing Tax Sharing Agreement Amendment

See attached.

Exhibit C

SuperMedia Tax Sharing Agreement

See attached.

Exhibit D

Dex West, RHDI and SuperMedia Amendment Term Sheets

See attached.

Exhibit H

SuperMedia Financing Amendments

SUPERMEDIA INC. CREDIT AGREEMENT

Summary of Amendments(1)

Dex One Corporation (“Dex One”) and SuperMedia Inc. (“SuperMedia”) have entered into a Merger Agreement, dated as of August 20, 2012 (the “Merger Agreement”), by and among Dex One, NewDex, Inc. (“Newco”), Spruce Acquisition Sub, Inc. (“Merger Sub”) and SuperMedia, pursuant to which Dex One will be merged with Newco, with Newco as the surviving corporation (the “Dex Merger”), and SuperMedia will be merged with Merger Sub, with SuperMedia as the surviving corporation (the “SuperMedia Merger” and together with the Dex Merger, the “Mergers”).   After giving effect to the Mergers, SuperMedia will become a direct wholly owned subsidiary of Newco.  Set forth below are the proposed amendments (the “SuperMedia Amendments”) to the Credit Agreement, dated as of December 31, 2009, (as amended by the First Amendment thereto, dated as of December 14, 2010, the Second Amendment thereto, dated as of November 8, 2011, and the SuperMedia Amendments, the “SuperMedia Credit Agreement”), among SuperMedia Inc. (f/k/a Idearc Inc.) (the “Borrower”), the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, to be effected in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement.  The terms “Dex East Credit Agreement”, “Dex West Credit Agreement” and “RHDI Credit Agreement” (collectively, the “Dex Credit Agreements” and together with the SuperMedia Credit Agreement, the “Credit Agreements”) shall have the respective meanings assigned to such terms in the term sheets attached hereto as Exhibit C.

Transactions:

The Mergers and the other transactions contemplated by the Merger Agreement will be permitted by making the following amendments:

•                  The definition of “Change in Control” (Section 1.01) will be amended to:

•                  include an exception for the consummation of the Mergers;

•                  include a Change in Control in the event that any person or group acquires ownership of more than 35% of the outstanding equity interests in Newco (after giving effect to, and taking into consideration, the ownership of Newco on a pro forma basis following the Mergers);

•                  include a Change in Control in the event that Newco or a wholly owned subsidiary thereof fails to own, directly or indirectly, 100% of the outstanding equity interests in SuperMedia free of Liens;

•                  delete the safe harbor for Institutional Holders;(2) and

(1)        Capitalized terms used but not defined in this Term Sheet shall have the meaning assigned thereto in the SuperMedia Credit Agreement.

(2)        To be deleted if the post-transaction equity ownership of the Institutional Holders is below 35%.

1

•                  include a Change in Control, for so long as the Amended and Restated Shared Services Agreement (as defined below) is in existence, in the event that any person other than Newco owns any equity interests in Dex One Service, Inc. (the “Service Company”).

•                  The fundamental change covenant will be amended to permit the Mergers (Section 6.03).

Maturity Date:	The Maturity Date will be extended from December 31, 2015 to December 31, 2016 (Section 1.01).

Discounted Voluntary Prepayments:	The period during which Voluntary Prepayments are permitted will be extended from December 31, 2013 to December 31, 2016 (Section 2.15(a)).

Shared Services Agreement and Tax Sharing Agreement:

Each of the following will be a condition precedent to the SuperMedia Amendments:

•                  SuperMedia will enter into an amended and restated shared services agreement between SuperMedia and certain of its subsidiaries and Newco and certain of its other subsidiaries in the form attached hereto as Exhibit A (the “Amended and Restated Shared Services Agreement”) providing for sharing of synergy benefits by means of payments by and among Newco and all of its subsidiaries (including SuperMedia) in accordance with the terms set forth therein. SuperMedia contributions will be funded into a separate account, subject to a deposit account control agreement in favor of the Administrative Agent as agent for the Lenders;

•                  SuperMedia will enter into a tax sharing agreement between SuperMedia and certain of its subsidiaries and Newco and certain of its other subsidiaries in the form attached hereto as Exhibit B (the “Tax Sharing Agreement”) reflecting an allocation of income tax burden by and among Newco and all of its subsidiaries (including SuperMedia) in accordance with the terms set forth therein;

•                  For the avoidance of doubt, under the Tax Sharing Agreement, Newco will not receive compensation for the use of its tax attributes.

•                  (i) The trademarks (which include, for clarity, logos, trade dress and similar designations of origin other than domain names and are collectively referred to herein as the “trademarks”) owned by SuperMedia will be transferred

2

(together with the associated goodwill) to and owned by a bankruptcy remote subsidiary of SuperMedia, (ii) the trademarks owned by each of Dex Media East, Inc. (“Dex East”), Dex Media West, Inc. (“Dex West”) and R.H. Donnelley Inc. (“RHDI” and, together with Dex East and Dex West, the “Dex Entities”) will be transferred (together with the associated goodwill) to and owned by bankruptcy remote subsidiaries of the Dex East, Dex West and RHDI, respectively, (iii) the trademarks owned by the Service Company and each other Shared Collateral Loan Party (as defined in the Dex Credit Agreements) (other than Newco) will be transferred (together with the associated goodwill) to and owned by a bankruptcy remote subsidiary of such Person, respectively, and (iv), in the case of each of (i), (ii) and (iii) above, each such bankruptcy remote subsidiary(3) (each, a “License Subsidiary”) will grant a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive, worldwide, fully transferable and fully sublicensable license to use the trademarks it owns pursuant to (i), (ii) and (iii) above to Newco and each Subsidiary of Newco in connection with any current and future products and services of Newco and each such Subsidiary. Despite the non-exclusive nature of such licenses, each License Subsidiary will covenant not to license or assign the trademarks it owns to any third party except to an affiliate of Newco or as otherwise permitted in the SuperMedia Credit Agreement. Each such license will expressly allow each licensee to retain its license after a change in control or divestiture of such entity and will also be subject to other mutually acceptable and reasonably satisfactory terms.

•                  Each of SuperMedia, the Dex Entities, the Service Company and each other Shared Collateral Loan Party will grant to Newco and each Subsidiary of Newco a fully paid-up, royalty-free, perpetual, irrevocable, non-exclusive, worldwide, fully transferable and fully sublicensable license (or sublicense, as applicable) under all intellectual property (other than trademarks and domain names) it owns (or licenses, to the extent sublicensing is permitted by the applicable contract without (i) the licensor’s consent, unless consent can be obtained with no additional fees or other consideration or obligations upon sublicensor or any loss of rights, (ii) loss of any rights, (iii) additional obligations and (iv) unless the sublicensee fully reimburses the sublicensor for any fees or other consideration required to obtain the

(3)        Constituent documents of License Subsidiaries to be in form and substance satisfactory to the Administrative Agent.

3

right to grant such sublicense, any additional fees or other consideration) as of the closing of the Mergers, as well as future intellectual property (other than trademarks and domain names) it creates, invents or acquires after closing of the Mergers, for any purpose (including the right to modify and create derivative works of any software); provided that the agreements providing such licenses will (a) prohibit the licensor from granting exclusive licenses with respect to such intellectual property to any Person in any manner that narrows such non-exclusive licenses to Newco or to such Subsidiaries of Newco and (b) expressly allow each licensee to retain its license after a change in control or divestiture of such entity. Such licenses will also be subject to other mutually acceptable and reasonably satisfactory terms.

•                  SuperMedia, the Dex Entities, the Service Company and the other Shared Collateral Loan Parties (as defined in the Dex Credit Agreements) other than Newco will deliver to each other current or contingent (e.g., through an escrow arrangement reasonably satisfactory to the Administrative Agent) possession of (i) all software source code and all documentation and training manuals relating thereto and (ii) certain other tangible or written embodiments of material technology, websites and databases (but for clarity, excluding any print directories or other publicly distributed print materials), in each case to the extent owned (or licensed, if such license grants the licensee (x) possession of same and the right to allow the foregoing entities (and any escrow agent, as applicable) to access same and (y) the right to sublicense such right of possession and access without (I) the licensor’s consent, unless consent can be obtained with no additional fees or other consideration or obligations upon sublicensor or any loss of rights, (II) loss of any rights, (III) additional obligations and (IV) unless the sublicensee fully reimburses the sublicensor for any fees or other consideration required to obtain a sublicense to such possession and access, any additional fees or other consideration) and currently used by SuperMedia, the Dex Entities, the Service Company or any of such Shared Collateral Loan Parties, as applicable, in their respective businesses. Each of such entities shall make an initial deposit of same and will be obligated to provide material updates on an ongoing basis.

Directory Consolidation Project:

SuperMedia will be permitted to consolidate print directories in markets and/or with advertisers that adjoin/overlap with Dex East, Dex West and/or RHDI and their respective Subsidiaries, and to cross license intellectual property as needed in connection

4

with the foregoing, all as described in greater detail on Schedule I hereto. In connection with the foregoing, the asset sale, lien and transactions with affiliates covenants will be amended to permit non-exclusive licenses of intellectual property and transfers of directories and/or titles in connection with the directory consolidation project to the extent specifically described on Schedule I hereto (Sections 6.02, 6.05 and 6.09).

Interest Rate:	The “Applicable Margin” will be amended to 7.60% in the case of ABR Loans and to 8.60% in the case of Eurodollar Loans.

Excess Cash Flow (“Available Cash”) Prepayment:

The quarterly Available Cash prepayment will be amended as follows (Section 2.06(c)):

•                  The required prepayment percentage will remain 67.5%.

•                  12.5% of quarterly Available Cash (the “Borrower’s Discounted Prepayment Portion of Available Cash”) will be required to be used to make an Available Cash prepayment (if not used to make Voluntary Prepayments) as follows:

•                  Borrower’s Discounted Prepayment Portion of Available Cash will be available only for Voluntary Prepayments within 180 days after the delivery of financial statements for the applicable fiscal quarter (it being agreed that the availability of the Borrower’s Discounted Prepayment Portion of Available Cash during such 180 day period, as well as the requirements in clauses (i) and (ii) in the next succeeding sentence, will not be reduced by any succeeding calculation of Available Cash).

•                  If such amounts are not applied to effect Voluntary Prepayments during the applicable 180-day period, such amounts shall be used (i) to make additional optional prepayments at par at the end of the fiscal quarter during which such 180-day period expires or (ii) at the Borrower’s option, to make Advance Prepayments.

20% of quarterly Available Cash (the “Borrower’s Discretionary Portion of Available Cash”) may be retained by the Borrower and utilized for purposes otherwise permitted under the SuperMedia Credit Agreement, including, but not limited to, at the Borrower’s option and in the Borrower’s sole discretion (i) to effect additional Voluntary Prepayments or (ii) for optional prepayments at par.

•                  The minimum Unrestricted Cash requirement for Voluntary Prepayments set forth in Section 2.15(a) shall be reduced from $50 million to $40 million.

5

•      The minimum transaction size requirement for Voluntary Prepayments set forth in Section 2.15(b) shall be reduced from $10 million to $5 million. The total amount permitted for Voluntary Prepayments after the effective date of the SuperMedia Amendments (the “Effective Date”) shall be calculated without regard to the total magnitude of Voluntary Prepayments effected prior to the Effective Date.

•      To the extent any Specified Charges (as defined below) are added back in determining Consolidated Adjusted EBITDA for any period, such Specified Charges shall be added (without duplication) in the determination of Available Cash for such period.

Affirmative Covenants:

The delivery of financial statements covenant (Section 5.01) will be amended so that SuperMedia is required to deliver:

•      the audited annual financial statements and the quarterly financial statements of Newco, as filed with the SEC, accompanied (on the same dates that the Newco financial statements are required to be delivered pursuant to the SuperMedia Credit Agreement) by:

•      stand-alone unaudited financial statements for SuperMedia and its subsidiaries in form substantially the same in all material respects as such financial statements of Newco;

•      a certificate of an officer certifying that such financial statements of SuperMedia fairly present in all material respects in accordance with GAAP the financial condition and results of operations of SuperMedia and its subsidiaries (except for income tax provisions, which would reflect an allocation to SuperMedia and its subsidiaries of Newco’s income tax provisions, in accordance with the tax sharing agreement).

•      the financial statements with respect to Dex East, Dex West and RHDI that are required to be delivered by Dex East, Dex West and RHDI under the Dex East Credit Agreement, the Dex West Credit Agreement, and the RHDI Credit Agreement, respectively.

In addition, the Borrower will deliver the following information on a quarterly basis (with reasonably descriptive detail):

•      sales metric (which will serve as leading indicator of reported print and digital revenues), for the applicable period;

•      print and digital revenue and a gross margin amount for each of such reported revenue amounts, for the applicable period;

6

and

•      statements of cash flow from operations (with a reconciliation of net income to operating cash flow from operations and financing activities (including capital expenditures)).

Concurrently with the delivery of the financial statements required pursuant to Sections 5.01(a) and 5.01(b) of the SuperMedia Credit Agreement, the Borrower will be required to deliver a schedule of Services Assets (as defined in the Amended and Restated Shared Services Agreement) contributed to the Service Company during the previous fiscal quarter with a reasonably detailed description of such Services Assets and the value thereof.

Conditions Precedent to Effectiveness:

Including, but not limited to, the following:

•      the negotiation, execution and delivery of definitive documentation with respect to the SuperMedia Amendments, including an Intercreditor Agreement (as defined in the Dex Credit Agreements and as amended concurrently with the SuperMedia Amendments, which amendment will, among other things, revise the percentages in Section 3.4(b) thereof to reflect the Applicable Shares of the Companies (in each case as defined below)), in all cases reasonably satisfactory to the Administrative Agent and the Lenders;

•      each of the Dex Credit Agreements shall concurrently be amended in a manner consistent with the term sheets attached hereto as Exhibit C;

•      each of Dex East, Dex West, RHDI and SuperMedia (collectively, the “Companies” and each individually, a “Company”) shall have entered into a subordinated guarantee (with respect to each Company, its “Subordinated Guarantee”) pursuant to which each Company will guarantee the obligations of the other Companies under their respective Credit Agreements (and any refinancings thereof), which guarantee (a) will be subordinated to the obligations of the Company providing such guarantee in respect of its Credit Agreement (and any refinancings thereof) on terms to be mutually agreed (including an unlimited standstill period) and (b) will include sharing provisions pursuant to which the beneficiaries of such guarantees will share the benefits of such guarantees on a pari passu basis (in accordance with the percentages used to allocate costs under the Amended and Restated Shared Services Agreement as of the Effective Date (i.e., 53% to SuperMedia and 47% to the Dex Entities (to be shared by the Dex Entities in accordance with their applicable percentages));

7

•      the receipt by the Administrative Agent of executed consents to the SuperMedia Amendments from each Lender; and

•      additional customary closing conditions, including delivery of opinions of counsel, corporate resolutions, certificates and other documents as the Lenders shall reasonably require.

Financial Covenants:

•      The Leverage Ratio covenant will be amended to require a ratio for net indebtedness (net of up to $50 million of unrestricted cash on hand) at the end of each fiscal quarter below not exceeding the ratio set forth below opposite such fiscal quarter (Section 6.13(a)):

	Fiscal Quarter	Leverage Ratio
	1Q 2013	4.75x
	2Q 2013	4.75x
	3Q 2013	4.75x
	4Q 2013	4.75x
	1Q 2014	4.6875x
	2Q 2014	4.625x
	3Q 2014	4.5625x
	4Q 2014	4.50x
	1Q 2015	4.50x
	2Q 2015	4.50x
	3Q 2015	4.50x
	4Q 2015	4.50x
	1Q 2016	4.4375x
	2Q 2016	4.375x
	3Q 2016	4.3125x
	4Q 2016	4.25x

•      The financial covenants (Section 6.13) will be amended so that the financial covenants are calculated for SuperMedia and its subsidiaries on a stand-alone basis as if, after closing of the Mergers, (1) SuperMedia were not a subsidiary of Newco and (2) the preparation of financial statements and other calculations (including without limitation the Leverage Ratio and the Consolidated Interest Coverage Ratio) in accordance with GAAP did not require or give effect to intercompany eliminations for transactions between SuperMedia and its subsidiaries on the one hand and Newco and its other subsidiaries on the other hand, and all transactions with Newco or its other subsidiaries were transactions with a person not affiliated with SuperMedia (provided that Section 6.09 will continue to apply and give effect to the affiliate status of Newco and its other subsidiaries).

Certain Other Negative Covenants:	The general unsecured indebtedness basket will be amended to

8

prohibit indebtedness of the Borrower and its Subsidiaries to any Affiliate (Section 6.01(a)(xxi).

The limitation on Investments covenant (Section 6.04) will be amended to:

•      decrease the basket for Permitted Acquisitions to $20 million (with no additional capacity based on Available Retained Cash) during the remaining term of the SuperMedia Credit Agreement (other than Permitted Acquisitions involving the purchase of assets from Affiliates that are not Subsidiaries of the Borrower) (Section 6.04(f));

•      decrease the general Investments basket from $30 million to $20 million and prohibit Investments in Affiliates that are not Subsidiaries of the Borrower (other than Investments resulting in a purchase of assets by a Newco Senior Guarantor (as defined in the Dex Credit Agreements) or the Service Company in connection with equivalent Investments by the other Companies) (Section 6.04(u)).

The general basket for asset sales (Section 6.05(l)) will be amended to prohibit use of the basket for transactions with Affiliates.

The Restricted Payments covenant (Section 6.08) will be amended to:

•      decrease the basket for employee stock repurchases from $10 million per fiscal year (capped at $25 million during the term of the SuperMedia Credit Agreement) to $5 million per fiscal year.

•      decrease the general basket for Restricted Payments (Section 6.08(v)) to $2 million in any fiscal year with an aggregate cap of $5 million during the remaining term of the SuperMedia Credit Agreement, provided that:

•      such funds will be used to fund corporate expenses permitted under the SuperMedia Credit Agreement;

•      Newco will use proceeds of such Restricted Payments to make payments under this clause within 30 days of receipt;

•      cash balances held by Newco will not exceed $5 million at any one time plus any amounts distributed to Newco by the Dex Entities pursuant to the Dex Credit Agreements and held pending use to fund interest payments on the

9

Restructuring Notes; and

•      no payments made under this clause will be used (i) to effect the repurchase, or the making of any payments in respect, of Restructuring Notes or Additional Notes (in each case as defined in the Dex Credit Agreements) or (ii) to make any payment to or investment in any Affiliate other than the Borrower or a Subsidiary of the Borrower (or any director, officer or employee of any such Affiliate).

The limitation on amendment of material documents covenant (Section 6.12) will be amended to add the Shared Services Agreement, Tax Sharing Agreements, Subordinated Guarantee agreement and any license agreement or escrow agreement described above under the heading “Shared Services Agreement and Tax Sharing Agreement” to the agreements that shall not be amended if such amendment is adverse in any material respect to the interests of the Lenders.

The basket for Capital Expenditures (Section 6.14) will be amended such that (a) the aggregate capital expenditures for Dex East, Dex West, RHDI and SuperMedia (collectively, the “Companies”, and each, individually, a “Company”) will not exceed $57.5 million in fiscal year 2013 and $50 million in any fiscal year thereafter, with a 75% non-cumulative one-year carry-forward of the unused portion of permitted Capital Expenditures in the applicable year (Capital Expenditures will first be applied to permitted amounts in such year before being applied to carried-forward amounts), provided that (a) Capital Expenditures of a Company shall either (i) relate to assets directly owned or acquired by such Company, and shall be allocated to (and paid by) such Company or (ii) relate to the acquisition or development of Shared Assets (as defined below) and shall be allocated to (and paid by) the Companies in accordance with their applicable percentage used in the calculation of sharing of costs under the Amended and Restated Shared Services Agreement at the time any such payment is made and (b) the aggregate capital expenditures of the Borrower shall not exceed $30 million in any fiscal year, with a 75% non-cumulative one-year carry-forward of the unused portion of permitted Capital Expenditures in the applicable year (Capital Expenditures will first be applied to permitted amounts in such year before being applied to carried-forward amounts).

The transactions with affiliates covenant (Section 6.09) will be amended to permit the transactions contemplated by the Amended and Restated Shared Services Agreement and the Tax

10

Sharing Agreement.

Covenants applicable to Newco and the Service Company limiting their activities will be added in substantially the same form as the covenants applicable to Newco and the Service Company limiting their activities in the Dex Credit Agreements (as amended concurrently with the SuperMedia Amendments), including a covenant with respect to Newco to require that the Allocable Net Proceeds of the sale of any of Dex East, Dex West or RHDI be applied to mandatory prepayments of the Loans in accordance with the waterfall in the Intercreditor Agreement (as defined in the Dex Credit Agreements and as amended concurrently with the SuperMedia Amendments).

Events of Default:

The following will be added as Events of Default:

•      the occurrence of a bankruptcy event with respect to Newco or the Service Company;

•      the commencement of enforcement actions under the Shared Guarantee and Collateral Agreement (as defined in the Dex Credit Agreements);

•      the commencement of enforcement actions under the Amended and Restated Shared Services Agreement or the occurrence of an event that permits the Service Company to terminate the Amended and Restated Shared Services Agreement with respect to any Client Company (as defined therein), and such event continues unremedied for a period of three days; and

•      the failure of the Borrower to receive any payment under the Tax Sharing Agreement when due and such failure continues unremedied for a period of three days; and

•      if any license agreement or escrow agreement described above under the heading “Shared Services Agreement and Tax Sharing Agreement” is terminated (other than upon the expiration of the term thereof), ceases to be effective or ceases to be the legally valid, binding and enforceable obligation in any material respect of any party thereto.

Guarantee and Collateral Requirements:

The Shared Guarantee and Collateral Agreement (as defined in the Dex Credit Agreements) will be amended such that (i) the Service Company will guarantee on a secured basis the obligations under the Credit Agreements (and any refinancings thereof) on a pari passu basis, and (ii) in addition to its existing secured guarantees of the obligations under the Dex East Credit Agreement, the Dex West Credit Agreement and the RHDI Credit Agreement, Newco (and any additional Guarantors under the Dex

11

Credit Agreements after the Effective Date (other than the Service Company and the Dex Entities and the Subsidiaries of the Dex Entities)) will also guarantee the obligations of SuperMedia under the SuperMedia Credit Agreement on an unsecured basis. Under the amended Shared Guarantee and Collateral Agreement, (i) the Service Company shall also grant liens in favor of each of the Companies to secure the performance of its obligations under the Shared Services Agreement and (ii) each Company will agree that its rights to pursue remedies and initiate enforcement actions against the Service Company shall be conditioned on a material breach by the Service Company of its obligations to such Company under the Shared Services Agreement.

Certain Definitions:

•      The definitions of “Available Cash”, “Consolidated Net Income”, “Pro Forma Compliance” and “Total Indebtedness” will be amended so that such terms are calculated for SuperMedia and its subsidiaries on a stand-alone basis as if, after closing of the Mergers, (1) SuperMedia were not a subsidiary of Newco and (2) the preparation of financial statements and other calculations (including without limitation the Leverage Ratio and the Consolidated Interest Coverage Ratio) in accordance with GAAP did not require or give effect to intercompany eliminations for transactions between SuperMedia and its subsidiaries on the one hand and Newco and its other subsidiaries on the other hand, and all transactions with Newco or its other subsidiaries were transactions with a person not affiliated with SuperMedia (provided that Section 6.09 will continue to apply and give effect to the affiliate status of Newco and its other subsidiaries) (Section 1.01).

•      The definition of “Available Cash” will be amended to add back, to the extent deducted in the determination of Consolidated Adjusted EBITDA, the Specified Charges for such period (Section 1.01).

•      The definition of “Consolidated Adjusted EBITDA” will be amended (i) to add back any non-cash impact of fresh start accounting principles in connection with any reorganization plan necessary to consummate the Mergers (ii) to amend clause (f) thereof to add back, to the extent deducted in determining Consolidated Net Income for the applicable period, restructuring charges relating to the transactions contemplated by the reorganization plan as described on Schedule II hereto (the “Specified Charges”) so long as (A) such charges are recorded during the period starting on October 1, 2012 and ending on December 31, 2013 and (B) the aggregate amount of charges added-back for all periods shall not exceed $40 million (it being understood that such

12

charges may be added-back in any four quarter period which includes the quarter in which such charges are recorded), (iii) to specify that the add-back in clause (g)(i) thereof shall only be applicable in fiscal years 2015 and 2016 (and in any event subject to a cap in any fiscal year of up to $10 million and only in respect of severance costs paid in such fiscal years), and (iv) to delete clause (g)(ii) thereof (Section 1.01).

•      The definition of “Material Indebtedness” will be amended to exclude the Borrower’s Subordinated Guarantee (Section 1.01).

•      The definition of “Total Indebtedness” will be amended to exclude the Borrower’s Subordinated Guarantee (Section 1.01).

•      Adefinition of “Allocable Net Proceeds” will be inserted to reflect the Applicable Share for the Companies (Section 1.01).

•      “Shared Assets” means any asset (including intellectual property rights) owned by the Service Company or any License Subsidiary (Section 1.01).

•      “Applicable Share” means the percentage equivalent to the applicable percentage used in the calculation of sharing of costs under the Amended and Restated Shared Services Agreement as of the Effective Date (Section 1.01).

13

Schedule I

Directory Consolidation Project Details

The objective of the directory consolidation project is to permit SuperMedia to consolidate directories in markets for which SuperMedia, Dex West, Dex East or RHDI is the exclusive publisher that is adjacent to a market in which any of SuperMedia, Dex West, Dex East or RHDI also publishes.  In these affected markets, there is overlap in both distribution and/or sales operations.  The consolidation of directories in these markets is expected to increase advertiser satisfaction, improve the consumer experience, and provide increased efficiency and reduced costs for SuperMedia.  The proposed consolidation project will only be effected after integration of the Dex entities and the SuperMedia entities is completed.

SuperMedia has identified as of the date hereof certain directories in adjacent markets that are targets for combination, as set forth in Appendix A attached hereto.  In some cases, two or more directories would be discontinued, and a new directory covering the combined market would replace them.  In other cases, a directory would be discontinued and those advertisers would be transferred to one or more existing directories.  Upon completion of a consolidation, the Companies will calculate the contribution margin of the new directory or directories (which would include net sales, provision for bad debt, direct selling costs, print cost of sales and indirect overhead, with intercompany accounts settled in accordance with the Shared Services Agreement), with such contribution margin to be shared (in the manner as previously disclosed to the Administrative Agent) by the Companies participating in the consolidation based on the proportionate contribution margin of each of the directories included in the consolidation. Appendix A may be modified with the consent of the Agent to include additional directories identified after the date hereof.

Appendix A

Target Directories

Impacted Directories	Current Copyright Ownership

Aitkin, MN	RHDI
Brainerd, MN	Dex Media East
Long Prairie, MN	RHDI
Little Falls, MN	Dex Media East
Alexandria, MN	RHDI
Glenwood, MN	Dex Media East
Morris, MN	Dex Media East
North Platte Valley, NE	RHDI
Alliance, NE	Dex Media East
Casper, WY	Dex Media West
Sidney, NE	Dex Media East
West Central NE (North Platte-McCook)	Dex Media East
Laughlin, NV	RHDI
Mohave County, AZ	Dex Media West
Benson, MN	RHDI
Cokato, MN	RHDI
Granite Falls, MN	RHDI
Glencoe, MN	RHDI
Litchfield-Montevideo-Willmar, MN	Dex Media East
Lower Yakima Valley, WA	RHDI
Yakima Valley, WA	Dex Media West
Tri-Cities, WA	Dex Media West
New Richland, MN	RHDI
Faribault/Northfield/Owatonna/Waseca, MN	Dex Media East
Hastings, MN	RHDI
SE St Paul, MN	Dex Media East
South Metro, MN	Dex Media East
Sheridan/Carlton, OR	RHDI
Salem, OR	Dex Media West
Poulsbo, WA	RHDI
Bainbridge Island, WA	Dex Media West
Kitsap County, WA	Dex Media West
Quilcene, WA	RHDI
Port Townsend, WA	Dex Media West
Port Angeles, WA	Dex Media West
Chaska, MN	RHDI
Western Suburban Area, MN	Dex Media East
Southwest Suburban Area, MN	Dex Media East
Northwest Metro (Brooklyn Park), MN	RHDI
Northwest Suburban Area, MN	Dex Media East
Western Suburban Area, MN	Dex Media East
Lake City, MN	RHDI
Lewiston, MN	RHDI
Winona, MN	Dex Media East
Rochester, MN	Dex Media East
NW Missouri	RHDI
Shenandoah, IA	Dex Media East
Upper Rogue, OR	RHDI
Klamath Falls, OR	Dex Media West
Medford, OR	Dex Media West

Impacted Directories	Current Copyright Ownership

Columbia Gorge, OR	RHDI
Central Oregon	Dex Media West
Central & North Oregon Coast	RHDI
Tillamook, OR	RHDI
Northern Oregon Coast (Astoria)	Dex Media West
N. Central Oregon Coast (Newport-Lincoln)	Dex Media West

Schedule II

Restructuring Add-Backs

1.              Out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Borrower incurred in connection with the Mergers, the SuperMedia Amendments (including, for the avoidance of doubt, costs, fees and expenses incurred in connection with the activities specified in the second, third and fourth bullet points under the heading “Shared Services Agreement and Tax Sharing Agreement” in the Term Sheet) and the transactions contemplated by the Support and Limited Waiver Agreement dated as of December 5, 2012 (the “Support Agreement”), including, incurred in connection with the events leading up to, and throughout, the ongoing administration of the Borrower’s Chapter 11 Case (as defined in the Support Agreement).

2.              Out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Agent and the steering committee Lenders and reimbursed by the Borrower (including without limitation, the fees and expenses of the Agent and the steering committee Lenders) incurred in connection with the SuperMedia Amendments (including, for the avoidance of doubt, costs, fees and expenses, incurred in connection with the activities specified in the second, third and fourth bullet points under the heading “Shared Services Agreement and Tax Sharing Agreement” in the Term Sheet) and the transactions contemplated by the Support Agreement, including, incurred in connection with the events leading up to, and throughout, the ongoing administration of the Borrower’s Chapter 11 Case (as defined in the Support Agreement).

Exhibit A

Amended and Restated Shared Services Agreement

See attached.

Exhibit B

Tax Sharing Agreement

See attached.

Exhibit C

Dex East, Dex West and RHDI Term Sheets

See attached.

Exhibit I

Form of Tax Sharing Agreement

Exhibit I

AMENDED AND RESTATED TAX SHARING AGREEMENT

THIS AMENDED AND RESTATED TAX SHARING AGREEMENT (the “Agreement”) is made and entered into effective as of [                       ], by and between NEWDEX, INC. A DELAWARE CORPORATION (“NDI”), DEX ONE CORPORATION, a Delaware corporation (“DOC”), DEX MEDIA, INC., a Delaware corporation (“DMI”), DEX MEDIA EAST, INC., a Delaware corporation (“DME”), DEX MEDIA WEST, INC., a Delaware corporation (“DMW”), DEX ONE SERVICE, INC., a Delaware corporation (“DOS”), R.H. DONNELLEY CORPORATION, a Delaware corporation (“RHDC”), R.H. DONNELLEY INC., a Delaware corporation (“RHDI”),  R.H. DONNELLEY APIL, INC., a Delaware corporation (“APIL”), and BUSINESS.COM, INC., a Delaware corporation (“BDC”), (collectively, including any person who hereafter becomes a party to this Agreement, the “Parties” and, individually, a “Party”).

R E C I T A L S

WHEREAS, pursuant to the Amended and Restated Shared Services Agreement dated [                       ], the Parties have agreed to share certain services and assets (the “Shared Services Agreement”);

WHEREAS, DOC is the common parent corporation of an affiliated group of corporations (the “DOC Consolidated Group”) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, each of the Parties is a member of the DOC Consolidated Group;

WHEREAS, SUPERMEDIA INC., a Delaware corporation (“SuperMedia”) together with SUPERMEDIA SALES INC., a Delaware corporation, and SUPERMEDIA SERVICES INC., a Delaware corporation (collectively, the “SuperMedia Entities” and, individually, a “SuperMedia Entity”) constitute an affiliated group of corporations within the meaning of Section 1504(a) of the Code (the “SuperMedia Group”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of [                        ], 2012 (the “Merger Agreement”), by and among NDI, DOC, SuperMedia, SUPERMEDIA ACQUISITION SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of DOC (“Merger Sub”), (i) DOC will merge with and into NDI, with NDI as the surviving entity (the “Dex Merger”) and (ii) immediately following consummation of the Dex Merger, Merger Sub will merge with and into SuperMedia, with SuperMedia surviving the merger and becoming a wholly-owned subsidiary of NDI (the “SuperMedia Merger”);

WHEREAS, NDI will be the successor to DOC as a result of the Dex Merger and NDI will be common parent corporation of the affiliated group of corporations that are members of the DOC Consolidated Group (the “NDI Consolidated Group”);

WHEREAS, on the day following the Closing Date, each of the SuperMedia Entities will be a member of the NDI Consolidated Group;

WHEREAS, the NDI Consolidated Group has filed and intends to file consolidated federal income tax returns as permitted by Section 1501 of the Code;

WHEREAS, in certain state and local tax jurisdictions the Parties calculate income, franchise or similar tax liabilities on a consolidated, combined or unitary basis;

WHEREAS, DOS is the service agent of the NDI Consolidated Group;

WHEREAS, in furtherance of the Shared Services Agreement and the Merger Agreement, each Party desires on behalf of itself and its successors to set forth its rights and obligations with respect to taxes due for periods during and after the period in which such Party is a member of the NDI Consolidated Group;

NOW THEREFORE, the Parties hereto, intending to be legally bound and in consideration of the premises and the mutual covenants herein contained, agree as follows:

ARTICLE I
DEFINITIONS

References in this Agreement to provisions of the Code and Treasury Regulations shall include successor provisions to the Code and Treasury Regulations.  All other capitalized terms used herein shall have the meaning specified herein.

“Applicable Percentage” means (i) with respect to NDI, 0%, and (ii) with respect to any other Party, 50%.

“Code” has the meaning set forth in the recitals.

“COD Utilized Tax Assets” means, with respect to any taxable year and any Party, the sum of (i) the Party’s Credit Attributes determined on a pro forma stand-alone basis and (ii) the product of (x) the Composite Rate, multiplied by (y) the Party’s Loss Attributes determined on a pro forma stand-alone basis, but only to the extent such Party’s Credit Attributes and Loss Attributes, if any, are used, or are reasonably expected to be used, in the Consolidated Return for such taxable year by reason of any cancellation of indebtedness income of any Party.

“Composite Rate” means, with respect to any taxable year, the sum of (i) the highest marginal federal income tax rate for such taxable year and (ii), as determined in good faith by NDI, the estimated tax rate of the Parties, in the aggregate, for Consolidated State Tax (net of any federal income tax benefit) with respect to such taxable year.

“Consolidated Return” means the NDI Consolidated Group’s federal income tax consolidated return.

“Consolidated State Tax” means any state and local tax calculated on a consolidated, combined or unitary basis.

“Credit Attributes” means any credit that could reduce a tax, the sharing of which is addressed in Article III of this Agreement, including, but not limited to, a investment tax credit,

2

foreign tax credit, alternative minimum tax credit or any other credit that can be carried forward or carried back to reduce a tax.

“Deconsolidation” means any event pursuant to which a Party or SuperMedia Entity ceases to be includable in the NDI Consolidated Group.

“Dex Utilized Tax Assets” means, with respect to any taxable year and any Party, the amount equal to the sum of (i) the Party’s Credit Attributes determined on a pro forma stand-alone basis, plus (ii) the product of (x) the Composite Rate, multiplied by (y) the Party’s Loss Attributes determined on a pro forma stand-alone basis, but only to the extent such Party’s Credit Attributes and Loss Attributes, if any, are used, or are reasonably expected to be used, in the Consolidated Return for such taxable year to reduce the federal income tax attributable to any Party, less (iii) the Party’s COD Utilized Tax Assets for such taxable year.

“DOC Consolidated Group” has the meaning set forth in the recitals.

“NDI Consolidated Group” has the meaning set forth in the recitals, provided that for the avoidance of doubt the term shall be interpreted to take account of any corporations that may enter or exit the group from time to time.”Event” has the meaning set forth in Section 4.4.

“Excess DOS Payment” means, with respect to any taxable year and any Party other than NDI (which shall not be entitled to any Excess DOS Payment), such Party’s pro rata share (based on Separate Company Taxable Income but determined without reference to any cancellation of indebtedness income) of the amount equal to the sum of (x), the sum of (i) the total amount of Dex Utilized Tax Assets for all Parties for such taxable year, plus (ii) the total amount of Utilized SuperMedia Tax Assets for all Parties for such taxable year, less (y) the total amount of Separate Company Tax Receivables for all Parties for such taxable year, less (z) the total amount of SuperMedia Tax Payables for all Parties for such taxable year.

“Exempt COD Payment” means, with respect to any taxable year and any Party, such Party’s pro rata share (based on such Party’s cancellation of indebtedness income for such taxable year) of COD Utilized Tax Assets for all Parties for such taxable year.

“Final Determination” shall mean final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax period (i) by a decision, judgment, decree or other order by any court of competent jurisdiction which has become final and not subject to further appeal, (ii) by a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) by the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Loss Attributes” means any loss or deduction (other than a current item of loss or deduction) that could reduce a tax (other than the alternative minimum tax), the sharing of which is addressed in Article III of this Agreement, including, but not limited to, a Separate Company Taxable Loss, a net operating loss, net capital loss, charitable deduction or any other loss or deduction that can be carried forward or carried back to reduce a tax.

3

“Post-Deconsolidation Tax Period” means (i) any tax period beginning and ending after the date of the Deconsolidation and (ii) with respect to a tax period that begins before and ends after the date of Deconsolidation, such portion of the tax period that commences on the day immediately after the date of Deconsolidation.

“Pre-Deconsolidation Tax Period” means (i) any tax period beginning and ending before or on the date of Deconsolidation and (ii) with respect to a period that begins before and ends after the date of Deconsolidation, such portion of the tax period ending on and including the date of Deconsolidation.

“Proceeding” means any audit or other examination, protest, appeal or other administrative or judicial proceeding relating to a Party’s liability for, or refunds or adjustments to, Taxes for any Tax period.

“Separate Company Taxable Income” means, with respect to any taxable year and any Party, a Party’s federal taxable income, if any, computed on a pro forma stand-alone basis, without regard to the Tax Attributes of such Party or any other Party.

“Separate Company Taxable Loss” means, with respect to any taxable year and any Party, a Party’s federal taxable loss, if any, computed on a pro forma stand-alone basis, without regard to the Tax Attributes of such Party or any other Party.

“Separate Company Tax Payable” means, with respect to any taxable year and any Party, the product of (x) the Composite Rate, multiplied by (y) the Party’s Separate Company Taxable Income, if any, for such taxable year.

“Separate Company Tax Receivable” means, with respect to any taxable year and any Party, the product of (x) the Applicable Percentage, multiplied by (y) the sum of such Party’s Dex Utilized Tax Assets for such taxable year.

“Shared Services Agreement” has the meaning set forth in the recitals.

“SuperMedia Group” has the meaning ascribed to it in the recitals, provided that for the avoidance of doubt the term shall be interpreted to take account of any corporations that may enter or exit the group from time to time.

“SuperMedia Tax Payable” means, with respect to any taxable year and any Party, the product of (x) 50%, multiplied by (y) such Party’s Utilized SuperMedia Tax Assets.

“SuperMedia Tax Receivable” means, with respect to any taxable year and any Party, the sum of (i) the product of (x) 0% with respect to NDI and 75% with respect to any other Party, multiplied by (y) such Party’s SuperMedia Utilized Tax Assets for such taxable year, less (ii) such Party’s SuperMedia Tax Payable.

“SuperMedia Utilized Tax Assets” means, with respect to any taxable year and any Party, the amount equal to the sum of (i) the Party’s Credit Attributes determined on a pro forma stand-

4

alone basis, plus (ii) the product of (x) the Composite Rate, multiplied by (y) the Party’s Loss Attributes determined on a pro forma stand-alone basis, but only to the extent such Party’s Credit Attributes and Loss Attributes, if any, are (I) used, or are reasonably expected to be used, in the Consolidated Return for such taxable year to reduce the federal income tax attributable to any SuperMedia Entity or (II) reduced, or reasonably expected to be reduced, as a result of any cancellation of indebtedness income of any SuperMedia Entity that is excluded from U.S. federal taxable income in such taxable year pursuant to Section 108 of the Code.

“Utilized SuperMedia Tax Assets” means, with respect to any taxable year and any Party, the amount equal to the sum of (i) the aggregate Credit Attributes of the SuperMedia Entities, plus (ii) the product of (x) the Composite Rate, multiplied by (y) the aggregate Loss Attributes of the SuperMedia Entities, but only to the extent such Credit Attributes and Loss Attributes, if any, are used, or are reasonably expected to be used, by the Parent Consolidated Group in any Tax Return for such taxable year to reduce the federal income tax (excluding any federal income tax attributable to cancellation of indebtedness income) attributable to such Party.

“Tax” or “tax” means any United States federal, state or local income, franchise or similar tax.

“Tax Attributes” means any Loss Attribute and any Credit Attribute.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any tax, the sharing of which is addressed in Article III of this Agreement.

“Tax Return” means any Consolidated Return and any state or local income, franchise or similar tax return on which the activities of more than one Party are reported on a consolidated, combined or unitary basis.

ARTICLE II
TAX PREPARATION

2.1          NDI agrees to prepare and timely file, or to cause to have prepared and timely filed, the Tax Returns for any period with respect to which NDI remains the common parent corporation of the NDI Consolidated Group. NDI shall be responsible for determining the elections, methods of accounting, positions, conventions and other principles of taxation to be used and the manner in which any Tax Item shall be reported on the Tax Returns.

2.2          Each Party will provide each other with the cooperation and information reasonably requested by the other Parties in connection with tax planning, the preparation or filing of any Tax Return (or claim for refund), the determination and payment of estimated tax, the conduct of any Proceeding, or the calculation of any amount under this Agreement. Such cooperation and information includes: (i) promptly forwarding copies of appropriate notices and other communications (including, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing authority, (ii) providing copies of all relevant Tax Returns (including work papers and schedules), and documents relating to rulings or other determinations by taxing authorities, (iii) providing copies of records concerning the ownership and tax basis of property, (iv)

5

providing other relevant information which either Party may possess, including explanations of documents and information provided under this Agreement, as well as access to appropriate personnel, (v) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return (or claim for refund) or in connection with any Proceeding, including waivers, consents or powers of attorney, and (vi) the use of the Parties’ reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

2.3          During any Pre-Deconsolidation Tax Period, NDI has the sole right to represent, in good faith, the interests of the Parties with respect to Tax Returns, and Proceedings with respect to Tax Returns, for any period for which Parent remains the common parent corporation of the NDI Consolidated Group.

ARTICLE III
TAX SHARING

3.1          As common parent for the NDI Consolidated Group, NDI shall cause and direct DOS to pay the consolidated federal income tax liability of the NDI Consolidated Group and the Consolidated State Tax liability of the Parties at such time and in such manner as such payments are required.

3.2          For each taxable year ending on or after the effective date hereof, for which a Party is included in a Tax Return, such Party shall pay to DOS an amount equal to such Party’s Separate Company Tax Payable, if any, for such taxable year.

3.3          For each taxable year ending on or after the effective date hereof, for which a Party is included in a Tax Return (including for the avoidance of doubt, any year in which a Deconsolidation takes place), DOS shall pay to such Party, an amount equal to the sum of (A) such Party’s Separate Company Tax Receivable, if any, for such taxable year, (B) such Party’s Excess DOS Payment, if any, for such taxable year, (C) such Party’s Exempt COD Payment and (D) such Party’s SuperMedia Tax Receivable, if any, for such taxable year. For the avoidance of doubt, with respect to any taxable year, a Party may both (i) pay to DOS an amount equal to such Party’s Separate Company Tax Payable and (ii) receive from DOS an amount equal to the sum of (A) such Party’s Separate Company Tax Receivable, (B) such Party’s Excess DOS Payment, (C) such Party’s Exempt COD Payment and (D) such Party’s SuperMedia Tax Receivable.

3.4          In the event the NDI Consolidated Group is liable for alternative minimum tax as defined in Section 55 of the Code, each Party shall pay its proportionate share of alternative minimum tax and shall be allocated an alternative minimum tax credit equal to such payment.

3.5          Any payments required to be made under this Article 3 by any Party for a taxable year shall promptly be paid to DOS at the time or times requested by NDI.

3.6          A final accounting of the amount of payments for any taxable year shall be made, and any necessary adjustment shall be paid, on or before October 31 of the year following such taxable year unless the extended due date of a Consolidated State Tax return is after October 31, in which case the final accounting will occur no later than 30 days following the filing of such return.

6

3.7          In the event of an adjustment or redetermination of any item with respect to the Consolidated Return or Consolidated State Tax as a result of a Final Determination, the filing of a tax refund claim or the filing of an amended Tax Return pursuant to which taxes are paid to a tax authority or a refund of taxes is received from a tax authority, NDI shall prepare, in accordance with the principles and procedures set forth in this Agreement, revised Tax Returns, as appropriate, to reflect the adjustment or redetermination as a result of such Final Determination, filing of a tax refund claim or filing of an amended Tax Return.  Following the preparation of such revised Tax Returns, the Parties’ payment obligations under this Agreement shall be redetermined and the Parties shall make appropriate payments reflecting such redetermination.

ARTICLE IV
POST-DECONSOLIDATION

4.1          Each Party covenants that on or after a Deconsolidation it will not make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Attribute of the NDI Consolidated Group or any member thereof in respect of any Pre-Deconsolidation Tax Period, without first obtaining the written consent of the other Parties.

4.2          In the event of a Deconsolidation, NDI may, at its option, elect, and the applicable Party shall join NDI in electing, to ratably allocate items (other than extraordinary items) of the applicable Party in accordance with relevant provisions of the Treasury Regulations Section 1.1502-76.

4.3          In the event of a Deconsolidation, during any Post-Deconsolidation Period, NDI shall promptly notify the applicable Party in writing upon receipt by any includable member of the NDI Consolidated Group of notice in writing of any Proceeding in respect of a Pre-Deconsolidation Period.  The applicable Party shall be entitled to participate in such Proceeding at its own expense; provided that the applicable Party shall, following its receipt of notice of such Proceeding from NDI, promptly notify NDI in writing of its intention to participate in such Proceeding. In the event that the applicable Party elects to participate in any such proceeding, NDI shall not settle or resolve any issue that could materially affect the applicable Party’s liability for Taxes without the applicable Party’s consent; such consent not to be unreasonably withheld conditioned or delayed.  NDI shall provide the applicable Party with copies of any correspondence received from the taxing authorities related to any such Proceedings controlled by NDI, as reasonably requested by the applicable Party.

4.4          NDI agrees to pay the applicable Party 100% the actual tax benefit received by the NDI Consolidated Group from the use in any Tax Period of a carryback of any Tax Attribute of the applicable Party from a Post-Deconsolidation Tax Period, determined and paid in accordance with the principles of Article III.  If, subsequent to the payment by NDI to the applicable Party of any such amount, there shall be (i) a Final Determination which results in a disallowance or a reduction of the Tax Attribute so carried back or (ii) a reduction in the amount of the benefit realized by the NDI Consolidated Group as a result of any other Tax Attribute that arises in a Post-Deconsolidation Tax Period, the applicable Party shall (net of any reasonable

7

out-of-pocket expenses) repay NDI within 90 days of such event described in (i) or (ii) of this paragraph (an “Event” or, collectively, the “Events”) any amount which would not have been payable to the applicable Party pursuant to this Section 4.4 had the amount of the benefit been determined in light of the Events.

4.5          The applicable Party shall hold NDI harmless for any penalty or interest payable by any member of the NDI Consolidated Group, solely as a result of any Event.  Any such amount shall be paid by the applicable Party to NDI within 90 days of the payment by NDI or any member of the NDI Consolidated Group of any such interest or penalty.

4.6          NDI may designate DOS, as its service agent, as the payor of any payment required to be paid by NDI to an applicable Party pursuant to Section 4.4 or as the payee of any payment required to be paid by an applicable Party to NDI pursuant to Sections 4.4 or 4.5.

ARTICLE V
MISCELLANEOUS

5.1          This Agreement shall expire with respect to an applicable Party upon the date of the Deconsolidation with respect to all Post-Deconsolidation periods of such Party; provided, however, that all rights and obligations arising hereunder with respect to a Pre-Deconsolidation Tax Period shall survive until they are fully effectuated or performed; provided, further, that notwithstanding anything in this Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Tax Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

5.2          For any period with respect to which NDI remains the common parent corporation of the NDI Consolidated Group, NDI shall be responsible for determining the conventions and other principles for the implementation of this Agreement.

5.3          No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by any Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  No Party shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such Party.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into by each of the Parties.

5.4          In any action, litigation or proceeding between the Parties arising out of or in relation to this Agreement, the prevailing Party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such Party’s reasonable costs and expenses, including but not limited to costs and reasonable attorneys’ fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein.

5.5          This Agreement and the Shared Services Agreement contain the entire agreement between the Parties hereto, superseding any oral statements, representations, understanding or

8

agreements with respect to the terms or provisions of this Agreement and the Shared Services Agreement.

5.6          All notices, requests, demands, consents, instructions or other communications to any Party under this Agreement shall be in writing and mailed or delivered to each Party at the Party’s address in the records of NDI.  All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (ii) three days after mailing when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, and (iii) when delivered by hand, upon delivery.

5.7          The terms and provision of Section 19(c) of the Shared Services Agreement are hereby incorporated by reference.

5.8          This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, and assigns.

5.9          If one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no Party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.10        This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.11        This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

5.12        This Agreement constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings between the parties.

5.13        NDI shall use commercially reasonable efforts to cause any person who hereafter becomes a member of the NDI Consolidated Group to become a Party to this Agreement, and may amend this Agreement, without the consent of any other Party to reflect the addition of such a Party.  Except as provided in the preceding sentence, the terms of this Agreement shall not be waived, altered, modified, amended or supplemented except by written instrument signed by each Party.

5.14        The parties hereto shall treat any payments made pursuant to the terms of this Agreement as a tax-exempt transaction for all tax purposes, except to the extent required by applicable law.

9

5.15        If, due to any change in applicable law or regulation or the interpretation thereof by any court of law or other governing body having jurisdiction, subsequent to the date of the Agreement, performance of any provision of or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties will use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by this Agreement.

10

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DEX ONE CORPORATION

By:
Title:

DEX MEDIA, INC.

By:
Title:

DEX MEDIA EAST, INC.

By:
Title:

DEX MEDIA WEST, INC.

By:
Title:

DEX ONE SERVICE, INC.

By:
Title:

R.H. DONNELLEY CORPORATION

By:
Title:

R.H. DONNELLEY INC.

By:
Title:

R.H. DONNELLEY APIL, INC.

By:
Title:

BUSINESS.COM, INC.

By:
Title:

11

Exhibit J

Form of Shared Services Agreement

Exhibit J

AMENDED AND RESTATED SHARED SERVICES AGREEMENT

This Amended and Restated Shared Services Agreement (together with all Schedules hereto, this “Agreement”) is made as of [                    ], 2013 (the “Effective Date”), by and among Dex One Service, Inc., a Delaware corporation (successor by conversion to Dex One Service LLC, a Delaware limited liability company (formerly known as RHD Service LLC)) (“Servicer”), Dex One Corporation, a Delaware corporation (“Dex One Corp”), R.H. Donnelley Inc., a Delaware corporation (“RHD Inc”), Dex Media Service LLC, a Delaware limited liability company (“Dex Service”), Dex Media, Inc., a Delaware corporation (“DMI”), Dex Media East, Inc., a Delaware corporation (“Dex East”), Dex Media West, Inc., a Delaware corporation (“Dex West”), Dex One Digital, Inc., a Delaware corporation (formerly known as Business.com, Inc.) (“Dex Digital”), Newdex, Inc., a Delaware corporation (“Newdex”), Spruce Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), R.H. Donnelley Corporation, a Delaware corporation (“RHD Corp,” and together with Dex One Corp, RHD Inc, Dex Service, DMI, Dex East, Dex West, Dex Digital, Newdex and Merger Sub, the “Dex Client Companies”), SuperMedia Inc., a Delaware corporation (“SuperMedia Inc.”), SuperMedia LLC, a Delaware limited liability company (“SuperMedia”), SuperMedia Sales Inc., a Delaware corporation (“SM Sales”), SuperMedia Services Inc., a Delaware corporation (“SM Services”) and SuperMedia UK, Ltd. (formerly known as Idearc Inceptor Ltd), a private company limited by shares incorporated in England and Wales (“SM UK,” and together with SuperMedia Inc., SuperMedia, SM Sales and SM Services, the “SM Client Companies”).  The Dex Client Companies and the SM Client Companies comprise the Client Companies (the “Client Companies”).

RECITALS

WHEREAS, Servicer and the Dex Client Companies are parties to that certain Shared Services Agreement, dated as of January 29, 2010 and amended on May 17, 2010 and further amended on July 8, 2011 (as so amended, the “Original Agreement”).

WHEREAS, pursuant to the Original Agreement, Servicer agreed to provide certain administrative and other services to the Dex Client Companies and the Dex Client Companies agreed to have certain administrative and other services provided to them by Servicer, upon the terms and subject to the conditions set forth in the Original Agreement;

WHEREAS, pursuant to the Original Agreement, Dex One Corp agreed to have Servicer pay certain costs associated with certain stewardship services provided by Dex One Corp for the benefit of Servicer and the other Dex Client Companies (for which Servicer would be reimbursed by the Dex Client Companies other than Dex One Corp), and Servicer agreed to make such payments, upon the terms and subject to the conditions set forth in the Original Agreement;

WHEREAS, to enable and assist Servicer in performing the services set forth in the Original Agreement, the Dex Client Companies agreed to contribute and/or distribute certain assets of the Dex Client Companies to Servicer from time to time;

WHEREAS, on the date hereof, Dex One Corp will merge with and into Newdex (“Surviving Dex One Corp”) and Merger Sub will merge with and into SuperMedia Inc., thereby causing the SM Client Companies to become subsidiaries of Surviving Dex One Corp;

WHEREAS, Servicer, directly and through the Dex Client Companies, will provide and receive certain administrative and other services to and from the Client Companies, and Servicer will allocate certain costs among the Client Companies, upon the terms and subject to the conditions set forth herein;

WHEREAS, SuperMedia, directly and through the other SM Client Companies, will provide and receive certain administrative and other services to and from Servicer and the Client Companies until the administrative and certain other functions of the SM Client Companies and the Dex Client Companies are fully integrated, and SuperMedia’s costs for providing such Services shall be allocated by Servicer among the Client Companies, upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto intend to integrate administrative and certain other functions of the SM Client Companies and the Dex Client Companies as promptly as practicable so that, upon completion of such integration, Servicer provides all the Services performed by and for the SM Client Companies (the “Integration”);

WHEREAS, pursuant to Section 19(b) of the Original Agreement, Servicer and the Dex Client Companies desire to amend the Agreement to add the SM Client Companies as parties, upon the terms and subject to the conditions set forth herein and to restate the Original Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties do mutually agree as follows:

1.             In this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocated Costs” has the meaning set forth in Section 3(a).

“Allocated Share” has the meaning set forth in Section 3(c).

“Applicable Law” means any foreign, federal, state or local law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Body or common law that apply to any party hereto, this Agreement or the activities contemplated hereby, as applicable.

“Applicable Tax Law” means any foreign, federal, state or local tax law, statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Body or common law that apply to any party hereto, this Agreement or the activities contemplated hereby, as applicable.

“Asset” means any real property, tangible personal property, intangible property, equity interests or contract rights, or any interest in any of the foregoing.

“Books” has the meaning set forth in Section 9.

2

“Charges” has the meaning set forth in Section 3.

“Client Companies” means, collectively, the Dex Client Companies and the SM Client Companies and Client Company means any one of the Client Companies.

“Client Company Employees” has the meaning set forth in Section 3(a).

“Client Company Material” means all data, information, materials, contracts, computer systems and networks and software and associated documentation owned, licensed or leased by a Client Company which Servicer is required to access or use in connection with providing any Service.

“Confidential Information” means all information and materials of a confidential or secret nature, including the terms of this Agreement and any trade secrets, financial data, technical and business information, sales data, information regarding advertising, distribution, marketing or strategic plans, product plans, customer information, business strategies, formulae, productivity or technological advances, product designs or specifications, development schedules, computer programs or systems, designs, databases, inventions, techniques, procedures and research or research projects, that, in each case, the Recipient should reasonably recognize as being of a confidential nature.

“Credit Agreements” means, collectively, the Dex East Credit Agreement, the Dex West Credit Agreement, the RHDI Credit Agreement and the SuperMedia Loan Agreement.

“Dex Client Companies” has the meaning set forth in the preamble to this Agreement.

“Dex Digital” has the meaning set forth in the preamble to this Agreement.

“Dex East” has the meaning set forth in the preamble to this Agreement.

“Dex East Credit Agreement” means: (a) the Credit Agreement, dated as of October 24, 2007 (as amended and restated as of January 29, 2010, as further amended and restated as of the Effective Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Dex One Corp, DMI, Dex East, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different financial institutions) in whole or in part (under one or more agreements) the indebtedness and other obligations outstanding under the Dex East Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including adding or removing any person as a borrower, guarantor or other obligor thereunder).

“Dex One Corp” has the meaning set forth in the preamble to this Agreement.

“Dex Service” has the meaning set forth in the preamble to this Agreement.

“Dex West” has the meaning set forth in the preamble to this Agreement.

3

“Dex West Credit Agreement” means: (a) the Credit Agreement, dated as of July 6, 2008 (as amended and restated as of January 29, 2010, as further amended and restated as of the Effective Date, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Dex One Corp, DMI, Dex West, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different financial institutions) in whole or in part (under one or more agreements) the indebtedness and other obligations outstanding under the Dex West Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including adding or removing any person as a borrower, guarantor or other obligor thereunder).

“Direct Costs” has the meaning set forth in Section 3(a).

“Disclosing Party” has the meaning set forth in Section 14(a).

“DMI” has the meaning set forth in the preamble to this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Event of Default” means an “Event of Default” or any equivalent term as such term is defined in the RHDI Credit Agreement, the Dex East Credit Agreement, the Dex West Credit Agreement or the SuperMedia Loan Agreement.

“Funding Accounts” has the meaning set forth in Section 6.

“Governmental Body” means any United States federal, state or local, or any supranational or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization, notified body, court, tribunal or judicial or arbitral body.

“Indemnified Parties” has the meaning set forth in Section 15.

“Integration” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Net Revenue” means, with respect to any Client Company for any period of determination, the applicable gross revenue of such Client Company for such period less sales allowances and customer adjustments of such Client Company for such period.

“New Service” has the meaning set forth in Section 2(a).

“New Stewardship Service” has the meaning set forth in Section 4.

“Newdex” has the meaning set forth in the preamble to this Agreement.

4

“Original Agreement” has the meaning set forth in the first recital to this Agreement.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;

(b)           investments in commercial paper (other than commercial paper issued by Servicer, any Client Company or any of their affiliates) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, and having a debt rating of “A-1” or better from S&P or “P-1” or better from Moody’s;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that: (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940; (ii) are rated AAA by S&P and Aaa by Moody’s; and (iii) have portfolio assets of at least $5,000,000,000.

“Primary Funding Account” has the meaning set forth in Section 6.

“Recipient” has the meaning set forth in Section 14(a).

“RHD Corp” has the meaning set forth in the preamble to this Agreement.

“RHD Inc.” has the meaning set forth in the preamble to this Agreement.

“RHDI Credit Agreement” means: (a) the Third Amended and Restated Credit Agreement, dated as of January 29, 2010, as amended and restated as of the Effective Date (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Dex One Corp, RHD Inc, the lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent; and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different financial

5

institutions) in whole or in part (under one or more agreements) the indebtedness and other obligations outstanding under the RHDI Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including adding or removing any person as a borrower, guarantor or other obligor thereunder).

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Services” has the meaning set forth in Section 2(a).

“Services Assets” means the Assets listed on Schedule E and other Assets used primarily for the provision of Services.

“Shared Employees” has the meaning set forth in Section 3(a).

“SM Client Companies” has the meaning set forth in the preamble to this Agreement.

“SM Sales” has the meaning set forth in the preamble to this Agreement.

“SM Services” has the meaning set forth in the preamble to this Agreement.

“Stewardship Costs” has the meaning set forth in Section 4.

“Stewardship Services” has the meaning set forth in Section 4.

“SuperMedia” has the meaning set forth in the preamble to this Agreement.

“SuperMedia Loan Agreement” means: (a) the Loan Agreement, dated as of December 31, 2009 and amended December 14, 2010 and November 8, 2011, as amended and restated as of the Effective Date and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, among SuperMedia Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent; and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to refinance (whether by the same or different financial institutions) in whole or in part (under one or more agreements) the indebtedness and other obligations outstanding under the SuperMedia Loan Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b) (including adding or removing any person as a borrower, guarantor or other obligor thereunder).

“SuperMedia Inc.” has the meaning set forth in the preamble to this Agreement.

“Surviving Dex One Corp” has the meaning set forth in the recitals to this Agreement.

2.             Services to be Provided.

(a)           Services. Subject to the terms and conditions set forth in this Agreement, Servicer and (until completion of the Integration) SuperMedia agree to provide to each Client Company the administrative and other services identified in Schedule A as to be

6

performed for such Client Company (collectively with any New Services, the “Services”), it being understood and agreed that, from and after December 31, 2014, SuperMedia shall only provide Services to SM Client Companies, except (subject to Section 10(c)) with respect to (x) Services involving assets, services or rights which require the consent of third parties to transfer such assets, services or rights to the Servicer or (y) Services involving assets, services or rights as to which SuperMedia (with the consent of the Servicer) determines that a transfer of such assets, services or rights to the Servicer will be economically disadvantageous to the Client Companies. SuperMedia agrees to provide Servicer (and, if requested by any Client Company, the Client Companies) within thirty (30) days after the end of each calendar month a written report regarding the Services provided by SuperMedia and the Direct Costs and Allocated Costs of such Services, which information shall indicate in reasonable detail that such Services have been attributed as Direct Costs and Allocated Costs in a manner consistent with Servicer’s attribution of such Direct Costs and Allocated Costs under the Original Agreement. The parties hereto may, from time to time during the term of this Agreement, negotiate in good faith for services not otherwise specifically identified in Schedule A (each, a “New Service”), provided that SuperMedia shall only provide Services that Servicer is providing under this Agreement as of the Effective Date. Any agreement among the parties on the terms of any such New Service shall be deemed to be an amendment to this Agreement and thereafter such New Service shall be a “Service” for all purposes of this Agreement; provided that (x) such amendment is in accordance with the terms of the Credit Agreements and (y) an amended Schedule A is provided to the Administrative Agents under each of the Credit Agreements. At all times during the performance of the Services, employees of the provider of the Services or other persons performing Services hereunder (including any agents, temporary employees, independent third parties and consultants) shall not be deemed to be employees of the persons receiving the Services on account of such Services. Neither Servicer nor SuperMedia shall be required to perform any Services hereunder that conflict with or violate any Applicable Law or third-party rights.

(b)           Service Standard. Servicer and (until completion of the Integration) SuperMedia shall use the degree of skill, care and diligence in the performance of the Services that an experienced, qualified, prudent and reputable provider of similar services under a similar services agreement would use acting in like circumstances in accordance with applicable industry standards and all Applicable Laws, including all data protection and privacy laws. Servicer and (until completion of the Integration) SuperMedia shall act honestly and in good faith in providing the Services and shall provide the Services to the Client Companies on a non-discriminatory basis and without mark-up or profit by Servicer or SuperMedia; provided that the Charges and Stewardship Costs may be marked up or provide a profit for Servicer if required by any Applicable Tax Law.

(c)           Attorney-in-Fact.

(i)            Subject to Section 2(c)(ii), each Client Company hereby appoints Servicer as such Client Company’s attorney-in-fact, with full authority in the place and stead of such Client Company and in the name of such Client Company or otherwise, from time to time in Servicer’s discretion, but subject to the

7

direction of such Client Company, to take such actions on behalf of such Client Company as may be necessary or advisable for purposes of performing the Services.

(ii)           Anything in Section 2(c)(i) or elsewhere in this Agreement to the contrary notwithstanding, Servicer is not authorized to execute this Agreement on behalf of or as attorney-in-fact for any Client Company or to execute any amendment, modification or waiver to or under this Agreement or any other agreement to which Servicer is a party.

3.             Charges for Services.

(a)           Servicer Charges.  Each Client Company shall pay the following charges to Servicer (the “Charges”) (for the avoidance of doubt, Charges shall not include any profit and shall reflect only the cost of providing the applicable Services):

(i)            Direct Costs. The Charges to each Client Company under this Agreement shall include all: (i) of Servicer’s costs associated with performing a Service that can be directly attributed to such Service for such Client Company; (ii) of SuperMedia’s costs associated with performing a Service that can be directly attributed to such Service for such Client Company (which, after completion of the Integration, shall be zero) (any such costs of SuperMedia shall be calculated in the same manner as comparable costs are calculated by Servicer) and (iii) costs otherwise directly attributable to an individual Client Company (collectively, “Direct Costs”).  For the avoidance of doubt, the Direct Costs of a Client Company shall include the salary, benefits and severance costs of employees substantially all of the services provided by which are for the benefit of only such Client Company (“Client Company Employees”), including without limitation the employees providing sales and marketing services to such Client Company.

(ii)           Allocated Costs. The Charges to each Client Company under this Agreement shall include such Client Company’s Allocated Share of all costs incurred by Servicer that are not Direct Costs, including costs related to Services that have joint benefit for two or more Client Companies and Servicer’s overhead costs and costs paid by SuperMedia that have joint benefit for two or more Client Companies (which, after completion of the Integration, shall be zero) (collectively, “Allocated Costs”). For the avoidance of doubt, Allocated Costs shall include the salary, benefits and severance costs of employees (other than Client Company Employees) that provide services for the benefit of two or more Client Companies (“Shared Employees”). For the avoidance of doubt, Charges allocated to any Client Company as Direct Costs or Allocated Costs (including such Client Company’s share of any capital expenditures or capital lease obligations incurred by Servicer) shall also be allocated to such Client Company for financial statement purposes.

8

(b)           Charges to SM Client Companies.  Notwithstanding the foregoing, unless otherwise agreed to by the parties, all Charges to an SM Client Company shall be deemed to be Charges to SuperMedia.

(c)           Allocated Share. Each Client Company’s “Allocated Share” for purposes of this Agreement shall be determined as follows:

(i)            For each Service that directly benefits a Client Company, such Client Company’s Allocated Share of the Allocated Costs for such Service shall be equal to such Client Company’s annual Net Revenue for the preceding calendar year divided by the total applicable annual Net Revenue of all of the Client Companies receiving the benefits of such Service for the same period (rounded to the nearest one percent); provided that the sum of the Allocated Shares of all Client Companies receiving the benefit of any Service must equal 100%. The Client Companies’ initial Allocated Shares for Services shall be as set forth on Schedule B. Effective as of January 1st of each calendar year during the term of this Agreement, and upon the addition or removal of any Client Company pursuant to Section 18, Servicer shall reset the Client Companies’ respective Allocated Shares for each Service in accordance with this Section 3(c)(i). Upon final determination of any such reallocation by Servicer, Servicer shall submit for review and approval by each Client Company a written statement of such reallocation and the assumptions and calculations underlying such reallocation set forth in reasonable detail. All changes to determinations of Direct Costs, Allocated Shares and Allocated Costs shall only apply on a prospective basis.

(ii)           Each Client Company’s Allocated Share for purposes of Sections 4 and 6 shall be equal to each Client Company’s Allocated Share set forth in Section 3(c)(i) for a Service that benefits all of the Client Companies.

(iii)          (A) Not less than once every five years during the term of this Agreement (such period initially commencing on the date of the Original Agreement) and (B) upon any acquisition or divestiture by Surviving Dex One Corp or any of its direct or indirect subsidiaries of assets accounting (individually or in the aggregate with all other acquisitions or divestitures from the Effective Date) for at least 10% of the consolidated revenues or consolidated expenses of Surviving Dex One Corp and its subsidiaries (as reasonably determined by the board of directors of Surviving Dex One Corp acting in good faith), Servicer shall commission a nationally recognized accounting firm or financial institution to review the fairness of the shared Allocated Costs and the corresponding allocation methodology set forth in this Section 3(c).

(d)           Determination of Charges. Servicer shall make all determinations and allocations of all Direct Costs to each Client Company and the determination of each Client Company’s Allocated Share and the allocation of Allocated Costs to each Client Company on a fair, reasonable and equitable basis in conformity with the principles set forth herein and as may be required by Applicable Law. For the avoidance of doubt, Servicer’s costs to be included in the Direct Costs and Allocated Costs shall include any

9

and all costs of Servicer in performing the Services and otherwise in operating its business, including costs for labor, material, third-party services, overhead, taxes, legal services and information technology; provided, however, that in no event shall costs included in Direct Costs, Allocated Costs or Stewardship Costs include the allocation of indebtedness for borrowed money or interest expense in respect thereof.

4.             Stewardship Services and Costs. Surviving Dex One Corp and (until completion of the Integration) SuperMedia provide certain services to Servicer and the other Client Companies that are not directly beneficial to Servicer or any individual Client Company, but which indirectly benefit all of Servicer and the other Client Companies, as further identified in Schedule C (collectively with any New Stewardship Services, the “Stewardship Services”). The parties hereto may, from time to time during the term of this Agreement, negotiate in good faith for services not otherwise specifically identified in Schedule C (each, a “New Stewardship Service”). Any agreement among the parties on the terms of any such New Stewardship Service shall be deemed to be an amendment to this Agreement and thereafter such New Stewardship Service shall be a “Stewardship Service” for all purposes of this Agreement; provided that (x) such amendment is in accordance with the terms of the Credit Agreements and (y) an amended Schedule C is provided to the Administrative Agents under each of the Credit Agreements. Surviving Dex One Corp and (until completion of the Integration) SuperMedia incur certain costs associated with the Stewardship Services (collectively, “Stewardship Costs”). Servicer shall, on behalf of Surviving Dex One Corp, pay all of the Stewardship Costs incurred by Surviving Dex One Corp. Until the first anniversary of the Effective Date, SuperMedia, pursuant to Section 5(b), shall receive a credit for Stewardship Costs that SuperMedia incurs, provided that SuperMedia agrees to provide Servicer (and, if requested by any Client Company, the Client Companies) with information regarding the Stewardship Services provided by SuperMedia, which information shall indicate in reasonable detail that such Stewardship Services are consistent with Dex One Corp’s Stewardship Services provided under the Original Agreement. Each Client Company other than Surviving Dex One Corp shall pay Servicer an amount equal to such Client Company’s Allocated Share of the Stewardship Costs.

5.             Payment.

(a)           Daily Cash Settlements. Each Client Company shall reimburse Servicer for such Client Company’s associated Charges and Allocated Share of the Stewardship Costs, in each case, in accordance with Schedule D.

(b)           SuperMedia Credit for Provided Services.  Until completion of the Integration, Servicer shall credit SuperMedia for amounts paid for by SuperMedia for its costs associated with performing a Service that have been directly attributed to a Service for a Client Company, with a Service that has a joint benefit for two or more Client Companies or for Stewardship Costs incurred by SuperMedia.  Such credit shall be used in the monthly reconciliation described in Section 5(c).

(c)           Monthly Reconciliation. Within thirty (30) days after the end of each calendar month, Servicer (and, until completion of the Integration, SuperMedia) shall submit for review and approval by each Client Company a written statement of such Client Company’s Charges and Allocated Share of the reimbursement of Stewardship

10

Costs (and, with respect to SuperMedia, SuperMedia’s credit for the amount set forth in Section 5(b)) for such prior month. This monthly reconciliation statement shall include the following information for the relevant period: (i) Charges for Services as described in Section 3; (ii) daily cash settlement amounts as described in Section 5(a); (iii) Services that have not yet been paid in cash by Servicer (or, until completion of the Integration, SuperMedia); (iv) Stewardship Cost reimbursement amounts as described in Section 4; (v) credit given for costs paid by such Client Company pursuant to Section 5(b) (if applicable); and (vi) overpayment or underpayment amounts as defined in Section 5(d). Client Companies shall not reimburse Servicer or (until completion of the Integration) SuperMedia for Charges that have not resulted in actual cash disbursements until such time as the Charges have been paid by Servicer.  Solely with respect to SuperMedia, until completion of the Integration, the excess of SuperMedia’s Charges and Allocated Share of the reimbursement of Stewardship Costs over SuperMedia’s credit for the amount set forth in Section 5(b) shall be transferred from SuperMedia to Servicer (if such difference is positive) or from Servicer to SuperMedia (if such difference is negative) within thirty (30) days after the end of each calendar month.

(d)           Settlement of Monthly Reconciliation. Each Client Company may request a written report from Servicer (and, until completion of the Integration, SuperMedia) setting forth, in reasonable detail, the nature of the Services rendered and costs incurred and other relevant information to support the Charges and Stewardship Cost reimbursements (and, if applicable, credit given) included in the monthly reconciliation statement as described in Section 5(c). If the Charges and Stewardship Cost reimbursements for a Client Company (as adjusted for any credit given) in such written statement are lower than the actual Charges and Stewardship Cost reimbursements paid (as adjusted for any credit given) by such Client Company during such prior month, the amount of the difference shall be applied as a credit to the next day’s settlements pursuant to Section 5(a) until fully consumed; provided, that to the extent such credit is not fully applied to Charges and Stewardship Cost reimbursements within three (3) Business Days (or after the occurrence and during the continuation of an Event of Default, one Business Day) of such written statement, Servicer shall reimburse such Client Company for the remaining amount of such credit in cash. If the Charges and Stewardship Cost reimbursements for a Client Company (as adjusted for any credit given) in such written statement are higher than the actual Charges and Stewardship Cost reimbursements paid (as adjusted for any credit given) by such Client Company during such prior month, the amount of the difference shall be paid no later than the next business day by such Client Company to Servicer. Notwithstanding the foregoing, if the amount of the overpayment or underpayment of any Client Company in any month is less than $100,000, no settlement payment or credit shall be made and the amount of such overpayment or underpayment will be rolled forward to be considered in the next month’s reconciliation until such time as the cumulative amount of such overpayment or underpayment exceeds $100,000, at which time such difference shall be paid or credited as set forth above.

(e)           Annual Non-Cash Settlements. For each year during the term of this Agreement and no later than the earlier of (i) 10 days after the date that Surviving Dex One Corp is required to file a report on Form 10-K with the Securities and Exchange

11

Commission in compliance with the reporting requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (whether or not Surviving Dex One Corp is so subject to such reporting requirements), and (ii) 90 days after the end of each fiscal year of Surviving Dex One Corp, Servicer shall provide each Client Company with a written statement of all non-cash Charges and Stewardship Cost reimbursements for the previous calendar year for each Client Company. Settlement of such non-cash Charges and Stewardship Cost reimbursements shall be handled by the parties with non-cash dividends or similar distributions or contributions that do not involve the transfer of property.

6.             Funding Accounts. Servicer shall establish one or more funding accounts for making payment of the Client Companies’ obligations on behalf of the Client Companies pursuant to the performance of the Services and Stewardship Services (each, a “Funding Account”, and collectively, the “Funding Accounts”).  The initial Funding Account established pursuant to this Section 6 prior to the Effective Date (the “Primary Funding Account”) was initially pre-funded with $5 million.  After the Effective Date, Servicer may, in its reasonable discretion and with the consent of the SM Client Companies, cause the SM Client Companies to make an initial contribution to the Funding Accounts of $5 million.  Servicer may elect to fund any Funding Account with a portion of the funds then maintained in any other Funding Account; provided, that at no time shall the aggregate closing balance of all of the Funding Accounts, exclusive of additional funding amounts maintained in the Funding Accounts pursuant to the next succeeding sentence, exceed $10 million.  From time to time, if Servicer determines in its reasonable discretion that additional funding for any Funding Account is needed to continue to make payments of the Client Companies’ obligations on behalf of the Client Companies pursuant to the performance of the Services and Stewardship Services, Servicer shall provide the Client Companies with written notice of the same setting forth such additional funding amount, and promptly after receipt of such notice each Client Company shall pay its Allocated Share of such additional funding amount to Servicer; provided, that Servicer shall not request any such additional funding by the Client Companies in an aggregate amount exceeding the aggregate amount of Charges and reimbursements of Stewardship Costs to be made by the Client Companies during the period of two (2) Business Days following such additional funding. Notwithstanding the foregoing, at no time shall the daily aggregate closing balance of all of the Funding Accounts exceed $25 million. Servicer shall be permitted to invest the funds in the Funding Accounts in Permitted Investments. Servicer shall have no liability to any Client Company for any losses associated with any Permitted Investment made by Servicer. Any proceeds from any Permitted Investment made with funds from the any Funding Account shall be quantified on a monthly basis and applied as a credit to each Client Company in the next day’s settlements pursuant to Section 5(a), each such credit to be equal to each Client Company’s Allocated Share of such proceeds at the date of determination.

7.             Contributions / Distributions of Services Assets. From time to time, a Client Company may, through one or more transactions, contribute and/or distribute certain Services Assets to Servicer. All such contributions and distributions of Services Assets shall be conducted pursuant to separate agreement(s) or transaction(s) between the parties; provided that after the date of the contribution or distribution of all of the applicable Services Assets set forth on Schedule E for a Client Company, such Client Company shall not make any contribution or distribution of any Services Asset that was thereafter acquired by such Client Company in

12

contemplation of such contribution or distribution. The parties intend that such contributions and distributions shall include the Services Assets listed on Schedule E. Concurrently with the delivery of the financial statements required under Sections 5.01(a) and 5.01(b) of the applicable Credit Agreement, Servicer shall provide to the administrative agent under such Credit Agreement a schedule of the Services Assets contributed to Servicer during the previous fiscal quarter with a reasonably detailed description of such Services Assets and the value thereof (as determined by Servicer in good faith); provided, that such schedule need only include intellectual property to the extent such intellectual property has been (i) issued, registered, applied for or (ii) is material and proprietary, as determined by Servicer in good faith (unless, with respect to this clause (ii), such disclosure could harm the value of such intellectual property, e.g., trade secrets). For the avoidance of doubt, nothing herein shall constitute a warranty from any Client Company with respect to such Services Assets or the contribution or distribution of such Services Assets to Servicer.

8.             Reports. Without limiting Section 5(b), Servicer and (until completion of the Integration) SuperMedia shall provide each Client Company all reports reasonably requested by such Client Company and which Servicer or (until completion of the Integration) SuperMedia reasonably determines that it can provide. Servicer and (until completion of the Integration) SuperMedia will provide such reports with the frequencies agreed upon by the applicable parties.

9.             Accounting Records and Documents. Servicer and (until completion of the Integration) SuperMedia shall be responsible for maintaining full and accurate books, accounts and records (“Books”) of all Services and Stewardship Servicers rendered pursuant to or associated with this Agreement and all Direct Costs, Allocated Costs and Stewardship Costs.

10.          Additional Obligations of the Client Companies.

(a)           Instructions and Information. Each Client Company acknowledges that some of the Services to be provided hereunder require instructions and information (including access to Client Company Materials) from such Client Company, which such Client Company shall provide to Servicer or (until completion of the Integration) SuperMedia in sufficient time for Servicer or (until completion of the Integration) SuperMedia to provide or procure such Services. Any failure by Servicer or (until completion of the Integration) SuperMedia to provide any Service due to any delay by any Client Company in providing such instructions or information shall not be considered a breach of Servicer’s or (until completion of the Integration) SuperMedia’s obligations herein, and Servicer or (until completion of the Integration) SuperMedia shall have the right to suspend the performance of any affected Service until such instruction or information is provided. Servicer and (until completion of the Integration) SuperMedia shall treat all such instructions and information as Confidential Information of the applicable Client Company.

(b)           Client Company Materials. Each Client Company retains all right, title and interest in and to its Client Company Material. Each Client Company hereby grants to Servicer and (until completion of the Integration) SuperMedia a worldwide, royalty-free, fully paid-up, non-exclusive, nontransferable license to access, use, display and make derivative works of its Client Company Material solely to the extent necessary to provide

13

the Services. This license: (i) shall be limited to the term of this Agreement (including any period pursuant to which Servicer or (until completion of the Integration) SuperMedia is providing transition assistance to such Client Company pursuant to Section 13(a); and (ii) with respect to any third-party owned Client Company Material, is granted solely to the extent permissible under the applicable third-party agreement. Servicer and (until completion of the Integration) SuperMedia shall have administrative responsibility for obtaining and maintaining all consents and licenses for Servicer’s or (until completion of the Integration) SuperMedia’s access and use of any Client Company Material that may be necessary for Servicer or (until completion of the Integration) SuperMedia in providing the Services, and each Client Company shall cooperate with Servicer and (until completion of the Integration) SuperMedia in obtaining and maintaining such consents and licenses and such Client Company shall pay all costs associated therewith with respect to its Client Company Material.

(c)           Integration.  Each Client Company and the Servicers agrees to use its commercially reasonable efforts to complete the Integration as promptly as practicable.  In connection with the Integration, each SM Client Company shall, when commercially reasonable, assign material vendor or other supply contracts to which it is a party to the Servicer to the extent permitted by the terms of such contracts, and each Client Company agrees that material vendor or other supply contracts that directly or indirectly benefit any Client Company entered into after the date hereof shall be entered into in the name of the Servicer.  For clarity, SuperMedia shall only provide Services until completion of the Integration.

11.          Term. This Agreement shall be effective as of the Effective Date, and shall continue in full force and effect with respect to Servicer and all Client Companies until terminated with respect to any or all Client Companies in accordance with Section 12.

12.          Termination.

(a)           Termination for Convenience. Any Client Company may terminate this Agreement with respect to its rights and obligations hereunder for convenience by providing at least sixty (60) days’ prior written notice to Servicer.

(b)           Termination upon Breach of Payment Obligation. This Agreement may be terminated by Servicer as to any Client Company which fails to make any payment required to be made under Section 5 within 30 days of notice from Servicer of such failure to pay.

13.          Consequences of Termination.

(a)           Transition Assistance. Upon termination of this Agreement with respect to any Client Company, unless this Agreement is terminated with respect to such Client Company pursuant to Section 12(b) for non-payment, Servicer or (until completion of the Integration) SuperMedia shall, upon such Client Company’s request, provide such Client Company with cooperation and assistance in transitioning the Services provided hereunder to a new service provider or continue to provide such Services for so long as

14

this agreement is in effect with respect to such Client Company. Servicer or (until completion of the Integration) SuperMedia shall provide the Services to such Client Company in substantially the same manner and at substantially the same level as such Services were provided by Servicer or SuperMedia consistent with its past practices and, to the extent applicable, with at least the same quality standards, service levels and response times as any such Services are performed by Servicer or SuperMedia for other Client Companies during the period when such transition assistance is being provided (the “Transition Period”); provided, that a failure to provide such Services at such level and quality as a result of a transfer of Client Company Employees under Section 13(c) shall not violate this Section 13(a). Notwithstanding the termination of this Agreement, during the applicable Transition Period, the applicable Client Company shall continue to pay (x) the Charges for such transition assistance, (y) the Charges for any other Services provided in accordance with Section 3 and (z) such Client Company’s Allocated Share of any Stewardship Costs in accordance with Section 4.

(b)           Distribution of the Funding Account or Accounts. Promptly following the end of a Transition Period in connection with the termination of this Agreement with respect to any Client Company, Servicer shall pay to such Client Company such Client Company’s Allocated Share of the funds available in the Funding Accounts as of the effective date of such termination that are in excess of the then-outstanding obligations that Servicer is required to pay from such funds.

(c)           Transfer of Client Company Employees.  Promptly following termination of this Agreement with respect to any Client Company, Servicer shall transfer to such Client Company such Client Company’s Client Company Employees as well as any assets, services or rights substantially all of the use of which is to provide Services to such Client Company (it being understood and agreed that nothing herein shall obligate Servicer to transfer to such Client Company any Shared Employees or any assets, services or rights substantially all of the use of which is for the joint benefit of two or more Client Companies).  Servicer shall not be entitled to any consideration in connection with any such transfer (other than reimbursement of reasonable costs and expenses related thereto) and shall execute such documents and take such other actions as may be reasonably required in connection with such transfer.  Without limiting the provisions of and in accordance with Section 13(a), during the Transition Period and to the extent requested by such Client Company, Servicer shall continue to provide Services to such Client Company performed by Shared Employees consistent with this Agreement, the past practice of Servicer and such Shared Employees.

14.          Confidentiality.

(a)           General. The receiving party (the “Recipient”) shall not disclose to any third party such Confidential Information of any other party (the “Disclosing Party”) disclosed to the Recipient by the Disclosing Party in connection with the Disclosing Party’s performance of this Agreement and shall not use such Confidential Information other than for purposes of the Recipient’s performance under or exercise of its rights pursuant to this Agreement.

15

(b)           Employees and Agents. Each Recipient shall ensure that only its contractors, distributors, representatives, agents, officers and employees who have a need to have access to the Confidential Information of the Disclosing Party for purposes of such Recipient’s performance under or exercise of its rights pursuant to this Agreement shall be permitted to have access to such Confidential Information. Each Recipient shall cause its contractors, distributors, officers, representatives, agents and employees who shall have access to the Confidential Information of the Disclosing Party not to disclose to any third party any such Confidential Information and not to use such Confidential Information other than for the purposes of such Recipient’s performance under or exercise of its rights pursuant to this Agreement.

(c)           Excluded Information. The undertakings of non-disclosure and non-use in this Section 14 shall not apply to information or material which the Recipient demonstrates:

(i)            is or becomes generally available to the public other than as a result of any act or omission on the part of the Recipient or any contractor, distributor, representative, agent, officer or employee of the Recipient;

(ii)           was available to the Recipient on a non-confidential basis prior to its disclosure by the Disclosing Party;

(iii)          becomes available to the Recipient from a Person other than the Disclosing Party who is not, to the Recipient’s knowledge, subject to any legally binding obligation to keep such disclosed information confidential; or was independently developed by the Recipient without reference to the disclosed information.

(d)           Compelled Disclosure. If a Recipient is compelled by court decree, subpoena or other Applicable Law to disclose any of the Confidential Information of the Disclosing Party, it shall promptly notify the Disclosing Party in writing and use reasonable good faith efforts to: (i) disclose only the specific Confidential Information legally required to be disclosed and only to the extent required; and (ii) assist the Disclosing Party (if and to the extent requested by the Disclosing Party), at the Disclosing Party’s expense, in obtaining a protective order or other appropriate assurances that the confidential nature of such Confidential Information shall be protected and preserved.

15.          Indemnification. Servicer (and, until completion of the Integration, SuperMedia) shall indemnify, defend and hold harmless each Client Company and its directors, officers and agents (collectively, the “Indemnified Parties”) from and against any and all third-party claims, suits, actions, liabilities, fines, penalties, costs, losses, damages and expenses (including reasonable fees and expenses of attorneys and other reasonable costs of investigation and defense), whether incurred by or asserted against such Indemnified Parties arising out of or resulting from the intentional tort, reckless conduct, gross negligence or bad faith (including dishonest, fraudulent or criminal acts or omissions) on the part of Servicer (or SuperMedia, as applicable) in performing or failing to perform its obligations hereunder.

16

16.          Limitation on Liability. IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR THE PROVISION OR FAILURE TO PROVIDE ANY OF THE SERVICES TO BE PROVIDED HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME. IN ADDITION, SERVICER SHALL HAVE NO LIABILITY TO ANY CLIENT COMPANY WITH RESPECT TO THE PERFORMANCE OF OR FAILURE TO PERFORM ANY STEWARDSHIP SERVICE.

17.          Representations and Warranties; Disclaimer.

(a)           Servicer Warranties. Servicer hereby represents and warrants to each Client Company that: (i) it is an entity validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; and (ii) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b)           Client Companies Warranties. Each Client Company hereby represents and warrants to Servicer that: (i) it is an entity validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; and (ii) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(c)           Disclaimer. EXCEPT AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED AMONG THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

18.          Changes in Parties. New direct or indirect subsidiaries of Surviving Dex One Corp, which come into existence after the Effective Date, may become additional Client Companies upon mutual agreement of the parties, including agreement of any initial payment to the Primary Funding Account to be made by such additional Client Companies, and shall thereafter constitute “Client Companies” for all purposes of this Agreement. In addition, any Client Company that no longer is a direct or indirect subsidiary of Surviving Dex One Corp shall no longer be considered a party to this Agreement, and thereafter neither Servicer nor (until completion of the Integration) SuperMedia shall have an obligation to provide Services to or on behalf of such former Client Company. For the avoidance of doubt, any agreement among the parties relating to the addition of a new Client Company shall constitute an amendment to this Agreement; provided that (x) such amendment is in accordance with the terms of the Credit Agreements and (y) notice of such new Client Company is provided to the Administrative Agents under each of the Credit Agreements.

17

19.          Miscellaneous Provisions.

(a)           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by certified mail return receipt requested, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to Servicer:

Dex One Service, Inc.

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to Dex One Corp:

Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to RHD Inc:

R.H. Donnelley Inc.

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to Dex Service:

Dex Media Service LLC

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

18

if to DMI:

Dex Media, Inc.

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to Dex East:

Dex Media East, Inc.

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to Dex West:

Dex Media West, Inc.

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to Dex Digital:

Dex One Digital, Inc.

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to Merger Sub:

Spruce Acquisition Sub, Inc.

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

19

if to Newdex:

Newdex, Inc.

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to RHD Corp:

R.H. Donnelley Corporation

c/o Dex One Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Attention: General Counsel

Facsimile: (919) 297-1518

if to SuperMedia Inc.:

SuperMedia Inc.

c/o SuperMedia LLC

P.O. Box 619810

D/FW Airport, Texas 75261

Attention: General Counsel

Facsimile: (972) 453-6829

if to SuperMedia:

SuperMedia LLC

P.O. Box 619810

D/FW Airport, Texas 75261

Attention: General Counsel

Facsimile: (972) 453-6829

if to SM Sales:

SuperMedia Sales Inc.

c/o SuperMedia LLC

P.O. Box 619810

D/FW Airport, Texas 75261

Attention: General Counsel

Facsimile: (972) 453-6829

20

if to SM Services:

SuperMedia Services Inc.

c/o SuperMedia LLC

P.O. Box 619810

D/FW Airport, Texas 75261

Attention: General Counsel

Facsimile: (972) 453-6829

if to SM UK:

SuperMedia UK, Ltd.

c/o SuperMedia LLC

P.O. Box 619810

D/FW Airport, Texas 75261

Attention: General Counsel

Facsimile: (972) 453-6829

(b)           Amendment and Restatement; Entire Agreement; Amendment. This Agreement amends and restates the Original Agreement in its entirety. From and after the Effective Date, this Agreement shall supersede the Original Agreement in its entirety. Further, this Agreement shall constitute the entire agreement among the parties with respect to the rights and responsibilities set forth herein and supersedes all prior agreements and understandings, whether written or verbal, to the extent such agreements pertain to the rights and responsibilities set forth herein. This Agreement may be amended only in a writing executed by all parties; provided, that the consent of the administrative agents under each of the Credit Agreements (which may not be unreasonably withheld, conditioned or delayed) shall be required for any material amendment to this Agreement; provided, further, that Servicer and any Client Company may amend Schedule A with respect to the provision of a Service solely to such Client Company without the written consent of the other parties, so long as such amendment of Schedule A is in accordance with Section 2; and provided, further, that the addition of a new Client Company in accordance with Section 18 shall not require the consent of the administrative agents under each of the Credit Agreements.

(c)           Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. Each of the parties agrees that all disputes, controversies or claims arising out of or relating to this Agreement, or the validity, interpretation, breach or termination of this Agreement, including claims seeking redress or asserting rights under any Applicable Law, shall be brought exclusively in the federal or state courts residing within the State of New York, and the appellate courts having jurisdiction with respect to appeals from such courts, and each of the parties irrevocably and unconditionally submits to personnel jurisdiction in such courts, and waives any objection to such venue or jurisdiction or to inconveniency of such courts.

21

(d)           Subcontractors; Assignment.

(i)            With the consent of the Client Companies, such consent not to be unreasonably withheld, Servicer (or, until completion of the Integration, SuperMedia) may hire or engage one or more subcontractors or other third parties to perform any or all of its obligations under this Agreement; provided, that Servicer (or SuperMedia, as applicable) remains ultimately responsible for all of its obligations hereunder; provided, further, that the terms of any such engagement or hiring of any Affiliate of the Servicer, SuperMedia, Surviving Dex One Corp or their respective Subsidiaries shall be on terms and conditions not less favorable, considered as a whole, to Servicer (or SuperMedia, as applicable) and the Client Companies than could be obtained on an arm’s-length basis from unrelated third parties.

(ii)           Except as permitted by Section 19(d)(i), no party hereto may assign or transfer, by operation of law or otherwise, this Agreement or any of its rights hereunder, and may not delegate any of its duties or obligations hereunder, in each case in whole or in part, without the prior written consent of, in the case of Servicer, all of the Client Companies, in the case of SuperMedia, all of the SM Client Companies, or in the case of any Client Company, Servicer. Any assignment or delegation made in violation of this Section 19(d)(ii) shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding on the parties hereto and their permitted successors and assigns.

(e)           Independent Contractor. Except as set forth in Section 2(c): (i) the relationship among the parties, as established by this Agreement, is solely that of independent contractors; (ii) no party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of any other party for any purpose whatsoever; and (iii) nothing in this Agreement shall be deemed to make any party the agent of another other party hereto. This Agreement does not create any partnership, joint venture or similar business relationship between the parties hereto.

(f)            No Third-Party Beneficiaries. Except as provided in Section 2(a), Section 4 and Section 7 with respect to the rights of the administrative agents under the Credit Agreements to receive an amended Schedule A, Schedule C and schedule of contributed Services Assets as set forth in such sections, and except as provided in Section 15 with respect to the Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)           Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the

22

remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

(h)           Force Majeure. Except for each Client Company’s obligations to pay Charges and Stewardship Cost reimbursements herein, each party hereto shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including: (i) war, riot, acts of terrorism and insurrection; (ii) Applicable Law; (iii) strikes, lockouts and other serious labor disputes; (iv) floods, fires, explosions and other natural disasters; (v) any delay of sources to supply materials and equipment; (vi) government priorities; and (vii) labor or transportation problems. When such events have abated, the parties’ respective obligations hereunder shall resume.

(i)            Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (1) to Sections and Schedules mean the Sections of and the Schedules attached to this Agreement; (2) to a contract, instrument or other document means such contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (3) to a statute means such statute as amended from time to time and includes any successor legislation thereto and regulations promulgated thereunder. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Headings to Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(j)            Counterparts. This Agreement is legally binding when, but not until, each party has received from the others a counterpart of this Agreement signed by an authorized representative of such other parties. The parties’ representatives may sign separate, identical counterparts of this Agreement; taken together, they constitute one agreement. A signed counterpart of this document may be delivered by any reasonable means, including facsimile or other electronic transmission.

* * * * *

23

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Effective Date.

DEX ONE SERVICE, INC.

By:
Name:
Title:

DEX ONE CORPORATION

By:
Name:
Title:

R.H. DONNELLEY INC.

By:
Name:
Title:

DEX MEDIA SERVICE LLC

By:
Name:
Title:

DEX MEDIA, INC.

By:
Name:
Title:

DEX MEDIA EAST, INC.

By:
Name:
Title:

Signature Page to the Amended and Restated Shared Services Agreement

DEX MEDIA WEST, INC.

By:
Name:
Title:

DEX ONE DIGITAL, INC.

By:
Name:
Title:

NEWDEX, INC.

By:
Name:
Title:

R.H. DONNELLEY CORPORATION

By:
Name:
Title:

SPRUCE ACQUISITION SUB, INC.

By:
Name:
Title:

Signature Page to the Amended and Restated Shared Services Agreement

SUPERMEDIA INC.

By:
Name:
Title:

SUPERMEDIA LLC

By:
Name:
Title:

SUPERMEDIA SALES INC.

By:
Name:
Title:

SUPERMEDIA SERVICES INC.

By:
Name:
Title:

SUPERMEDIA UK, LTD

By:
Name:
Title:

Signature Page to the Amended and Restated Shared Services Agreement

SCHEDULE A
SERVICES

I.                                        Dex Service, DMI, RHD Corp., SuperMedia Inc., SM Sales, SM Services, SM UK.  Servicer will not provide any Services to Dex Service, DMI, RHD Corp., SuperMedia Inc., SM Sales, SM Services or SM UK.

II.                                   Services Provided to RHD Inc, Dex East, Dex West and SuperMedia. Servicer shall provide the following Services to each of RHD Inc, Dex East, Dex West and SuperMedia:

1.              General and Administration Services. The following general and administration services: (a) Executive; (b) Finance; (c) Human Resources; (d) Legal; (e) Information Technology; (f) Corporate Facilities; (g) Publishing; and (h) Communications.

2.              Operations Support Services. The following business operations support services: (a) Marketing and Advertising; (b) Print & Delivery Management; (c) Customer Service; (d) Billing; (e) Credit; (f) Collections (excluding, for the avoidance of doubt, actual receipt of receivables, which shall continue to be received by each Client Company individually); and (g) Operations Facilities.

3.              Sales Leadership and Effectiveness Services. The following sales leadership and effectiveness services: (a) Sales Leadership Team; (b) Sales Reporting; (c) Training; (d) Sales Office Support; (e) Sales Compensation Analysis; and (f) National Sales.

4.              Digital Operations Services. The following digital operations services: (a) Digital Information Technology; (b) Leadership team; (c) Non-Print Product Development; and (d) Digital Sales and expense reporting.

III.                              Services Provided to RHD Inc, Dex East, Dex West, Surviving Dex One Corp and SuperMedia. Servicer shall provide the following Services to each of RHD Inc, Dex East,  Dex West, Surviving Dex One Corp and SuperMedia:

1.              Tax Sharing Services. The tax sharing services described in the following Tax Sharing Agreements:

(i)                                     Amended and Restated Tax Sharing Agreement, dated         , by and between Newdex, Inc., Dex One Corporation, Dex Media, Inc., Dex Media East, Inc., Dex Media West, Inc., Dex One Service, Inc., R.H. Donnelley Corporation, R.H. Donnelley Inc., R.H. Donnelley Apil, Inc., and Business.Com, Inc.

(ii)                                  SuperMedia-Dex Tax Sharing Agreement, dated             , by and between Supermedia Inc., Supermedia Sales Inc., Supermedia Services Inc., Dex One Corporation, Newdex, Inc., and Dex One Service, Inc.

III.                              Services Provided by SuperMedia.  Until the completion of the Integration, SuperMedia (i) shall provide to the SM Client Companies the same Services as set forth in Section II of this Schedule A and (ii) may provide Services to other Client Companies to the extent agreed to between SuperMedia and Servicer (and Servicer’s obligation to provide such Services shall be deemed satisfied).

28

SCHEDULE B

INITIAL ALLOCATED SHARES

1.                                      Surviving Dex One Corp’s, DMI’s, Dex Service’s, RHD Corp’s, SuperMedia Inc.’s, SM Sales’, SM Services’ and SM UK’s initial Allocated Share shall be 0% for all Services and other determinations.

2.                                      For Services that benefit RHD Inc, Dex East, Dex West and SuperMedia and the Stewardship Services, the initial Allocated Shares for the Allocated Costs shall be as follows:

Client Company	Allocated Share

RHD Inc	19%

Dex East	13%

Dex West	15%

SuperMedia	53%

SCHEDULE C

STEWARDSHIP SERVICES

The following functions shall constitute Stewardship Services: (a) Directors and Officers Insurance; (b) Board of Directors Expenses; (c) Chief Executive Officer; (d) Chief Financial Officer; (e) Treasury Employees; (f) Merger and Acquisition Employees; (g) Allocated Portion of Surviving Dex One Corp Third-Party Audit Fees; (h) Legal; and (i) Investor Relations/Corporate Communications.

SCHEDULE D

DAILY CASH SETTLEMENTS

Servicer shall make daily cash settlements in connection with Servicer’s payment of amounts on behalf of the Client Companies in connection with the Services and each Client Company’s reimbursement of its Allocated Share of the Stewardship Costs as follows:

1.                                     Accounts Payable Checks. As accounts payable checks are presented for payment, funds will automatically move from the applicable Funding Account to the accounts payable disbursement account to cover such checks. The following day, Servicer will provide a funding report detailing the prior day’s check disbursements for each Client Company, and will transfer such amounts from the appropriate Client Company other than Surviving Dex One Corp to the applicable Funding Account.

2.                                      Accounts Payable ACH Transactions. Each day Servicer may create files detailing accounts payable ACH transactions to be paid by Servicer in connection with the Services or Stewardship Services, as applicable. Servicer will provide a funding report detailing the ACH transactions for each Client Company, and Servicer will transfer the appropriate amount of funds from each Client Company other than Surviving Dex One Corp to the applicable Funding Account the same day that Servicer moves the amount of such funds from the applicable Funding Account to the accounts payable disbursement account to cover the payments set forth in such ACH files.

3.                                      Accounts Payable Wire Transfers. Each day Servicer may initiate accounts payable wire transfers to be paid by Servicer in connection with the Services or Stewardship Services, as applicable. Servicer will transfer the appropriate amount of funds from each Client Company other than Surviving Dex One Corp to the applicable Funding Account the same day that the wire transfer is debited from the applicable Funding Account to cover the payments made by wire transfer.

4.                                      Payroll Funding. Each day Servicer may create files detailing the total amount of payroll-related disbursements to be paid by Servicer in connection with the Services. Servicer will provide a funding report detailing the payroll-related disbursements for each Client Company, and Servicer will transfer the appropriate amount of funds from each Client Company other than Surviving Dex One Corp to the applicable Funding Account on the pay date or earlier if required by the financial institution that provides these banking services to Servicer.

Notwithstanding the foregoing, until completion of the Integration, Servicer shall not make daily cash settlements in accordance with this Schedule for SM Client Companies.  Instead, settlement will occur with respect to the SM Client Companies on a monthly basis as described in Section 5(c) within thirty (30) days after the end of each calendar month.

SCHEDULE E

CONTEMPLATED INITIAL CONTRIBUTED AND/OR DISTRIBUTED ASSETS

RHD Inc., Dex East and Dex West intend to contribute or have contributed the following assets to Servicer:

Asset Category	Asset Description

Developed Software

Internally developed or enhanced software applications, including, for example, Oracle (full suite of modules - e.g., human resources, accounts payable, payroll, procurement and general ledger), BIW Insight (marketing) and Prepsmart (sales management)

Buildings & Leasehold Improvements	Includes building renovations, cabling, bathroom fixtures, etc., for leased properties occupied by shared employees

Furniture and Fixtures	Includes cubicles, desks, chairs, file cabinets, etc., used by shared employees

Computer Equipment	Includes servers, desktops, laptops, etc., used by shared employees

Machinery and Equipment	Includes copiers, printers, scanners, NetJets lease, telephone equipment, etc., used by shared employees

Licensed Software

Purchased software licenses and applications, including, for example, Oracle eBusiness Suite, Hyperion (several reporting modules - e.g., strategic finance, financial management, Essbase and Smart View)

Exhibit K

Form of SuperMedia Pre-Pack Plan

Exhibit K

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
SUPERMEDIA INC., et al.,(1))		Case No. 13-[ ] ([ ])
)
Debtors.	)	Joint Administration Requested
)

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE, 11 U.S.C. §§ 1125, 1126.  THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

CLEARY GOTTLIEB STEEN &	YOUNG CONAWAY STARGATT &
HAMILTON LLP	TAYLOR, LLP
Sean A. O’Neal.	Pauline K. Morgan
One Liberty Plaza	Rodney Square
New York, New York 10006	1000 North King Street
Telephone: (212) 225-2000	Wilmington, Delaware 19801
Facsimile: (212) 225-3999	Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated:  [                ], 2013

(1)         The Debtors, together with the last four digits of each of the Debtors’ federal tax identification number (if applicable), are: SuperMedia Inc. (5175), SuperMedia LLC (6092), SuperMedia Services Inc. (2834) and SuperMedia Sales Inc. (4411). For the purpose of these chapter 11 cases, the service address for the Debtors is:  2200 West Airfield Drive, P.O. Box 619810, D/FW Airport, Texas, 75261.

i

ii

6.5	Setoffs	23
6.6	Allocation Between Principal and Accrued Interest	23

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		23
7.1	Disputed Claims Process	23
7.2	Prosecution of Objections to Claims and Interests	24
7.3	No Interest	24
7.4	Disallowance of Claims and Interests	24

ARTICLE VIII EFFECT OF CONFIRMATION OF THE PLAN		24
8.1	Discharge of Claims and Termination of Interests	24
8.2	Releases by the Debtors	24
8.3	Releases by Holders of Claims and Interests	25
8.4	Exculpation	26
8.5	Injunction	26
8.6	Protection Against Discriminatory Treatment	26
8.7	Indemnification	27
8.8	Recoupment	27
8.9	Release of Liens	27
8.10	Reimbursement or Contribution	27

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		27
9.1	Conditions Precedent to the Effective Date. It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2:	27
9.2	Waiver of Conditions Precedent	28
9.3	Effect of Non-Occurrence of Conditions to Consummation	28

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		28
10.1	Modification of Plan	28
10.2	Revocation or Withdrawal of Plan	28
10.3	Confirmation of the Plan	29

ARTICLE XI RETENTION OF JURISDICTION		29

ARTICLE XII MISCELLANEOUS PROVISIONS		30
12.1	Additional Documents	30
12.2	Payment of Statutory Fees	30
12.3	Reservation of Rights	30
12.4	Successors and Assigns	31
12.5	Service of Documents	31
12.6	Term of Injunctions or Stays	32
12.7	Entire Agreement	32
12.8	Plan Supplement Exhibits	32
12.9	Non-Severability	32

iii

INTRODUCTION

SuperMedia and its Debtor subsidiaries in the above-captioned chapter 11 cases jointly propose this Plan.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding claims against and interests in each Debtor pursuant to the Bankruptcy Code.  The Debtors and Dex One and its subsidiaries seek to consummate the Merger on the Effective Date of the Plan.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The classifications of claims and interests set forth in ARTICLE III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable.  The Plan contemplates no substantive consolidation of any of the Debtors.  Reference is made to the Disclosure Statement for a discussion of the debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Merger and certain related matters.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1                               Defined Terms

1.                                “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

2.                                “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

3.                                “Allowed” means as to a Claim or Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, as applicable, or by a Final Order.

4.                                “Amended and Restated SuperMedia Secured Credit Agreement” means the Amended and Restated Loan Agreement by and among SuperMedia Inc., as borrower thereunder, certain lender financial institutions from time to time party thereto, and JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent thereunder, to be effective on the Effective Date, in form and substance reasonably satisfactory to the SuperMedia Administrative Agent and the Majority Documentation Lenders and in substantially the form attached to the Plan as Exhibit [    ].

5.                                “Amended and Restated SuperMedia Secured Credit Documents” means, collectively, the Amended and Restated SuperMedia Secured Credit Agreement, each of the other Loan Documents (as defined in the Amended and Restated SuperMedia Secured Credit Agreement) and all other agreements, documents and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements and other security documents).

6.                                “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

7.                                “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101—1532, as may be amended from time to time.

8.                                “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

9.                                “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

10.                         “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

11.                         “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

12.                         “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against Insiders and/or any other Entities under the Bankruptcy Code, including Avoidance Actions) of any of the Debtors, the debtors in possession, and/or the Estates (including those actions set forth in the Plan Supplement), whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

13.                         “Certificate” means any instrument evidencing a Claim or an Interest, provided, “Certificate” includes no instrument issued pursuant to, or evidencing a Claim under the SuperMedia Secured Credit Agreement.

14.                         “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

15.                         “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

16.                         “Claims and Solicitation Agent” means the claims and solicitation agent the Debtors may retain in the Chapter 11 Cases pursuant to order of the Bankruptcy Court.

17.                         “Claims Register” means the official register of Claims against or Interests in the Debtors maintained by the Claims and Solicitation Agent.

18.                         “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

19.                         “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

20.                         “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

21.                         “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

22.                         “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Lender Disclosure Statement and the Shareholder Disclosure Statement, which order shall be in form and substance reasonably satisfactory to the SuperMedia Administrative Agent.

23.                         “Consummation” means the occurrence of the Effective Date.

24.                         “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

2

25.                         “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default which is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

26.                         “Debtors” means, collectively, each of the following: SuperMedia Inc., SuperMedia LLC, SuperMedia Services Inc. and SuperMedia Sales Inc.

27.                         “Designated Employee Benefit Plans” means the employee benefit plans designated by Newdex on or before the Effective Date.

28.                         “Dex One” means Dex One Corporation.

29.                         “Dex One Chapter 11 Cases” means the procedurally consolidated chapter 11 cases, if any, filed by the Dex One Debtors in the Bankruptcy Court in accordance with the Dex One Support Agreement and Merger Agreement.

30.                         “Dex One Confirmation Order” means the order of the Bankruptcy Court confirming the Dex One Plan under section 1129 of the Bankruptcy Code and approving the Dex One Disclosure Statement in the Dex One Chapter 11 Cases.

31.                         “Dex One Debtors” means, collectively, if Dex One and certain of its subsidiaries file the Dex One Chapter 11 Cases, each of the following: Dex One; Dex Media, Inc.; Dex Media East, Inc.; Dex Media West, Inc.; Dex Media Service LLC; Dex One Digital, Inc.; Dex One Service, Inc.; R.H. Donnelley Inc.; R.H. Donnelley APIL, Inc.; R.H. Donnelley Corporation; Newdex, Inc.; and Spruce Acquisition Sub, Inc.

32.                         “Dex One Plan” means the chapter 11 plan filed in the Dex One Chapter 11 Cases in accordance with the Dex One Support Agreement and Merger Agreement.

33.                         “Dex One Support Agreement” means the Support and Limited Waiver Agreement, dated as of December 5, 2012, by and among the Dex One Debtors, Deutsche Bank Trust Company Americas and JPMorgan Chase Bank, N.A. in their respective capacities as administrative agents and collateral agents under certain senior secured credit agreements to which various of the Dex One Debtors are party and certain lenders under such credit agreements from time to time party to such Support Agreement and Limited Waiver Agreement.

34.                         “Disclosure Statement” means either the Lender Disclosure Statement or Shareholder Disclosure Statement, as applicable.

35.                         “Disputed” means, as to a Claim or an Interest, a Claim or an Interest:  (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, as applicable, or a Final Order; or (c) with respect to which a party in interest has filed a proof of claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order or approval of the Bankruptcy Court.

36.                         “Distribution Agent” means Newdex or any Entity Newdex selects to make or to facilitate distributions in accordance with the Plan.

37.                         “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or Newdex, in their sole discretion, on or after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims and Interests entitled to receive distributions under the Plan; provided that Distribution Dates shall occur no less frequently than every 30 days after the Effective Date, as necessary.

38.                         “Distribution Record Date” means the date that is three Business Days after entry of the Confirmation Order.

3

39.                         “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.1 have been satisfied or waived in accordance with Section 9.2.

40.                         “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

41.                         “Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code.

42.                         “Estate” means the bankruptcy estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

43.                         “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in court or out-of-court efforts to implement the Transaction, the Chapter 11 Cases, the SuperMedia Support Agreement, the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Lender Disclosure Statement, the Shareholder Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the SuperMedia Support Agreement, the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan.

44.                         “Exculpated Party” means each of the following in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) the Dex One Debtors; (d) the SuperMedia Secured Lenders and SuperMedia Administrative Agent; and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entity’s successors and assigns and current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals.

45.                         “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

46.                         “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

47.                         “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

48.                         “General Unsecured Claim” means any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a SuperMedia Secured Credit Agreement Claim, and a Section 510(b) Claim.

49.                         “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

50.                         “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

51.                         “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

52.                         “Intercompany Contract” means a contract between or among two or more Debtors or a contract between or among one or more Affiliates and one or more Debtors.

53.                         “Intercompany Interest” means an Interest held by a Debtor or an Affiliate.

4

54.                         “Interest” means any Equity Security of a Debtor existing immediately prior to the Effective Date.

55.                         “Lender Disclosure Statement” means the disclosure statement for the Plan provided to the SuperMedia Secured Lenders as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

56.                         “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

57.                         “Majority Documentation Lenders” means, if the SuperMedia Support Agreement has not been terminated, as of any date of determination, the majority by number of the Consenting Lenders (as defined in the SuperMedia Support Agreement) set forth on Schedule 2 to the SuperMedia Support Agreement excluding the SuperMedia Administrative Agent (and, for the avoidance of doubt, not such Consenting Lenders’ successors or assigns and not any Consenting Lender that is no longer bound by the Support Agreement pursuant to the terms thereof ) that exercise their consent or approval rights as of such date of determination in accordance with the terms of the SuperMedia Support Agreement.

58.                         “Merger” means the merger of Dex One and its subsidiaries with SuperMedia and its subsidiaries in accordance with the Merger Agreement and the Plan.

59.                         “Merger Agreement” means the amended and restated agreement and plan of merger, dated December 5, 2012, by and among Dex One, SuperMedia, Newdex, and Spruce Acquisition Sub, Inc., as may be amended from time to time, attached hereto as Exhibit A.

60.                         “Newdex” means the Reorganized Debtors’ ultimate parent company upon consummation of the Merger.

61.                         “Newdex Board” means Newdex’s initial board of directors.

62.                         “Newdex Bylaws” means Newdex’s bylaws, substantially in the form contained in the Plan Supplement.

63.                         “Newdex Charter” means Newdex’s amended and restated certificate of incorporation, substantially in the form contained in the Plan Supplement.

64.                         “Newdex Common Stock” means Newdex’s authorized shares of common stock on the Effective Date, par value $0.01 per share.

65.                         “Option” has the meaning set forth in Section 4.16(b) herein.

66.                         “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

67.                         “Other Secured Claim” means any Secured Claim other than a SuperMedia Secured Credit Agreement Claim or a Secured Tax Claim.  For the avoidance of doubt, “Other Secured Claims” includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

68.                         “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

69.                         “Petition Date” means the date on which each of the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

70.                         “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

5

71.                         “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than 10 Business Days after the Petition Date or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

72.                         “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

73.                         “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

74.                         “Professional” means an Entity:  (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

75.                         “Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

76.                         “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

77.                         “Rejection Schedule” means the schedule of Executory Contracts and Unexpired Leases in the Plan Supplement, as may be amended from time to time, setting forth certain Executory Contracts and Unexpired Leases for rejection as of the Effective Date under section 365 of the Bankruptcy Code.

78.                         “Released Party” means each of the following in its capacity as such:  (a) the Debtors; (b) the SuperMedia Secured Lenders and SuperMedia Administrative Agent; and (c) with respect to each of the foregoing Entities in clauses (a) and (b), such Entity’s successors and assigns, and current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals.

79.                         “Releasing Parties” means each of the following in its capacity as such:  (a) the SuperMedia Secured Lenders and the SuperMedia Administrative Agent; and (b) without limiting the foregoing clause (a), each holder of a Claim or an Interest other than a holder of a Claim or an Interest that has voted to reject the Plan or is a member of a Class that is deemed to reject the Plan.

80.                         “Reorganized Debtor” means a Debtor, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

81.                         “Restructuring Transactions” means the transactions, including the Merger, described in Section 4.16.

82.                         “Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

83.                         “Secured Claim” means a Claim:  (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

6

84.                         “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

85.                         “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a—77aa, or any similar federal, state, or local law.

86.                         “Security” has the meaning set forth in section 2(a)(1) of the Securities Act. For the avoidance of doubt, none of the following is, or shall be deemed to be, a Security: the SuperMedia Secured Credit Agreement, the Amended and Restated SuperMedia Secured Credit Agreement, any loan or Claim under the SuperMedia Secured Credit Agreement or the Amended and Restated SuperMedia Secured Credit Agreement, or any note or other instrument issued in connection therewith.

87.                         “Servicer” means an indenture trustee, agent, or other authorized representative of holders of Claims or Interests.

88.                         “Shareholder Disclosure Statement” means the combined Form S-4 regarding the Merger filed with the United States Securities and Exchange Commission and disclosure statement for the Plan, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

89.                         “SuperMedia” means SuperMedia Inc.

90.                         “SuperMedia Administrative Agent” means JPMorgan Chase Bank, N.A. or its successor, in its capacity as administrative agent and collateral agent under the SuperMedia Secured Credit Agreement Documents.

91.                         “SuperMedia Cash Collateral Order” means, collectively, the interim order and, if applicable, the Final Order entered by the Bankruptcy Court authorizing SuperMedia and certain of the other Debtors to use the SuperMedia Secured Lenders’ collateral (including cash collateral) and granting adequate protection to the SuperMedia Secured Lenders, which orders shall be in form and substance reasonably satisfactory to the SuperMedia Administrative Agent.

92.                         “SuperMedia Cash Management Arrangement” means any “Cash Management Agreement”, as defined in the SuperMedia Guarantee and Collateral Agreement, that is of a type described in clause (ii) of the definition of “Obligations” in the SuperMedia Guarantee and Collateral Agreement.

93.                         “SuperMedia Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of December 31, 2009, among SuperMedia, the other Debtors party thereto and the SuperMedia Administrative Agent.

94.                         “SuperMedia Interest” means any Interest in SuperMedia.

95.                         “SuperMedia Secured Credit Agreement” means the Loan Agreement, dated as of December 31, 2009, as amended on December 13, 2010 and November 8, 2011, by and among SuperMedia Inc. (formerly known as Idearc Inc.), as borrower thereunder, the SuperMedia Secured Lenders from time to time party thereto and the SuperMedia Administrative Agent.

96.                         “SuperMedia Secured Credit Agreement Claim” means any Claim arising under, derived from or based upon the SuperMedia Secured Credit Agreement Documents.

97.                         “SuperMedia Secured Credit Agreement Documents” means collectively, (a) the SuperMedia Secured Credit Agreement, (b) all other agreements, documents and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements and other security documents) and (c) any SuperMedia Cash Management Arrangements.

7

98.                         “SuperMedia Secured Lenders” means the “Secured Parties”, as defined in the SuperMedia Secured Credit Agreement.

99.                         “SuperMedia Support Agreement” means the Support and Limited Waiver Agreement, dated as of December 5, 2012, by and among the Debtors, the SuperMedia Administrative Agent and the SuperMedia Secured Lenders party thereto from time to time.

100.                  “Transaction” means the Merger and the transactions related thereto including the entry into and delivery and effectiveness of the Amended and Restated Credit Agreements and other Amended and Restated Credit Documents.

101.                  “Unclaimed Distribution”  means any distribution under the Plan on account of an Allowed Claim or Interest to a holder that has not:  (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

102.                  “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

103.                  “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.2                               Rules of Interpretation

For purposes of the Plan:  (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.3                               Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

1.4                               Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

1.5                               Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

8

1.6                               Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III.

2.1                               Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either:  (a) on the Effective Date, or as soon as practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims without any further action by the holders of such Allowed Administrative Claims.

2.2                               Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code.  The Reorganized Debtors shall pay a Professional Claim in Cash in the amount the Court Allows.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3                               Priority Tax Claims

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive on the Effective Date, or as soon as practicable thereafter, from the respective Debtor liable for such Allowed Priority Tax Claim, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

9

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1                               Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor.  Except for the Claims addressed in ARTICLE II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.  The Classes have been numbered in a manner consistent with the Dex One Plan for convenience and ease of reading.  There are no Classes 4, 6, or 7 under this Plan.

Class	Claim or Interest	Status	Voting Rights
1	Secured Tax Claims	Unimpaired	Presumed to Accept
2	Other Secured Claims	Unimpaired	Presumed to Accept
3	Other Priority Claims	Unimpaired	Presumed to Accept
5	SuperMedia Secured Credit Agreement Claims	Impaired	Entitled to Vote
8	General Unsecured Claims	Unimpaired	Presumed to Accept
9	SuperMedia Interests	Impaired	Entitled to Vote
10	Intercompany Interests	Unimpaired	Presumed to Accept
11	Section 510(b) Claims	Impaired	Presumed to Reject

3.2                               Treatment of Classes of Claims and Interests

Except to the extent that a holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Interest.  Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as practicable thereafter.

(a)                                 Class 1 — Secured Tax Claims

(1)                                 Classification:  Class 1 consists of any Secured Tax Claims against any Debtor.

(2)                                 Treatment:  Each holder of an Allowed Class 1 Claim shall receive, as applicable:

A.                                    If the Allowed Class 1 Claim is due and payable on or before the Effective Date, Cash in an amount equal to such Allowed Class 1 Claim; or

B.                                    If the Allowed Class 1 Claim is not due and payable on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be

10

due and payable under applicable non-bankruptcy law or in the ordinary course of business.

(3)                                 Voting:  Class 1 is Unimpaired.  Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Plan.

(b)                                 Class 2 — Other Secured Claims

(1)                                 Classification:  Class 2 consists of any Other Secured Claims against any Debtor.

(2)                                 Treatment:  Each holder of an Allowed Class 2 Claim shall, at the sole option of the Debtors or the Reorganized Debtors, as applicable:

A.                                    have its Allowed Class 2 Claim reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code; or

B.                                    receive the collateral securing its Allowed Class 2 Claim and any interest on such Allowed Class 2 Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code.

(3)                                 Voting:  Class 2 is Unimpaired.  Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 2 Claims are not entitled to vote to accept or reject the Plan.

(c)                                  Class 3 — Other Priority Claims

(1)                                 Classification:  Class 3 consists of any Other Priority Claims against any Debtor.

(2)                                 Treatment:  Each holder of an Allowed Class 3 Claim shall be paid in full in Cash.

(3)                                 Voting:  Class 3 is Unimpaired. Holders of Allowed Class 3 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 3 Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Class 5 — SuperMedia Secured Credit Agreement Claims

(1)                                 Classification:  Class 5 consists of any SuperMedia Secured Credit Agreement Claims.

(2)                                 Allowance:  On the Effective Date, Class 5 Claims shall be Allowed, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset, in the aggregate principal amount of $[], plus (A) any accrued but unpaid interest thereon payable at the non-default interest rate in accordance with the SuperMedia Secured Credit Agreement, (B) any unpaid fees, expenses or other amounts that constitute Obligations (other than principal) under and as defined in the SuperMedia Secured Credit Agreement, (C) any unpaid adequate protection payments required to be paid pursuant to the terms of the SuperMedia Cash Collateral Order and (D) to the extent applicable, any unpaid amounts required to be paid pursuant to a SuperMedia Cash Management Arrangement, less any mandatory prepayments paid by the Debtors during the pendency of the Chapter 11 Cases pursuant to the terms of the SuperMedia Secured Credit Agreement or the SuperMedia Cash Collateral Order.

(3)                                 Treatment:  (A) On the Effective Date, each holder of an Allowed Class 5 Claim shall receive, in satisfaction of such holder’s Allowed Class 5 Claim (other than the portion of the Allowed Class 5 Claim  which directly arises under, is derived from or is based upon

11

a SuperMedia Cash Management Arrangement): (a) its Pro Rata share of the loans under the Amended and Restated SuperMedia Secured Credit Agreement and (b) Cash in an amount equal to such holder’s Pro Rata share of any outstanding amounts described in clauses (A), (B) or (C) of the immediately foregoing paragraph (d)(2), to the extent such amounts are owed to a lender under the SuperMedia Secured Credit Agreement or SuperMedia Cash Collateral Order; and (B) in satisfaction of the portion (if any) of such holder’s Allowed Class 5 Claim that directly arises under, is derived from or is based upon a SuperMedia Cash Management Arrangement, Cash in an amount equal to such partial Claim amount.

(4)                                 Voting:  Class 5 is Impaired.  Holders of Allowed Class 5 Claims are entitled to vote to accept or reject the Plan.

(e)                                  Class 8 — General Unsecured Claims

(1)                                 Classification:  Class 8 consists of any General Unsecured Claims against any Debtor.

(2)                                 Treatment:  Each holder of an Allowed Class 8 Claim shall receive Cash in an amount equal to such Allowed Class 8 Claim on the later of the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 8 Claim.

(3)                                 Voting:  Class 8 is Unimpaired.  Holders of Allowed Class 8 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 8 Claims are not entitled to vote to accept or reject the Plan.

(f)                                   Class 9 — SuperMedia Interests

(1)                                 Classification:  Class 9 consists of any SuperMedia Interests.

(2)                                 Treatment:  Upon consummation of the Merger, each holder of an Allowed Class 9 Interest shall receive 0.4386 shares of Newdex Common Stock for each of its Allowed Class 9 Interests.

(3)                                 Voting:  Class 9 is Impaired.  Holders of Allowed Class 9 Interests are entitled to vote to accept or reject the Plan.

(g)                                 Class 10 — Intercompany Interests

(1)                                 Classification:  Class 10 consists of any Intercompany Interests.

(2)                                 Treatment:  Each holder of an Allowed Class 10 Interest shall have its Allowed Class 10 Interest left unaltered and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

(3)                                 Voting:  Class 10 is Unimpaired.  Holders of Allowed Class 10 Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 10 Interests are not entitled to vote to accept or reject the Plan.

(h)                                 Class 11 — Section 510(b) Claims

(1)                                 Classification:  Class 11 consists of any Section 510(b) Claims against any Debtor.

(2)                                 Allowance:  Notwithstanding anything in the Plan to the contrary, a Class 11 Claim, if existing, may only become Allowed by Final Order of the Bankruptcy Court.  The

12

Debtors are not aware of any asserted Class 11 Claim and believe that no Class 11 Claim exists.

(3)                                 Treatment:  A holder of an Allowed Class 11 Claim shall receive, in the Reorganized Debtors’ sole discretion, (A) receive Cash in the full amount of its Allowed Class 11 Claim or (B) be treated as if such holder held a number of Allowed Class 9 Interests instead of its Allowed Class 11 Claim equal in value to the amount of its Allowed Class 11 Claim.

(4)                                 Voting:  Class 11 is Impaired.  Holders (if any) of Allowed Class 11 Claims are conclusively presumed to have rejected the Plan.  Holders (if any) of Allowed Class 11 Claims are not entitled to vote to accept or reject the Plan.

3.3                               Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1                               General Settlement of Claims

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

4.2                               Newdex Common Stock

The issuance of Newdex Common Stock, including any options for the purchase thereof and equity awards associated therewith, is authorized without the need for any further corporate action or without any further action by the Debtors or Newdex, as applicable.  The Newdex Charter shall authorize the issuance and distribution on the Effective Date of shares of Newdex Common Stock to the Distribution Agent for the benefit of holders of Allowed Interests in Class 9, subject to the exercise of the Option described in Section 4.16(b).  All of the shares of Newdex Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Newdex shall use its commercially reasonable efforts to obtain approval of the Newdex Common Stock for listing on the New York Stock Exchange or the NASDAQ Stock Exchange Global Select Market on, or as soon as reasonably practicable after, the Effective Date.

4.3                               Amended and Restated Credit Documents.

(a)                                 On the Effective Date, SuperMedia, as a Reorganized Debtor, shall execute and deliver (1) the Amended and Restated SuperMedia Secured Credit Agreement and (2) all other Amended and Restated SuperMedia Secured Credit Documents.  The Amended and Restated SuperMedia Secured Credit Agreement and all such other Amended and Restated SuperMedia Secured Credit Documents that are contemplated to become effective on the Effective Date shall become so effective in accordance with their terms and the Plan.  On the Effective Date, each holder of a SuperMedia Secured Credit Agreement Claim shall automatically be deemed a party to the Amended and Restated SuperMedia Secured Credit Agreement.

(b)                                 Holders of SuperMedia Secured Credit Agreement Claims have, pursuant to the SuperMedia Secured Credit Agreement Documents, and shall have valid, binding and enforceable Liens on the collateral specified in the SuperMedia Secured Credit Agreement Documents and the Amended and Restated SuperMedia Secured Credit Documents.  The guarantees, mortgages, pledges, liens and other security interests previously

13

granted pursuant to the SuperMedia Secured Credit Agreement Documents and, if applicable, granted pursuant to the Amended and Restated SuperMedia Secured Credit Documents have been and are granted in good faith as an inducement to the holders of the SuperMedia Secured Credit Agreement Claims to agree to the treatment contemplated by the Plan and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the SuperMedia Secured Credit Agreement Documents and the Amended and Restated SuperMedia Secured Credit Documents.

4.4                               Offering and Issuance of Newdex Common Stock

The offering, issuance, and distribution of any Securities, including the Newdex Common Stock, pursuant to the Plan will be in compliance with the registration requirements of the Securities Act or exempt from the registration requirements of section 5 therein pursuant to section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable.  In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued under the Plan will be freely transferable under the Securities Act by the recipients thereof, subject to:  (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

4.5                               Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights.  Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

4.6                               Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, including in connection with the Merger, or in any agreement, instrument, or other document incorporated in the Plan (including the Amended and Restated SuperMedia Secured Credit Documents), on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

4.7                               Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein (including as otherwise provided with respect to the Amended and Restated SuperMedia Secured Credit Agreement and any contracts evidencing transactions described in Section 3.2(e)(2)), all notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtor Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders to receive distributions under the Plan and (b) allowing and preserving the rights of the SuperMedia Administrative Agent and any Servicer, as applicable, to make distributions on account of Claims and Interests as provided in ARTICLE VI.

14

4.8                               Issuance of New Securities; Execution of Plan Documents

Except as otherwise provided herein, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued under the Plan.

4.9                               Corporate Action

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date, including the Merger, shall be authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.  Such actions may include:  (a) the adoption and filing of the Newdex Charter and Newdex Bylaws; (b) the appointment of the Newdex Board; and (c) the authorization, issuance, and distribution of Newdex Common Stock and other Securities to be authorized, issued, and distributed pursuant to the Plan.

4.10                        Charter and Bylaws

The Debtors’ respective certificates of incorporation and bylaws (and other formation documents relating to limited liability companies) shall be amended as may be required to be consistent with the provisions of the Plan, the Amended and Restated SuperMedia Secured Credit Documents and the Bankruptcy Code.  Newdex’s certificate of incorporation shall be amended to, among other things:  (a) authorize the issuance of the shares of Newdex Common Stock and (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting Equity Securities.  The Newdex Charter and the Newdex Bylaws shall be included in the Plan Supplement.  After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other constituent documents as permitted by the laws of its respective jurisdiction of formation and its respective charter and bylaws.

4.11                        Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Merger, the Amended and Restated SuperMedia Secured Credit Documents and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

4.12                        Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

4.13                        Directors and Officers

On the Effective Date, the Newdex Board will comprise 10 members including:  (a) five current Dex One non-employee directors designated by Dex One, including Alan F. Schultz as Chairman of the Newdex Board; (b) four current SuperMedia non-employee directors designated by SuperMedia; and (c) Peter McDonald, the current Chief Executive Officer and President of SuperMedia, as President and Chief Executive Officer of Newdex.  Also on the Effective Date, the existing officers and directors of the Debtors, shall serve in their current capacities in the Reorganized Debtors.  From and after the Effective Date, each director or officer of the Reorganized Debtors

15

shall serve pursuant to the terms of their respective charters and bylaws or other constituent documents, and applicable state corporation law.  Additionally, in accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the Newdex Board and any Person proposed to serve as an officer of Newdex shall have been disclosed at or before the Confirmation Hearing.

4.14                        Incentive Plans and Employee and Retiree Benefits

Except as otherwise provided herein, on and after the Effective Date, subject to any Final Order, the Reorganized Debtors shall:  (a) amend, adopt, assume and/or honor in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

4.15                        Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors.  The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

4.16                        Restructuring Transactions

(a)                                 The Restructuring Transactions

On the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, may take such actions, in their sole discretion, including as set forth below, as are necessary or appropriate to effect the Merger in accordance with the terms of the Merger Agreement and the Plan.  Such actions shall include:

16

(1)                                 Dex One merging with and into Newdex, with Newdex surviving the merger;

(2)                                 immediately thereafter, Spruce Acquisition Sub, Inc. merging with and into SuperMedia, with SuperMedia surviving the merger as a wholly owned subsidiary of Newdex;

(3)                                 immediately thereafter, only if the Option set forth in Section 4.16(b) is exercised, the distribution of stock in accordance with Section 4.16(b); and

(4)                                 immediately thereafter, the entry into, delivery of and effectiveness of the Amended and Restated SuperMedia Secured Credit Agreement and the other Amended and Restated SuperMedia Secured Credit Documents contemplated to be effective or delivered on the Effective Date.

(b)                                 Option to Distribute Newdex Common Stock

Notwithstanding anything to the contrary in the Merger Agreement or this Plan, the Dex One Debtors, with the consent of the Debtors, shall have the option on the Effective Date to issue and distribute Newdex Common Stock to the Distribution Agent for the benefit of the Designated Employee Benefit Plans in an amount necessary to give rise to an ownership change as defined in 26 U.S.C. § 382(g) (but in no event to exceed 10.0 % of the Newdex Common Stock issued on the Effective Date) (the “Option”).

(c)                                  Additional Restructuring Transactions and Actions

Without limiting the foregoing, on the Effective Date, the Debtors or the Reorganized Debtors may enter into the following transactions and take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided therein.  The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate.  The actions to effect the Restructuring Transactions may include:  (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Amended and Restated SuperMedia Secured Credit Documents; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Amended and Restated SuperMedia Secured Credit Documents and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1                               Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless any such Executory Contract or Unexpired Lease:  (a) is listed on the Rejection Schedule; (b) has been previously assumed or rejected by the Debtors by Final Order or has been assumed or rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; or (c) is the subject of a motion to assume or reject pending as of the

17

Effective Date.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates or to Dex One and its subsidiaries.  The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions, assignments, and rejections.

Except as otherwise provided herein or agreed to by the Debtors with the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.2                               Cure of Defaults and Objections to Cure and Assumption

The Debtors or Reorganized Debtors, as applicable, shall pay Cures on the Effective Date or as soon as practicable thereafter.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or Reorganized Debtors must be filed with the Claims and Solicitation Agent on or before 30 days after the Effective Date.  Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure.  The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is a dispute regarding Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.  The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease within 45 days after a Final Order resolving an objection to assumption or determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease, is entered.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

18

5.3                               Pre-existing Payment and Other Obligations

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors, as applicable, under such contract or lease.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide:  (a) payment to the contracting Debtors or Reorganized Debtors, as applicable, of outstanding and future amounts owing thereto under or in connection with rejected Executory Contracts or Unexpired Leases or (b) warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected Executory Contracts.

5.4                               Rejection Damages Claims and Objections to Rejections

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases.  Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Confirmation Date or the effective date of rejection.  Any such Proofs of Claim that are not timely filed shall be disallowed without the need for any further notice to or action, order, or approval of the Bankruptcy Court.  Such Proofs of Claim shall be forever barred, estopped, and enjoined from assertion.  Moreover, such Proofs of Claim shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged notwithstanding anything in a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 8 - General Unsecured Claims against the applicable Debtor counterparty thereto.

5.5                               Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts, Intercompany Contracts, and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

5.6                               Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1                               Distributions on Account of Claims and Interests Allowed as of the Effective Date

(a)                                 Delivery of Distributions in General

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors (as the case may be) and the holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the

19

ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in accordance with Sections 2.3 and 3.2(a)(2), respectively.  To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  Distribution Dates shall occur no less frequently than every 30 days, as necessary in the Reorganized Debtors’ sole discretion, after the Effective Date.

6.2                               Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties:  (1) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order and (2) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged.  Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Interests, as applicable, in a Class and paid to such holders under the Plan shall be paid also, in the applicable amounts, to any holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Interests in such Class.

6.3                               Delivery of Distributions

(a)                                 Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date.  Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)                                 Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims or Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement.  Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims and Interests, including Claims and Interests that become Allowed after the Distribution Record Date, shall be made to holders of record as of the Distribution Record Date by the Distribution Agent or a Servicer, as appropriate:  (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 14 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 14 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf.  Notwithstanding anything to the contrary in the Plan, including this Section 6.3(b), distributions under the Plan to holders of the SuperMedia Secured Credit Agreement Claims shall be made to, or to Entities at the direction of the SuperMedia Administrative Agent in accordance with the terms of the Plan and the SuperMedia Secured Credit Agreement.  The Debtors, the Reorganized Debtors, and the

20

Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

(c)                                  Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, Newdex Common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after distributions of Newdex Common Stock actually take place.

(d)                                 Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

(e)                                  Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(f)                                   Fractional, Undeliverable, and Unclaimed Distributions

(1)                                 Fractional Distributions.  The Distribution Agent shall make distributions of fractions of shares of Newdex Common Stock, as applicable.  The Distribution Agent shall not make distributions or payments of fractions of dollars.  Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(2)                                 Undeliverable Distributions.  If any distribution to a holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder on the next Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Section 6.3(f)(3), and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(3)                                 Reversion.  Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is Newdex Common

21

Stock, shall be deemed cancelled.  Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

(g)                                 Surrender of Cancelled Instruments or Securities

On the Effective Date or as soon as practicable thereafter, each holder of a Certificate shall surrender such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer).  Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate.  No distribution of property pursuant to the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Distribution Agent or the Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Agent or the Servicer pursuant to the provisions of Section 6.3(h).  Any holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Agent or the Servicer prior to the first anniversary of the Effective Date shall have its Claim or Interest discharged with no further action, be forever barred from asserting any such Claim or Interest against the relevant Reorganized Debtor or its property, be deemed to have forfeited all rights, and Claims and Interests with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors, notwithstanding any federal or state escheat, abandoned, or unclaimed property law to the contrary.  Notwithstanding the foregoing paragraph, this Section 6.3(g) shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

(h)                                 Lost, Stolen, Mutilated, or Destroyed Securities

Any holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Agent or Servicer, if applicable, an affidavit of loss acceptable to the Distribution Agent or Servicer setting forth the unavailability of the Certificate and such additional indemnity as may be required reasonably by the Distribution Agent or Servicer to hold the Distribution Agent or Servicer harmless from any damages, liabilities, or costs incurred in treating such holder as a holder of an Allowed Claim or Interest.  Upon compliance with this procedure by a holder of an Allowed Claim or Interest evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

6.4                               Claims Paid or Payable by Third Parties

(a)                                 Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)                                 Claims Payable by Insurance Carriers

Other than with respect to the SuperMedia Secured Credit Facility Claims, no distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  Other than

22

with respect to the SuperMedia Secured Credit Facility Claims, to the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)                                  Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

6.5                               Setoffs

Except as otherwise expressly provided for herein (including with respect to any SuperMedia Secured Credit Agreement Claims or Claims with respect to letters of credit as provided in the definition of Other Secured Claims), each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder.  In no event shall any holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

6.6                               Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

7.1                               Disputed Claims Process

Except as otherwise provided herein, if a party files a proof of claim and the Debtors or Reorganized Debtors, as applicable, do not determine in their sole discretion, and without the need for notice to or action, order or approval of the Bankruptcy Court, that the Claim subject to such proof of claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this ARTICLE VII.  Except as otherwise provided herein, all proofs of claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

23

7.2                               Prosecution of Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to the Claim or Interest.  Any objections to Claims and Interests shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court.  All Claims and Interests not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Section 4.15.

7.3                               No Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court (including pursuant to the SuperMedia Cash Collateral Order), postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

7.4                               Disallowance of Claims and Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if:  (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

8.1                               Discharge of Claims and Termination of Interests

Except as otherwise provided for herein and effective as of the Effective Date:  (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

8.2                               Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided for herein, for good and valuable consideration, on and after the Effective Date, the Released Parties are

24

deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, the Estates, or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or their Affiliates, the Chapter 11 Cases, the Transaction, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors (including the SuperMedia Secured Credit Agreement and other agreements reflecting long-term indebtedness), the SuperMedia Support Agreement, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation or preparation of the Plan and Disclosure Statement or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date, other than Claims or liabilities arising out of or related to any contractual or fixed monetary obligation owed to the Debtors or the Reorganized Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.2, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.2; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors asserting any Claim or Cause of Action released by this Section 8.2.

8.3                               Releases by Holders of Claims and Interests

As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, the Estates, and the Released Parties from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the Transaction, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors (including the SuperMedia Secured Credit Agreement and other agreements reflecting long-term indebtedness), the SuperMedia Support Agreement, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date of the Plan.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

25

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.3, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Debtors, the Reorganized Debtors, the Estates, and the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.3; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under this Section 8.3 from asserting any Claim or Cause of Action released by this Section 8.3.

8.4                               Exculpation

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan.  The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.5                               Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.2 or Section 8.3, discharged pursuant to Section 8.1, or are subject to exculpation pursuant to Section 8.4 are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties:  (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated, or settled pursuant to the Plan.

8.6                               Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

26

8.7                               Indemnification

On and from the Effective Date, and except as prohibited by applicable law, the Reorganized Debtors shall assume or reinstate, as applicable, all indemnification obligations in place as of the Effective Date (whether in by-laws, certificates of incorporation, board resolutions, contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors’, officers’, managers’, and employees’ respective Affiliates.

8.8                               Recoupment

In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

8.9                               Release of Liens

Except (a) with respect to the Liens securing the SuperMedia Secured Credit Agreement Claims, (b) with respect to the Liens securing the Secured Tax Claims or Other Secured Claims (depending on the treatment of such Claims), or (c) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

8.10                        Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1                               Conditions Precedent to the Effective Date.  It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2:

(a)                                 the Confirmation Order shall have been entered, and such order shall not have been stayed, modified, or vacated on appeal;

(b)                                 if the Dex One Chapter 11 Cases have been filed, the Dex One Confirmation Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified, or vacated on appeal;

(c)                                  the Merger shall have been consummated, and all conditions set forth in sections [      ] and [    ] of the Merger Agreement shall have been satisfied (and not waived);

(d)                                 all respective conditions precedent to the consummation of the Amended and Restated SuperMedia Secured Credit Agreement shall have been waived or satisfied in accordance with the terms thereof;

27

(e)                                  if the Dex One Chapter 11 Cases have been filed, the effective date of the Dex One Plan shall have occurred in accordance with the terms thereof concurrently with the occurrence of the Effective Date;

(f)                                   all fees and expenses of the SuperMedia Administrative Agent, including the fees and expenses of counsel and the financial advisors to the SuperMedia Administrative Agent, shall have been paid in full in cash; and

(g)                                 all documents and agreements necessary to implement the Plan shall have:  (1) all conditions precedent to such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements; (2) been tendered for delivery to the required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) been effected or executed.

9.2                               Waiver of Conditions Precedent

The Debtors, with the prior written consent of the SuperMedia Administrative Agent, which may not be unreasonably withheld, may waive any of the conditions to the Effective Date set forth in Section 9.1 at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

9.3                               Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall:  (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

10.1                        Modification of Plan

Effective as of the date hereof:  (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein and, if effective, the SuperMedia Support Agreement; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, subject to the limitations set forth herein and, if effective, the SuperMedia Support Agreement.

10.2                        Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

28

10.3                        Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code.  The Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.                                allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.                                decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                                resolve any matters related to Executory Contracts or Unexpired Leases, including:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to ARTICLE V, of the list of Executory Contracts and Unexpired Leases to be rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.                                ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.                                adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.                                enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.                                enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.                                grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.                                issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

29

10.                         hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including:  (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Section 6.4(a); (b) with respect to the releases, injunctions, and other provisions contained in ARTICLE VIII, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11.                         enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12.                         consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13.                         hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14.                         enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15.                         enforce all orders previously entered by the Bankruptcy Court; and

16.                         hear any other matter not inconsistent with the Bankruptcy Code.

After the Effective Date, notwithstanding anything in this ARTICLE XI to the contrary, any disputes arising under the Amended and Restated Credit Documents will be governed by the jurisdictional provisions therein.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1                        Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.2                        Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

12.3                        Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

30

12.4                        Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.5                        Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	SuperMedia Inc. 2200 West Airfield Driver P.O. Box 619810 D/FW Airport Texas, 75261 Attn: Chief Executive Officer With a copy to: General Counsel

Counsel to Debtors

Young Conaway Stargatt &
Taylor, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Attn: Pauline K. Morgan

Cleary Gottlieb Steen &
Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn: Sean A. O’Neal

Counsel to the SuperMedia Administrative Agent

Richards, Layton & Finger, P.A.

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Attn: Mark Collins, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Steve Fuhrman, Esq.

Sandy Qusba, Esq.

Counsel to Dex One	[ ]

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022-4611 Attn: Marc Kieselstein, P.C. Christopher J. Marcus

United States Trustee	Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attn: [ ]

31

12.6                        Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.7                        Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.8                        Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from www.epiqsystems.com or the Bankruptcy Court’s website at www.deb.uscourts.gov.  Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

12.9                        Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

[The remainder of this page is intentionally left blank.]

32

Dated: [ ], 2013	SUPERMEDIA INC.

Name:
Title:

SUPERMEDIA LLC

Name:
Title:

SUPERMEDIA SERVICES INC.

Name:
Title:

SUPERMEDIA SALES INC.

Name:
Title:

EXHIBIT A

MERGER AGREEMENT

Exhibit L

Form of Dex Pre-Pack Plan

Exhibit L

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
DEX ONE CORPORATION, et al.,(1))		Case No. 13-[ ] ([ ])
)
Debtors.	)	Joint Administration Requested
)

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE, 11 U.S.C. §§ 1125, 1126.  THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

KIRKLAND & ELLIS LLP	[LOCAL COUNSEL]
Marc Kieselstein, P.C.	[ ]
Christopher J. Marcus	[ ]
601 Lexington Avenue	[ ]
New York, New York 10022-4611	Wilmington, Delaware [ ]
Telephone: (212) 446-4800	Telephone: (302) [ ]

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: [ ], 2013

(1)         The Debtors, together with the last four digits of each of the Debtors’ federal tax identification number (if applicable), are:  Dex One Corporation (0040); Dex Media, Inc. (9762); Dex Media East, Inc. (5763); Dex Media West, Inc. (7004); Dex Media Service LLC (9647); Dex One Digital, Inc. (9750); Dex One Service, Inc. (0222); R.H. Donnelley Inc. (7635); R.H. Donnelley APIL, Inc. (6495); R.H. Donnelley Corporation (2490); Newdex, Inc. (1335); and Spruce Acquisition Sub, Inc. (4006).  For the purpose of these chapter 11 cases, the service address for the Debtors is:  1001 Winstead Drive, Cary, North Carolina 27513.

ii

6.2	Special Rules for Distributions to Holders of Disputed Claims and Interests	24
6.3	Delivery of Distributions	25
6.4	Claims Paid or Payable by Third Parties	27
6.5	Setoffs	27
6.6	Allocation Between Principal and Accrued Interest	28

ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		28
7.1	Disputed Claims Process	28
7.2	Prosecution of Objections to Claims and Interests	28
7.3	No Interest	28
7.4	Disallowance of Claims and Interests	28

ARTICLE VIII EFFECT OF CONFIRMATION OF THE PLAN		29
8.1	Discharge of Claims and Termination of Interests	29
8.2	Releases by the Debtors	29
8.3	Releases by Holders of Claims and Interests	30
8.4	Exculpation	30
8.5	Injunction	30
8.6	Protection Against Discriminatory Treatment	31
8.7	Indemnification	31
8.8	Recoupment	31
8.9	Release of Liens	31
8.10	Reimbursement or Contribution	31

ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		32
9.1	Conditions Precedent to the Effective Date. It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2:	32
9.2	Waiver of Conditions Precedent	32
9.3	Effect of Non-Occurrence of Conditions to Consummation	32

ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		33
10.1	Modification of Plan	33
10.2	Revocation or Withdrawal of Plan	33
10.3	Confirmation of the Plan	33

ARTICLE XI RETENTION OF JURISDICTION		33

ARTICLE XII MISCELLANEOUS PROVISIONS		35
12.1	Additional Documents	35
12.2	Payment of Statutory Fees	35
12.3	Reservation of Rights	35
12.4	Successors and Assigns	35
12.5	Service of Documents	35
12.6	Term of Injunctions or Stays	36
12.7	Entire Agreement	36
12.8	Plan Supplement Exhibits	36
12.9	Non-Severability	37

List of Exhibits

iii

INTRODUCTION

Dex One and its Debtor subsidiaries in the above-captioned chapter 11 cases jointly propose this Plan.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding claims against and interests in each Debtor pursuant to the Bankruptcy Code.  The Debtors and the SuperMedia Debtors seek to consummate the Merger on the Effective Date of the Plan.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The classifications of claims and interests set forth in ARTICLE III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable.  The Plan contemplates no substantive consolidation of any of the Debtors.  Reference is made to the Disclosure Statement for a discussion of the debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Merger and certain related matters.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1                               Defined Terms

1.                                      “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

2.                                      “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

3.                                      “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, as applicable, or by a Final Order.

4.                                      “Amended and Restated Credit Agreements” means, collectively, the Amended and Restated Dex East Secured Credit Agreement, the Amended and Restated Dex West Secured Credit Agreement and the Amended and Restated RHDI Secured Credit Agreement.

5.                                      “Amended and Restated Credit Documents” means, collectively, the Amended and Restated Dex East Secured Credit Documents, the Amended and Restated Dex West Secured Credit Documents and the Amended and Restated RHDI Secured Credit Documents.

6.                                      “Amended and Restated Dex East Secured Credit Agreement” means the Amended and Restated Credit Agreement by and among Dex East, as borrower thereunder, Dex Media, Inc., Dex One, and Dex Media Service LLC, as guarantors thereunder, the financial institutions from time to time party thereto, and  JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent thereunder, to be effective on the Effective Date, in form and substance reasonably satisfactory to the Credit Agreement Agents and the Majority Documentation Lenders and in substantially the form attached to the Plan as Exhibit [     ].

7.                                      “Amended and Restated Dex East Secured Credit Documents” means, collectively, the Amended and Restated Dex East Secured Credit Agreement, each of the other Loan Documents (as defined in the Amended and Restated Dex East Secured Credit Agreement) and all other agreements, documents and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements and other security documents).

8.                                      “Amended and Restated Dex West Secured Credit Agreement” means the Amended and Restated Credit Agreement by and among Dex West, as borrower thereunder, Dex Media, Inc., Dex One, and Dex Media Service LLC, as guarantors thereunder, the certain financial institutions from time to time party thereto, and

JPMorgan Chase Bank, N.A., in its capacities as administrative agent and collateral agent thereunder, to be effective on the Effective Date, in form and substance reasonably satisfactory to the Credit Agreement Agents and the Majority Documentation Lenders and in substantially the form attached to the Plan as Exhibit [     ].

9.                                      “Amended and Restated Dex West Secured Credit Documents” means, collectively, the Amended and Restated Dex West Secured Credit Agreement, each of the other Loan Documents (as defined in the Amended and Restated Dex West Secured Credit Agreement) and all other agreements, documents and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements and other security documents).

10.                               “Amended and Restated RHDI Secured Credit Agreement” means the Amended and Restated Credit Agreement by and among RHDI, as borrower thereunder, Dex One and RH Donnelley APIL, Inc., as guarantors thereunder, the financial institutions from time to time party thereto, and Deutsche Bank Trust Company Americas, in its capacities as administrative agent and collateral agent thereunder, to be effective on the Effective Date, in form and substance reasonably satisfactory to the Credit Agreement Agents and the Majority Documentation Lenders and in substantially the form attached to the Plan as Exhibit [     ].

11.                               “Amended and Restated RHDI Secured Credit Documents” means, collectively, the Amended and Restated RHDI Secured Credit Agreement, each of the other Loan Documents (as defined in the Amended and Restated RHDI Secured Credit Agreement) and all other agreements, documents and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements and other security documents).

12.                               “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

13.                               “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101—1532, as may be amended from time to time.

14.                               “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

15.                               “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

16.                               “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

17.                               “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

18.                               “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against Insiders and/or any other Entities under the Bankruptcy Code, including Avoidance Actions) of any of the Debtors, the debtors in possession, and/or the Estates (including those actions set forth in the Plan Supplement), whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

2

19.                               “Certificate” means any instrument evidencing a Claim or an Interest, provided, “Certificate” includes no instrument issued pursuant to, or evidencing a Claim under, any Credit Agreement.

20.                               “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

21.                               “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

22.                               “Claims and Solicitation Agent” means the claims and solicitation agent the Debtors may retain in the Chapter 11 Cases pursuant to order of the Bankruptcy Court.

23.                               “Claims Register” means the official register of Claims against or Interests in the Debtors maintained by the Claims and Solicitation Agent.

24.                               “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

25.                               “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

26.                               “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

27.                               “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

28.                               “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Lender Disclosure Statement and the Shareholder Disclosure Statement, which order shall be in form and substance reasonably satisfactory to the Credit Agreement Agents.

29.                               “Consummation” means the occurrence of the Effective Date.

30.                               “Credit Agreements” means, collectively, the Dex East Secured Credit Agreement, the Dex West Secured Credit Agreement, or the RHDI Secured Credit Agreement.

31.                               “Credit Agreement Agent” means, as applicable, the Dex East Administrative Agent, the Dex West Administrative Agent, or the RHDI Administrative Agent.

32.                               “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

33.                               “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default which is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

34.                               “Debtors” means, collectively, each of the following:  Dex One; Dex Media, Inc.; Dex Media East, Inc.; Dex Media West, Inc.; Dex Media Service LLC; Dex One Digital, Inc.; Dex One Service, Inc.; R.H. Donnelley Inc.; R.H. Donnelley APIL, Inc.; R.H. Donnelley Corporation; Newdex Inc.; and Spruce Acquisition Sub, Inc.

35.                               “Designated Employee Benefit Plans” means the employee benefit plans designated by Newdex on or before the Effective Date.

36.                               “Dex East” means Dex Media East, Inc.

3

37.                               “Dex East Administrative Agent” means JPMorgan Chase Bank, N.A. or its successor, in its capacities as administrative agent and collateral agent under the Dex East Secured Credit Facility Documents.

38.                               “Dex East Cash Collateral Order” means, collectively, the interim order and, if applicable, the Final Order entered by the Bankruptcy Court authorizing Dex East and certain of the other Debtors to use the Dex East Secured Lenders’ collateral (including cash collateral) and granting adequate protection to the Dex East Secured Lenders, which orders shall be in form and substance reasonably satisfactory to the Credit Agreement Agents.

39.                               “Dex East Cash Management Arrangement” means any “Specified Cash Management Arrangement”, as defined in the Dex East Guarantee and Collateral Agreement.

40.                               “Dex East Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of October 24, 2007 and as amended and restated on January 20, 2010, among Dex East, the other Debtors party thereto and the Dex East Administrative Agent.

41.                               “Dex East Secured Credit Agreement” means the credit agreement, dated as of October 24, 2007, and as amended and restated on January 29, 2010 and further amended thereafter, by and among Dex East, as borrower thereunder, Dex One, Dex West, Dex Media, Inc., the Dex East Secured Lenders party thereto from time to time, the Dex East Administrative Agent and the other agents and arrangers party thereto.

42.                               “Dex East Secured Credit Facility Claim” means any Claim arising under, derived from, or based upon the Dex East Secured Credit Facility Documents.

43.                               “Dex East Secured Credit Facility Documents” means, collectively, (a) the Dex East Secured Credit Agreement, (b) all other agreements, documents and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements and other security documents), (c) any Dex East Specified Cash Management Arrangement and (d) any Dex East Specified Swap Agreement.

44.                               “Dex East Secured Lenders” means the “Secured Parties”, as defined in the Dex East Secured Credit Agreement.

45.                               “Dex East Specified Swap Agreement” means any “Specified Swap Agreement”, as defined in the Dex East Guarantee and Collateral Agreement.

46.                               “Dex One” means Dex One Corporation.

47.                               “Dex One Interest” means any Interest in Dex One.

48.                               “Dex One Support Agreement” means the Support and Limited Waiver Agreement, dated as of December 6, 2012, by and among the Debtors, each of the Credit Agreement Agents and the Dex East Secured Lenders, Dex West Secured Lenders, and RHDI Secured Lenders party thereto from time to time.

49.                               “Dex Secured Credit Facility Documents” means, collectively, (a) the Dex East Secured Credit Facility Documents, (b) the Dex West Secured Credit Facility Documents and (c) the RHDI Secured Credit Facility Documents.

50.                               “Dex West” means Dex Media West, Inc.

51.                               “Dex West Administrative Agent” means JPMorgan Chase Bank, N.A. or its successor, in its capacities as administrative agent and collateral agent under the Dex West Secured Credit Facility Documents.

52.                               “Dex West Cash Collateral Order” means, collectively, the interim order and, if applicable, the Final Order entered by the Bankruptcy Court authorizing Dex West and certain of the other Debtors to use the Dex

4

West Secured Lenders’ collateral (including cash collateral) and granting adequate protection to the Dex West Secured Lenders, which orders shall be in form and substance reasonably satisfactory to the Credit Agreement Agents.

53.                               “Dex West Cash Management Arrangement” means any “Specified Cash Management Arrangement”, as defined in the Dex West Guarantee and Collateral Agreement.

54.                               “Dex West Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of June 6, 2008 and as amended and restated on January 20, 2010, among Dex West, the other Debtors party thereto and the Dex West Administrative Agent.

55.                               “Dex West Secured Credit Agreement” means the credit agreement, dated as of June 6, 2008, and as amended and restated on January 29, 2010 and further amended thereafter, by and among Dex West, as borrower thereunder, Dex One, Dex Media Inc., the Dex West Secured Lenders party thereto from time to time, the Dex West Administrative Agent and the other agents and arrangers party thereto.

56.                               “Dex West Secured Credit Facility Claim” means any Claim arising under, derived from, or based upon the Dex West Secured Credit Facility Documents.

57.                               “Dex West Secured Credit Facility Documents” means, collectively, (a) the Dex West Secured Credit Agreement, (b) all other agreements, documents and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements and other security documents), (c) any Dex West Cash Management Arrangement and (d) any Dex West Specified Swap Agreement.

58.                               “Dex West Secured Lenders” means the “Secured Parties”, as defined in the Dex West Secured Credit Agreement.

59.                               “Dex West Specified Swap Agreement” means any “Specified Swap Agreement”, as defined in the Dex West Guarantee and Collateral Agreement.

60.                               “Disclosure Statement” means either the Lender Disclosure Statement or the Shareholder Disclosure Statement, as applicable.

61.                               “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b) that is not disallowed under the Plan, the Bankruptcy Code, as applicable, or a Final Order; or (c) with respect to which a party in interest has filed a proof of claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

62.                               “Distribution Agent” means Newdex or any Entity Newdex selects to make or to facilitate distributions in accordance with the Plan.

63.                               “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or Newdex, in their sole discretion, on or after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims and Interests entitled to receive distributions under the Plan; provided that Distribution Dates shall occur no less frequently than every 30 days after the Effective Date, as necessary.

64.                               “Distribution Record Date” means the date that is three Business Days after entry of the Confirmation Order.

65.                               “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.2. have been satisfied or waived in accordance with Section 9.2.

5

66.                               “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

67.                               “Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code.

68.                               “Estate” means the bankruptcy estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

69.                               “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in court or out-of-court efforts to implement the Transaction, the Chapter 11 Cases, the Dex One Support Agreement, the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Lender Disclosure Statement, the Shareholder Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Dex One Support Agreement, the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan.

70.                               “Exculpated Party” means each of the following in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c) the SuperMedia Debtors; (d) the RHDI Secured Lenders and the RHDI Administrative Agent; (e) the Dex East Secured Lenders and the Dex East Administrative Agent; (f) the Dex West Secured Lenders and the Dex West Administrative Agent; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entity’s successors and assigns and current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals.

71.                               “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

72.                               “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

73.                               “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

74.                               “General Unsecured Claim” means any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a RHDI Secured Credit Facility Claim, a Dex West Secured Credit Facility Claim, a Dex East Secured Credit Facility Claim, a Senior Subordinated Notes Claim, and a Section 510(b) Claim.

75.                               “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

76.                               “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

77.                               “Indenture Trustee” means the indenture trustee of the Senior Subordinated Notes.

78.                               “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

79.                               “Intercompany Contract” means a contract between or among two or more Debtors or a contract between or among one or more Affiliates and one or more Debtors.

80.                               “Intercompany Interest” means an Interest held by a Debtor or an Affiliate.

6

81.                               “Interest” means any Equity Security of a Debtor existing immediately prior to the Effective Date.

82.                               “Lender Disclosure Statement” means the disclosure statement for the Plan provided to the Dex East Secured Lenders, Dex West Secured Lenders, and RHDI Secured Lenders as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

83.                               “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

84.                               “Majority Documentation Lenders” means, if the Dex One Support Agreement has not been terminated, as of any date of determination, the majority by number of the Consenting Lenders (as defined in the Dex One Support Agreement) set forth on Schedule 2 to the Dex One Support Agreement excluding the Credit Agreement Agents (and, for the avoidance of doubt, not such Consenting Lenders’ successors or assigns and not any Consenting Lender that is no longer bound by the Dex One Support Agreement pursuant to the terms thereof) that exercise their consent or approval rights as of such date of determination in accordance with the terms of the Dex One Support Agreement.

85.                               “Merger” means the merger of Dex One and its subsidiaries with SuperMedia and its subsidiaries in accordance with the Merger Agreement and the Plan.

86.                               “Merger Agreement” means the amended and restated agreement and plan of merger, dated December 5, 2012, by and among Dex One, SuperMedia, Newdex, and Spruce Acquisition Sub, Inc., as may be amended from time to time, attached hereto as Exhibit A.

87.                               “Newdex” means the Reorganized Debtors’ ultimate parent company upon consummation of the Merger.

88.                               “Newdex Board” means Newdex’s initial board of directors.

89.                               “Newdex Bylaws” means Newdex’s bylaws, substantially in the form contained in the Plan Supplement.

90.                               “Newdex Charter” means Newdex’s amended and restated certificate of incorporation, substantially in the form contained in the Plan Supplement.

91.                               “Newdex Common Stock” means Newdex’s authorized shares of common stock on the Effective Date, par value $0.01 per share.

92.                               “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

93.                               “Other Secured Claim” means any Secured Claim other than the following:  (a) a RHDI Secured Credit Facility Claim; (b) a Dex West Secured Credit Facility Claim; (c) a Dex East Secured Credit Facility Claim; or (d) a Secured Tax Claim.  For the avoidance of doubt, “Other Secured Claims” includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

94.                               “Option” has the meaning set forth in Section 4.16(b) herein.

95.                               “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

96.                               “Petition Date” means the date on which each of the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

7

97.                               “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

98.                               “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than 10 Business Days after the Petition Date or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

99.                               “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

100.                        “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

101.                        “Professional” means an Entity:  (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

102.                        “Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

103.                        “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

104.                        “Rejection Schedule” means the schedule of Executory Contracts and Unexpired Leases in the Plan Supplement, as may be amended from time to time, setting forth certain Executory Contracts and Unexpired Leases for rejection as of the Effective Date under section 365 of the Bankruptcy Code.

105.                        “Released Party” means each of the following in its capacity as such:  (a) the Debtors; (b) the RHDI Secured Lenders and the RHDI Administrative Agent; (c) the Dex East Secured Lenders and the Dex East Administrative Agent; (d) the Dex West Secured Lenders and the Dex West Administrative Agent; and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entity’s successors and assigns, and current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals.

106.                        “Releasing Parties” means each of the following in its capacity as such:  (a) the RHDI Secured Lenders and the RHDI Administrative Agent; (b) the Dex East Secured Lenders and the Dex East Administrative Agent; (c) the Dex West Secured Lenders and the Dex West Administrative Agent; and (d) without limiting the foregoing clauses (a), (b), and (c), each holder of a Claim or an Interest other than a holder of a Claim or an Interest that has voted to reject the Plan or is a member of a Class that is deemed to reject the Plan.

107.                        “Reorganized Debtor” means a Debtor, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

108.                        “Restructuring Transactions” means the transactions, including the Merger, described in Section 4.16.

109.                        “RHDI” means R.H. Donnelley Inc.

110.                        “RHDI Administrative Agent” means Deutsche Bank Trust Company Americas or its successor, in its capacities as administrative agent and collateral agent under the RHDI Secured Credit Facility Documents.

8

111.                        “RHDI Cash Management Arrangement” means any “Specified Cash Management Arrangement”, as defined in the RHDI Guarantee and Collateral Agreement.

112.                        “RHDI Guarantee and Collateral Agreement” means the Third Amended Guarantee and Collateral Agreement, dated as of January 29, 2010, among RHDI, the other Debtors party thereto and the RHDI Administrative Agent.

113.                        “RHDI Cash Collateral Order” means, collectively, the interim order and, if applicable, the Final Order entered by the Bankruptcy Court authorizing RHDI and certain of the other Debtors to use the RHDI Secured Lenders’ collateral (including cash collateral) and granting adequate protection to the RHDI Secured Lenders, which orders shall be in form and substance reasonably satisfactory to the Credit Agreement Agents.

114.                        “RHDI Secured Credit Agreement” means the third amended and restated credit agreement, dated January 29, 2010 and further amended thereafter, by and among RHDI, as borrower thereunder, Dex One,  the RHDI Secured Lenders party thereto from time to time, the RHDI Administrative Agent and the other agents and arrangers party thereto.

115.                        “RHDI Secured Credit Facility Claim” means any Claim arising under, derived from, or based upon the RHDI Secured Credit Facility Documents.

116.                        “RHDI Secured Credit Facility Documents” means, collectively, (a) the RHDI Secured Credit Agreement, (b) all other agreements, documents and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements and other security documents), (c) any RHDI Cash Management Arrangement and (d) any RHDI Specific Swap Agreement.

117.                        “RHDI Secured Lenders” means the “Secured Parties” (as defined in the RHDI Secured Credit Agreement).

118.                        “RHDI Specified Swap Agreement” means any “Specified Swap Agreement” (as defined in the RHDI Guarantee and Collateral Agreement).

119.                        “Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

120.                        “Secured Claim” means a Claim:  (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

121.                        “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

122.                        “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a—77aa, or any similar federal, state, or local law.

123.                        “Security” has the meaning set forth in section 2(a)(1) of the Securities Act. For the avoidance of doubt, no Credit Agreement or Amended and Restated Credit Agreement, or any loan or Claim thereunder, or any note or other instrument issued in connection therewith, is, or shall be deemed to be, a Security.

124.                        “Senior Subordinated Notes” means the Dex One 12%/14% senior subordinated notes due 2017, issued on January 29, 2010.

9

125.                        “Senior Subordinated Notes Claim” means any Claim arising under, derived from, or based upon the Senior Subordinated Notes.

126.                        “Senior Subordinated Noteholders” means holders of the Senior Subordinated Notes.

127.                        “Senior Subordinated Notes Indenture” means the Indenture, dated January 29, 2010, among The Bank of New York Mellon, as trustee, and Dex One as the issuer, which Indenture governs the Senior Subordinated Notes.

128.                        “Servicer” means an indenture trustee, agent, or other authorized representative of holders of Claims or Interests.

129.                        “Shareholder Disclosure Statement” means the combined Form S-4 regarding the Merger filed with the United States Securities and Exchange Commission and disclosure statement for the Plan, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

130.                        “SuperMedia” means SuperMedia Inc.

131.                        “SuperMedia Chapter 11 Cases” means the procedurally consolidated chapter 11 cases, if any, filed by the SuperMedia Debtors in the Bankruptcy Court in accordance with the SuperMedia Support Agreement and the Merger Agreement.

132.                        “SuperMedia Confirmation Order” means the order of the Bankruptcy Court confirming the SuperMedia Plan under section 1129 of the Bankruptcy Code and approving the SuperMedia Disclosure Statement in the SuperMedia Chapter 11 Cases, if filed.

133.                        “SuperMedia Debtors” means, collectively, each of the following:  SuperMedia Inc.; SuperMedia LLC; SuperMedia Services Inc.; and SuperMedia Sales Inc.

134.                        “SuperMedia Plan” means the chapter 11 plan filed in the SuperMedia Chapter 11 Cases in accordance with the SuperMedia Support Agreement and Merger Agreement.

135.                        “SuperMedia Support Agreement” means the Support and Limited Waiver Agreement, dated as of December 5, 2012, by and among the SuperMedia Debtors, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the SuperMedia senior secured credit agreement, and the lenders under credit agreement from time to time party to such Support and Limited Waiver Agreement.

136.                        “Transaction” means the Merger and the transactions related thereto including the entry into and delivery and effectiveness of the Amended and Restated Credit Agreements and other Amended and Restated Credit Documents.

137.                        “Unclaimed Distribution”  means any distribution under the Plan on account of an Allowed Claim or Interest to a holder that has not:  (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

138.                        “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

139.                        “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

10

1.2                               Rules of Interpretation

For purposes of the Plan:  (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.3                               Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

1.4                               Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

1.5                               Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6                               Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III.

2.1                               Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either:  (a) on the Effective Date, or as soon as practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the

11

date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims without any further action by the holders of such Allowed Administrative Claims.

2.2                               Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code.  The Reorganized Debtors shall pay a Professional Claim in Cash in the amount the Court Allows.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3                               Priority Tax Claims

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive on the Effective Date, or as soon as practicable thereafter, from the respective Debtor liable for such Allowed Priority Tax Claim, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1                               Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor.  Except for the Claims addressed in ARTICLE II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights

1	Secured Tax Claims	Unimpaired	Presumed to Accept

2	Other Secured Claims	Unimpaired	Presumed to Accept

3	Other Priority Claims	Unimpaired	Presumed to Accept

4	Senior Subordinated Notes Claims	Unimpaired	Presumed to Accept

5	Dex East Secured Credit Facility Claims	Impaired	Entitled to Vote

6	Dex West Secured Credit Facility Claims	Impaired	Entitled to Vote

12

Class	Claim or Interest	Status	Voting Rights

7	RHDI Secured Credit Facility Claims	Impaired	Entitled to Vote

8	General Unsecured Claims	Unimpaired	Presumed to Accept

9	Dex One Interests	Impaired	Entitled to Vote

10	Intercompany Interests	Unimpaired	Presumed to Accept

11	Section 510(b) Claims	Impaired	Presumed to Reject

3.2                               Treatment of Classes of Claims and Interests

Except to the extent that a holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Interest.  Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as practicable thereafter.

(a)                                 Class 1 — Secured Tax Claims

(1)                                 Classification:  Class 1 consists of any Secured Tax Claims against any Debtor.

(2)                                 Treatment:  Each holder of an Allowed Class 1 Claim shall receive, as applicable:

A.                                    If the Allowed Class 1 Claim is due and payable on or before the Effective Date, Cash in an amount equal to such Allowed Class 1 Claim; or

B.                                    If the Allowed Class 1 Claim is not due and payable on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

(3)                                 Voting:  Class 1 is Unimpaired.  Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 1 Claims are not entitled to vote to accept or reject the Plan.

(b)                                 Class 2 — Other Secured Claims

(1)                                 Classification:  Class 2 consists of any Other Secured Claims against any Debtor.

(2)                                 Treatment:  Each holder of an Allowed Class 2 Claim shall, at the sole option of the Debtors or the Reorganized Debtors, as applicable:

A.                                    have its Allowed Class 2 Claim reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code; or

B.                                    receive the collateral securing its Allowed Class 2 Claim and any interest on such Allowed Class 2 Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code.

(3)                                 Voting:  Class 2 is Unimpaired.  Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 2 Claims are not entitled to vote to accept or reject the Plan.

13

(c)                                  Class 3 — Other Priority Claims

(1)                                 Classification:  Class 3 consists of any Other Priority Claims against any Debtor.

(2)                                 Treatment:  Each holder of an Allowed Class 3 Claim shall be paid in full in Cash.

(3)                                 Voting:  Class 3 is Unimpaired. Holders of Allowed Class 3 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 3 Claims are not entitled to vote to accept or reject the Plan.

(d)                                 Class 4 — Senior Subordinated Notes Claims

(1)                                 Classification:  Class 4 consists of any Senior Subordinated Notes Claims.

(2)                                 Allowance:  On the Effective Date, Class 4 Claims shall be Allowed in the aggregate principal amount of $[      ], plus any accrued but unpaid interest thereon payable at the non-default interest rate in accordance with the Senior Subordinated Notes Indenture.

(3)                                 Treatment:  Each holder of an Allowed Class 4 Claim shall have its Allowed Class 4 Claim reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

(4)                                 Voting:  Class 4 is Unimpaired.  Holders of Allowed Class 4 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 4 Claims are not entitled to vote to accept or reject the Plan.

(e)                                  Class 5 — Dex East Secured Credit Facility Claims

(1)                                 Classification:  Class 5 consists of all Dex East Secured Credit Facility Claims.

(2)                                 Allowance:  On the Effective Date, Class 5 Claims shall be Allowed, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset, in the aggregate principal amount of $[569,994,560], plus (A) any accrued but unpaid interest thereon payable at the non-default interest rate in accordance with the Dex East Secured Credit Agreement, (B) any unpaid fees, expenses or other amounts that constitute Obligations (other than principal) under and as defined in the Dex East Secured Credit Agreement, (C) any unpaid adequate protection payments required to be paid pursuant to the terms of the Dex East Cash Collateral Order and (D) to the extent applicable, any unpaid amounts required to be paid pursuant to a Dex East Specified Swap Agreement or a Dex East Cash Management Arrangement, less any amortization or mandatory prepayments paid by the Debtors during the pendency of the Chapter 11 Cases pursuant to the terms of the Dex East Secured Credit Agreement or the Dex East Cash Collateral Order.

(3)                                 Treatment:  On the Effective Date, each holder of an Allowed Class 5 Claim shall receive:

A.                                    in satisfaction of such holder’s Allowed Class 5 Claim (other than the portion of the Allowed Class 5 Claim which directly arises under, is derived from or is based upon a Dex East Specified Swap Agreement or a Dex East Cash Management Arrangement) (a) its Pro Rata share of the loans under the Amended and Restated Dex East Secured Credit Agreement and (b) Cash in an amount equal to such holder’s Pro Rata share of any outstanding amounts described in clauses (A), (B) or (C) of the immediately foregoing paragraph

14

(e)(2), to the extent such amounts are owed to a lender under the Dex East Secured Credit Agreement or the Dex East Cash Collateral Order; and

B.                                    in satisfaction of the portion (if any) of such holder’s Allowed Class 5 Claim that directly arises under, is derived from or is based upon a Dex East Specified Swap Agreement or a Dex East Cash Management Arrangement, Cash in an amount equal to such partial Claim amount.

(4)                                 Voting:  Class 5 is Impaired.  Holders of Allowed Class 5 Claims are entitled to vote to accept or reject the Plan.

(f)                                   Class 6 — Dex West Secured Credit Facility Claims

(1)                                 Classification:  Class 6 consists of all Dex West Secured Credit Facility Claims.

(2)                                 Allowance:  On the Effective Date, Class 6 Claims shall be Allowed, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset, in the aggregate principal amount of $[532,895,890], plus (A) any accrued but unpaid interest thereon payable at the non-default interest rate in accordance with the Dex West Secured Credit Agreement, (B) any unpaid fees, expenses or other amounts that constitute Obligations (other than principal) under and as defined in the Dex West Secured Credit Agreement, (C) any unpaid adequate protection payments required to be paid pursuant to the terms of the Dex West Cash Collateral Order and (D) to the extent applicable, any unpaid amounts required to be paid pursuant to a Dex West Specified Swap Agreement or a Dex West Cash Management Arrangement, less any amortization or mandatory prepayments paid by the Debtors during the pendency of the Chapter 11 Cases pursuant to the terms of the Dex West Secured Credit Agreement or the Dex West Cash Collateral Order.

(3)                                 Treatment:  On the Effective Date, each holder of an Allowed Class 6 Claim shall receive:

A.                                    in satisfaction of such holder’s Allowed Class 6 Claim (other than the portion of the Allowed Class 6 Claim which directly arises under, is derived from or is based upon a Dex West Specified Swap Agreement or a Dex West Cash Management Arrangement) (a) its Pro Rata share of the loans under the Amended and Restated Dex West Secured Credit Agreement and (b) Cash in an amount equal to such holder’s Pro Rata share of any outstanding amounts described in clauses (A), (B) or (C) of the immediately foregoing paragraph (f)(2), to the extent such amounts are owed to a lender under the Dex West Secured Credit Agreement or the Dex West Cash Collateral Order; and

B.                                    in satisfaction of the portion (if any) of such holder’s Allowed Class 6 Claim that directly arises under, is derived from or is based upon a Dex West Specified Swap Agreement or a Dex West Cash Management Arrangement, Cash in an amount equal to such partial Claim amount.

(4)                                 Voting:  Class 6 is Impaired.  Holders of Allowed Class 6 Claims are entitled to vote to accept or reject the Plan.

(g)                                  Class 7 — RHDI Secured Credit Facility Claims

(1)                                 Classification:  Class 7 consists of all RHDI Secured Credit Facility Claims.

15

(2)                                 Allowance:  On the Effective Date, Class 7 Claims shall be Allowed, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset,  in the aggregate principal amount of $[801,070,853], plus (A) any accrued but unpaid interest thereon payable at the non-default interest rate in accordance with the RHDI Secured Credit Agreement, (B) any unpaid fees, expenses or other amounts that constitute Obligations (other than principal) under and as defined in the RHDI Secured Credit Agreement, (C) any unpaid adequate protection payments required to be paid pursuant to the terms of the RHDI Cash Collateral Order and (D) to the extent applicable, any unpaid amounts required to be paid pursuant to an RHDI Specified Swap Agreement or an RHDI Cash Management Arrangement, less any amortization or mandatory prepayments paid by the Debtors during the pendency of the Chapter 11 Cases pursuant to the terms of the RHDI Secured Credit Agreement or the RHDI Cash Collateral Order.

(3)                                 Treatment:  On the Effective Date, each holder of an Allowed Class 7 Claim shall receive:

A.                                    in satisfaction of such holder’s Allowed Class 7 Claim (other than the portion of the Allowed Class 7 Claim which directly arises under, is derived from or is based upon an RHDI Specified Swap Agreement or an RHDI Cash Management Arrangement) (a) its Pro Rata share of the loans under the Amended and Restated RHDI Secured Credit Agreement and (b) Cash in an amount equal to such holder’s Pro Rata share of any outstanding amounts described in clauses (A), (B) or (C) of the immediately foregoing paragraph (g)(2), to the extent such amounts are owed to a lender under the RHDI Secured Credit Agreement or the RHDI Cash Collateral Order; and

B.                                    in satisfaction of the portion (if any) of such holder’s Allowed Class 7 Claim that directly arises under, is derived from or is based upon an RHDI Specified Swap Agreement or an RHDI Cash Management Arrangement, Cash in an amount equal to such partial Claim amount.

(4)                                 Voting:  Class 7 is Impaired.  Holders of Allowed Class 7 Claims are entitled to vote to accept or reject the Plan.

(h)                                 Class 8 — General Unsecured Claims

(1)                                 Classification:  Class 8 consists of any General Unsecured Claims against any Debtor.

(2)                                 Treatment:  Each holder of an Allowed Class 8 Claim shall receive Cash in an amount equal to such Allowed Class 8 Claim on the later of the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 8 Claim.

(3)                                 Voting:  Class 8 is Unimpaired.  Holders of Allowed Class 8 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 8 Claims are not entitled to vote to accept or reject the Plan.

(i)                                     Class 9 — Dex One Interests

(1)                                 Classification:  Class 9 consists of any Dex One Interests.

(2)                                 Treatment:  Upon consummation of the Merger, each holder of an Allowed Class 9 Interest shall receive 0.2 shares of Newdex Common Stock for each of its Allowed Class 9 Interests.

16

(3)                                 Voting:  Class 9 is Impaired.  Holders of Allowed Class 9 Interests are entitled to vote to accept or reject the Plan.

(j)                                    Class 10 — Intercompany Interests

(1)                                 Classification:  Class 10 consists of any Intercompany Interests.

(2)                                 Treatment:  Each holder of an Allowed Class 10 Interest shall have its Allowed Class 10 Interest left unaltered and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

(3)                                 Voting:  Class 10 is Unimpaired.  Holders of Allowed Class 10 Interests are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Class 10 Interests are not entitled to vote to accept or reject the Plan.

(k)                                 Class 11 — Section 510(b) Claims

(1)                                 Classification:  Class 11 consists of any Section 510(b) Claims against any Debtor.

(2)                                 Allowance:  Notwithstanding anything in the Plan to the contrary, a Class 11 Claim, if existing, may only become Allowed by Final Order of the Bankruptcy Court.  The Debtors are not aware of any asserted Class 11 Claim and believe that no Class 11 Claim exists.

(3)                                 Treatment:  A holder of an Allowed Class 11 Claim shall receive, in the Reorganized Debtors’ sole discretion, (A) receive Cash in the full amount of its Allowed Class 11 Claim or (B) be treated as if such holder held a number of Allowed Class 9 Interests instead of its Allowed Class 11 Claim equal in value to the amount of its Allowed Class 11 Claim.

(4)                                 Voting:  Class 11 is Impaired.  Holders (if any) of Allowed Class 11 Claims are conclusively presumed to have rejected the Plan.  Holders (if any) of Allowed Class 11 Claims are not entitled to vote to accept or reject the Plan.

3.3                               Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1                               General Settlement of Claims

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

4.2                               Newdex Common Stock

The issuance of Newdex Common Stock, including any options for the purchase thereof and equity awards associated therewith, is authorized without the need for any further corporate action or without any further action by

17

the Debtors or Newdex, as applicable.  The Newdex Charter shall authorize the issuance and distribution on the Effective Date of shares of Newdex Common Stock to the Distribution Agent for the benefit of holders of Allowed Interests in Class 9, subject to the Debtors’ exercise of the Option described in Section 4.16(b).  All of the shares of Newdex Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Newdex shall use its commercially reasonable efforts to obtain approval of the Newdex Common Stock for listing on the New York Stock Exchange or the NASDAQ Stock Exchange Global Select Market on, or as soon as reasonably practicable after, the Effective Date.

4.3                               Amended and Restated Credit Documents.

(a)           On the Effective Date, each of the Reorganized Debtors shall execute and deliver (1) each of the Amended and Restated Credit Agreements to which such Reorganized Debtor is contemplated to be a party and (2) all other Amended and Restated Credit Documents to which such Reorganized Debtor is contemplated to be a party on the Effective Date.  The Amended and Restated Credit Agreements and all such other Amended and Restated Credit Documents that are contemplated to become effective on the Effective Date shall become so effective in accordance with their terms and the Plan.  On the Effective Date, (1) each holder of a Dex East Secured Credit Facility Claim shall automatically be deemed a party to the Amended and Restated Dex East Secured Credit Agreement, (2) each holder of a Dex West Secured Credit Facility Claim shall automatically be deemed a party to the Amended and Restated Dex West Secured Credit Agreement, and (3) each holder of an RHDI Secured Credit Facility Claim shall automatically be deemed a party to the Amended and Restated RHDI Secured Credit Agreement.

(b)                                 Holders of Dex East Secured Credit Facility Claims, Dex West Secured Credit Facility Claims and RHDI Secured Credit Facility Claims have, pursuant to the Dex Secured Credit Facility Documents, and shall have valid, binding and enforceable Liens on the collateral specified in the Dex Secured Credit Facility Documents and the Amended and Restated Dex East Secured Credit Documents, the Amended and Restated Dex West Secured Credit Documents and the Amended and Restated RHDI Secured Credit Documents, respectively.  The guarantees, mortgages, pledges, liens and other security interests previously granted pursuant to the Dex Secured Credit Facility Documents and, if applicable, granted pursuant to each of the Amended and Restated Credit Documents have been and are granted in good faith as an inducement to the holders of the Dex East Secured Credit Facility Claims, the Dex West Secured Credit Facility Claims and the RHDI Secured Credit Facility Claims to agree to the treatment contemplated by the Plan and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the respective Dex Secured Credit Facility Documents and the respective Amended and Restated Credit Documents (and the claims and obligations arising under the Senior Subordinated Notes shall continue to be subordinate to the claims and obligations arising under each of the Amended and Restated Credit Documents, as applicable, and subject to the terms of the Amended and Restated Credit Documents, and any subordination agreement, if any, in effect prior to the Effective Date with respect to such subordination shall continue in full force and effect).

4.4                               Offering and Issuance of Newdex Common Stock

The offering, issuance, and distribution of any Securities, including the Newdex Common Stock, pursuant to the Plan will be in compliance with the registration requirements of the Securities Act or exempt from the registration requirements of section 5 therein pursuant to section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable.  In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued under the Plan will be freely transferable under the Securities Act by the recipients thereof, subject to:  (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

18

4.5                               Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights.  Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

4.6                               Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, including in connection with the Merger, or in any agreement, instrument, or other document incorporated in the Plan (including the Amended and Restated Credit Documents), on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

4.7                               Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein (including as otherwise provided with respect to the Senior Subordinated Notes Indenture, the Amended and Restated Credit Agreements and any contracts evidencing transactions described in Section 3.2(h)(2)), all notes, instruments, Certificates, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtor Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders to receive distributions under the Plan and (b) allowing and preserving the rights of the Dex East Administrative Agent, the Dex West Administrative Agent, the RHDI Administrative Agent, and any Servicer, as applicable, to make distributions on account of Claims and Interests as provided in ARTICLE VI.

4.8                               Issuance of New Securities; Execution of Plan Documents

Except as otherwise provided herein, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued under the Plan.

4.9                               Corporate Action

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date, including the Merger, shall be authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.  Such actions may include:  (a) the adoption and filing of the Newdex Charter and Newdex Bylaws; (b) the appointment of the Newdex Board; and (c) the authorization, issuance, and distribution of Newdex Common Stock and other Securities to be authorized, issued, and distributed pursuant to the Plan.

4.10                        Charter and Bylaws

The Debtors’ respective certificates of incorporation and bylaws (and other formation documents relating to limited liability companies) shall be amended as may be required to be consistent with the provisions of the Plan, the Amended and Restated Credit Documents and the Bankruptcy Code.  Newdex’s certificate of incorporation shall be amended to, among other things:  (a) authorize the issuance of the shares of Newdex Common Stock and (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision

19

prohibiting the issuance of non-voting Equity Securities.  The Newdex Charter and the Newdex Bylaws shall be included in the Plan Supplement.  After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other constituent documents as permitted by the laws of its respective jurisdiction of formation and its respective charter and bylaws.

4.11                        Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Merger, the Amended and Restated Credit Documents and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

4.12                        Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

4.13                        Directors and Officers

On the Effective Date, the Newdex Board will comprise 10 members including:  (a) five current Dex One non-employee directors designated by Dex One, including Alan F. Schultz as Chairman of the Newdex Board; (b) four current SuperMedia non-employee directors designated by SuperMedia; and (c) Peter McDonald, the current Chief Executive Officer and President of SuperMedia, as President and Chief Executive Officer of Newdex.  On the Effective Date, the terms of the current members of the board of directors and the appointment of the officers of Dex One shall terminate, and the terms of the current members of the board of directors of Newdex and the appointment of the current President and Chief Executive Officer of Newdex shall terminate. Otherwise, on the Effective Date, the existing officers and directors of the Debtors, including Newdex, shall serve in their current capacities in the Reorganized Debtors.  From and after the Effective Date, each director or officer of the Reorganized Debtors shall serve pursuant to the terms of their respective charters and bylaws or other constituent documents, and applicable state corporation law.  In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the Newdex Board and any Person proposed to serve as an officer of Newdex shall have been disclosed at or before the Confirmation Hearing.

4.14                        Incentive Plans and Employee and Retiree Benefits

Except as otherwise provided herein, on and after the Effective Date, subject to any Final Order, the Reorganized Debtors shall:  (a) amend, adopt, assume and/or honor in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

20

4.15                        Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors.  The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

4.16                        Restructuring Transactions

(a)                                 The Restructuring Transactions

On the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, may take such actions, in their sole discretion, including as set forth below, as are necessary or appropriate to effect the Merger in accordance with the terms of the Merger Agreement and the Plan.  Such actions shall include:

(1)                                 Dex One merging with and into Newdex, with Newdex surviving the merger;

(2)                                 immediately thereafter, Spruce Acquisition Sub, Inc. merging with and into SuperMedia, with SuperMedia surviving the merger as a wholly owned subsidiary of Newdex;

(3)                                 immediately thereafter, only if the Option set forth in Section 4.16(b) is exercised, the distribution of stock in accordance with Section 4.16(b); and

(4)                                 immediately thereafter, the entry into, delivery of and effectiveness of the Amended and Restated Credit Agreements and the other Amended and Restated Credit Documents contemplated to be effective or delivered on the Effective Date.

(b)                                 Option to Distribute Newdex Common Stock

Notwithstanding anything to the contrary in the Merger Agreement or this Plan, the Debtors, with the consent of the SuperMedia Debtors, shall have the option on the Effective Date to issue and distribute Newdex Common Stock to the Distribution Agent for the benefit of the Designated Employee Benefit Plans in an amount necessary to give rise to an ownership change as defined in 26 U.S.C. § 382(g) (but in no event to exceed 10% of the Newdex Common Stock issued on the Effective Date) (the “Option”).

21

(c)                                  Additional Restructuring Transactions and Actions

Without limiting the foregoing, on the Effective Date, the Debtors or the Reorganized Debtors may enter into the following transactions and take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided therein.  The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate.  The actions to effect the Restructuring Transactions may include:  (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Amended and Restated Credit Documents; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Amended and Restated Credit Documents and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1                               Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless any such Executory Contract or Unexpired Lease:  (a) is listed on the Rejection Schedule; (b) has been previously assumed or rejected by the Debtors by Final Order or has been assumed or rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; or (c) is the subject of a motion to assume or reject pending as of the Effective Date.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates or to the SuperMedia Debtors.  The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions, assignments, and rejections.

Except as otherwise provided herein or agreed to by the Debtors with the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.2                               Cure of Defaults and Objections to Cure and Assumption

The Debtors or Reorganized Debtors, as applicable, shall pay Cures on the Effective Date or as soon as practicable thereafter.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or Reorganized Debtors must be filed with the Claims and Solicitation Agent on or before 30 days after the Effective Date.  Any such request that is not timely filed shall be disallowed and forever barred, estopped, and

22

enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure.  The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is a dispute regarding Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.  The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease within 45 days after a Final Order resolving an objection to assumption or determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease, is entered.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

5.3                               Pre-existing Payment and Other Obligations

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors, as applicable, under such contract or lease.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide:  (a) payment to the contracting Debtors or Reorganized Debtors, as applicable, of outstanding and future amounts owing thereto under or in connection with rejected Executory Contracts or Unexpired Leases or (b) warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected Executory Contracts.

5.4                               Rejection Damages Claims and Objections to Rejections

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases.  Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Confirmation Date or the effective date of rejection.  Any such Proofs of Claim that are not timely filed shall be disallowed without the need for any further notice to or action, order, or approval of the Bankruptcy Court.  Such Proofs of Claim shall be forever barred, estopped, and enjoined from assertion.  Moreover, such Proofs of Claim shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged notwithstanding anything in a Proof of Claim to the

23

contrary.  All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 8 - General Unsecured Claims against the applicable Debtor counterparty thereto.

5.5                               Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts, Intercompany Contracts, and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

5.6                               Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1                               Distributions on Account of Claims and Interests Allowed as of the Effective Date

(a)                                 Delivery of Distributions in General

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors (as the case may be) and the holder of the applicable Claim or Interest, on the first Distribution Date, the Distribution Agent shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in accordance with Sections 2.3 and 3.2(a)(2), respectively.  To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  Distribution Dates shall occur no less frequently than every 30 days, as necessary in the Reorganized Debtors’ sole discretion, after the Effective Date.

6.2                               Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties:  (1) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order and (2) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged.  Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Interests, as applicable, in a Class and paid to such holders under the Plan shall be paid also, in the applicable amounts, to any holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Interests in such Class.

24

6.3                               Delivery of Distributions

(a)                                 Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Distribution Record Date.  Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)                                 Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims or Interests governed by a separate agreement and administered by a Servicer shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement.  Except as otherwise provided in the Plan, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims and Interests, including Claims and Interests that become Allowed after the Distribution Record Date, shall be made to holders of record as of the Distribution Record Date by the Distribution Agent or a Servicer, as appropriate:  (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 14 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 14 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf.  Notwithstanding anything to the contrary in the Plan, including this Section 6.3(b), distributions under the Plan to holders of Dex East Secured Credit Facility Claims, Dex West Secured Credit Facility Claims and RHDI Secured Credit Facility Claims shall be made to, or to Entities at the direction of, the Dex East Administrative Agent, Dex West Administrative Agent and the RHDI Administrative Agent, respectively, in accordance with the terms of the Plan and the Dex East Secured Credit Agreement, Dex West Secured Credit Agreement and the RHDI Secured Credit Agreement, respectively.  The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

(c)                                  Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, Newdex Common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after distributions of Newdex Common Stock actually take place.

(d)                                 Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

25

(e)                                  Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(f)                                   Fractional, Undeliverable, and Unclaimed Distributions

(1)                                 Fractional Distributions.  The Distribution Agent shall make distributions of fractions of shares of Newdex Common Stock, as applicable.  The Distribution Agent shall not make distributions or payments of fractions of dollars.  Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(2)                                 Undeliverable Distributions.  If any distribution to a holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder on the next Distribution Date.  Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Section 6.3(f)(3), and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(3)                                 Reversion.  Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is Newdex Common Stock, shall be deemed cancelled.  Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

(g)                                  Surrender of Cancelled Instruments or Securities

On the Effective Date or as soon as practicable thereafter, each holder of a Certificate shall surrender such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer).  Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate.  No distribution of property pursuant to the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Distribution Agent or the Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Agent or the Servicer pursuant to the provisions of Section 6.3(h).  Any holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Agent or the Servicer prior to the first anniversary of the Effective Date shall have its Claim or Interest discharged with no further action, be forever barred from asserting any such Claim or Interest against the relevant Reorganized Debtor or its property, be deemed to have forfeited all rights, and Claims and Interests with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors, notwithstanding any federal or state escheat, abandoned, or unclaimed property law to the contrary.  Notwithstanding the foregoing paragraph, this Section 6.3(g) shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

26

(h)                                 Lost, Stolen, Mutilated, or Destroyed Securities

Any holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Agent or Servicer, if applicable, an affidavit of loss acceptable to the Distribution Agent or Servicer setting forth the unavailability of the Certificate and such additional indemnity as may be required reasonably by the Distribution Agent or Servicer to hold the Distribution Agent or Servicer harmless from any damages, liabilities, or costs incurred in treating such holder as a holder of an Allowed Claim or Interest.  Upon compliance with this procedure by a holder of an Allowed Claim or Interest evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

6.4                               Claims Paid or Payable by Third Parties

(a)                                 Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)                                 Claims Payable by Insurance Carriers

Other than with respect to the Dex East Secured Credit Facility Claims, the Dex West Secured Credit Facility Claims or the RHDI Secured Credit Facility Claims, no distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  Other than with respect to the Dex East Secured Credit Facility Claims, the Dex West Secured Credit Facility Claims or the RHDI Secured Credit Facility Claims, to the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)                                  Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

6.5                               Setoffs

Except as otherwise expressly provided for herein (including with respect to any Dex East Secured Credit Facility Claims, Dex West Secured Credit Facility Claims, RHDI Secured Credit Facility Claims or Claims with respect to letters of credit as provided in the definition of Other Secured Claims), each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of

27

Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder.  In no event shall any holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

6.6                               Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

7.1                               Disputed Claims Process      Except as otherwise provided herein, if a party files a proof of claim and the Debtors or Reorganized Debtors, as applicable, do not determine in their sole discretion, and without the need for notice to or action, order or approval of the Bankruptcy Court, that the Claim subject to such proof of claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this ARTICLE VII.  Except as otherwise provided herein, all proofs of claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

7.2                               Prosecution of Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to the Claim or Interest.  Any objections to Claims and Interests shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court.  All Claims and Interests not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Section 4.15.

7.3                               No Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court (including pursuant to the Dex East Cash Collateral Order, the Dex West Cash Collateral Order or the RHDI Cash Collateral Order), postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

7.4                               Disallowance of Claims and Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code

28

shall be disallowed if:  (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

8.1                               Discharge of Claims and Termination of Interests

Except as otherwise provided for herein and effective as of the Effective Date:  (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

8.2                               Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided for herein, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, the Estates, or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or their Affiliates, the Chapter 11 Cases, the Transaction, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors (including the Credit Agreements and other agreements reflecting long-term indebtedness), the Dex One Support Agreement, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation or preparation of the Plan and Disclosure Statement or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date, other than Claims or liabilities arising out of or related to any contractual or fixed monetary obligation owed to the Debtors or the Reorganized Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.2, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.2; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors asserting any Claim or Cause of Action released by this Section 8.2.

29

8.3                               Releases by Holders of Claims and Interests

As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, the Estates, and the Released Parties from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the Transaction, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors (including the Credit Agreements and other agreements reflecting long-term indebtedness), the Dex One Support Agreement, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation or preparation of the Plan, the Disclosure Statement, the Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date of the Plan.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.3, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is:  (a) in exchange for the good and valuable consideration provided by the Debtors, the Reorganized Debtors, the Estates, and the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.3; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under this Section 8.3 from asserting any Claim or Cause of Action released by this Section 8.3.

8.4                               Exculpation

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan.  The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.5                               Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.2 or Section 8.3,

30

discharged pursuant to Section 8.1, or are subject to exculpation pursuant to Section 8.4 are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties:  (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated, or settled pursuant to the Plan.

8.6                               Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

8.7                               Indemnification

On and from the Effective Date, and except as prohibited by applicable law, the Reorganized Debtors shall assume or reinstate, as applicable, all indemnification obligations in place as of the Effective Date (whether in by-laws, certificates of incorporation, board resolutions, contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors’, officers’, managers’, and employees’ respective Affiliates.

8.8                               Recoupment

In no event shall any holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

8.9                               Release of Liens

Except (a) with respect to the Liens securing the Dex East Secured Credit Facility Claims, Dex West Secured Credit Facility Claims or the RHDI Secured Credit Facility Claims, (b) with respect to the Liens securing the Secured Tax Claims or Other Secured Claims (depending on the treatment of such Claims), or (c) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

8.10                        Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective

31

Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1                               Conditions Precedent to the Effective Date.  It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2:

(a)                                 the Confirmation Order shall have been entered, and such order shall not have been stayed, modified, or vacated on appeal;

(b)                                 if the SuperMedia Chapter 11 Cases have been filed, the SuperMedia Confirmation Order shall have been entered by the Bankruptcy Court, and such order shall not have been stayed, modified, or vacated on appeal;

(c)                                  the Merger shall have been consummated, and all conditions set forth in Article VII of the Merger Agreement shall have been satisfied (and not waived);

(d)                                 all respective conditions precedent to the consummation of each of the Amended and Restated Dex East Secured Credit Agreement, the Amended and Restated Dex West Secured Credit Agreement, and the Amended and Restated RHDI Secured Credit Agreement shall have been waived or satisfied in accordance with the respective terms thereof;

(e)                                  if the SuperMedia Chapter 11 Cases have been filed, the effective date of the SuperMedia Plan shall have occurred in accordance with the terms thereof concurrently with the occurrence of the Effective Date;

(f)                                   all fees and expenses of the Credit Agreement Agents, including the fees and expenses of counsel and the financial advisors to the Credit Agreement Agents, shall have been paid in full in cash; and

(g)                                  all documents and agreements necessary to implement the Plan shall have:  (1) all conditions precedent to such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements; (2) been tendered for delivery to the required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) been effected or executed.

9.2                               Waiver of Conditions Precedent

The Debtors, with the prior written consent of each Credit Agreement Agent, which may not be unreasonably withheld, may waive any of the conditions to the Effective Date set forth in Section 9.1 at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

9.3                               Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall:  (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

32

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

10.1                        Modification of Plan

Effective as of the date hereof:  (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein and, if effective, the Dex One Support Agreement; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, subject to the limitations set forth herein and, if effective, the Dex One Support Agreement.

10.2                        Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

10.3                        Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code.  The Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.                                      allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.                                      decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                                      resolve any matters related to Executory Contracts or Unexpired Leases, including:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to ARTICLE V, of the list of

33

Executory Contracts and Unexpired Leases to be rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.                                      ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.                                      adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.                                      enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.                                      enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.                                      grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.                                      issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10.                               hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including:  (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Section 6.4(a); (b) with respect to the releases, injunctions, and other provisions contained in ARTICLE VIII, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11.                               enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12.                               consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13.                               hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14.                               enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15.                               enforce all orders previously entered by the Bankruptcy Court; and

16.                               hear any other matter not inconsistent with the Bankruptcy Code.

After the Effective Date, notwithstanding anything in this ARTICLE XI to the contrary, any disputes arising under the Amended and Restated Credit Documents will be governed by the jurisdictional provisions therein.

34

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1                        Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.2                        Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

12.3                        Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

12.4                        Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.5                        Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Dex Media Inc. 1001 Winstead Drive Cary, North Carolina 27513 Attn.: Mark W. Hianik

Counsel to Debtors	[INSERT LOCAL COUNSEL INFO] Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022-4611 Attn.: Marc Kieselstein, P.C. Christopher J. Marcus

Counsel to the Credit Agreement Agents	Richards, Layton & Finger, P.A. One Rodney Square 920 N. King Street Wilmington, Delaware 19801 Attn: Mark Collins, Esq.

35

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attn: Steve Fuhrman, Esq. Sandy Qusba, Esq.

Counsel to SuperMedia

Young Conaway Stargatt &
Taylor, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Attn:                  Pauline K. Morgan

Cleary Gottlieb Steen &
Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn:                    Sean A. O’Neal

United States Trustee	Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attn.: [___]

12.6                        Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.7                        Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.8                        Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from www.[___] or the Bankruptcy Court’s website at www.deb.uscourts.gov.  Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

36

12.9                        Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

[The remainder of this page is intentionally left blank.]

37

Dated: [ ], 2013	DEX ONE CORPORATION on behalf of itself and all other Debtors

Alfred T. Mockett Chief Executive Officer

EXHIBIT A

MERGER AGREEMENT

EXHIBIT [     ]

[     ]